      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2000

                                                      REGISTRATION NO. 333-96119
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                 WRC MEDIA INC.                              WEEKLY READER CORPORATION
 (Exact name of Registrant as specified in its     (Exact name of Registrant as specified in its
                    charter)                                          charter)

                    DELAWARE                                          DELAWARE
(State or other jurisdiction of incorporation or  (State or other jurisdiction of incorporation or
                 organization)                                     organization)

                      2731                                              2721
  (Primary Standard Industrial Classification       (Primary Standard Industrial Classification
                    Number)                                           Number)

                   13-4066536                                        13-3603780
    (I.R.S. Employer Identification Number)           (I.R.S. Employer Identification Number)

                 WRC MEDIA INC.                                COMPASSLEARNING, INC.
 (Exact name of Registrant as specified in its     (Exact name of Registrant as specified in its
                    charter)                                          charter)
                    DELAWARE                                          DELAWARE
(State or other jurisdiction of incorporation or  (State or other jurisdiction of incorporation or
                 organization)                                     organization)
                      2731                                              7372
  (Primary Standard Industrial Classification       (Primary Standard Industrial Classification
                    Number)                                           Number)
                   13-4066536                                        13-4066535
    (I.R.S. Employer Identification Number)           (I.R.S. Employer Identification Number)

                       ----------------------------------

                 WRC MEDIA INC.                              WEEKLY READER CORPORATION
        1 ROCKEFELLER PLAZA, 32ND FLOOR                   1 ROCKEFELLER PLAZA, 32ND FLOOR
               NEW YORK, NY 10020                                NEW YORK, NY 10020
                 (212) 582-6700                                    (212) 582-6700

                 WRC MEDIA INC.                                COMPASSLEARNING, INC.
        1 ROCKEFELLER PLAZA, 32ND FLOOR                   1 ROCKEFELLER PLAZA, 32ND FLOOR
               NEW YORK, NY 10020                                NEW YORK, NY 10020
                 (212) 582-6700                                    (212) 582-6700

(Address, including zip code, and telephone number, including area code, of each
                   Registrant's principal executive offices)

                       ----------------------------------


                             MARTIN E. KENNEY, JR.
                    CHIEF EXECUTIVE OFFICER, WRC MEDIA INC.
                    DIRECTOR, WRC MEDIA INC., WEEKLY READER
                     CORPORATION AND COMPASSLEARNING, INC.
                        1 ROCKEFELLER PLAZA, 32ND FLOOR
                               NEW YORK, NY 10020
                                 (212) 582-6700
(Address, including zip code, and telephone number, including area code, of each
                        Registrant's agent for service)


                       ----------------------------------

                                   COPIES TO:

                            JULIE T. SPELLMAN, ESQ.
                            CRAVATH, SWAINE & MOORE
                               825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                       ----------------------------------

NAMES OF ADDITIONAL REGISTRANTS                       STATE OR OTHER JURISDICTION OF
AS SPECIFIED IN THEIR CHARTERS                         INCORPORATION OR ORGANIZATION
---------------------------------------------  ---------------------------------------------
Lifetime Learning Systems, Inc.                                  Delaware
American Guidance Service, Inc.                                  Minnesota
AGS International Sales, Inc.                                    Minnesota
World Almanac Education Group, Inc.                              Delaware
Funk & Wagnalls Yearbook Corp.                                   Delaware
Gareth Stevens, Inc.                                             Wisconsin

NAMES OF ADDITIONAL REGISTRANTS                               I.R.S. EMPLOYER
AS SPECIFIED IN THEIR CHARTERS                              IDENTIFICATION NO.
---------------------------------------------  ---------------------------------------------
Lifetime Learning Systems, Inc.                                 13-3783276
American Guidance Service, Inc.                                 41-0802162
AGS International Sales, Inc.                                   41-0982023
World Almanac Education Group, Inc.                             13-3603781
Funk & Wagnalls Yearbook Corp.                                  13-3603787
Gareth Stevens, Inc.                                            39-1462742

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED             UNIT(2)            PRICE(2)(3)      REGISTRATION FEE(4)
12 3/4% Senior Subordinated Notes due 2009(1)     $152,000,000             100%             $152,000,000          $40,128.00
15% Senior Preferred Stock due 2011                $75,000,000             100%              $75,000,000          $19,800.00

(1) The note guarantees of Lifetime Learning Systems, Inc., American Guidance Service, Inc., AGS International Sales, Inc., World Almanac Education Group, Inc., Funk & Wagnalls Yearbook Corp. and Gareth Stevens, Inc. of the payment of principal, premium, if any, and interest on the new notes being registered by this registration statement are also being registered. Pursuant to Rule 457(n), no registration fee is required with respect to these note guarantees.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

(3) Exclusive of accrued interest, if any.

(4) Calculated pursuant to Rule 457.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 26, 2000


PROSPECTUS                                 WRC MEDIA INC.,
                                      WEEKLY READER CORPORATION                                [LOGO]
                                      AND COMPASSLEARNING, INC.
                                            $152,000,000
                                         EXCHANGE OFFER FOR
                                  12 3/4% SENIOR SUBORDINATED NOTES
                                              DUE 2009
                                           WRC MEDIA INC.
                                             $75,000,000
                                         EXCHANGE OFFER FOR
                                     15% SENIOR PREFERRED STOCK
                                              DUE 2011

--------------------------------------------------------------------------------


                            TERMS OF EXCHANGE OFFER



    - Offers to exchange (1) the outstanding, unregistered, unsecured 12 3/4% senior subordinated notes due 2009 for substantially identical unsecured 12 3/4% senior subordinated notes due 2009 that will be free of the transfer restrictions that apply to the old notes and (2) the outstanding, unregistered 15% senior preferred stock due 2011 for substantially identical registered 15% Series B senior preferred stock due 2011 that will be free of the transfer restrictions that apply to the old senior preferred stock.



    - Expires 5:00 p.m., New York City time, on         , 2000 unless we extend
      it.



    - All outstanding notes and senior preferred stock that are validly tendered and not validly withdrawn will be exchanged.



    - Tenders of outstanding notes and senior preferred stock may generally be withdrawn any time prior to the expiration of the exchange offer.



    - The exchange of the notes and the senior preferred stock will not result in any income, gain or loss for U.S. Federal income tax purposes.



    - We will receive no cash proceeds from the exchange offer.



NEITHER THE NOTES NOR THE SENIOR PREFERRED STOCK ARE LISTED ON A NATIONAL SECURITIES EXCHANGE OR INTERDEALER QUOTATION SYSTEM.



SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF IMPORTANT FACTORS THAT HOLDERS OF OLD NOTES AND OLD SENIOR PREFERRED STOCK SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND INVESTING IN THE NEW NOTES AND THE NEW SENIOR PREFERRED STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR THE NEW SENIOR PREFERRED STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES OR SENIOR PREFERRED STOCK IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.
--------------------------------------------------------------------------------

                  The date of this prospectus is        , 2000

                               TABLE OF CONTENTS


                                         PAGE
                                       --------
Where You Can Find More Information..       i
Prospectus Summary...................       1
Risk Factors.........................      16
Forward-Looking Statements...........      28
Failure to Exchange Your Old Notes or
  Old Senior Preferred Stock.........      29
The Exchange Offer...................      30
The Acquisition and
  Recapitalization...................      43
Use of Proceeds......................      45
Dividend Policy......................      45
Unaudited Pro Forma Consolidated
  Financial Information..............      46
Selected Historical Financial
  Information for WRC Media and its
  Subsidiaries.......................      50
Selected Historical Consolidated
  Financial Information for Weekly
  Reader.............................      52
Selected Historical Financial
  Information CompassLearning........      54
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      56



                                         PAGE
                                       --------
Industry.............................      89
Business.............................      99
Management...........................     129
Material Relationships and Related
  Transactions.......................     146
Ownership of Stock...................     150
Description of Senior Credit
  Facilities.........................     160
Description of Capital Stock.........     162
Equity Sponsors......................     164
Description of New Notes.............     165
Description of New Senior Preferred
  Stock..............................     209
Book-Entry, Delivery and Form........     217
Registration Rights..................     220
Material U.S. Federal Tax
  Considerations.....................     226
Plan of Distribution.................     232
Legal Matters........................     232
Independent Public Accountants.......     233
Index to Financial Statements........     F-1


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the exchange offer that incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of the notes or senior preferred stock as specified below. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is qualified in its entirety by reference to the contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Following the exchange offer, we will be required to file periodic reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. In the notes indenture and the senior preferred stockholders agreement, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the notes and the senior preferred stock remain outstanding, we will furnish to the holders of the notes and the senior preferred stock and file with the Securities and Exchange Commission unless the Securities and Exchange Commission will not accept the filing:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file these forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and a report, with respect to the annual information only, by our certified independent public accountants; and

    (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file these reports.

In addition, for so long as any of the notes and the senior preferred stock remain outstanding, we have agreed to make available to any prospective purchaser of the notes and the senior preferred stock or beneficial owner of the notes and the senior preferred stock in connection with their sale, the information required by Rule 144A(d)(4) under the Securities Act of 1933. We will also furnish other reports as we may determine or as the law requires.

    Information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically supersede the information in this prospectus and any earlier filed incorporated information. We are also incorporating any future filings made with the Securities and Exchange Commission under sections 13(a), 13(e), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the exchange offer.

    You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file, at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Internet site (http:// www.sec.gov).

    You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

       WRC Media Inc.
       1 Rockefeller Plaza, 32nd Floor
       New York, NY 10020
       (212) 582-6700
       Attention: Charles L. Laurey


    TO OBTAIN TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS OR OTHER DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. THE EXCHANGE OFFER WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME ON             , 2000, WHICH IS 30 DAYS
FOLLOWING THE COMMENCEMENT OF THE EXCHANGE OFFER. THE EXCHANGE OFFER CAN BE EXTENDED BY US IN OUR SOLE DISCRETION. SEE "THE EXCHANGE OFFER."


    You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                               INTERNET WEB SITES

    This prospectus includes references to Internet web sites that we maintain. None of these web sites, or their content, are incorporated by reference in this prospectus.

                               PROSPECTUS SUMMARY

    This summary highlights some of the information described in greater detail in other parts of this prospectus and may not contain all of the information that is important to you. Before making an investment decision, you should read this entire prospectus, including "Risk Factors" and the financial statements, including the related notes to the financial statements, that we have included.

    Unless the context otherwise requires, the terms "we," "our" and "us" refer to WRC Media Inc. and its subsidiaries and their predecessor companies after giving effect to the transactions described under "The Acquisition and Recapitalization." As of January 20, 2000, we changed the name of JLC Learning Corporation, one of WRC Media's subsidiaries and a registrant, to CompassLearning, Inc. On December 23, 1999, we changed the name of PRIMEDIA Reference Inc., one of WRC Media's subsidiaries and a guarantor of the notes, to World Almanac Education Group, Inc. When we refer to Weekly Reader Corporation, American Guidance Service, Inc., CompassLearning, Inc. and World Almanac Education Group, Inc., each of their predecessor companies are included. When we refer to the financial information of Weekly Reader, unless otherwise specified, we include the results of operations of Weekly Reader and its subsidiaries, including American Guidance and World Almanac. When we refer to "pro forma" financial results, we mean the financial results of WRC Media and its subsidiaries on a consolidated basis as if the transactions described under "The Acquisition and Recapitalization" had occurred at the beginning of the relevant time period. See "Summary Unaudited Pro Forma Consolidated Financial Information."


    Unless the context otherwise requires, the term "notes" refers to the old notes and the new notes collectively and the term "senior preferred stock" refers to the old senior preferred stock and the new senior preferred stock collectively.


                                   WRC MEDIA

    We are a leading publisher of supplemental education materials for the pre-kindergarten to twelfth grade market. Our portfolio of products includes a broad range of print and electronic supplemental instructional materials, testing and assessment products and library materials. We believe our products have well-known brand names and we believe our customers recognize these brand names for their effectiveness and consistent, high quality educational content. Our strong brand names, several of which have been published for over 40 years, include:

    - WEEKLY READER;

    - TEEN NEWSWEEK;

    - the PEABODY PICTURE VOCABULARY TEST;

    - TOMORROW'S PROMISE;

    - THE WORLD ALMANAC AND BOOK OF FACTS; and

    - FACTS ON FILE WORLD NEWS DIGEST.

    Utilizing sophisticated sales and marketing methods, which include the use of proprietary databases, we have established long standing customer relationships and an extensive network with direct distribution channels. Our targeted customers are:

    - teachers;

    - school and school district-level administrators;

    - librarians;

    - other educational professionals; and

    - parents.

Over 90% of the school districts and over 80,000, or approximately 75%, of the elementary, middle and secondary schools in the United States use one or more of our products. WRC Media and its subsidiaries' pro forma revenue and net loss for the twelve months ended December 31, 1999 were $214.1 million and $21.7 million, respectively. Additionally, WRC Media and its subsidiaries' pro forma earnings for the twelve months ended December 31, 1999 were insufficient to cover WRC Media and its subsidiaries' pro forma fixed charges for the twelve months ended December 31, 1999 by $21.7 million.


    We sell our products and services in the rapidly growing supplemental education materials segment of the education materials market. We estimate this segment had approximately $3.6 billion in sales in 1998, representing 58% of the overall Pre K-12 education materials market. The supplemental education materials segment consists of:

    - print and electronic instructional materials;

    - testing and assessment products; and


    - materials for school libraries.


Together, Simba Information Inc.'s Print Publishing for the School Market, 1999-2000 and Simba Information Inc.'s Print Publishing for the School Market, 1997-1998 show that the supplemental education materials segment, excluding the materials described immediately below, has grown at a compound annual growth rate of 10.7% during the five-year period ending December 31, 1998. Simba Information Inc. does not report statistics for some supplemental education materials included in this segment, consisting primarily of some testing and assessment products and library materials, which we estimate accounted for approximately $1.3 billion in sales during 1998.

    We conduct our operations primarily through the four operating subsidiaries listed below, each of which is a market leader in its product categories:

    - Weekly Reader;

    - American Guidance;

    - CompassLearning; and

    - World Almanac.
                            ------------------------

    The principal executive offices of each of WRC Media, Weekly Reader, CompassLearning and the note guarantors are located at 1 Rockefeller Plaza, 32nd Floor, New York, New York 10020. The telephone number for that location is
(212) 582-6700.

                              CORPORATE STRUCTURE

    The following chart shows our corporate structure and ownership of the common stock of WRC Media's subsidiaries as of the date of this prospectus. The chart assumes the warrants to purchase common stock of Weekly Reader and CompassLearning issued to the senior preferred stockholders have not been exercised.

                                     [LOGO]

                               THE EXCHANGE OFFER


The Exchange Offer........................  With this exchange offer, we are offering to exchange an aggregate principal amount of up to $152,000,000 of the
                                            new notes for a like principal amount of the old notes.
                                            We are also offering to exchange under the exchange
                                            offer up to 3,000,000 shares of new senior preferred
                                            stock for a like number of old senior preferred stock.

                                            We intend to satisfy our obligations to complete an
                                            exchange offer under the registration rights agreement
                                            and the senior preferred stockholders agreement with the
                                            issuance of the new notes and the new senior preferred
                                            stock on or promptly after the exchange date. The new
                                            notes will have terms substantially identical to the
                                            terms of the old notes. The new notes will not contain
                                            terms with respect to transfer restrictions and will not
                                            require us to consummate a registered exchange offer.
                                            The new senior preferred stock will have terms
                                            substantially identical to the terms of the old senior
                                            preferred stock. The new senior preferred stock will not
                                            contain terms with respect to transfer restrictions and
                                            will not require us to consummate a registered exchange
                                            offer. See "The Exchange Offer."

Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time on        , 2000 unless we, in our sole
                                            discretion, extend it. See "The Exchange
                                            Offer--Expiration Date; Extensions; Amendments."

Exchange Date.............................  We will exchange the old notes and the old senior preferred stock on the first business day following the
                                            expiration date. See "The Exchange Offer--Terms of the
                                            Exchange--Tender and Acceptance."

Procedures for Tendering Old Notes and Old
Senior Preferred Stock....................  For information on procedures for tendering old notes and old senior preferred stock, the action required to
                                            make a formal offering of your old notes and old senior
                                            preferred stock, see "The Exchange Offer--Procedures for
                                            Tendering."

Taxation..................................  The exchange of the old notes for the new notes and the exchange of the old senior preferred stock for the new
                                            senior preferred stock in the exchange offer will not
                                            result in any income, gain or loss to holders who
                                            participate in the exchange offer or to us for U.S.
                                            Federal income tax purposes. See "Material U.S. Federal
                                            Tax Considerations."

Resale....................................  Based upon the position of the staff of the Securities and Exchange Commission as described in previous
                                            no-action letters, we believe that a holder who
                                            exchanges the old notes for the new notes or the old
                                            senior preferred stock for the new senior preferred
                                            stock in the exchange offer and satisfies certain other
                                            conditions generally may offer for resale, sell and
                                            otherwise transfer the new notes or the new senior
                                            preferred stock without further registration under the
                                            Securities Act of 1933 and without delivery of a
                                            prospectus that satisfies the requirements of section 10
                                            of the Securities Act of 1933.

                                            Any holder of the old notes or the old senior preferred
                                            stock using the exchange offer to participate in a
                                            distribution of the new notes or the new senior
                                            preferred stock cannot rely on the no-action letters
                                            referred to above. See "The Exchange Offer--Purpose of
                                            the Exchange Offer."

Remaining Old Notes and Old Senior          If you do not tender your old notes or old senior
Preferred Stock...........................  preferred stock in the exchange offer or if we do not accept your old notes or old senior preferred stock for
                                            exchange as described under "The Exchange Offer--Terms
                                            of Exchange--Tender and Acceptance" you will continue to
                                            hold these old notes and old senior preferred stock, and
                                            they will continue to bear legends restricting their
                                            transfer. For more information on remaining old notes
                                            and remaining old senior preferred stock, see
                                            "Registration Rights."

Exchange Agent............................  The Bankers Trust Company will act as exchange agent for the exchange offer. See "The Exchange Offer--Exchange
                                            Agent" for the exchange agent's address and telephone
                                            number.

Use of Proceeds...........................  We will receive no proceeds from the exchange offer. See
                                            "Use of Proceeds."

                            DESCRIPTION OF NEW NOTES

    Other than the obligation to conduct an exchange offer, the new notes will have the same financial terms and covenants as the old notes, which are as follows:


Issuers...................................  WRC Media, Weekly Reader and CompassLearning.

Securities Offered........................  $152.0 million in aggregate principal amount of 12 3/4%
                                            senior subordinated notes due 2009, which we refer to as
                                            the new notes.

Maturity Date.............................  November 15, 2009.

Interest and Payment Dates................  We will pay interest on the notes semi-annually at the rate of 12 3/4% per annum in cash in arrears on November
                                            15 and May 15 of each year, commencing May 15, 2000 for
                                            the old notes and, if the exchange offer is consummated
                                            prior to November 1, 2000, November 15, 2000 for the new
                                            notes.

Optional Redemption.......................  On or after November 15, 2004, we may redeem some or all of the notes at any time at the redemption prices listed
                                            under "Description of New Notes--Optional Redemption."
                                            Prior to that date, we may not redeem the notes, except
                                            as described in the following sentence.

                                            Prior to November 15, 2002, we may redeem up to 35% of
                                            the notes with the net cash proceeds of certain sales of
                                            our equity at a redemption price equal to 112.75% of the
                                            principal amount of the notes, plus accrued and unpaid
                                            interest and liquidated damages on the notes, if any, to
                                            the redemption date. See "Description of New
                                            Notes--Optional Redemption" for a description of these
                                            certain sales of our equity.

Change of Control.........................  If a change of control occurs, you will have the right to require us to repurchase all or a portion of your
                                            notes at a purchase price in cash equal to 101% of the
                                            principal amount of the notes, plus accrued and unpaid
                                            interest and liquidated damages, if any, to the date of
                                            repurchase; PROVIDED, HOWEVER, that notwithstanding a
                                            change of control, you may not require us to make a
                                            change of control offer to repurchase notes if we have
                                            exercised our right to redeem all the notes, as
                                            described under "Optional Redemption" above.

Note Guarantees...........................  Our existing subsidiaries, excluding Weekly Reader and
                                            CompassLearning, and some future restricted
                                            subsidiaries, jointly and severally, will fully and
                                            unconditionally guarantee the notes on a senior
                                            subordinated basis. Each of the note guarantees also is
                                            being registered by the guarantors under the
                                            registration statement of which this prospectus is a
                                            part. For more details, see "Description of New
                                            Notes--Note Guarantees."

Ranking...................................  The new notes are equal in right of payment with the old notes. The notes and the note guarantees are senior
                                            subordinated debt. They are subordinated to all of the
                                            issuers' and the note guarantors' current and future
                                            senior debt. See "Description of New
                                            Notes--Definitions--Senior Debt" for a definition of
                                            senior debt. We and the note guarantors may incur
                                            unlimited additional senior debt and unlimited
                                            additional indebtedness that is PARI PASSU with the
                                            notes, if the then applicable ratio set forth under
                                            "Description of New Notes--Material
                                            Covenants--Incurrence of Indebtedness and Issuance of
                                            Preferred Stock" is satisfied. Even if the ratios
                                            described in the previous sentence are not satisfied, we
                                            may still incur additional senior debt or PARI PASSU
                                            indebtedness under the circumstances described under
                                            "Description of Notes--Material Covenants--Incurrence of
                                            Indebtedness and Issuance of Preferred Stock" as
                                            "Permitted Debt."

                                            For more information on the ranking of the notes and the
                                            note guarantees see "Description of New Notes--
                                            Subordination."

                                            As of March 31, 2000, the old notes were and the new
                                            notes will be subordinated to $129.7 million in senior
                                            secured term loans and $2.0 million in senior secured
                                            revolving loans under our senior credit facilities,
                                            excluding unused commitments under the revolving credit
                                            facility. As of the date of this prospectus, neither we
                                            nor the note guarantors have any PARI PASSU indebtedness
                                            outstanding. Indebtedness that is PARI PASSU with the
                                            notes refers to indebtedness that is ranked equally with
                                            the notes.

Registration Rights.......................  We agreed to exchange the old notes within 210 days after the issuance of the old notes for a new issue of
                                            substantially identical debt securities registered under
                                            the Securities Act of 1933 as evidence of the same
                                            underlying obligation. This exchange offer is in
                                            satisfaction of that agreement.

                                            We have also agreed to provide a shelf registration
                                            statement to cover resales of the notes if:

                                            - applicable law or rules, regulations or policies of
                                            the Securities and Exchange Commission do not permit
                                              this exchange offer; or

                                            - any holder of the old notes notifies us, prior to the
                                            20th day following the completion of the exchange offer,
                                              that it cannot participate in the exchange offer due
                                              to law, securities law policy or prospectus delivery
                                              requirements or because it is a broker-dealer who
                                              acquired the old notes from us or an affiliate of
                                              ours.

                                            If we fail to satisfy our obligations relating to
                                            registration, we have agreed to pay liquidated damages
                                            to you. See "Registration Rights--The Notes."

Original Issue Discount...................  The notes are considered to be issued with original issue discount for U.S. Federal income tax purposes.
                                            Original issue discount is the difference between (1)
                                            the sum of all principal and interest payable on the old
                                            notes other than "qualified stated interest" and (2) the
                                            "issue price" of the old notes. You generally will be
                                            required to include original issue discount in your
                                            gross income for U.S. Federal income tax purposes as it
                                            accrues, in advance of the receipt of cash attributable
                                            to income from original issue discount. See "Material
                                            U.S. Federal Tax Considerations."

                   DESCRIPTION OF NEW SENIOR PREFERRED STOCK

    Other than the obligation to conduct an exchange offer, the new senior preferred stock will have the same financial terms and covenants as the old senior preferred stock, which are as follows:


Securities Offered........................  3,000,000 shares of 15% Series B senior preferred stock due 2011 with a liquidation preference of $25.00 per
                                            share.

Dividends.................................  WRC Media will pay dividends on the new senior preferred stock out of funds legally available for the payment of
                                            dividends at an annual fixed rate of (1) 15% or (2)
                                            15.5% if WRC Media fails to comply with its registration
                                            obligations with respect to the old senior preferred
                                            stock. In addition, if WRC Media fails to redeem all
                                            outstanding shares of the senior preferred stock in
                                            connection with a mandatory redemption of the senior
                                            preferred stock on November 17, 2011 or if there is a
                                            change of control, WRC Media must increase this dividend
                                            rate by 0.50% each quarter or portion of the quarter
                                            following the date of its failure to redeem until the
                                            default is cured to a maximum aggregate increase in such
                                            dividend rate of 10%. See "Risk Factors--Dividends."

                                            WRC Media will declare and pay dividends on March 31,
                                            June 30, September 30 and December 31 of each year,
                                            beginning on December 31, 1999 for the old senior
                                            preferred stock and, if the exchange offer is
                                            consummated prior to the related record date,
                                            September 30, 2000 for the new senior preferred stock.

                                            Prior to December 31, 2004, or an earlier dividend
                                            payment date as WRC Media may elect in its sole
                                            discretion, WRC Media will not pay dividends in cash.
                                            Instead, dividends will accrete to the liquidation
                                            preference of the shares of the new senior preferred
                                            stock except as described in the next sentence. Prior to
                                            December 31, 2004, at the request of a majority of the
                                            holders of the new senior preferred stock, in lieu of
                                            dividends accreting to the liquidation preference during
                                            this period, WRC Media will pay dividends in fully paid
                                            and nonassessable shares of senior preferred stock with
                                            an aggregate liquidation preference equal to the amount
                                            of the accrued and unpaid cash dividends. After December
                                            31, 2004, WRC Media will pay dividends only in cash on
                                            the liquidation preference per share of the new senior
                                            preferred stock.

Optional Redemption.......................  From November 17, 1999 until November 17, 2002 and after
                                            November 17, 2004, to the extent WRC Media has legally
                                            available funds for the payment, WRC Media may, at its
                                            option, redeem, in whole but not in part, the shares of
                                            the senior preferred stock at the applicable redemption
                                            prices listed under "Description of New Senior Preferred
                                            Stock--Redemption of Senior Preferred Stock--Optional."

Mandatory Redemption......................  WRC Media must redeem all shares of the new senior preferred stock outstanding on November 17, 2011, to the
                                            extent it has legally available funds for the payment,
                                            at a redemption price equal to the aggregate liquidation
                                            preference of the shares of senior preferred stock, in
                                            cash, plus accrued and unpaid cash dividends, if any, to
                                            the date of redemption, without interest on the
                                            redemption price.

Change of Control.........................  If a change of control occurs, to the extent WRC Media has legally available funds for the payment and to the
                                            extent permitted by the notes indenture, WRC Media must
                                            offer to redeem all shares of the senior preferred stock
                                            then outstanding in cash at the redemption prices listed
                                            under "Description of New Senior Preferred
                                            Stock--Redemption of Senior Preferred Stock--Change of
                                            Control."

                                            If WRC Media fails to satisfy any of its redemption
                                            obligations upon a change of control then holders of the
                                            senior preferred stock would be entitled to:

                                            - additional voting rights; and

                                            - an increase in the dividend rate;

                                            and WRC Media would be prevented from:

                                            - purchasing or redeeming securities that are on a
                                            parity with the senior preferred stock; and

                                            - making any distribution to securities that rank junior
                                            to senior preferred stock.

Material Covenants........................  The certificate of designations governing the new senior preferred stock contains covenants for your benefit
                                            which, among other things, limit WRC Media's ability to:

                                            - authorize, create or issue any class of securities
                                            that rank senior to or equally with the senior preferred
                                              stock; and

                                            - declare or pay dividends on, or redeem, purchase or
                                              acquire, any class of our capital stock that ranks
                                              junior to or equally with the senior preferred stock.

                                            These covenants are subject to important exceptions and
                                            qualifications which are described in "Description of
                                            New Senior Preferred Stock--Covenants."

Voting Rights.............................  Holders of the new senior preferred stock will not have any voting rights other than:

                                            - as required by law, and

                                            - to elect one additional member of WRC Media's board of
                                              directors, upon WRC Media's failure to:

                                            -- pay in full four consecutive or six quarterly cash
                                              dividends;

                                            -- discharge a mandatory or change of control redemption
                                              of senior preferred stock;

                                            -- give the mandatory redemption notice required by the
                                              certificate of designations; or

                                            -- comply with the covenants described in the
                                            certificate of designations.

                                            For more details on voting rights, see "Description of
                                            New Senior Preferred Stock--Voting Rights."

Exchange Feature..........................  In connection with a reorganization transaction relating to an initial public offering, WRC Media may redeem all
                                            but not less than all of the outstanding shares of the
                                            senior preferred stock in exchange for an equivalent
                                            number of shares of preferred stock of Weekly Reader.
                                            These Weekly Reader shares will be of identical type and
                                            liquidation preference and will have the same terms and
                                            conditions as the new senior preferred stock and equal
                                            amounts of accrued and unpaid cash dividends.

                                            DLJ Merchant Banking Partners II, L.P. and its
                                            affiliates and their permitted transferees who invested
                                            in the old senior preferred stock as part of the
                                            transactions described under "The Acquisition and
                                            Recapitalization," may, at their option, cause WRC Media
                                            to exchange all, but not less than all, outstanding
                                            shares of the senior preferred stock for an equal number
                                            of shares of preferred stock of Weekly Reader and/or
                                            CompassLearning of identical type and liquidation
                                            preference, with identical terms and conditions as the
                                            new senior preferred stock and equal amounts of accrued
                                            and unpaid cash dividends.

                                            For more details on the exchange feature of the new
                                            senior preferred stock, see "Description of New Senior
                                            Preferred Stock--Exchange."

Registration Rights.......................  WRC Media agreed to exchange the old senior preferred stock within 210 days after issuance of the old senior
                                            preferred stock for a new issue of substantially
                                            identical preferred stock registered under the
                                            Securities Act of 1933 as evidence of the same
                                            underlying obligation. This exchange offer is in
                                            satisfaction of that agreement.

                                            WRC Media also agreed to file and keep effective a shelf
                                            registration statement to cover resales of the old
                                            senior preferred stock if:

                                            - applicable law or, rules, regulations or policies of
                                            the Securities and Exchange Commission do not permit the
                                              exchange offer for the old senior preferred stock; or

                                            - any holder of the old senior preferred stock notifies
                                            us, prior to the 20th day following the completion of
                                              the exchange offer, that it cannot participate in the
                                              exchange offer due to law, securities law policy or
                                              prospectus delivery requirements or because it is a
                                              broker-dealer who acquired the old senior preferred
                                              stock from us or an affiliate of ours.

                                            If WRC Media fails to satisfy its obligations relating
                                            to registration, WRC Media will increase the dividend
                                            rate applicable to the senior preferred stock. See
                                            "Registration Rights--The Senior Preferred Stock." In
                                            addition, the senior preferred stockholders will be
                                            entitled to the demand registration rights and the
                                            "piggy-back" registration rights under the senior
                                            preferred stockholders agreement. See "Ownership of
                                            Stock--Senior Preferred Stockholders Agreement."

Preferred Stockholders Agreement..........  For a summary of the terms of the agreement among WRC
                                            Media and the initial senior preferred stockholders
                                            concerning the relative rights and relationships of the
                                            senior preferred stockholders with respect to the senior
                                            preferred stock, governing, among other things:

                                            - corporate governance;

                                            - transfer rights and restrictions;

                                            - tag-along and drag-along rights; and

                                            - registration rights,

                                            see "Ownership of Stock--Senior Preferred Stockholders
                                            Agreement."

Constructive Distributions................  The new senior preferred stock will be considered to be issued with redemption premium for U.S. Federal income
                                            tax purposes. The redemption premium is the excess of
                                            the redemption price of the new senior preferred stock
                                            over its issue price. U.S. Federal income tax
                                            authorities require you to include this excess in your
                                            gross income over the life of the new senior preferred
                                            stock notwithstanding that the cash attributable to this
                                            excess will not be received until a subsequent period.
                                            In addition, you must pay tax on any distributions on
                                            the new senior preferred stock in the form of additional
                                            shares of new senior preferred stock on the distribution
                                            date in the same manner as a cash distribution on the
                                            new senior preferred stock. The additional shares of new
                                            senior preferred stock may be subject to the redemption
                                            premium rules referred to above. For more details on the
                                            constructive distributions, see "Material U.S. Federal
                                            Tax Considerations."

    YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF THE RISKS OF INVESTING IN THE NEW NOTES AND THE NEW SENIOR PREFERRED STOCK.

                          SUMMARY UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

    This table presents summary unaudited pro forma consolidated financial information derived from our unaudited pro forma consolidated financial statement for the year ended December 31, 1999, which is included in this prospectus. The summary unaudited pro forma consolidated operating information gives effect to the transactions described under "The Acquisition and Recapitalization," as if they had occurred on January 1, 1999. The summary unaudited pro forma consolidated financial information does not purport to represent what our consolidated results of operations would have been had the transactions described under "The Acquisition and Recapitalization" in fact occurred on January 1, 1999 and does not project our consolidated financial position or consolidated results of operations for the current year or any future period.


                                                                    PRO FORMA
                                                                    YEAR ENDED
                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Sales, net................................................         $214,088
  Cost of goods sold........................................           65,244
  Gross profit..............................................          148,844
  Operating costs and expenses:
    Sales and marketing.....................................           45,798
    Research and development................................            7,692
    Distribution, circulation and fulfillment...............           13,172
    Editorial...............................................           10,046
    General, administrative and other.......................           27,936
    Depreciation and amortization (a).......................           31,643
    Write-off of in-process research and development costs
      (b)...................................................               --
  Net Income from operations................................           12,557
  Other expense.............................................             (149)
  Interest expense (c)......................................          (34,126)
                                                                     --------
  Loss before income taxes..................................          (21,718)
  Income tax benefit........................................               --
                                                                     --------
  Net loss..................................................         $(21,718)
                                                                     ========

BALANCE SHEET DATA (AT DECEMBER 31, 1999--ACTUAL):
  Cash and cash equivalents.................................         $ 15,521
  Total assets..............................................          572,229
  Total debt................................................          276,556
  Senior preferred stock and preferred stockholder warrants
    (d).....................................................           76,518
  Stockholders' equity......................................         $105,283

OTHER DATA:
  Depreciation and amortization (e).........................         $ 36,049
  Capital expenditures......................................            6,386
  Cash interest expense (f).................................           32,883
  EBITDA (g)................................................         $ 48,457


                                        (FOOTNOTES APPEAR ON THE FOLLOWING PAGE)

(FOOTNOTES FROM TABLE ON PRIOR PAGE)

(a) Some depreciation and amortization charges are reflected in other expense line items.

(b) As part of the acquisition by WRC Media, CompassLearning wrote off various costs, totaling $9,000, related to in-process research and development activities.

(c) For more information regarding our calculation of pro forma interest expense, see note (f) to the Unaudited Pro Forma Consolidated Statements of Operations included in this prospectus.

(d) Represents $75.0 million in initial liquidation value of the old senior preferred stock issued in connection with the transactions described under "The Acquisition and Recapitalization," which includes approximately
    $11.8 million attributable to the value of the warrants to acquire 13.0% of the common stock of Weekly Reader and 13.0% of the common stock of CompassLearning. These warrants were issued in connection with the old senior preferred stock mentioned above. In addition, $1.5 million represents accrued in-kind preferred dividends payable and the accretion of the warrant value.

(e) Represents pro forma depreciation and amortization including depreciation and amortization reflected in other cost line items, other than amortization of deferred financing costs, which is included in interest expense.

(f) Cash interest expense excludes amortization of deferred financing costs and original issue discount.


(g) EBITDA is calculated as income before income taxes, interest expense, depreciation and amortization. EBITDA includes a non-recurring gain by CompassLearning on the sale of stock of $396 and non-recurring expenses, net of non-recurring revenues of WRC Media and its subsidiaries of $1,495. For more information regarding our calculations, see note (h) to the Unaudited Pro Forma Consolidated Statement of Operations included in this prospectus. EBITDA data is included because we understand that this information is considered by various investors as an additional basis on which to evaluate WRC Media and its subsidiaries' ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this financial information is not necessarily comparable to similarly titled measures of other companies. EBITDA does not represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined by generally accepted accounting principles.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


    We present below (1) the ratio of our earnings to fixed charges, (2) the ratio of our earnings to combined fixed charges and preferred stock dividends, or (3) the deficiency of earnings to fixed charges, as applicable. Earnings consist of net income (loss) plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs. The "pro forma" information for the year ended December 31, 1999 and the year ended
December 31, 1998, reflects the original issuance of the 12 3/4% senior subordinated notes due 2009 and the issuance of the 15% senior preferred stock due 2011, as if these events had occurred as of January 1, 1998.


                                                    FROM MAY 14,
                                                  1999 (INCEPTION)                         THREE MONTHS
                                                         TO              YEAR ENDED           ENDED
                                                 DECEMBER 31, 1999    DECEMBER 31, 1999   MARCH 31, 2000
                                                 ------------------   -----------------   --------------
                                                                         (PRO FORMA)
WRC MEDIA AND ITS SUBSIDIARIES
Deficiency of earnings to fixed charges and
  preferred stock dividends....................       $(15,995)           $(21,718)          $(11,171)



                                                                                                    FOR THE THREE
                                                                                                    MONTHS ENDED
                                                    FOR THE YEARS ENDED DECEMBER 31,                  MARCH 31,
                                          ----------------------------------------------------   -------------------
                                            1995       1996       1997       1998       1999       1999       2000
                                          --------   --------   --------   --------   --------   --------   --------
WEEKLY READER
Ratio of earnings to fixed charges......   1.01x          --     1.52x      1.62x      1.52x      1.09x          --
Deficiency of earnings to fixed
  charges...............................      --     $(2,863)       --         --         --         --     $(2,716)



                                                          PREDECESSOR
                          PRE-       ------------------------------------------------------                 FOR THE THREE MONTHS
                       PREDECESSOR              FOR THE YEARS ENDED DECEMBER 31,              SUCCESSOR        ENDED MARCH 31,
                       -----------   ------------------------------------------------------   ----------   -----------------------
                         7/6/94-     6/30-12/31                                    1/1-7/13   7/14-12/31   PREDECESSOR   SUCCESSOR
                         6/29/95        1995        1996       1997       1998       1999        1999         1999         2000
                       -----------   ----------   --------   --------   --------   --------   ----------   -----------   ---------
COMPASSLEARNING
Deficiency of
  earnings to fixed
  charges............    $(12,399)    $(21,273)   $(22,279)  $(56,204)  $(7,773)    $(778)     $(10,296)     $(2,346)    $(13,698)

                                  RISK FACTORS

    BEFORE YOU INVEST IN THE NEW NOTES OR THE NEW SENIOR PREFERRED STOCK, YOU SHOULD BE AWARE THAT AN INVESTMENT IN THE NEW NOTES OR THE NEW SENIOR PREFERRED STOCK INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED IN THIS SECTION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING TO EXCHANGE THE OLD NOTES OR THE OLD SENIOR PREFERRED STOCK.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE--WE HAVE SUBSTANTIAL DEBT AND HAVE SIGNIFICANT INTEREST PAYMENT REQUIREMENTS WHICH COULD ADVERSELY AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES AND THE SENIOR PREFERRED STOCK AND TO OPERATE OUR BUSINESS.

    We have a significant amount of indebtedness. See "Unaudited Pro Forma Consolidated Financial Information" and "Description of New Notes--Brief Description of the Notes and the Note Guarantees" for a discussion of the pro forma amount of our indebtedness after giving effect to the transactions described under "The Acquisition and Recapitalization." Our substantial indebtedness could have important consequences to the holders of the notes and the senior preferred stock including the risks that:

    - we will be required to use a substantial portion of our cash flow from operations to pay our indebtedness, thereby reducing the availability of our cash flow to fund the implementation of our business strategy, working capital, capital expenditures, product development efforts and other general corporate purposes;

    - our interest expense could increase if interest rates in general increase because some of our debt will bear interest based on market rates;

    - our level of indebtedness will increase our vulnerability to general adverse economic and industry conditions;

    - our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and the supplemental educational materials industry;

    - our level of indebtedness may place us at a competitive disadvantage compared to our competitors that have less debt;

    - our level of indebtedness may prevent us from raising the funds necessary to repurchase all of the notes tendered to us upon the occurrence of those changes of control described under "Description of New Notes--Repurchase at the Option of Holders--Change of Control," which would constitute an event of default under the notes;

    - our level of indebtedness may prevent us from raising the funds necessary to redeem all of the senior preferred stock upon the occurrence of a change of control described under "Description of New Senior Preferred Stock--Redemption of Senior Preferred Stock--Change of Control;" and

    - our failure to comply with the financial and other restrictive covenants in our indebtedness, which, among other things, may limit our ability to borrow additional funds and could result in an event of default which, if not cured or waived, could have a material adverse effect on us.


    As of March 31, 2000, we owed $129.7 million in senior secured term loans and $2.0 million in senior secured revolving loans under our senior credit facilities described under "Description of Senior Credit Facilities." We will be able to incur substantial additional indebtedness in the future, including the remaining $28.0 million of additional debt available as of March 31, 2000 under our $30.0 million revolving credit facility. Additional indebtedness will intensify the risks described above. All borrowings under the senior credit facilities, and WRC Media's and the note guarantors' guarantees of them, will be secured and senior to the senior preferred stock, the notes and the note guarantees.

    We expect to pay our expenses and principal and interest on the notes and other debt and interest and dividends on senior preferred stock with cash flow from operations and future borrowings under the revolving credit facility. On a pro forma basis after giving effect to the transactions described under "The Acquisition and Recapitalization," our earnings would have been insufficient to cover our fixed charges by $21.7 million for the twelve months ended
December 31, 1999. Our earnings were insufficient to cover our fixed charges by $11.6 million for the three months ended March 31, 2000.


    We cannot assure the holders of the notes and the senior preferred stock that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us and our subsidiaries under the revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes and the senior preferred stock, or to fund our other liquidity needs. If we cannot service our indebtedness, we will be forced to take actions such as:

    - delaying or reducing the implementation of our business strategy, capital expenditures or product development efforts;

    - selling assets;

    - restructuring or refinancing our indebtedness which could include the notes; or

    - seeking additional equity capital or bankruptcy protection.

    We cannot assure the holders of the notes and the senior preferred stock that any of these remedies can be effected on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements, including the credit agreement relating to the senior credit facilities and the notes indenture, may restrict us from adopting any of these alternatives.


    For risks associated with the restrictive covenants in our debt instruments, see "--Restrictive Covenants in Our Debt Instruments."


RANKING OF THE NOTES--IF ANY OF THE ISSUERS OR GUARANTORS DEFAULT ON ANY PAYMENT OF SENIOR DEBT, THEY MAY NOT PAY ANY PRINCIPAL, PREMIUMS OR INTEREST ON YOUR NOTES.


    The notes and the note guarantees will rank behind all of the issuers' and the note guarantors' existing and future senior debt. All of their existing indebtedness is senior debt other than trade payables. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of the issuers or note guarantors, the assets of the issuer or note guarantor will not be available to pay obligations on the notes or the note guarantor's note guarantee until the issuer or note guarantor has paid the senior debt in full. As a result, we cannot assure the holders of the notes that sufficient assets will remain to pay amounts due on all or any of the notes or any note guarantee. On March 31, 2000, the notes and the note guarantees were subordinated to $129.7 million in senior secured term loans and $2.0 million in senior secured revolving loans under our senior credit facilities, excluding the remaining $28.0 million of available borrowings under the revolving credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the notes indenture.


    None of the issuers or the note guarantors may pay principal, premium, interest or other amounts on account of the notes or any note guarantee if they default on a payment on any senior debt or if they default on any obligation that has resulted in the acceleration of designated senior debt, including the senior credit facilities, unless this senior debt has been paid in full or the default has been cured or waived. In the event of certain other defaults with respect to designated senior debt, neither the issuers nor the note guarantors may be permitted to pay any amount on account of the notes or any note guarantee for up to 179 of 360 consecutive days. See "Description of New Notes--Subordination" for a description of the possible consequences of defaults.

    In addition, Weekly Reader's and CompassLearning's indebtedness under the senior credit facilities and WRC Media's and the note guarantors' guarantees relating to such senior credit facilities are secured by liens on substantially all of the issuers' and the note guarantors' assets. If any of the issuers, the note guarantors or their subsidiaries are declared bankrupt or insolvent or if any of them default under the senior credit facilities, the lenders could declare all of the funds borrowed under the senior credit facilities, together with accrued and unpaid interest, immediately due and payable. If CompassLearning or Weekly Reader were unable to repay this senior indebtedness or if WRC Media or any of the other guarantors of the senior credit facilities were unable to satisfy their guarantees under the senior credit facilities, the lenders could foreclose on the pledged stock and on the assets in which they have been granted a security interest, in each case to the exclusion of the holders of the notes, even if an event of default exists under the notes indenture at that time. Furthermore, under the note guarantees, if all shares of any note guarantor are sold to persons pursuant to an enforcement of the pledge of shares of the note guarantor for the benefit of the lenders under the senior credit facilities, then the applicable note guarantor will be released from its note guarantee automatically and immediately upon the sale. For more information on the security interest held by the Lenders, see "Description of Senior Credit Facilities."

HOLDING COMPANY STRUCTURE--THE NOTE GUARANTORS AND ANY OTHER SUBSIDIARIES OF THE ISSUERS MAY BE RESTRICTED FROM PAYING DIVIDENDS TO THE ISSUERS, WHICH MAY HURT THE ABILITY OF THE ISSUERS TO SATISFY THEIR PAYMENT OBLIGATIONS UNDER THE NOTES AND THE SENIOR PREFERRED STOCK.

    WRC Media conducts all of its operations through its subsidiaries, while Weekly Reader conducts some of its operations through its subsidiaries.

    The ability of the note guarantors and any other subsidiaries of the issuers to pay dividends and make other payments may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of these subsidiaries. If the note guarantors and other subsidiaries are restricted in any of these ways, the issuers may not be able to satisfy their payment obligations under the notes and the senior preferred stock. Although the notes indenture will limit the ability of these subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations are subject to a number of significant qualifications and exceptions. See "Description of New Notes--Material Covenants--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

RANKING OF THE SENIOR PREFERRED STOCK--UPON ANY DISTRIBUTION TO OUR CREDITORS IN A BANKRUPTCY, LIQUIDATION OR REORGANIZATION OR SIMILAR PROCEEDING RELATING TO US OR OUR PROPERTY, THE HOLDERS OF OUR DEBT WILL BE ENTITLED TO BE PAID IN CASH BEFORE ANY PAYMENT MAY BE MADE WITH RESPECT TO THE SENIOR PREFERRED STOCK.

    Our obligations with respect to the senior preferred stock are subordinate and junior in right of payment to all our present and future indebtedness, including the senior credit facilities and the old and new notes, but will rank senior to our existing equity securities. The old and new senior preferred stock will have an equal rank. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the senior preferred stock only after all holders of our indebtedness and all our other creditors have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the senior preferred stock then outstanding. See "Description of New Senior Preferred Stock--Ranking."

    While any shares of the senior preferred stock are outstanding, without the written consent of a majority of the outstanding shares of the senior preferred stock, we may not create, authorize, issue or reclassify:

    - any class of stock ranking prior to, or on parity with, the senior preferred stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise; or

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
    - any security that is convertible or exchangeable into such stock.

    However, without such approval, we may create, authorize, issue or reclassify shares of securities that rank equally in right of payment with the senior preferred stock if we use the proceeds from the issuance of such securities for the redemption of all outstanding shares of the senior preferred stock in accordance with the terms of the certificate of designations relating to the senior preferred stock.

DIVIDENDS--OUR ABILITY TO PAY ANY DIVIDENDS ON THE SENIOR PREFERRED STOCK MAY BE LIMITED.

    We cannot assure the holders of the senior preferred stock that we will be able to pay dividends on the senior preferred stock. Our ability to pay any cash or noncash dividends on the senior preferred stock is subject to applicable provisions of state law and to the terms of the notes indenture, the senior credit facilities and any other outstanding indebtedness. We are not required to pay cash dividends on the senior preferred stock until December 31, 2004. The terms of the notes indenture permit us to pay any cash dividend on the senior preferred stock only if the amount of the cash dividend is permitted under the covenant for restricted payments described under "Description of New Notes--Material Covenants" and in the absence of any default under the notes indenture.

    Moreover, under Delaware law, we are permitted to pay cash or noncash dividends on our capital stock, including the senior preferred stock, only out of surplus, or if there is no surplus, out of our net profits for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends, we must have surplus or net profits equal to the full amount of the dividends at the time such dividend is declared. In determining our ability to pay dividends, Delaware law permits our board of directors to revalue our assets and liabilities from time to time to their fair market values in order to establish the amount of surplus. We cannot predict what the value of our assets or the amount of our liabilities will be in the future and, accordingly, we cannot assure the holders of the senior preferred stock that we will be able to pay dividends on the senior preferred stock.

RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS--RESTRICTIONS IMPOSED BY OUR SENIOR CREDIT FACILITIES, THE NOTES INDENTURE AND FUTURE DEBT AGREEMENTS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES AND THE SENIOR PREFERRED STOCK, FINANCE FUTURE OPERATIONS OR CAPITAL NEEDS OR ENGAGE IN OTHER BUSINESS ACTIVITIES THAT MAY BE IN OUR INTEREST.

    The credit agreement relating to the senior credit facilities and the notes indenture will, and future debt agreements may, restrict our and our subsidiaries' ability to:

    - incur additional indebtedness;

    - pay dividends and make other distributions;

    - prepay subordinated debt;

    - make restricted payments;

    - create liens;

    - sell and otherwise dispose of assets; and

    - enter into transactions with affiliates.

    These terms may impose restrictions on our ability to finance future operations, implement our business strategy, fund our capital needs or engage in other business activities that may be in our interest. In addition, the credit agreement relating to the senior credit facilities will, and future indebtedness may, require us to maintain compliance with specified financial ratios. Although we are currently in compliance with the financial ratios and do not plan on engaging in transactions that may

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
cause us to not be in compliance with the ratios, our ability to comply with these ratios may be affected by events beyond our control, including the risks described in the other risk factors.

    A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the senior credit facilities. In the event of a default under the senior credit facilities, the lenders under the senior credit facilities may elect to:

    - declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable;

    - require us to apply all of our available cash to repay these borrowings;

    - prevent us from making debt service payments on the notes which would result in an event of default under the terms of the notes; or

    - prevent us from making dividend payments on the senior preferred stock.

    The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing, including under the revolving credit facility.

    If we are unable to repay these borrowings when due, the lenders under the senior credit facilities also will have the right to proceed against the collateral, which will consist of substantially all of the assets of WRC Media and each of its direct and indirect domestic subsidiaries, including:

    - Weekly Reader;

    - American Guidance;

    - CompassLearning; and

    - World Almanac.

    The lenders under the senior credit facilities will also have the right to proceed against up to 65% of the capital stock of any future direct and indirect foreign subsidiary of WRC Media. If the indebtedness under the senior credit facilities and the notes were to be accelerated, we cannot assure the holders of the notes and the senior preferred stock that our assets would be sufficient to repay this indebtedness in full. Any future credit agreements or other agreement relating to our indebtedness to which we or any of our subsidiaries may become a party or under which we are or any one of our subsidiaries is a guarantor may include the covenants described above and other restrictive covenants.

    See "Description of New Notes--Material Covenants" and "Description of Senior Credit Facilities."

HISTORY OF NET LOSSES--WE HAVE A HISTORY OF NET LOSSES SINCE 1996 AT COMPASSLEARNING, AND WE MAY CONTINUE TO INCUR NET LOSSES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE OUR INDEBTEDNESS.

    We cannot assure the holders of the notes and the senior preferred stock that CompassLearning will be able to achieve net income in the future on a sustained basis or at all. If CompassLearning continues to incur net losses, our ability to pay principal and interest on our indebtedness, including the notes, could be adversely affected. CompassLearning reported net losses of:

    - $22.3 million for the year ended December 31, 1996;

    - $56.2 million for the year ended December 31, 1997;

    - $7.8 million for the year ended December 31, 1998;


    - $0.8 million for the period January 1 through July 13, 1999;



    - $15.4 million for the period July 14 through December 31, 1999; and

    - $13.7 million for the three months ended March 31, 2000.


    These net losses resulted principally from two factors: product introduction issues and a disruption in its sales force. For further discussion on the analysis of our financial results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--WRC Media and its Subsidiaries."

NO PRIOR OPERATIONS AS AN INDEPENDENT COMPANY--DUE TO OUR LACK OF INDEPENDENT OPERATING HISTORY, WE MAY NOT ACHIEVE THE ANTICIPATED COST SAVINGS OF OPERATING INDEPENDENTLY.

    We do not have a history of operating as an independent entity. Therefore, we may not achieve the anticipated cost savings of operating independently. These cost savings are based on analyses completed by members of our management. Our business plan anticipates that we will have the ability to operate our subsidiaries with lower costs than the management overhead allocated by PRIMEDIA prior to the consummation of the transactions described under "The Acquisition and Recapitalization." These potential annualized cash cost savings are reflected as adjustments in the unaudited pro forma consolidated financial information in this prospectus. Actual cost savings, to the extent realized, may vary considerably, or be considerably delayed, compared to the estimates described in this prospectus. These estimates involve assumptions as to future events, including:

    - general business and industry conditions;

    - competitive factors;

    - local labor markets; and

    - labor productivity.


Many of these factors are beyond our control and may not materialize. While we believe these analyses and underlying assumptions to be reasonable, there could be unforseen factors that may offset the estimated cost savings or other components of our business plan in whole or in part.



INCREASES IN PAPER PRICES OR POSTAGE COSTS--OUR OPERATING INCOME MAY BE REDUCED BY INCREASES IN PAPER PRICES OR IN POSTAGE COSTS.


    Because the price of paper and postage are the largest expenses relating to our print products and direct mail solicitations, our operating income may be reduced by increases in either paper or postage prices if we are unable to pass such increased expenses on to our customers. Our cost of paper and postage is approximately $13.0 million per annum which accounts for 7.0% of our operating expenses. The price of paper rose dramatically in 1995 and significantly affected our operating income and continues to experience moderate increases. We generally use the United States Postal Service or the United Parcel Service. Postage costs increase periodically and can be expected to increase in the future. We cannot assure the holders of the notes and the senior preferred stock that we can pass such paper or postage cost increases through to our customers.

CUSTOMER PURCHASING POWER--MANY OF OUR CUSTOMERS DEPEND ON VARIOUS SOURCES OF GOVERNMENT FUNDING AND A REDUCTION IN THIS FUNDING COULD AFFECT OUR SALES.

    Most of our customers make purchases of our products with monies received from various sources of governmental funding, including Federal, state and local governments. Although we believe most of our customers are not dependent on a single source of funding, many of our customers use the same sources of funding. Accordingly, any substantial reduction in governmental funding earmarked for educational materials could have a material adverse effect on the amount of our sales. For example, if the Federal government were to modify regulations concerning special education and the need for school administrations to provide equivalent learning materials for students with special education requirements, sales at American Guidance and CompassLearning would be adversely affected.

COMPETITION--WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY, AND IF WE DO NOT, OUR SALES WILL DECLINE.

    The supplemental education materials market is highly competitive and because each of our operating companies faces significant competition within its particular field of product offerings. Competition from our competitors has increased over the last several years, and we expect it to continue to increase. It is unclear whether we will be able to compete successfully, and if we do not, our sales will decline. In the case of each of our operating companies, several of our competitors are larger, with greater financial and other resources, and have more prominent brand names. Competition from each of our competitors has increased over the past several years, and we expect it to continue to increase. In addition, our strategy to capitalize on any growth in the supplemental education materials market may be limited to the extent that growth occurs in segments that are not currently the focus of our product portfolio, necessitating the expansion of our existing product lines or the development of new products. In this respect, we may be at a competitive disadvantage with entities that already offer these products, are able to develop new products faster or have superior products.

    In addition, the environment in which we conduct our business is rapidly evolving. There is a trend towards offering supplemental education materials in an electronic format and in particular over the Internet. We are likely to see new competitors emerge, increasing competition for customers and increasing price pressure for our products, particularly from Internet-based products. Our experience in the electronic delivery of courseware is primarily in networked environments and not over the Internet. Our failure to adapt to new technology or delivery methods, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete for new customers or meet demands of our existing customers. Therefore, should one or more of our competitors formulate a business plan to offer supplemental educational materials to students through the Internet or other media and we fail to effectively respond, our sales could decline.

    For additional information concerning our competitors, including CompassLearning's, American Guidance's and World Almanac's competitors, see "Business--Competition."

SEASONALITY--OUR BUSINESS IS SEASONAL AND SEASONAL FLUCTUATIONS MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    Our operating results have varied and are expected to continue to vary from quarter to quarter as a result of seasonal patterns. Weekly Reader's and CompassLearning's sales are significantly affected by the school year. For more information on the fluctuation of CompassLearning's and Weekly Reader's sales during different quarters see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality." We cannot assure the holders of the notes and the senior preferred stock that seasonal fluctuations will not have a material adverse effect on our financial condition, which may make it more difficult to service our indebtedness.

DEPENDENCE ON INTELLECTUAL PROPERTY--WE DEPEND UPON BEING ABLE TO USE OUR LICENSED INTELLECTUAL PROPERTY AND PROTECT OUR OWNED INTELLECTUAL PROPERTY. DISRUPTIONS OF THE USE OF THIS INTELLECTUAL PROPERTY AND THE CONTRACTUAL REQUIREMENTS THAT WE TERMINATE THE USE OF THIS INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BUSINESS.

    We rely on copyrights and, in some cases, trademarks to protect our products. We cannot assure you that we will be able to maintain or obtain the necessary copyrights or trademarks to protect our products, and if we do not, our business could suffer from others introducing similar products. Effective trademark and copyright protection may be unavailable or limited, or may not be applied for, in the United States. In addition, we have been, and may in the future be, notified of claims that our products may be infringing on trademarks, copyrights or other intellectual property rights of others. Those claims, including any litigation with respect to those claims, could result in significant expense to us and adversely affect our sales of the relevant products, whether or not the litigation is resolved in our favor.

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
    Our decision to change the name to CompassLearning, Inc. and inability to use trademarks owned by Jostens, Inc., the former parent company of CompassLearning, including "Jostens Learning" and "Jostens Learning Corporation" after December 31, 2000, may adversely affect our business because "Jostens" is a recognized brand name and CompassLearning is not. For more information on the decision to change the name to CompassLearning, Inc. and our inability to use trademarks owned by Jostens, Inc., see "Business--Intellectual Property".

    The businesses of each of Weekly Reader, World Almanac and American Guidance also could be materially adversely affected by ceasing to be a part of PRIMEDIA's operations and being prohibited from using PRIMEDIA's name in their promotional materials or otherwise because "PRIMEDIA" is a recognized brand name. For more information on the prohibition of the use of PRIMEDIA's name in connection with Weekly Reader's World Almanac's and American Guidance's ongoing operations, see "Business--Intellectual Property."

DEPENDENCE ON KEY MANAGEMENT AND HIGHLY-SKILLED PERSONNEL--WE DEPEND ON OUR ABILITY TO RETAIN OUR SENIOR MANAGEMENT AND TO RECRUIT AND RETAIN KEY PERSONNEL, AND ANY FAILURE TO RETAIN SUCCESSFULLY AND RECRUIT KEY MANAGEMENT OR PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO EFFECTIVELY MANAGE OUR OVERALL OPERATIONS OR SUCCESSFULLY EXECUTE CURRENT OR FUTURE BUSINESS STRATEGIES.

    We believe that our success depends on our ability to retain our senior management team, including, in particular, Martin E. Kenney, Jr., our Chief Executive Officer. The loss of services of Mr. Kenney or one or more of these senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies. We have entered into employment agreements with several of our top executives, including Mr. Kenney. Nonetheless, Mr. Kenney may terminate his employment agreement upon 90 days written notice. Similarly, all other key executives may terminate their employment agreements upon 30 days written notice. See "Management--Employment Agreements."

    Mr. Kenney is critical to us for a number of reasons. He:

    - is our most senior and experienced executive in the education industry with over 20 years of relevant experience;

    - heads a small corporate staff at WRC Media and in that capacity, he is responsible for both strategy development and execution, as well as executive oversight of each of the business units which used to be independent operating entities; and

    - played, and continues to play, a pivotal role in recruiting and retaining the operating management teams, as well as maintaining respective financing sources.

    Our success depends on our continued ability to recruit and retain highly skilled, knowledgeable and sophisticated technical, managerial, sales and professional personnel. Competition for highly skilled personnel to create our supplemental instructional materials and assessment products, and, in particular, our electronically delivered and Internet-based supplemental education materials, is intense. Accordingly, we cannot assure the holders of the notes and the senior preferred stock of our ongoing ability to attract and retain qualified employees.

OWNERSHIP OF WRC MEDIA AND ITS SUBSIDIARIES--THE INTERESTS OF OUR CONTROLLING STOCKHOLDER MAY CONFLICT WITH THE INTERESTS OF THE HOLDERS OF THE NOTES AND THE SENIOR PREFERRED STOCK.

    After consummation of the transactions described under "The Acquisition and Recapitalization," Ripplewood Holdings L.L.C., through its beneficial ownership of our common stock and the rights granted to it under management shareholder agreements, employment agreements and the limited liability company agreement of EAC III L.L.C., owns approximately 73.3% of our voting equity. Ripplewood Holdings L.L.C. has effective control of us by virtue of its ability to elect the majority of our directors and the directors of our subsidiaries, to approve any action requiring the approval of our stockholders, including amendments to our charter documents, and to effect fundamental corporate transactions such as mergers and asset sales. The interests of Ripplewood Holdings L.L.C. as a stockholder may differ from the interests of the holders of the senior preferred stock and the notes. See "Ownership of Stock."

    In addition, Ripplewood Holdings L.L.C. may in the future make significant investments in other education-based companies. Some of these companies may be our competitors. Ripplewood Holdings L.L.C. and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware.

INABILITY TO REPURCHASE THE NOTES PRIOR TO OR AT MATURITY OR TO REDEEM THE SENIOR PREFERRED STOCK PRIOR TO OR AT MATURITY--WE MAY NOT HAVE SUFFICIENT FUNDS TO MAKE A CHANGE OF CONTROL OFFER OR AN ASSET SALE OFFER WHEN REQUIRED BY THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SENIOR PREFERRED STOCK OR THE NOTES INDENTURE BECAUSE OF PROHIBITIONS IN THE SENIOR CREDIT FACILITIES AND THE NOTES INDENTURE.

    In the event that we experience changes of control or make asset sales, we cannot assure the holders of the notes and the senior preferred stock that we would have sufficient funds to satisfy all of our obligations under the senior credit facilities, the notes and the senior preferred stock.

    If we experience changes of control:

    - holders of the notes will have the right to require us to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages; or

    - to the extent WRC Media has legally available funds for the payment and to the extent permitted by the notes indenture, WRC Media must offer to redeem any and all shares of senior preferred stock then outstanding in cash.

    In addition, if we make asset sales, we may be required to repurchase some or all of the notes at a purchase price in cash equal to 100% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages. However, we are prohibited by the senior credit facilities from repurchasing any notes or redeeming any shares of senior preferred stock. The senior credit facilities also provide that change of control events and asset sales with respect to us constitute a default under the senior credit facilities. See "Description of Senior Credit Facilities." We may also become a party to, or guarantor under, future credit agreements or other agreements relating to senior indebtedness that contain similar restrictions or provisions.

    If we experience changes of control or make asset sales when we are prohibited from repurchasing notes or redeeming senior preferred stock, we could seek the consent of the lenders under the senior credit facilities to purchase the notes or redeem the senior preferred stock or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent and do not refinance the borrowings, we would remain prohibited from purchasing the notes or redeeming the senior preferred stock. In this case, our failure to purchase tendered notes would constitute a default under the notes indenture. This in turn, could result in amounts outstanding under the senior credit facilities and other senior indebtedness being declared due and payable. This type of declaration could have adverse consequences to both the holders of the notes and the senior preferred stock as well as us. If a default occurs with respect to any senior indebtedness, the subordination provisions of the notes would likely restrict payments to the holders of the notes and the senior preferred stock. The provisions relating to a change of control included in the notes indenture or the certificate of designations relating to the senior preferred stock may increase the difficulty of a potential acquiror obtaining control of us. For more details on the consequences of a change of control, see "Description of New Notes--Repurchase at the Option of Holders--Change of Control" and "Description of New Senior Preferred Stock--Redemption of Senior Preferred Stock--Change of Control."

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
FRAUDULENT CONVEYANCE MATTERS--UNDER FEDERAL AND STATE STATUTES, UNDER SPECIFIC CIRCUMSTANCES, A COURT MAY VOID OUR OBLIGATIONS AND A NOTE GUARANTOR'S OBLIGATIONS TO THE HOLDERS OF THE NOTES WITH RESPECT TO THE NOTES AND REQUIRE THE RETURN OF PAYMENTS RECEIVED FROM US OR THE NOTE GUARANTORS BY THE HOLDERS OF THE NOTES.

    If a fraudulent conveyance is effectuated under Federal bankruptcy law or comparable provisions of state fraudulent transfer laws, a note or note guarantee could be voided, or claims in respect of a note or note guarantee could be subordinated to all other debts of any of the issuers of the notes or the applicable note guarantor. On the basis of historical financial information, recent operating history and other factors, we believe that each issuer and each note guarantor, after giving effect to the indebtedness incurred in connection with the transactions described under "The Acquisition and Recapitalization," will:

    - not be insolvent;

    - not have unreasonably small capital for the business in which it is engaged; and

    - not have incurred debts beyond its ability to pay these debts as they mature.

    We cannot assure the holders of the notes, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

    A fraudulent conveyance arises, if, among other things, any of the issuers or note guarantors, at the time the indebtedness represented by the old notes or the applicable note guarantee was incurred:

    - incurred the indebtedness with the intent to hinder, delay or defraud creditors; or

    - received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; and

    - was insolvent or rendered insolvent because of the incurrence; or

    - was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay its debts as they mature.

    In addition, any payment by any of the issuers of the notes under the terms of the notes or by a note guarantor under its note guarantee could be voided and required to be returned to the issuer or note guarantor, or to a fund for the benefit of the issuer's or note guarantor's creditors.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

    - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    In addition, although the note guarantees provide the holders of the notes with a direct claim against the assets of the note guarantors, enforcement of the note guarantees against any note guarantor may be subject to a legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the note guarantor and would be subject to the defenses available to guarantors generally. Although the notes indenture contains waivers of most guarantor defenses, some of those waivers may not be enforced by a court in a particular case. To the extent that the note guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the note guarantors, including trade payables, whether or not these liabilities constitute senior debt under the notes indenture.

THERE IS NO PRIOR MARKET FOR THE SECURITIES--HOLDERS OF THE NEW NOTES AND THE NEW SENIOR PREFERRED STOCK CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES OR THE NEW SENIOR PREFERRED STOCK. IF AN ACTIVE TRADING MARKET FOR THE NEW NOTES OR THE NEW SENIOR PREFERRED STOCK DOES NOT DEVELOP, THE LIQUIDITY AND VALUE OF THE SECURITIES COULD BE HARMED.

    The securities are new securities for which there is currently no trading market. If an active trading market for the new notes or the new senior preferred stock does not develop, the liquidity and value of the securities could be harmed. This exchange offer is not conditioned on any minimum or maximum aggregate principal amount of old notes and the number of old senior preferred stock being tendered for exchange. Although Donaldson, Lufkin & Jenrette Securities Corporation and Banc of America Securities LLC have advised us that they currently intend to make a market in the new notes, they are not obligated to do so and they may cease any market-making at any time without notice. In addition, this market making activity may be limited during the pendency of the exchange offer for the notes or the effectiveness of a shelf registration statement in lieu thereof. We do not intend to apply for listing of the new notes or the new senior preferred stock on any securities exchange or interdealer quotation system.

ORIGINAL ISSUE DISCOUNT--THE NOTES WILL BE CONSIDERED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT, WHICH MAY RESULT IN THE CREATION OF TAXABLE INTEREST INCOME FOR THE HOLDERS AND MAY LIMIT THE HOLDERS' CLAIMS IN THE EVENT OF A BANKRUPTCY.

    The notes will be considered to be issued with original issue discount for U.S. Federal income tax purposes. Original issue discount is the difference between the stated redemption price at maturity of the notes and the issue price of the notes. Original issue discount will accrue from the issue date of the notes and generally will be includable as interest income in the holder's gross income for U.S. Federal income tax purposes in advance of the cash payments to which the income is attributable. For a more detailed discussion of the U.S. Federal income tax consequences to the holders of the notes of the exchange, ownership and disposition of these notes, see "Material U.S. Federal Tax Considerations."

    If a bankruptcy case is commenced by or against us under Federal bankruptcy law after the issuance of the notes, the claim of a holder of any of the notes with respect to the principal amount of the notes may be limited to an amount equal to the sum of:

    (1) the initial offering price allocable to the notes; and

    (2) the portion of original issue discount which is not deemed to constitute "unmatured interest" for purposes of Federal bankruptcy law.

    Any original issue discount that was not amortized as of a bankruptcy filing would constitute "unmatured interest." Consequently, a holder would not have a claim for such amounts in any bankruptcy.

MATERIAL TAX CONSIDERATIONS FOR THE SENIOR PREFERRED STOCK--HOLDERS OF THE SENIOR PREFERRED STOCK WILL HAVE TO RECOGNIZE INCOME IN ADVANCE OF THEIR RECEIPT OF THE CASH ATTRIBUTABLE TO THIS INCOME.

    Because the redemption price of the senior preferred stock exceeds its issue price by more than a DE MINIMIS amount, a holder of the senior preferred stock will be required to treat this excess as a series of constructive distributions over the period of time the share of senior preferred stock is outstanding, notwithstanding that the cash attributable to the excess will not be received by the holder until a subsequent period.

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
    In the case of a distribution on the senior preferred stock that is paid in the form of additional shares of the senior preferred stock ("additional preferred shares," each, individually, an "additional preferred share"), the fair market value of the additional preferred shares on the distribution date will be taxable for U.S. Federal income tax purposes in the same manner as a cash distribution on the distribution date notwithstanding that the cash attributable to the distribution will not be received by the holder until a subsequent period. In addition, if the redemption price of an additional preferred share exceeds the issue price of the share by more than a DE MINIMIS amount, then a holder of that share would be required to treat this excess as a series of constructive distributions over the period of time the additional preferred share is outstanding, as described under the rules above. For a more detailed discussion of the U.S. Federal income tax consequences to the holders of the senior preferred stock of the exchange, ownership and disposition of the senior preferred stock, see "Material U.S. Federal Tax Considerations."

                           FORWARD-LOOKING STATEMENTS


    This prospectus contains forward-looking statements. In particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in the unaudited pro forma consolidated financial statements included in this prospectus and its related notes are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are described in this prospectus, including under the headings:


    - "Risk Factors;"

    - "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

    - "Business."

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

        FAILURE TO EXCHANGE YOUR OLD NOTES OR OLD SENIOR PREFERRED STOCK

    The old notes and the old senior preferred stock which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act of 1933 and applicable state securities laws. We will issue the new notes in exchange for the old notes and the new senior preferred stock in exchange for the old senior preferred stock under the exchange offer only following the satisfaction of the procedures and conditions described in "The Exchange Offer." Following the exchange offer, if you did not tender your old notes, or we did not accept your tender, you generally will not have any further registration rights unless you qualify for the shelf registration rights described under "Registration Rights." Following the exchange offer, if you did not tender your old senior preferred stock, or we did not accept your tender, you may have the demand and incidental registration rights described under "Registration Rights--The Senior Preferred Stock."

    We do not currently anticipate that we will register the remaining old notes under the Securities Act of 1933 or that we will register the remaining old senior preferred stock under the Securities Act of 1933 unless required to do so under the senior preferred stockholders agreement.

    Because we anticipate that most holders of the old notes and old senior preferred stock will elect to exchange their old notes or their old senior preferred stock, we expect that the liquidity of the markets, if any, for any old notes and old senior preferred stock remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Any old senior preferred stock tendered and exchanged in the exchange offer will reduce the aggregate liquidation value of the old senior preferred stock outstanding.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    In connection with the sale of the old notes, we entered into a registration rights agreement with Donaldson, Lufkin & Jenrette Securities Corporation and Banc of America Securities LLC under which we agreed to file with the Securities and Exchange Commission an exchange offer registration statement with respect to the exchange of the old notes for a series of registered notes with substantially identical terms as the old notes. The new notes, however, will not contain terms with respect to transfer restrictions and will not require us to complete a registered exchange offer. In the event the exchange offer for the old notes is completed, we will not be required to register the remaining old notes unless holders are entitled to shelf registration rights under the circumstances described under "Registration Rights--The Notes."

    In connection with the sale of the old senior preferred stock, we entered into a senior preferred stockholders agreement with DLJ Merchant Banking Partners II, L.P. and other signatory parties to that agreement under which we agreed to file with the Securities and Exchange Commission an exchange offer registration statement with respect to the exchange of the old senior preferred stock for registered senior preferred stock with substantially identical terms as the old senior preferred stock, except that the new senior preferred stock will not contain terms with respect to transfer restrictions and will not require us to complete a registered exchange offer. Even if the exchange offer for the old senior preferred stock is completed, holders of old senior preferred stock may, under the circumstances described under "Registration Rights," be entitled to demand registration of the senior preferred stock on two occasions and to request registration incident to any planned registration of WRC Media capital stock. In the event the exchange offer for the old senior preferred stock is completed, except as described in the previous sentence, we will not be required to register the remaining old senior preferred stock.

    We are making the exchange offer in reliance on the position of the Securities and Exchange Commission as stated in previous no-action letters including:

    - Exxon Capital Holding Corporation, No-Action Letter (May 13, 1988);

    - Morgan Stanley & Co. Incorporated, No-Action Letter (June 5, 1991);

    - K-III Communications Corporation, No-Action Letter (May 14, 1993); and

    - Shearman & Sterling, No-Action Letter (July 2, 1993).

    However, we have not sought our own no-action letter. Based upon this position, we believe that a holder who exchanges the old notes for the new notes or the old senior preferred stock for the new senior preferred stock in the exchange offer generally may offer for resale, sell and otherwise transfer the new notes or the new senior preferred stock without further registration under the Securities Act of 1933 and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act of 1933 if the conditions listed in the next sentence are satisfied. A holder who wishes to participate in the exchange offer must:

    - not be our "affiliate" as that term is defined in Rule 405 of the Securities Act of 1933;

    - acquire the new notes or the new senior preferred stock in the ordinary course of business; and

    - not participate, not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes or the new senior preferred stock.


    Rule 405 of the Securities Act of 1933 defines an "affiliate" to be a person that controls or is controlled by, or is under common control with, the person specified.

    Any holder of the old notes or the old senior preferred stock using the exchange offer to participate in a distribution of the new notes or the new senior preferred stock cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired the old notes or the old senior preferred stock directly from us, but not as a result of market-making activities or other trading activities. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 and the applicable state securities laws in the absence of an exemption from these requirements. Section 3(a)(4) of the Securities Exchange Act of 1934 defines a "broker" to be any person, other than a bank, engaged in the business of effecting transactions for the account of others. Section 3(a)(5) of the Securities Exchange Act of 1934 defines a "dealer" to be any person, other than a bank or person trading for their own account if not part of a regular business, engaged in the business of buying and selling securities for his own account, through a broker or otherwise.


    Each broker-dealer that receives new notes or new senior preferred stock for its own account in exchange for old notes or old senior preferred stock, as a result of market-making activities or other trading activities, must represent and acknowledge under the applicable letter of transmittal that it will deliver a prospectus in connection with any resale of these new notes or new senior preferred stock. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes or new senior preferred stock received in exchange for old notes or old senior preferred stock where the old notes or old senior preferred stock were acquired by the broker-dealer as a result of market-making activities or other trading activities. The applicable letter of transmittal states that by acknowledging that it will deliver and delivering a prospectus in connection with any resale of new notes or new senior preferred stock, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. We have agreed that for a period of one year after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale mentioned above. For more details, see "Plan of Distribution."

    Except as described above, this prospectus may not be used for an offer to resell, resale or other retransfer of new notes or new senior preferred stock.

    The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes or old senior preferred stock in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

TERMS OF THE EXCHANGE

    Upon the terms and subject to the conditions of the exchange offer, we will, unless the old notes or old senior preferred stock are withdrawn in accordance with the withdrawal right specified in "Withdrawal of Tenders" below, accept any and all old notes and old senior preferred stock validly tendered prior to
5:00 p.m., New York City time, on       , 2000. The date of acceptance for
exchange of the old notes and the old senior preferred stock, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this document. We will issue, on, or promptly after, the exchange date:

    - an aggregate principal amount of up to $152,000,000 of new notes in exchange for an equal principal amount of outstanding old notes tendered and accepted in connection with the exchange offer; and

    - an aggregate of up to 3,000,000 shares of new senior preferred stock for an equal number of outstanding shares of old senior preferred stock tendered and accepted in connection with the exchange offer.

The new notes and the new senior preferred stock issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their old notes or old senior preferred stock in connection with the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 and the old senior preferred stock may not be tendered in fractional shares.

    Holders of old notes and old senior preferred stock do not have any appraisal or dissenters' rights in connection with the exchange offer.

TERMS OF NEW NOTES AND NEW SENIOR PREFERRED STOCK

    The new notes will have terms substantially identical to the terms of the old notes. The new notes will not contain terms with respect to transfer restrictions and will not require us to complete a registered exchange offer. Except as described in the previous sentence, the new notes will evidence the same debt as the old notes and will be entitled to the same benefits under the notes indenture as the old notes. As of the date of this prospectus, $152,000,000 aggregate principal amount of the old notes is outstanding. For more details on the terms of the new notes, see "Description of New Notes."

    The new senior preferred stock will have terms substantially identical to the terms of the old senior preferred stock. The new senior preferred stock will not contain terms with respect to transfer restrictions and will not require us to complete a registered exchange offer. Except as described in the previous sentence, the new senior preferred stock will evidence the same rights and obligations as the old senior preferred stock and will be entitled to the same benefits under the preferred stockholders agreement and the certificate of designations relating to the senior preferred stock as the old senior preferred stock. As of the date of this prospectus, 3,000,000 shares of old senior preferred stock are outstanding. For more details on the terms of the new senior preferred stock, see "Description of New Senior Preferred Stock."

METHOD OF EXCHANGE

    In connection with the issuance of the old notes, we have arranged for the old notes originally purchased by qualified institutional buyers to be issued in the form of global notes and transferable in book-entry form through the facilities of The Depository Trust Company (the "DTC"), acting as depositary. Except as described under "Book-Entry, Delivery and Form," the new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each holder's interest in it will be transferable in book-entry form through DTC.

    In connection with the issuance of the new senior preferred stock, we have arranged for the new senior preferred stock to be issued in certificated form and transferable through physical delivery.

TENDER AND ACCEPTANCE

    We shall be considered to have accepted validly tendered old notes and old senior preferred stock if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes and the new senior preferred stock from us. The exchange agent will make the exchange promptly on the date of acceptance for exchange of the old notes and the old senior preferred stock. This exchange date will be the first business day following the expiration date unless it is extended as described in this document. The exchange shall be deemed to be effected immediately after the close of business on this exchange date and, as a result, the holders in whose names the new notes and the new senior preferred stock shall be issuable upon exchange shall be deemed to be the holders of record of the new notes and the new senior preferred stock.

    If we do not accept any tendered old notes and old senior preferred stock for exchange because:

    - the notes or the senior preferred stock were not validly tendered under the procedures for tendering; see "--Procedures for Tendering;"

    - we determine, in our reasonable discretion, that any of the conditions to the exchange offer have not been satisfied; see "--Conditions to the Exchange Offer;"

    - a holder has validly withdrawn a tender of old notes or old senior preferred stock as described under "--Withdrawal of Tenders;" or

    - we have, in our reasonable judgment, delayed or terminated the exchange offer; see "--Expiration Date; Extensions; Amendments;"

as quickly as possible after the expiration date, we will:

    - return certificates for unaccepted old senior preferred stock and any old notes held in certificated form, without expense, to the tendering holder; and

    - cause a financial institution that participates in DTC's book-entry transfer facility system to make a book-entry delivery of the old notes which have been tendered in book-entry form into the account from which the notes were originally transferred, without expense to the tendering holders.

Pursuant to the delivery, DTC will credit the old notes back into the account from which the notes were originally transferred. See "--Procedures for Tendering" for a more complete description of how to tender your old notes and old senior preferred stock.

    Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the notes indenture, but will not be entitled to any future registered exchange offer under the registration rights agreement. Holders of any old notes after expiration of the exchange offer may be entitled to shelf registration rights under the circumstances described under "Registration Rights." Old senior preferred stock which is not tendered for exchange or is tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the senior preferred stockholders agreement and the certificate of designations relating to the senior preferred stock, but will not be entitled to any future registered exchange offer. Holders of old senior preferred stock may, under the circumstances described under "Registration Rights," be entitled to demand registration of the old senior preferred stock on two occasions and to request registration incidental to any planned registration of WRC Media capital stock. In the event the exchange offer for the old senior preferred stock is completed, except as described in the previous sentence, we will not be required to register the remaining old senior preferred stock.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date for the exchange offer is       , 2000, which is
30 days following the commencement of the exchange offer. The exchange offer can be extended by us in our sole discretion, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

    We reserve the right, in our sole discretion:

    - to delay, to extend or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

    - to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes or the old senior preferred stock.

    If we amend the exchange offer in a manner that we consider material, we will:

    - disclose the amendment by means of a prospectus supplement; and

    - extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

    If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

    Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes or old senior preferred stock and may terminate or amend the exchange offer before the acceptance of the old notes or the old senior preferred stock, if:

    - the exchange offer is not permitted by applicable law or rules, regulations or policies of the Securities and Exchange Commission; or

    - the exchange offer would impair or interfere with, in any material respect, any contemplated financing, acquisition, disposition, corporate reorganization or other similar material corporate transaction involving WRC Media or any subsidiary.

    The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of the right and the right shall be considered an ongoing right which may be asserted at any time and from time to time.

    We have no obligation to, and will not knowingly, permit acceptance of tenders of old notes or old senior preferred stock:

    - from our affiliates within the meaning of Rule 405 under the Securities Act of 1933;

    - from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the Securities and Exchange Commission; or

    - if the new notes or the new senior preferred stock to be received by the holder or holders of old notes or old senior preferred stock in the exchange offer, upon receipt, will not be tradable by the holder without restriction under the Securities Act of 1933 and the Securities Exchange Act of 1934 and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

    If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

    - refuse to accept any old notes or old senior preferred stock and return all tendered old notes or old senior preferred stock to the tendering holders;

    - extend the exchange offer and retain all old notes or old senior preferred stock tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes or old senior preferred stock (See "--Withdrawal of Tenders" below); or

    - waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes or old senior preferred stock which have not been withdrawn.

PROCEDURES FOR TENDERING

VALID TENDER:

    To tender old notes held in DTC global form, a holder of old notes must cause a financial institution that participates in DTC's book entry transfer facility system to make a book-entry delivery of the old notes. DTC then will credit the old notes into the exchange agent's account. Unless the transferring financial institution causes delivery to the exchange agent, and the exchange agent receives, timely confirmation of the book-entry transfer of the old notes into the exchange agent's account at DTC prior to 5:00 p.m., New York City time, on the expiration date, the transfer will not constitute delivery to the exchange agent. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES WITHOUT TIMELY CONFIRMATION TO THE EXCHANGE AGENT DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. In addition, although delivery of old notes held in DTC global form may be effected through book-entry transfer into the exchange agent's account at DTC, a holder of old notes held in DTC global form must, prior to 5:00 p.m., New York City time, on the expiration date:

    - mail, fax or otherwise deliver a completed, signed and dated letter of transmittal applicable to the old notes, with the required signature guarantees and any other required documents, to the exchange agent at its addresses listed under the caption "--Exchange Agent;" or

    - cause DTC to transmit to the exchange agent a message stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the applicable letter of transmittal.


    To receive confirmation of book-entry delivery, a holder should contact the financial institution that made the book-entry delivery of the old notes. In addition, to receive confirmation of valid tender of the old notes, a holder should contact the exchange agent at the telephone number listed under the caption "--Exchange Agent."


    A holder of old notes held in DTC global form may also tender under the "Guaranteed Delivery Procedures" described below.

    To tender old senior preferred stock and any old notes held in certificated form, a holder must mail or otherwise deliver to the exchange agent at its addresses listed under the caption "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date:

    - a completed, signed and dated letter of transmittal or faxed copy on the form applicable to the securities tendered, with the required signature guarantees; and

    - certificates representing the old senior preferred stock and the old notes held in certificated form and any other required documents.

    A holder of old senior preferred stock and any old notes held in certificated form may also tender under the "--Guaranteed Delivery Procedures" described below.

    To receive confirmation of valid tender of old senior preferred stock and any old notes held in certificated form, a holder should contact the exchange agent at the telephone number listed under the caption "--Exchange Agent."

    Holders should receive copies of the applicable letter of transmittal with this prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the old notes and the old senior preferred stock from the exchange agent at its offices listed under the caption "--Exchange Agent." By executing and delivering the applicable letter of transmittal, each holder of old notes or old senior preferred stock will represent to us that, among other things:

    - any new notes or new senior preferred stock acquired in connection with the exchange offer will be obtained in the ordinary course of business of the person receiving the new notes or the new senior preferred stock, whether or not the person is the holder;

    - neither the holder nor any other person receiving the new notes or the new senior preferred stock has an arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act of 1933, of the new notes or new senior preferred stock; and

    - neither the holder nor any other person receiving the new notes or the new senior preferred stock is our "affiliate" as defined in Rule 405 under the Securities Act of 1933.

    If a holder of old notes or old senior preferred stock is our "affiliate," as defined in Rule 405 under the Securities Act of 1933, or has an arrangement or understanding with respect to the distribution of the new notes or the new senior preferred stock to be acquired under the exchange offer, the holder cannot rely on the applicable interpretations of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirement of the Securities Act of 1933 in connection with any secondary resale transaction. If the holder is a broker-dealer which will receive new notes or new senior preferred stock for its own account in exchange of old notes or old senior preferred stock, it will acknowledge that it acquired the old notes or old senior preferred stock as the result of market making activities or other trading activities and it will deliver a prospectus in connection with any resale of the old notes or old senior preferred stock. For more details on the duties of broker-dealer, see "Plan of Distribution."

    The tender by a holder of old notes and old senior preferred stock will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. If a holder tenders less than all the old notes or the old senior preferred stock held by this holder, this tendering holder should fill in the applicable box of the applicable letter of transmittal. The amount of old notes and the number of old senior preferred stock delivered to the exchange agent, whether by book-entry or physical delivery, will be deemed to have been tendered unless otherwise indicated.

    Any beneficial owner whose old notes or old senior preferred stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the applicable letter of transmittal and delivery of the owner's old notes or old senior preferred stock, either make appropriate arrangements to register ownership of the old notes or the old senior preferred stock in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    If the applicable letter of transmittal or any old notes or old senior preferred stock or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, submit to the exchange agent evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND OLD SENIOR PREFERRED STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OF OLD NOTES OR OLD SENIOR PREFERRED STOCK SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE TENDERS FOR THE HOLDERS.

SIGNATURES, SIGNATURE GUARANTEES, ENDORSEMENTS:

    If the applicable letter of transmittal is signed by the record holder(s) of the old notes and the old senior preferred stock tendered, the signature must correspond with the name(s) written on the face of the old note and the old senior preferred stock without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

    A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Rule 17Ad-15 under the Securities Exchange Act of 1934 describes eligible guarantor institutions as banks, brokers, dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes or the old senior preferred stock are tendered:

    - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

    - for the account of an eligible guarantor institution.

    In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by:

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

    - a commercial bank or trust company having an office or correspondent in the United States; or

    - an "eligible guarantor institution."

    If the letter of transmittal is signed by a person other than the registered holder of any old notes or old senior preferred stock, the old notes and the old senior preferred stock must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

DETERMINATION OF VALIDITY, RECEIPT, ACCEPTANCE:

    We will determine all questions as to the validity, form, eligibility, which includes the time of receipt and acceptance, and withdrawal of tendered old notes or old senior preferred stock in our sole discretion. We reserve the absolute right to reject any and all old notes or old senior preferred stock not properly tendered or any old notes or old senior preferred stock whose acceptance by us would, in the opinion of our U.S. counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes or old senior preferred stock either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the applicable letter of transmittal, will be final and binding on all parties.

    Unless waived, any defects or irregularities in connection with tenders of old notes or old senior preferred stock must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes or old senior preferred stock, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give the notification. Tenders of old notes or old senior preferred stock will not be considered to have been made until the defects or irregularities have been cured or waived. Any old notes or old senior preferred stock received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right, as described above under the caption "--Conditions to the Exchange Offer," to terminate the exchange offer.

    A tender will be deemed to have been received as of the date when the exchange agent receives:

    - the tendering holder's duly signed letter of transmittal accompanied by old notes and old senior preferred stock;

    - a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC with a message from DTC stating that the tendering holder has expressly acknowledged receipt of, and agreement to be bound by and held accountable under, the applicable letter of transmittal; or

    - a notice of guaranteed delivery from an eligible institution.

If less than all of the old senior preferred stock or the old notes held in certificated form evidenced by a submitted certificate are to be tendered, the tendering holder(s) should fill in the aggregate liquidation preference of the old senior preferred stock or aggregate principal amount of the old notes to be tendered in the applicable "Letter of Transmittal." A newly reissued certificate for the old senior preferred stock or the old notes held in certificated form submitted but not tendered will be sent to its holder as soon as practicable after the expiration date. All of the old senior preferred stock or the old notes held in certificated form delivered to the exchange agent will be deemed to have been tendered unless otherwise clearly indicated.

    Issuances of new notes and new senior preferred stock in exchange for old notes and old senior preferred stock tendered pursuant to a notice of guaranteed delivery by an eligible institution will be made only against:

    - delivery of the applicable letter of transmittal and any other required documents; and

    - the tendered old notes or old senior preferred stock or a timely confirmation received of a book-entry transfer of old notes into the exchange agent's account at DTC with the exchange agent.

    We will not accept for exchange old notes or old senior preferred stock which have been tendered if:

    - the old notes or the old senior preferred stock were not validly tendered under the procedures for tendering;

    - we determine in our reasonable discretion, that any of the conditions to the exchange offer have not been satisfied; see "--Conditions to the Exchange Offer;"

    - a holder has validly withdrawn a tender of old notes or old senior preferred stock as described under "--Withdrawal of Tenders;" or

    - we have, in our reasonable judgment, delayed or terminated the exchange offer; see "--Expiration Date; Extensions; Amendments."

GUARANTEED DELIVERY PROCEDURES

    A holder who wishes to tender its old notes or old senior preferred stock and:

    - whose old notes or old senior preferred stock are not immediately available;

    - who cannot deliver the holder's old notes or old senior preferred stock, the applicable letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

    - who cannot complete, with respect to the old notes, the procedures for book-entry transfer, before the expiration date,

may effect a tender if:

    - the holder makes the tender through an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934;

    - before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying the applicable letter of transmittal, by facsimile transmission, mail or hand delivery including:

      -- the name and address of the holder,

      -- the certificate number(s) of the old notes held in certificated form and the certificate number(s) of the old senior preferred stock,

      -- the principal amount of old notes and the number of shares of old senior preferred stock tendered,

      -- a statement that the tender is being made, and

      -- a guarantee that the eligible guarantor institution will deliver to the exchange agent, within five New York Stock Exchange trading days after the expiration date, a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal, a confirmation of book-entry transfer of the old notes and the certificate(s) representing the old notes held in certificated form and the old senior preferred stock in proper form for transfer, and any other documents required by the applicable letter of transmittal; and

    - the eligible guarantor institution mails or otherwise delivers to the exchange agent within five New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as a confirmation of book-entry transfer of the old notes and the certificate(s) representing all tendered old notes held in certificated form or old senior preferred stock in proper form for transfer, and all other documents required by the applicable letter of transmittal.

    A holder or eligible guarantor institution may obtain additional forms for the notice of guaranteed delivery from the exchange agent at its offices listed under "--Exchange Agent."

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, holders may withdraw their tenders of old notes and old senior preferred stock at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of old notes and old senior preferred stock in connection with the exchange offer, a holder must mail or otherwise deliver to the exchange agent at its offices listed under "--Exchange Agent" a written notice of withdrawal by mail or by facsimile transmission prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. This notice of withdrawal must:

    - specify the name of the person who deposited the old notes or the old senior preferred stock to be withdrawn;

    - identify the old notes or the old senior preferred stock to be withdrawn including the principal amount of these old notes or the aggregate liquidation preference of old senior preferred stock and the certificate number or numbers of the old senior preferred stock or the old notes tendered in certificated form;

    - be signed by the holder in the same manner as the original signature on the applicable letter of transmittal by which these old notes or old senior preferred stock were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of these old notes or old senior preferred stock into the name of the person withdrawing the tender; and

    - specify the name in which any of these old notes or old senior preferred stock are to be registered, if different from that of the depositor.

    If old notes have been tendered under the procedures of book-entry transfer described above under "--Procedures for Tendering," any notice of withdrawal must specify the name and number of the account at DTC's book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

    A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under "--Exchange Agent."

    We will determine all questions as to the validity, form and eligibility, which includes the time of receipt of the withdrawal notices. Any old notes and old senior preferred stock so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer and no new notes and new senior preferred stock will be issued unless the old notes and the old senior preferred stock withdrawn are validly re-tendered. Any old notes and old senior preferred stock which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility pursuant to the book-entry transfer procedures described above under "--Procedures for Tendering," the old notes will be credited to an account maintained with the book-entry transfer facility for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes and old senior preferred stock may be retendered by following one of the procedures described above under the caption "--Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

    Bankers Trust Company has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the applicable letter of transmittal, the form of notice guaranteed delivery and the form of notice of withdrawal should be directed to the exchange agent, by one of the following methods:

    - if by mail, to BT Services Tennessee, Inc. Reorganization Unit, P.O. Box 292737 Nashville, TN 37229-2737;

    - if by overnight mail or courier, to BT Services Tennessee, Inc., Corporate Trust & Agency Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, TN 37211 (to confirm by telephone, call (615) 835-3572);

    - if by hand, to Bankers Trust Company, Corporate Trust & Agency Services,
      Attn: Reorganization Department, Receipt & Delivery Window, 123 Washington Street, 1st Floor, New York, NY 10006;

    - if by fax, to BT Services Tennessee, Inc., Corporate Trust & Agency Service, Reorganization Unit at facsimile number (615) 835-7301; or

    - if by phone, to Bankers Trust Company at phone number 1-800-735-7777.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders under the exchange offer. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, accounting and the reasonable legal fees of the holders of old notes and old senior preferred stock as defined in the registration rights agreement and the senior preferred stockholders agreement. Holders who tender old notes or old senior preferred stock in connection with the exchange offer will not be required to pay brokerage commissions or fees.

    Holders who tender their old notes or old senior preferred stock for exchange will not be obligated to pay any transfer taxes. A tendering holder, however, will be required to pay any transfer taxes incurred, whether imposed on the registered holder or any other person, if:

    - new notes or new senior preferred stock are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes or the old senior preferred stock tendered; or

    - tendered old notes or the shares of old senior preferred stock are registered in the name of any person other than the person signing the applicable letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of old notes or old senior preferred stock in connection with the exchange offer.

    If satisfactory evidence of payment of these taxes or exemption from them is not submitted with the applicable letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

    The new notes and the new senior preferred stock will be recorded in our accounting records at the same carrying value as the old notes and the old senior preferred stock, respectively, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. Any expenses of the exchange offer that we pay will be charged against our earnings in accordance with generally accepted accounting principles.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER OLD NOTES AND OLD SENIOR PREFERRED STOCK IN THE EXCHANGE

    Issuance of the new notes in exchange for the old notes and issuance of the new senior preferred stock in exchange for the old senior preferred stock under the exchange offer will be made only after timely receipt by the exchange agent of the old notes and old senior preferred stock, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders desiring to tender old notes and old senior preferred stock in exchange for new notes and new senior preferred stock should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes and old senior preferred stock for exchange. Old notes and old senior preferred stock that are not tendered or that are tendered but we do not accept, will, following completion of the exchange offer, continue to be subject to the existing restrictions upon their transfer under the Securities Act of 1933.

    Upon completion of the exchange offer, we will no longer be required to consummate a registered exchange offer, as described in the registration rights agreement and the senior preferred stockholders agreement, for the old notes and the old senior preferred stock which remain outstanding. In addition, in the event the exchange offer for the old notes is completed, we will not be required to register the remaining old notes unless holders are entitled to shelf registration rights under the circumstances described under "Registration Rights." Even if the exchange offer for the old senior preferred stock is completed, holders of old senior preferred stock may, under the circumstances described under "Registration Rights," be entitled under the senior preferred stockholders agreement, to demand registration of the old senior preferred stock on two occasions and to request registration incident to any planned registration of WRC Media capital stock. In the event the exchange offer for the old senior preferred stock is completed, except as described in the previous sentence, we will not be required to register the remaining old senior preferred stock.

    Remaining old notes and old senior preferred stock will continue to be subject to the following restrictions on transfer:

    - the remaining old notes and old senior preferred stock may be resold only if registered under the Securities Act of 1933, if any exemption from registration is available, or if neither the registration nor the exemption is required by law; and

    - the remaining old notes and old senior preferred stock will bear a legend restricting transfer in the absence of registration or an exemption.

    We do not currently anticipate that we will register the remaining old notes under the Securities Act of 1933 or that we will register the remaining old senior preferred stock unless required to do so under the senior preferred stockholders agreement. To the extent that old notes and old senior preferred stock are tendered and accepted in connection with the exchange offer, any trading markets for the remaining old notes and the remaining old senior preferred stock could be adversely affected. For more details on the consequences of failures to properly tender old notes and old senior preferred stock in the exchange, see "Failure to Exchange Your Old Notes or Old Senior Preferred Stock."

                      THE ACQUISITION AND RECAPITALIZATION

    The exchange offer is related to a series of acquisition and recapitalization transactions that were completed on November 17, 1999. Prior to the acquisition and recapitalization transactions, American Guidance, Weekly Reader and World Almanac were subsidiaries of PRIMEDIA. Prior to the acquisition and recapitalization transactions, there was no relationship between PRIMEDIA and WRC Media. On July 14, 1999, WRC Media, a holding company formed by Ripplewood Holdings L.L.C., acquired 100% of the capital stock of CompassLearning through a wholly owned subsidiary for aggregate consideration in the amount of $55.2 million, including the assumption and repayment of $38.5 million of indebtedness and the redemption of preferred stock. In connection with the financing of the acquisition of CompassLearning:

    - Ripplewood Partners, L.P., its affiliates and co-investors made a cash equity contribution of $28.7 million to WRC Media; and

    - CompassLearning entered into, and made initial borrowings under, old senior credit facilities in an amount of $12.0 million and issued $19.0 million of senior subordinated notes.

A portion of the net proceeds from the financings described below has been used to refinance the indebtedness entered into in connection with the acquisition of CompassLearning.

    On November 17, 1999, we completed the recapitalization of the Supplemental Education Group of PRIMEDIA, consisting of the businesses of Weekly Reader, American Guidance and World Almanac and their respective subsidiaries, and other related transactions. In connection with the recapitalization:

    - PRIMEDIA contributed 100% of the outstanding capital stock of American Guidance and World Almanac to Weekly Reader;

    - WRC Media, Weekly Reader, and CompassLearning made cash payments of $395 million to PRIMEDIA; and

    - Weekly Reader issued 3 million shares of 15% senior exchangeable preferred stock due 2011 to WRC Media in exchange for $75.0 million in consideration, which was funded by WRC Media out of the proceeds of its issuance of the old senior preferred stock, and Weekly Reader used these funds to effectuate the recapitalization.

    As a result of the recapitalization:

    - WRC Media owns 94.9% and PRIMEDIA owns 5.1% of the voting stock of Weekly Reader;

    - Ripplewood Partners, L.P., EAC III, L.L.C. ("EAC III"), EAC IV, L.L.C., those co-investors and members of our management listed under "Ownership of Stock--Beneficial Ownership of WRC Media," own 100% of the voting stock of WRC Media; and

    - WRC Media, Weekly Reader, American Guidance and World Almanac have no outstanding indebtedness other than the indebtedness described below.

    See Note 1 to the Weekly Reader financial statements included elsewhere in this prospectus for further discussion of the recapitalization.

    To finance the repayment of the indebtedness entered into in connection with the acquisition of CompassLearning and the recapitalization:

    - WRC Media, Weekly Reader and CompassLearning issued units consisting of the old notes and shares of WRC Media common stock;


    - CompassLearning and Weekly Reader entered into, and made initial borrowings under, the senior credit facilities, providing for credit facilities of up to $161.0 million. The senior credit facilities initially consisted of a $30.0 million revolving credit facility, a $31.0 million term loan A facility, and a $100.0 million term loan B facility;


    - WRC Media issued to the senior preferred stockholders $75.0 million of the old senior preferred stock which we are offering to exchange for new senior preferred stock in the exchange offer. As of the date of this prospectus, the senior preferred stockholders include DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ First ESC, L.P., DLJ EAB Partners, L.P., DLJ ESC II L.P., DLJ Investment Funding II, Inc., DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P. and DLJ ESC II L.P. (collectively, the "DLJMB Investors"), The Northwestern Mutual Life Insurance Company, ARES Leveraged Investment Fund, L.P., ARES Leveraged Investment Fund II, L.P., TCW/Crescent Mezzanine Partners II, L.P., TCW/ Crescent Mezzanine Trust II, Shared Opportunity Fund IIB, L.L.C., TCW Shared Opportunity Fund III, L.P., TCW Leveraged Income Trust II, L.P., and TCW Leveraged Income Trust, L.P.

    - Weekly Reader and CompassLearning issued to the senior preferred stockholders preferred stockholder warrants to acquire 13.0% of the common stock of Weekly Reader and 13.0% of the common stock of CompassLearning; and

    - WRC Media issued common stock in exchange for the cash equity contribution of $95.0 million by Ripplewood Partners, L.P., its affiliates and co-investors and their designees.

    The Northwestern Mutual Life Insurance Company and Bank of America, N.A., through its affiliate Blue Ridge Investments, L.L.C., who provided the financing for the acquisition of CompassLearning, also received warrants to acquire WRC Media common stock. In connection with the recapitalization, these warrants were exercised and the common stock received was contributed to EAC III in exchange for membership interests in EAC III. EAC III is the investment vehicle owned by Ripplewood Partners, L.P., its affiliates, Co-Investment Partners, L.P., The Northwestern Mutual Life Insurance Company, Jackson National Life Insurance Company and Blue Ridge Investments, L.L.C., that owns approximately 73.3% of the WRC Media common stock. Weekly Reader acquired Facts On File News Services in 1996, Gareth Stevens, Inc. in 1997 and American Guidance in 1998. These acquisitions were financed through borrowings from PRIMEDIA.

    In 1996, American Guidance acquired assets of Lake Publishing Company. Subsequently, in 1997, American Guidance acquired assets of Craig-Hart Publishing Company, International Thomas Publishing Inc.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the new notes and the new senior preferred stock under the exchange offer. In consideration for issuing the new notes and the new senior preferred stock as contemplated in this prospectus, we will receive old notes in like principal amount and old senior preferred stock of like liquidation preference, the terms of which are identical in all material respects to the new notes and the new senior preferred stock. The old notes and the old senior preferred stock surrendered in exchange for the new notes and the new senior preferred stock will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes and the new senior preferred stock will not result in any increase in our indebtedness or capital stock. The proceeds received from the sale of the old notes and the old senior preferred stock were used to help finance the transactions described under "The Acquisition and Recapitalization." In particular, these proceeds helped fund the following:

    - the cash payments to PRIMEDIA to effect the purchase of 94.9% of Weekly Reader's outstanding common stock;

    - the refinancing of the indebtedness incurred in connection with the acquisition of CompassLearning on July 14, 1999; and

    - the expenses, including legal and accounting fees, and underwriters' discount in connection with the offering of the old notes and old senior preferred stock.

                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our capital stock and do not expect to pay cash dividends on our capital stock in the foreseeable future, except that we are required to, by the terms of our outstanding senior preferred stock, pay dividends on our senior preferred stock only in cash after December 31, 2004. For more details on dividend policy of the new senior preferred stock, see "Description of New Senior Preferred Stock--Dividends." It is the current intention of our boards of directors to retain future earnings, if any, to finance the expansion of our businesses. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including our earnings, operations, capital requirements, financial condition and other factors deemed relevant by our boards of directors. The notes indenture and the senior credit facilities restrict our ability to pay dividends. Any future indebtedness incurred by us may also restrict our ability to pay dividends. For more details on restrictions on our ability to pay dividends, see "Description of Senior Credit Facilities" and "Description of New Notes."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    We are presenting below our unaudited consolidated pro forma financial statements to show how our financial statements might have looked if we had been an independent company for the entire period presented.

    The historical financial information for Weekly Reader reflects the recapitalization of Weekly Reader, American Guidance and World Almanac on November 17, 1999 and the prior contribution by PRIMEDIA of 100% of the capital stock of American Guidance and World Almanac to Weekly Reader. For accounting purposes, that contribution has been reflected as a reorganization of entities under common control. Accordingly, all prior periods have been restated to reflect that reorganization using the historical carrying value of the stock of American Guidance and World Almanac. WRC Media acquired 94.9% of Weekly Reader's capital stock as a result of the transactions described under "The Acquisition and Recapitalization."


    The unaudited pro forma consolidated statement of operations data give effect to the transactions described under "The Acquisition and Recapitalization" as if they had occurred on January 1, 1999.


    In the following unaudited consolidated pro forma financial statements of WRC Media and its subsidiaries, we accounted for the acquisition of 94.9% of Weekly Reader's capital stock and the acquisition of 100% of CompassLearning's capital stock as a purchase. Under purchase accounting, the total purchase cost and fair values of liabilities assumed are allocated to tangible and intangible assets of the companies acquired based upon the respective fair values as of the closing dates of the purchases based upon valuation and studies. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited pro forma consolidated financial information based on estimates. The actual allocation of purchase cost and the resulting effect on income from operations may differ from the pro forma amounts included in this prospectus.

    The unaudited pro forma consolidated financial information is for informational purposes only and does not purport to be indicative of our financial position or the results of our operations that would have actually been obtained had the transactions described under "The Acquisition and Recapitalization" and PRIMEDIA's acquisition of American Guidance in fact occurred, as of the transaction dates or for the periods presented, nor are they indicative of, or projections for, our results of operations or financial position for any future period or date. The pro forma adjustments are preliminary estimates of purchase price allocation, available information and assumptions that we deem appropriate. You should read the following unaudited pro forma consolidated financial information in conjunction with "Management Discussion and Analysis of Financial Condition and Results of Operations," the selected historical financial information and the financial statements and the related notes included in this prospectus.

                         WRC MEDIA AND ITS SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                             HISTORICAL (A)                         PRO FORMA
                                -----------------------------------------   --------------------------
                                COMPASS-    WEEKLY      WRC                 TRANSACTION    WRC MEDIA
                                LEARNING    READER     MEDIA      TOTAL     ADJUSTMENTS   CONSOLIDATED
                                --------   --------   --------   --------   -----------   ------------
                                                        (DOLLARS IN THOUSANDS)
Sales, net....................  $34,023    $129,495   $ 50,570   $214,088     $     --      $214,088
Cost of Goods Sold............   13,374      35,768     16,102     65,244           --        65,244
                                -------    --------   --------   --------     --------      --------
Gross profit..................   20,649      93,727     34,468    148,844           --       148,844
Operating Costs and Expenses:
  Sales and marketing.........   11,038      20,730     14,030     45,798           --        45,798
  Research and Development....    3,831          --      3,861      7,692           --         7,692
  Distribution, circulation
    and fulfillment...........       --      11,213      1,959     13,172           --        13,172
  Editorial...................       --       8,672      1,374     10,046           --        10,046
  General and administrative
    (b).......................    3,978      21,793      5,571     31,342       (3,406)       27,936
  Write-off of in-process
    research and development
    costs (c).................       --          --      9,000      9,000       (9,000)           --
  Depreciation and
    amortization(d)...........      131      12,111      6,243     18,485       13,158        31,643
                                -------    --------   --------   --------     --------      --------
Total operating costs and
  expenses....................   18,978      74,519     42,038    135,535          752       136,287

Income (loss) from
  operations..................    1,671      19,208     (7,570)    13,309         (752)       12,557
Interest expense, including
  amortization of deferred
  financing costs.............   (2,854)    (10,317)    (8,457)   (21,628)     (12,498)(e)    (34,126)
Other, net....................      405        (586)        32       (149)          --          (149)
                                -------    --------   --------   --------     --------      --------
Loss before income tax and
  extraordinary item..........     (778)      8,305    (15,995)    (8,468)     (13,250)      (21,718)
Income tax expense (f)........       --      (2,183)        --     (2,183)       2,183            --
                                -------    --------   --------   --------     --------      --------
Loss before extraordinary
  item........................     (778)      6,122    (15,995)   (10,651)     (11,067)      (21,718)
Extraordinary item (g)........       --          --     (3,336)    (3,336)       3,336            --
                                -------    --------   --------   --------     --------      --------
Net loss......................  $  (778)   $  6,122   $(19,331)  $(13,987)    $ (7,731)     $(21,718)
                                =======    ========   ========   ========     ========      ========
OTHER DATA:
  Depreciation and
    amortization(c)(d)........  $ 1,713    $ 12,111   $ 18,067   $ 31,891     $  4,158      $ 36,049
  Capital expenditures........      142       5,544        700      6,386           --         6,386
  EBITDA (h)..................    3,789      30,733     10,529     45,051     $  3,406        48,457


   See notes to the unaudited pro forma consolidated statement of operations.

                          NOTES TO UNAUDITED PRO FORMA

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

(a) Weekly Reader's financial information is presented on a stand-alone basis prior to its recapitalization by WRC Media on November 17, 1999. After November 17, 1999, Weekly Reader's balances are included in WRC Media and its subsidiaries' operations. CompassLearning's financial information is presented on a stand-alone basis for periods prior to its acquisition by WRC Media, on July 14, 1999. After July 14, 1999, CompassLearning's balances are included in WRC Media and its subsidiaries' operations.

(b) The pro forma transaction adjustment to general and administrative expenses reflects the following:


                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Elimination of historical allocated corporate overhead
  charges...................................................       $(4,965)
Estimated new salaries and fees for outside services........         1,730
Elimination of Ripplewood Holdings L.L.C.'s management
  fee.......................................................          (171)
                                                                   -------
  Total.....................................................       $ 3,406
                                                                   =======


(c) As part of CompassLearning's acquisition by WRC Media, $9,000 of in-process purchased research and development was written-off. This non-cash charge was included in depreciation and amortization for purposes of calculating EBITDA.

(d) Various depreciation and amortization charges are reflected in other cost line items. The pro forma depreciation and amortization adjustment related to the increase in goodwill and other intangibles is $13,158. Goodwill is amortized over 7 to 40 years and other intangibles are amortized over 1 to 40 years.

(e) Pro forma adjustment to interest expense is based on the borrowing to finance the recapitalization and acquisition by WRC Media as presented below:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Term loan A facility (estimated at 10.75%)..................      $  3,333
Term loan B facility (estimated at 10.020%).................        10,020
12.75% senior subordinated notes due 2009...................        19,380
Commitment fee on unutilized revolving credit facility
  commitments (0.5%)........................................           150
Accretion of discount.......................................           298
Amortization of deferred financing costs related to:
  Senior credit facilities..................................           490
  Senior subordinated notes due 2009........................           455
Elimination of historical interest expense and amortization
  and write-off of deferred financing costs.................       (21,628)
                                                                  --------
    Net increase in interest expense........................      $ 12,498
                                                                  ========

    The effect of a 0.125% change in the interest rate on the senior credit facilities would increase or decrease pro forma interest expense by $164 on an annual basis.

                          NOTES TO UNAUDITED PRO FORMA

                             (DOLLARS IN THOUSANDS)

(f) The pro forma adjustment to income taxes reflects the tax effect as a result of the pro forma loss from operations.

(g) The extraordinary item consists of a write-off of deferred financing costs of $3,336 related to the November 17, 1999 refinancing of CompassLearning's indebtedness, which was originally entered into in connection with its acquisition by WRC Media.


(h) EBITDA is calculated as net income before income taxes, interest expense, depreciation and amortization. EBITDA includes a non-recurring gain by CompassLearning on the sale of stock of $396 and non-recurring expenses, net of non-recurring revenues, of WRC Media and its subsidiaries of $1,495. Pro forma EBITDA, includes pro forma adjustments related to charges
    (1) allocated by PRIMEDIA to Weekly Reader in 1999, adjusted for incremental costs expected to be incurred by Weekly Reader, of $3,235 and (2) allocated to CompassLearning by Ripplewood Holdings L.L.C. of $171. EBITDA data is included because we understand that such information is considered by some investors as an additional basis on which to evaluate WRC Media and its subsidiaries' ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus is not necessarily comparable to similarly titled measures of other companies. EBITDA does not represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles.


    Pro forma EBITDA is reconciled as follows:


                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Pro forma net loss before income taxes......................      $(21,718)
Pro forma interest expense..................................        34,126
Pro forma depreciation and amortization.....................        36,049
                                                                  --------
Pro forma EBITDA............................................        48,457
                                                                  ========

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                         WRC MEDIA AND ITS SUBSIDIARIES


    The following table presents selected historical financial information for WRC Media and its subsidiaries from the date of inception (May 14, 1999) to December 31, 1999 and unaudited selected historical financial information for WRC Media and its subsidiaries for the three months ended March 31, 2000. The selected historical financial information presented in the table below is based on the audited historical financial statements of WRC Media and its subsidiaries for the period May 14, 1999 through December 31, 1999 and the unaudited historical financial statements of WRC Media and its subsidiaries for the three months ended March 31, 2000, which are included elsewhere in this prospectus. The selected historical financial information does not purport to indicate results of operations as of any future date or for any future period. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Results of Operations--WRC Media and its Subsidiaries," and the financial statements of WRC Media and its subsidiaries and the notes to them, included elsewhere in this prospectus.



                                                                 PERIOD FROM      FOR THE THREE
                                                                MAY 14, 1999-      MONTHS ENDED
                                                              DECEMBER 31, 1999   MARCH 31, 2000
                                                              -----------------   --------------
                                                                    (DOLLARS IN THOUSANDS)
Income Statement Data:
Sales, net (a)..............................................      $ 50,570           $ 48,439
Cost of goods sold (c)......................................        16,102             15,639
                                                                  --------           --------
Gross profit................................................        34,468             32,800
Selling and administrative expenses:
  Sales and marketing.......................................        14,030             11,876
  Research and development..................................         3,861              2,103
  Distribution, circulation and fulfillment.................         1,959              3,173
  Editorial.................................................         1,374              2,487
  General and administrative (b)............................         5,571              7,324
  Write-off of in-process research and development (e)......         9,000                 --
  Depreciation and Amortization (f).........................         6,243              8,665
                                                                  --------           --------
Income (loss) from operations...............................        (7,570)            (2,828)
Interest expense, net.......................................        (8,457)            (8,399)
Other income................................................            32                 56
                                                                  --------           --------
Loss before extraordinary item..............................       (15,995)           (11,171)
Extraordinary item..........................................        (3,336)                --
                                                                  --------           --------
Loss Before Income Tax Expense..............................       (19,331)           (11,171)
Income Tax Provision........................................            --                450
                                                                  --------           --------
Net Loss....................................................      $(19,331)          $(11,621)
                                                                  ========           ========
Balance Sheet Data (at end of period):
Total assets................................................      $572,229           $548,600
Total debt..................................................       276,556            278,025
Total stockholder's equity (deficit)........................       105,283             90,567
Other Data:
Depreciation and amortization...............................        18,067              9,292
Capital expenditures........................................           700              1,383
Ratio of earnings to fixed charges (c)......................            --                 --
EBITDA (d)..................................................      $ 10,529           $  6,520
                                                                  ========           ========


--------------------------

(a) For the period from May 14 to December 31, 1999, $52 of revenue was recorded to account for non-recurring sales related to a discontinued contract.



(b) For the period from May 14 to December 31, 1999, $445 of general and administrative expenses were recorded to account for non-recurring transition bonuses.



(c) Ratio of earnings to fixed charges is calculated as earnings, which is defined as income (loss) before income tax provision (benefit) plus fixed charges, divided by fixed charges. Fixed charges are defined as interest expended and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense. Earnings were insufficient to cover fixed charges by $15,995 for the period May 14, 1999 through December 31, 1999 and $11,171 for the three months ended March 31, 2000.



(d) EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA includes $52 of non-recurring sales related to a discontinued contract for the period from May 14, 1999 to December 31, 1999 and $445 of general and administrative expense related to non-recurring transition bonuses for the period from May 14, 1999 to December 31, 1999. EBITDA data is included because we understand that this information may be considered by investors as an additional basis on which to evaluate WRC Media and its subsidiaries ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus is not necessarily comparable to similarly titled measures of other companies. EBITDA does not represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles.


(e) WRC Media and its subsidiaries wrote off purchased in-process research and development on July 14, 1999 after its purchase of CompassLearning.

(f) Various depreciation and amortization charges are reflected in other cost line items.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                 WEEKLY READER


    The following table presents selected historical consolidated financial information for Weekly Reader and its subsidiaries for each of the five fiscal years in the period ended December 31, 1999 and for the three months ended
March 31, 1999 and 2000. The financial statements of Weekly Reader included in this prospectus, including the selected historical consolidated financial information presented below, include a retroactive adjustment to reflect the contribution of 100% of the capital stock of American Guidance and World Almanac by PRIMEDIA to Weekly Reader in 1999 using the historical carrying value of the stock. The selected historical consolidated financial information presented below is based on the unaudited and audited historical consolidated financial statements of Weekly Reader for the fiscal years ended December 31, 1995 and 1996, respectively, which are not included in this prospectus, as well as the audited historical consolidated financial statements of Weekly Reader for the fiscal years ended December 31, 1997, 1998 and 1999 and the unaudited historical consolidated financial statements for the three months ended March 31, 1999 and 2000 which are included elsewhere in this prospectus. The selected historical consolidated financial information for the fiscal year ended December 31, 1995, is unaudited, and in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, that are necessary to present fairly the financial results for this period. The selected historical consolidated financial statements do not indicate results of operations as of any future date or for any future period. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Weekly Reader" and the financial statements and related notes to them included elsewhere in this prospectus.



                                                                                        THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31, (A)                     MARCH 31,
                                ----------------------------------------------------   --------------------
                                  1995       1996       1997       1998       1999       1999       2000
                                --------   --------   --------   --------   --------   --------   ---------
                                                          (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Sales, net (b)................  $101,061   $ 89,733   $ 92,904   $118,236   $148,287   $ 33,099   $  35,708
Cost of goods sold (c)........    21,167     25,503     23,825     30,646     40,211      8,287       9,703
                                --------   --------   --------   --------   --------   --------   ---------
Gross profit..................    79,894     64,230     69,079     87,590    108,076     24,812      26,005
Operating costs and expenses:
  Marketing and selling.......    11,830     13,067     11,745     17,636     24,316      5,908       5,916
  Distribution, circulation
    and fulfillment...........    10,510     10,836     11,593     10,881     13,172      3,050       3,173
  Editorial...................     8,354      8,889      9,030     10,596     10,046      2,462       2,487
  General and administrative
    (d).......................    10,450     11,598     12,736     15,281     15,947      3,577       4,382
  Corporate and group overhead
    (e).......................     2,044      2,728      2,456      5,577      6,211      1,606         867
  Depreciation and
    amortization..............    30,266     13,168     11,428     12,212     15,345      3,991       3,713
                                --------   --------   --------   --------   --------   --------   ---------
Operating income..............     6,440      3,944     10,091     15,407     23,039      4,218       5,467
Other income (expense):
Intercompany interest
  expense.....................    (6,134)    (5,851)    (6,968)    (9,232)   (10,133)    (3,289)         --
Interest expense..............        --         --         --         --     (4,504)        --      (8,228)
Amortization of deferred
  financing costs.............      (268)      (963)      (663)      (184)      (184)       (44)         --
  Other, net..................         5          7      1,545       (184)      (570)      (571)         45
                                --------   --------   --------   --------   --------   --------   ---------
Income (loss) before income
  tax provision (benefit).....        43     (2,863)     4,005      5,807      7,648        314      (2,716)
Income tax provision
  (benefit)...................     7,207     (1,108)     5,772      3,942      4,459         --         450
                                --------   --------   --------   --------   --------   --------   ---------
  Net income (loss)...........  $ (7,164)  $ (1,755)  $ (1,767)  $  1,865   $  3,189   $    314   $  (3,166)
                                ========   ========   ========   ========   ========   ========   =========

                                                                                        THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31, (A)                     MARCH 31,
                                ----------------------------------------------------   --------------------
                                  1995       1996       1997       1998       1999       1999       2000
                                --------   --------   --------   --------   --------   --------   ---------
                                                          (DOLLARS IN THOUSANDS)
Balance Sheet Data (at end of
  period):
Total assets..................  $101,118   $107,573   $108,138   $237,276   $236,341   $233,946   $ 227,953
Total debt....................        --         --         --         --    276,556         --     278,025
                                --------   --------   --------   --------   --------   --------   ---------
Total shareholder's equity....    64,507     68,906     73,071    167,392   (191,375)   175,068    (188,918)
Other Data:
Capital expenditures..........       509        782        387      4,299      5,870        986       1,065
Ratio of earnings to fixed
  charges (f).................     1.01x         --      1.52x      1.62x      1.52x      1.09x          --
EBITDA (g)....................  $ 36,711   $ 17,119   $ 23,064   $ 27,435   $ 37,814   $  7,638   $   9,227


------------------------

(a) The financial statements include the operations of American Guidance from July 1, 1998, the effective date of PRIMEDIA's acquisition of all of the capital stock of American Guidance. The financial statements of Weekly Reader included in this prospectus, including the selected historical consolidated financial information presented in the table above, include a retroactive adjustment to reflect the contribution of 100% of the capital stock of American Guidance and World Almanac by PRIMEDIA to Weekly Reader using the historical carrying value of the stock, which occurred prior to the recapitalization of Weekly Reader on November 17, 1999.


(b) 1995 sales, net includes revenue from a license agreement for the FUNK & WAGNALLS ENCYCLOPEDIA database of $20.6 million. During 1995, the licensee made a one time payment to acquire a perpetual, royalty-free license to use the database. Following 1995, no subsequent cash payments were received. Sales, net includes sales of Facts On File News Services, Gareth
    Stevens, Inc. and American Guidance following Facts On File News Services' acquisition in March 1996, Gareth Stevens, Inc.'s acquisition in
    February 1997 and American Guidance's acquisition in July 1998. For the year ended December 31, 1999, $440 of sales was recorded to account for non-recurring income related to a discontinued contract.



(c) For the year ended December 31, 1999, $886 of cost of goods sold were recorded to account for a non-recurring charge to inventory.



(d) For the year ended December 31, 1999, $600 of general and administrative expenses were recorded to account for non-recurring litigation.


(e) Includes cost for: (1) amounts allocated as corporate overhead to Weekly Reader by PRIMEDIA for services and administrative functions shared with PRIMEDIA and its other operating companies, such as, executive management costs, salaries and fringe benefits for legal, financial, information technology and human resources personnel, information technology expenses, real estate expenses and third party costs; and (2) direct group overhead costs such as the salaries, fringe benefits and expenses for PRIMEDIA staff directly involved in Weekly Reader's operations.


(f) Ratio of earnings to fixed charges is calculated as earnings, which is defined as income (loss) before income tax provision (benefit) plus fixed charges, divided by fixed charges. Fixed charges are defined as interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense. Earnings were insufficient to cover fixed charges by $2,863 in 1996 and $2,716 for the three months ended March 31, 2000.



(g) EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA for the year ended December 31, 1999 includes $440 of non-recurring sales related to a discontinued contract, $886 of cost of goods sold related to a non-recurring charge to inventory and $600 of general and administrative expenses related to non-recurring litigation. EBITDA data is included because we understand that this information may be considered by investors as an additional basis on which to evaluate Weekly Reader's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus is not necessarily comparable to similarly titled measures of other companies. EBITDA does not represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                COMPASSLEARNING


    The following table presents selected historical financial information for CompassLearning on a predecessor basis for the period July 6, 1994 through June 29, 1995, the six months ended December 31, 1995, the fiscal years ended December 31, 1996, 1997 and 1998, the period from January 1, 1999 through
July 13, 1999 and the three months ended March 31, 1999, and on a successor basis for the period July 14, 1999 through December 31, 1999 and the three months ended March 31, 2000. The selected historical financial information presented in the table below is based on the audited historical financial statements of CompassLearning for the period July 6, 1994 through June 29, 1995, the six months ended December 31, 1995, and the fiscal year ended December 31, 1996 which are not included in this prospectus, as well as the audited historical financial statements of CompassLearning for the fiscal years ended December 31, 1997 and 1998, the period from January 1, 1999 through July 13, 1999 and the period July 14, 1999 through December 31, 1999 and the unaudited historical financial statements of CompassLearning for the three months ended March 31, 1999 (predecessor basis) and 2000 (successor basis), which are included elsewhere in this prospectus. The selected historical financial information does not purport to indicate results of operations as of any future date or for any future period. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Results of Operations--CompassLearning," and the financial statements of CompassLearning and the notes to them, included elsewhere in this prospectus.


                                    PRE-PREDECESSOR                     PREDECESSOR
                                    ---------------   -----------------------------------------------

                                      PERIOD FROM      PERIOD FROM               YEAR ENDED
                                     JULY 6, 1994-    JUNE 30, 1995-            DECEMBER 31,
                                       JUNE 29,        DECEMBER 31,    ------------------------------
                                        1995(A)          1995(A)         1996       1997       1998
                                    ---------------   --------------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net revenue:
Software..........................    $   43,720         $ 26,950      $40,423    $29,159    $30,949
Service...........................        46,699           19,783       35,385     36,029     33,935
Hardware..........................        20,303           14,428       10,924      6,624      4,014
                                      ----------         --------      --------   --------   --------
                                         110,722           61,161       86,732     71,812     68,898
Cost of products sold (b).........        71,482           40,293       50,161     59,384     29,400
                                      ----------         --------      --------   --------   --------
Gross profit......................        39,240           20,868       36,571     12,428     39,498
  Selling and administrative
    expenses:
  Sales and marketing.............        28,826           15,994       28,019     31,357     24,034
  Research and development........         9,558            5,093       11,715     11,177      8,022
  Write-off of in-process research
    and development...............            --           11,772           --         --         --
  General and administrative
    (c)...........................        10,202            4,733       11,281     13,508      7,705
  Corporate overhead..............            --               --           --         --         --
  Amortization of intangibles.....            --            1,853        3,245      5,449        245
  Restructuring (d)...............            --               --           --         --      3,012
                                      ----------         --------      --------   --------   --------
Income (loss) from operations.....        (9,346)         (18,577)     (17,689)   (49,063)    (3,520)
Other (expense) income (e)........        (3,053)            (789)          --     (2,128)        33
Interest expense, net.............            --           (1,907)      (4,590)    (5,013)    (4,286)
                                      ----------         --------      --------   --------   --------
Loss before income taxes..........       (12,399)         (21,273)     (22,279)   (56,204)    (7,773)
Income tax (expense) benefit......          (175)            (208)          --         --         --
                                      ----------         --------      --------   --------   --------
Net Loss..........................    $  (12,574)        $(21,481)     $(22,279)  $(56,204)  $(7,773)
                                      ----------         --------      --------   --------   --------
Balance Sheet Data (at end of
  period):........................    (unaudited)
Total assets......................    $   85,756         $123,672      $95,063    $41,816    $31,753
Total debt........................            --           26,450       16,020     25,500     28,989
Total stockholder's equity
  (deficit).......................        39,901           18,076       23,138    (33,066)   (40,525)
Other Data:
Depreciation and
  amortization(h).................        13,908           20,121       15,746     33,733      4,025
Capital expenditures..............         2,582            1,323          901      1,136        536
Ratio of earnings to fixed charges
  (f).............................            --               --           --         --         --
EBITDA (g)........................    $    1,509         $    755      $(1,943)   $(17,458)  $   538

                                    PREDECESSOR      SUCCESSOR
                                    ------------   --------------        THREE MONTHS
                                                                        ENDED MARCH 31,
                                    PERIOD FROM     PERIOD FROM     -----------------------
                                     JANUARY 1,    JULY 14, 1999-
                                    1999-JULY 13    DECEMBER 31,    PREDECESSOR   SUCCESSOR
                                        1999            1999           1999         2000
                                    ------------   --------------   -----------   ---------
                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net revenue:
Software..........................    $ 16,231       $  16,521       $  5,012     $   4,887
Service...........................      16,123          13,502          7,332         6,950
Hardware..........................       1,669           1,755          1,238           894
                                      --------       ---------       --------     ---------
                                        34,023          31,778         13,582        12,731
Cost of products sold (b).........      13,374          11,659          6,354         5,936
                                      --------       ---------       --------     ---------
Gross profit......................      20,649          20,119          7,228         6,795
  Selling and administrative
    expenses:
  Sales and marketing.............      11,038          10,444          4,934         5,960
  Research and development........       3,831           3,861          1,739         2,103
  Write-off of in-process research
    and development...............          --           9,000             --            --
  General and administrative
    (c)...........................       3,978           2,534          1,935         1,786
  Corporate overhead..............          --              --             --           289
  Amortization of intangibles.....         131           4,014             61         2,139
  Restructuring (d)...............          --              --             --            --
                                      --------       ---------       --------     ---------
Income (loss) from operations.....       1,671          (9,734)        (1,441)       (5,482)
Other (expense) income (e)........         405              16            404            11
Interest expense, net.............      (2,854)         (5,654)        (1,309)       (8,227)
                                      --------       ---------       --------     ---------
Loss before income taxes..........        (778)        (15,372)        (2,346)      (13,698)
Income tax (expense) benefit......          --              --             --            --
                                      --------       ---------       --------     ---------
Net Loss..........................    $   (778)      $ (15,372)      $ (2,346)    $ (13,698)
                                      --------       ---------       --------     ---------
Balance Sheet Data (at end of
  period):........................
Total assets......................    $ 27,695       $  79,102       $ 26,238     $  73,066
Total debt........................      31,642         276,556         35,295       278,025
Total stockholder's equity
  (deficit).......................     (41,619)       (238,078)       (43,148)     (240,979)
Other Data:
Depreciation and
  amortization(h).................       1,713          14,135            826         2,764
Capital expenditures..............         142             374             52           313
Ratio of earnings to fixed charges
  (f).............................          --              --             --            --
EBITDA (g)........................    $  3,789       $   4,417       $   (211)    $  (2,707)

----------------------------------

(a) The financial position and results of operations on and prior to June 29, 1995 are shown on a pre-predecessor basis prior to the purchase accounting related to the acquisition of CompassLearning by its prior owner. In connection with a change in independent accountants, the five-day period from July 1, 1994 through July 5, 1994 was not audited. Management believes that there was no revenue and expense activity during this period. Following the acquisition of CompassLearning by its previous owner on June 29, 1995, CompassLearning's fiscal year end was changed from June 30 to December 31.

(b) During the year ended December 31, 1997 CompassLearning accelerated the amortization charge on capitalized software development costs by $17,269, to reflect the net realizable value of capitalized software development cost on hand. Subsequent to January 1, 1998, all software development costs have been expensed as incurred as none of these costs have been considered eligible for capitalization.


(c) The balance for the period ended June 29, 1995, includes $2,013 of executive bonuses paid in connection with the acquisition of CompassLearning by its former owner that were previously included in intercompany charges. For the period from July 14 to December 31, 1999, $445 of general and administrative expenses were recorded to account for non-recurring transition bonuses and is included in EBITDA.



(d) In 1998, CompassLearning adopted a formal action plan for restructuring its operations. The charge to earnings was $3,012,is considered non-recurring and is included in EBITDA. The restructuring included a realignment of sale and service functions, on-line training initiatives and headcount reductions. For more details on CompassLearning's restructuring efforts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--CompassLearning Restructuring."


(e) For the year ended December 31, 1997 and for the period from January 1, 1999 to July 13, 1999, $2,157 of other expense and $396 of other income was recorded to account for the non-recurring loss and gain associated with the sale of stock, respectively, and is excluded from EBITDA.


(f) Ratio of earnings to fixed charges is calculated as earnings, which is defined as income (loss) before income tax provision (benefit) plus fixed charges, divided by fixed charges. Fixed charges are defined as interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense. Earnings were insufficient to cover fixed charges by $12,399, $21,273, $22,279, $56,204, $7,773, $778, $15,372, $2,346 and $13,698 for the
    period from July 6, 1994 through June 29, 1995; the period from June 30, 1995 through December 31, 1995; the years ended December 31, 1996, 1997 and 1998; the period from January 1, 1999 through July 13, 1999; the period from July 14, 1999 through December 31, 1999; and the three months ended
    March 31, 1999 and 2000, respectively.



(g) EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA includes $2,157 of other expense related to the sale of investment for the year ended December 31, 1997, $3,012 of restructuring expenses for the year ended December 31, 1998, $445 of general and administrative expenses related to transition bonuses for the period from July 14 to December 31, 1999, and $396 of other income related to the sale of investment for the period from January 1 to July 13, 1999. EBITDA data is included because we understand that this information may be considered by investors as an additional basis on which to evaluate CompassLearning's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus is not necessarily comparable to similarly titled measures of other companies. EBITDA does not represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles.


(h) Various depreciation and amortization charges are reflected in other cost line items.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES OF WEEKLY READER, AMERICAN GUIDANCE, WRC MEDIA AND ITS SUBSIDIARIES, AND COMPASSLEARNING AND THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF WRC MEDIA AND ITS SUBSIDIARIES, IN EACH CASE THAT ARE INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WEEKLY READER, AMERICAN GUIDANCE, WRC MEDIA AND ITS SUBSIDIARIES, AND COMPASSLEARNING COVER SPECIFIED PERIODS PRIOR TO THE COMPLETION OF ALL THE TRANSACTIONS DESCRIBED UNDER "THE ACQUISITION AND RECAPITALIZATION." THUS, THIS DISCUSSION DOES NOT FULLY REFLECT THE IMPACT OF THESE EVENTS OR OF THE BUSINESS STRATEGY IMPLEMENTED AFTER THE COMPLETION OF THE TRANSACTIONS DESCRIBED UNDER "THE ACQUISITION AND RECAPITALIZATION." FOR MORE DETAILS ON THE IMPORTANT FACTORS THAT MAY AFFECT THE IMPACT OF THESE EVENTS OR OF THE BUSINESS STRATEGY IMPLEMENTED AFTER THE COMPLETION OF THE TRANSACTIONS DESCRIBED UNDER "THE ACQUISITION AND RECAPITALIZATION," SEE "RISK FACTORS" AND "--LIQUIDITY AND CAPITAL RESOURCES." UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "WEEKLY READER" IN THIS SECTION ARE TO WEEKLY READER AND ITS SUBSIDIARIES, INCLUDING AMERICAN GUIDANCE, WORLD ALMANAC AND LIFETIME LEARNING SYSTEMS, INC.


OVERVIEW

    We are a leading publisher of supplemental education materials for the Pre K-12 education market. Our portfolio of products includes a broad range of both print and electronic supplemental instructional materials, testing and assessment products and library materials, several of which have been published for over 40 years.

    Our revenues consist primarily of:

    - subscription revenues for our periodicals;

    - revenues from sales of printed products including nonfiction and fiction books, workbooks, worktexts, reference materials and test preparation materials;

    - computer courseware and hardware;

    - professional development services; and

    - technical support services.

    Our operations are conducted primarily through the following four operating subsidiaries:

    - Weekly Reader;

    - American Guidance;

    - World Almanac; and

    - CompassLearning.

    On July 14, 1999, WRC Media acquired 100% of the capital stock of CompassLearning through a wholly owned subsidiary. On August 13, 1999, WRC Media entered into the recapitalization agreement providing for the recapitalization of PRIMEDIA's Supplemental Education Group. In connection with the recapitalization, PRIMEDIA contributed 100% of the outstanding capital stock of American Guidance and World Almanac to Weekly Reader, prior to WRC Media's acquisition of 94.9% of the outstanding common stock of Weekly Reader, with the remaining 5.1% being retained by PRIMEDIA.


    The financial statements for Weekly Reader included in this prospectus and used as a basis for the financial presentation and discussion of Weekly Reader's results of operations below include a retroactive adjustment on Weekly Reader's financial statements reflecting the contribution of 100% of the capital stock of American Guidance and World Almanac by PRIMEDIA to Weekly Reader using the historical carrying value of the stock. These financial statements include the operations of American Guidance since PRIMEDIA acquired all of its capital stock, which was effective on July 1, 1998. Separate financial statements for American Guidance presenting the financial position of American Guidance as of June 30, 1998 and the results of its operations and cash flows for each of the two years in the period ended June 30, 1998, the most recently reported financial periods prior to its acquisition by PRIMEDIA, are also included in this prospectus with a related separate results of operations discussion. Upon acquisition by PRIMEDIA, the fiscal year of American Guidance was changed to end on December 31 each year.


REVENUES.


    For the three months ended March 31, 2000, Weekly Reader (excluding American Guidance and World Almanac) had net revenue of $10.5 million, American Guidance had net revenue of $11.9 million, World Almanac had net revenue of $13.3 million and CompassLearning had net revenue of $12.7 million. For the three months ended March 31, 2000, WRC Media and its subsidiaries had net revenue of $48.4 million.


    For the year ended December 31, 1999, Weekly Reader (excluding American Guidance and World Almanac) had net revenue of $45.7 million, American Guidance had net revenue of $49.6 million and World Almanac had net revenue of $52.9 million. For the period from January 1, 1999 to July 13, 1999, CompassLearning had net revenue of $34.0 million and, for the period from July 14, 1999 to December 31, 1999, CompassLearning had net revenue of
$31.8 million. For the period from May 14, 1999 to December 31, 1999, WRC Media and its subsidiaries had net revenue of $50.6 million, which includes the results of CompassLearning from July 14, 1999 to December 31, 1999 and Weekly Reader from November 17, 1999 to December 31, 1999.

    WEEKLY READER. Weekly Reader's revenues are derived from its own operations, including those of its subsidiary Lifetime Learning Systems, Inc., as well as from the operations of American Guidance and World Almanac. Weekly Reader, not including American Guidance or World Almanac, derives revenues from three primary sources:

    - periodicals;

    - skills books; and

    - sponsored instructional materials published by Lifetime Learning Systems, Inc.

    Weekly Reader's periodicals are sold as subscriptions, all of which are for periods of twelve months or less, with a significant amount of each year's revenues coming from subscription renewals. Lifetime Learning Systems, Inc.'s sponsored supplemental educational materials are paid for by corporate, trade association or not-for-profit sponsors and are distributed for free primarily to K-12 students.

    American Guidance derives revenues from two product lines:

    - testing and assessment products; and

    - supplemental instructional materials.


    Testing and assessment products are typically sold in kits containing the test, test record forms, easels used to administer the test, scoring sheets and a manual describing the proper use of the test. Each test uses a different test record form, which typically come in packages of 25 and must be purchased from American Guidance for as long as the school uses the test. Some tests are used for over 15 years. Approximately 35% and 37% of American Guidance's revenues from testing and assessment products for the three months ended March 31, 2000 and the twelve months ended December 31, 1999, respectively, were from replenishment sales for these test record forms. American

Guidance's supplemental instructional materials consist of curriculum-based instructional materials and are sold primarily to middle and secondary schools.


    World Almanac derives revenues primarily from the sale of its reference and informational materials, including:

    - printed products and electronic databases;

    - nonfiction and fiction books; and

    - the distribution of third-party products targeted for K-12 students.

    Weekly Reader's subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription, whereas sales of its other products, including sponsored instructional materials, skills books, tests and other supplemental instructional materials, are recognized as revenue upon shipment, generally net of an allowance for returns.

    COMPASSLEARNING.  CompassLearning's revenues are derived from its:

    - software products;

    - professional development services;

    - technical support services; and

    - hardware sales.

    Sales of software products historically have been negatively impacted primarily due to two factors:

    - product introduction issues; and

    - a disruption in CompassLearning's sales force.

    Prior to 1995, CompassLearning's product development strategy focused on providing product written in proprietary authoring language in order to support features such as full-motion video to the desktop that were dependent on emerging technological advances. These emerging technological advances typically required proprietary hardware to function and were not compatible with third-party products. Following the 1995 acquisition by its former owner, CompassLearning changed its strategy to develop products based on known technology platforms which included standard hardware configurations and were more compatible with third-party products, thereby addressing a broader marketplace and minimizing the risk of product obsolescence. The acquisition of Ideal Learning, Inc. in December 1995, allowed CompassLearning to accelerate its strategic direction to release a management system that functioned in an open environment and co-existed with third-party products and to package its curriculum products by subject and by grade. In order to decrease time to market, the new product offerings of TOMORROW'S PROMISE and COMPASS were released in stages throughout 1997. While market acceptance of the new products was strong, customers were reluctant to migrate to the new product line until some features were available, which occurred in early 1998. Therefore, the full benefit of this new product line was not realized until 1998, when software revenue grew by 6%.

    In addition, during the nine months following the 1995 acquisition of CompassLearning by its former owner, a significant portion of CompassLearning's seasoned sales personnel left to join a start-up company. The departing sales representatives collectively accounted for approximately $20 million of new software sales in the twelve-month period prior to their respective departures. This disruption in the sales force negatively impacted CompassLearning's sales cycle and resulted in reduced sales in 1997.


    CompassLearning typically sells its professional development services and technical support services on an annual basis. Professional development services generally consist of a specific number of days of training. Technical support service contracts are typically for one-year periods and are provided at varying levels, from telephone help-line services to priority systems engineer dispatching. CompassLearning's electronic courseware customers purchase, on average, eight days of professional development services and a one-year technical support contract for help-line and systems engineer services in connection with their software purchases. These service contracts are frequently renewed following the expiration of the initial service period, with approximately 27% of professional development services revenue and approximately 55% of technical support services revenue for the year ended December 31, 1999 coming from renewal sales. CompassLearning's services revenues, particularly those attributable to renewals of existing services contracts, have been decreasing recently as a result of:


    - the decrease in new software sales, which reduces the amount of new service sales as well as subsequent renewal sales;

    - the improved quality of our software products, which require less technical support;

    - more customers supplying their own training and support services through in-house expertise; and

    - the allocation by customers of a greater amount of limited resources to upgrade their hardware and software systems for Year 2000 compliance.

    Services revenues are recognized on a straight-line basis over the period of the applicable service contract.

    CompassLearning's hardware business revenues are generally derived from reselling hardware to customers who request that CompassLearning provide a package of software and hardware. Prior to 1995, CompassLearning offered hardware to customers as a wholesaler of private label and other products. However, because of the less profitable nature of the business compared to CompassLearning's other businesses and to reduce the need for inventory and the risk of technological change rendering inventory obsolete, CompassLearning began discontinuing its wholesale hardware business in 1994. Currently, CompassLearning is a reseller for Apple, IBM, Compaq and Dell computers in order to accommodate requests by customers for complete hardware and software solutions. Revenues from sales of hardware are typically recognized upon shipment.

OPERATING COSTS AND EXPENSES.

    WEEKLY READER. For Weekly Reader, operating costs and expenses are comprised primarily of:

    - cost of goods sold;

    - marketing and selling;

    - distribution;

    - circulation and fulfillment;

    - editorial;

    - general and administrative expenses;

    - corporate and group overhead costs; and

    - depreciation and amortization.

    Weekly Reader's cost of goods sold for its products consist primarily of paper, printing and binding costs. Marketing and selling expenses are typically for direct mail costs including:

    - postage;

    - paper;

    - printing;

    - advertising;

    - mailing list rental fees;

    - telemarketing costs; and

    - the costs of sales employees.

    Distribution, circulation and fulfillment expenses are typically for postage, third-party fulfillment, warehousing and shipping. Weekly Reader's editorial costs consist of expenses incurred for its staff of writers as well as third-party contractors, such as freelance writers. General and administrative expenses consist primarily of:

    - salaries and fringe benefits for executives as well as for finance, information technology and human resources employees;

    - information technology expenses, other than salaries; and

    - real estate expenses.

    Corporate and group overhead costs include costs for:

    - amounts allocated as corporate overhead by PRIMEDIA for services and administrative functions shared with PRIMEDIA and its other operating companies, including, but not limited to:

     -  executive management costs;

     - salaries and fringe benefits for legal, financial, information technology and human resources personnel;

     -  information technology expenses;

     -  real estate expenses;

     -  third-party costs; and

    - direct group overhead, such as salaries, fringe benefits and other expenses for PRIMEDIA staff directly involved in operating Weekly Reader.

    COMPASSLEARNING. CompassLearning's operating costs and expenses consist primarily of:

    - cost of products sold;

    - sales and marketing;

    - research and development; and

    - general and administrative expenses.

    Sales and marketing expenses are the largest component of operating costs and expenses and consist primarily of direct sales force expenses as well as expenses for promotional activities. Sales and marketing expenses increased significantly in 1997 as a result of the introduction of TOMORROW'S PROMISE and COMPASS in April 1997, including the development of new promotional materials for the products, and the need to hire and train sales personnel to replace those lost to a competitor following the prior owner's acquisition of CompassLearning in 1995. Cost of products sold consist primarily of:

    - production and packaging costs, royalty expenses and amortization of purchased software and capitalized software development costs for software products;

    - salaries and related costs of employees providing professional development services and technical support services for CompassLearning's services business; and

    - the cost to CompassLearning to purchase the hardware for resale, as well as the internal cost to support this line of business, for its hardware business.

    Research and development costs consist primarily of salaries and related costs of employees, as well as temporary staff hired as needed, and are typically expensed as incurred. Prior to 1996, CompassLearning had been capitalizing approximately 50% or more of its software development costs. In 1997, CompassLearning's product focus changed with the introduction of TOMORROW'S PROMISE, and amortization charges of approximately $17.3 million, in connection with older capitalized software, were accelerated to reflect the software's new net realizable values. This cost is included in cost of goods sold. Since January 1, 1998, all new software development costs have been expensed as incurred as none of these costs have been considered eligible for capitalization.


    We estimate that it will cost approximately $11.7 million to develop incomplete in-process technology acquired as part of the acquisition of CompassLearning by WRC Media on July 14, 1999 into a commercially viable product. These costs related to design, coding, layout/artwork and testing and should be completed during the last half of 2001.


COMPASSLEARNING RESTRUCTURING.

    In July 1998, CompassLearning implemented an extensive re-engineering effort to reduce operating costs through increased efficiencies. As part of this effort, the following major steps were taken:

    - sales and services were realigned geographically to reduce travel time and expenses;

    - on-line training was introduced and new productivity tools for the field support staff were implemented to reduce costs and increase operational leverage; and

    - headcount was reduced from 695 to a targeted level of 545, primarily through reductions in sales and administrative, service and training areas.

    CompassLearning recorded a $3.0 million charge for the year ended
December 31, 1998, in connection with these restructuring efforts. Primarily as a result of these efforts, cost of goods sold for our services and selling and administrative expenses at CompassLearning were reduced by at least
$20.0 million during the year ended December 31, 1998 compared to the year ended December 31, 1997. The main areas of cost reductions were $4.9 million in compensation, $5.0 million in outside services, $3.3 million in travel, supplies and telephone, $1.9 million in depreciation, $1.3 million in rental expense, $1.2 million in advertising and promotion, and $1.1 million in recruiting and relocation.

RESULTS OF OPERATIONS--WRC MEDIA AND ITS SUBSIDIARIES

    The results of operations for WRC Media and its subsidiaries encompasses the operations of CompassLearning and Weekly Reader and its subsidiaries, including American Guidance and World Almanac. The results of operations for WRC Media and its subsidiaries should be read together with the separate discussions of the results of operations of Weekly Reader and CompassLearning and with the financial statements of WRC Media and its subsidiaries, Weekly Reader and CompassLearning.


    WRC Media was founded on May 14, 1999. For purposes of the financial presentation and discussion of WRC Media's results of operations comparing the three months ended March 31, 2000 to the three months ended March 31, 1999, we are comparing: (1) the unaudited 1999 historical income statements on a combined basis for the period January 1, 1999 through March 31, 1999 of CompassLearning and Weekly Reader to (2) the unaudited 2000 historical income statements for the period January 1, 2000 through March 31, 2000 of WRC Media and its subsidiaries. For purposes of the financial presentation and discussion of WRC Media and its subsidiaries' results of operations comparing the year ended December 31, 1999 to the year ended December 31, 1998, we are comparing: (1) the 1998 historical income statements on a combined basis of CompassLearning and Weekly Reader, including the historical income statement of American Guidance from January 1, 1998, through July 1, 1998 (prior to its acquisition by PRIMEDIA as of July 1, 1998, after which time its operations are included in the results of Weekly Reader) to (2) the 1999 historical income statements on a combined basis of:
(a) CompassLearning for the period of January 1, 1999 through July 13, 1999, after which time its operations are included with WRC Media and its subsidiaries; (b) Weekly Reader for the period of January 1, 1999 through November 17, 1999, after which time its operations are included with WRC Media and its subsidiaries; and (c) WRC Media and its subsidiaries presented from its inception through December 31, 1999. The financial information for Weekly Reader reflects the recapitalization of Weekly Reader as of November 17, 1999, and the prior contribution by PRIMEDIA of 100% of the capital stock of American Guidance and World Almanac to Weekly Reader. For accounting purposes, the contribution has been reflected as a reorganization of entities under common control. Accordingly, all prior periods have been restated to reflect that reorganization using the historical carrying value of the stock of American Guidance and World Almanac.



    The following tables set forth, for the periods indicated, combined statements of operations data for WRC Media and its subsidiaries, expressed in millions of dollars and as a percentage of net sales.



                                                                          THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------------------------------
                                                                        1999                        2000
                                                              -------------------------   -------------------------
                                                               AMOUNT    % OF NET SALES    AMOUNT    % OF NET SALES
                                                              --------   --------------   --------   --------------
                                                                              (DOLLARS IN MILLIONS)
Sales, net..................................................   $ 46.7        100.0%        $ 48.4        100.0%
Costs of goods sold.........................................     14.7         31.4%          15.6         32.3%
                                                               ------        ------        ------        ------
  Gross profit..............................................     32.0         68.6%          32.8         67.7%
Operating costs and expenses:
  Sales and marketing.......................................     10.8         23.2%          11.9         24.5%
  Research and development..................................      1.7          3.8%           2.1          4.4%
  Distribution, circulation and fulfillment.................      3.1          6.5%           3.2          6.6%
  Editorial.................................................      2.5          5.3%           2.5          5.1%
  General and administrative................................      5.5         11.8%           7.3         15.1%
  Corporate and group overhead..............................      1.6          3.4%            --          0.0%
  Depreciation and amortization.............................      4.0          8.7%           8.6         17.9%
                                                               ------        ------        ------        ------
Total operating costs and expenses..........................     29.2         62.7%          35.6         73.6%
  Income (loss) from operations.............................      2.8          5.9%          (2.8)        (5.9%)
Interest expense, including amortization of deferred
  financing costs...........................................     (4.6)        (9.9%)         (8.4)       (17.3%)
Other, net..................................................     (0.2)        (0.4%)          0.1          0.1%
                                                               ------        ------        ------        ------
Loss before income tax expense..............................     (2.0)        (4.4%)        (11.1)       (23.1%)
Income tax provision........................................       --          0.0%           0.5          0.9%
                                                               ------        ------        ------        ------
Net loss....................................................     (2.0)        (4.4%)       $(11.6)       (24.0%)
                                                               ======        ======        ======        ======

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                       1998                     1999
                                                              ----------------------   ----------------------
                                                                          % OF NET                 % OF NET
                                                               AMOUNT       SALES       AMOUNT       SALES
                                                              --------   -----------   --------   -----------
                                                                           (DOLLARS IN MILLIONS)
Sales, net..................................................   $206.7      100.0%       $214.1      100.0%
Cost of Goods Sold..........................................     64.2       31.1%         65.3       30.5%
                                                               ------      ------       ------      ------
  Gross profit..............................................    142.5       68.9%        148.8       69.5%
Operating Costs and Expenses:
  Marketing and sales.......................................     46.3       22.4%         45.8       21.4%
  Research and development..................................      8.0        3.9%          7.7        3.6%
  Distribution, circulation and fulfillment.................     10.9        5.3%         13.2        6.2%
  Editorial.................................................     13.3        6.4%         10.0        4.7%
  General and administrative................................     35.1       17.0%         31.3       14.6%
  Write-off of in-process research and development costs
    (a).....................................................       --          --          9.0        4.2%
  Depreciation and amortization.............................     12.9        6.2%         18.5        8.6%
  Restructuring (b).........................................      3.0        1.5%           --          --
                                                               ------      ------       ------      ------
Total operating costs and expenses..........................    129.5       62.7%        135.5       63.3%
Income from operations......................................     13.0        6.3%         13.3        6.2%
Interest expense, including amortization of deferred
  financing costs...........................................    (13.7)      (6.6%)       (21.6)     (10.1%)
Other, net..................................................     (0.2)      (0.1%)        (0.2)      (0.1%)
                                                               ------      ------       ------      ------
Loss before income tax and extraordinary item...............     (0.9)      (0.4%)        (8.5)      (4.0%)
Income tax expense..........................................     (4.3)      (2.1%)        (2.2)      (1.0%)
                                                               ------      ------       ------      ------
Loss before extraordinary item..............................     (5.2)      (2.5%)       (10.7)      (5.0%)
Extraordinary item (c)......................................       --          --         (3.3)      (1.6%)
                                                               ------      ------       ------      ------
Net loss....................................................   $ (5.2)      (2.5%)      $(14.0)      (6.5%)
                                                               ======      ======       ======      ======

--------------------------

(a) Immediately following the acquisition, CompassLearning recognized a $9.0 million charge related to the write-off of purchased in-process research and development cost acquired in connection with the acquisition.

(b) In 1998, CompassLearning adopted a formal action plan for restructuring its operations. The restructuring included a realignment of sales and service functions, various on-line training and head count reductions.


(c) On November 17, 1999, CompassLearning wrote-off deferred financing fees through an extraordinary charge as it refinanced all of its debt.



THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999



    SALES, NET. For the three months ended March 31, 2000, net sales increased $1.7 million, or 3.8%, to $48.4 million from $46.7 million for the same period in 1999. This increase was primarily due to an increase in sales at Weekly Reader of $2.6 million, or 7.9%, to $35.7 million for the three months ended March 31, 2000 from $33.1 million for the same period in 1999, offset by a decrease in sales at CompassLearning of $0.9 million, or 6.6%, to $12.7 million for the three months ended March 31, 2000 from $13.6 million for the same period in 1999. The increase in sales at Weekly Reader was due to (1) an increase in sales at World Almanac of $1.7 million, or 14.7%, to $13.3 million for the three months ended March 31, 2000 from $11.6 million for the same period in 1999 as a result of increased catalog and telemarketing sales at World Almanac's school library sales segments and (2) an increase in sales at American Guidance of $1.2 million, or 11.2%, to $11.9 million for the three months ended March 31, 2000 from $10.7 million for the same period in 1999 as a result of increases in sales of assessment products and textbooks. These increases were offset by a decrease in Weekly Reader's sales, not including World Almanac and American Guidance, of $0.3 million, or 2.8%, to $10.5 million for the three months ended March 31, 2000 from $10.8 million for the same period in 1999, primarily as a result of lower periodical subscription sales due to the timing of the number of issues shipped and lower licensing sales. The decrease in sales at CompassLearning of $0.9 million was primarily due to a decrease in service contract renewal sales and a decrease in hardware sales resulting from our strategy to exit the hardware business.



    GROSS PROFIT. For the three months ended March 31, 2000, gross profit increased by $0.8 million, or 2.4%, to $32.8 million from $32.0 million for the same period in 1999. This increase was due to (1) an increase in gross profit at Weekly Reader of $1.2 million, or 4.8%, to $26.0 million for the three months ended March 31, 2000 from $24.8 million for the same period in 1999 and (2) a decrease in gross profit at CompassLearning of $0.4 million, or 5.6%, to $6.8 million for the three months ended March 31, 2000 from $7.2 million for the same period in 1999. The increase in gross profit at Weekly Reader was a result of (1) an increase in gross profit at World Almanac of $0.8 million, or 9.9%, to $8.9 million for the three months ended March 31, 2000 from $8.1 million for the same period in 1999 due to the increased sales described above partially offset by an increase in obsolescence reserves at Gareth Stevens, Inc., (2) an increase in gross profit at American Guidance of $0.7 million, or 9.0%, to $8.5 million for the three months ended March 31, 2000 from $7.8 million for the same period in 1999 due to the increased sales described above and (3) a decrease in gross profit at Weekly Reader, not including World Almanac and American Guidance, of $0.3 million, or 3.4%, to $8.6 million for the three months ended March 31, 2000 from $8.9 million for the same period in 1999 due to the decreased sales described above. The decrease in gross profit at CompassLearning of $0.4 million was primarily due to the sales decrease described above. Gross profit as a percentage of sales decreased to 67.8% for the three months ended March 31, 2000 from 68.5% for the same period in 1999. This decrease was attributable to a decrease in the gross profit margin at Weekly Reader to 72.8% for the three months ended March 31, 2000 from 74.9% for the same period in 1999, which was primarily a result of lower gross profit margin at World Almanac due to product mix at World Almanac Books and Gareth Stevens, Inc., where lower margin sales channels drove the sales increases, and the increase in obsolescence reserves at Gareth Stevens, Inc.



    OPERATING COSTS AND EXPENSES. For the three months ended March 31, 2000, operating costs and expenses increased by $6.4 million, or 21.8%, to $35.6 million from $29.2 million for the same period in 1999. Weekly Reader operating costs and expenses decreased by $0.1 million, or 0.5%, to $20.5 million for the three months ended March 31, 2000 from $20.6 million for the same period in 1999 primarily due to (1) an increase in general and administrative expenses of $0.8 million at Weekly Reader relating to increases in reserves for accrued vacation and subscription cancellations, (2) a decrease in allocated PRIMEDIA corporate and group overhead expenses of $1.6 million offset by $0.8 million of WRC Media general and administrative expenses and
(3) lower depreciation and amortization expenses of $0.3 million due to intangible assets with lower amortization schedules in the later part of their lives and intangible assets that were fully amortized in 1999. CompassLearning operating costs and expenses increased by $3.6 million, or 41.4%, to $12.3 million for the three months ended March 31, 2000 from $8.7 million for the same period in 1999 primarily due to (1) an increase in sales and marketing expenses of $1.1 million due to higher compensation, travel and meeting expenses, (2) an increase in research and development expenses of $0.4 million due to increased compensation and outside services costs and (3) an increase in amortization costs of $2.1 million relating to increased goodwill and intangible assets resulting from the acquisition of CompassLearning by WRC Media in July of 1999. Additionally, WRC Media operating costs and expenses increased to $2.8 million for the three months ended March 31, 2000 from $0 for the same period in 1999 due to goodwill and intangible asset amortization resulting from the transactions described under "The Acquisition and Recapitalization." Operating costs and expenses as a percentage of sales increased to 73.6% for the three months ended March 31, 2000 from 62.7% for the same period in 1999 due to the increased costs at CompassLearning and the increased amortization at WRC Media described above.



    INCOME (LOSS) FROM OPERATIONS. For the three months ended March 31, 2000, income from operations decreased by $5.6 million, or 201.8%, to a loss from operations of $2.8 million from income from operations of $2.8 million for the same period in 1999 and income from operations as a percentage of sales decreased to negative 5.8% from positive 5.9% for the same period in 1999. These decreases were primarily due to the factors described above.



    INTEREST EXPENSE, INCLUDING AMORTIZATION OF DEFERRED FINANCING COSTS. For the three months ended March 31, 2000, interest expense increased by $3.8 million, or 80.9%, to $8.4 million from $4.6 million for the same period in 1999 and interest expense as a percentage of sales increased to 17.3% from 9.9% for the same period in 1999. Interest expense for the three months ended
March 31, 2000 relates to debt and amortization of deferred financing costs associated with the transactions described under "The Acquisition and Recapitalization." Interest expense for the three months ended March 31, 1999 relates to (1) for Weekly Reader, interest charged by PRIMEDIA to Weekly Reader on outstanding intercompany debt and (2) for CompassLearning, borrowings from its previous ownership prior to its acquisition by WRC Media in July of 1999.



    OTHER, NET. For the three months ended March 31, 2000, other expense decreased by $0.3 million, to $0.1 million from negative $0.2 million for the same period in 1999. This decrease was primarily a result of a decrease in miscellaneous taxes at Weekly Reader, not including World Almanac.



    NET INCOME (LOSS). For the three months ended March 31, 2000, net loss increased by $9.6 million, or negative 471.9%, to $11.6 million from $2.0 million for the same period in 1999 primarily as a result of increased amortization expenses for intangible assets and increased interest expense. Net loss as a percentage of net sales decreased to negative 24.0% for the three months ended March 31, 2000 from negative 4.4% for the same period in 1999.



YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998


    SALES, NET. For the year ended December 31, 1999, net sales increased by $7.4 million, or 3.6%, to $214.1 million from $206.7 million in 1998. This increase was primarily due to higher sales at Weekly Reader of $10.5 million, or 7.5%, offset by a decrease in sales at CompassLearning of $3.1 million, or 4.5%. The increase in sales at Weekly Reader was due to: (1) American Guidance's net sales increased by $3.4 million, or 7.4%, to $49.6 million in 1999 from $46.2 million for the full year in 1998, primarily as a result of strong sales of supplemental testing materials; (2) Weekly Reader's sales, not including American Guidance and World Almanac, increased by $2.0 million, or 4.6%, to $45.7 million in 1999 from $43.7 million in 1998, primarily due to an increase in Weekly Reader's subscription sales to schools resulting from a price increase, increased sales of sponsored instructional materials by Lifetime Learning Systems, Inc., and increased sales of Weekly Reader's skill books; and
(3) World Almanac's net sales increased by $5.0 million, or 10.4%, to $52.9 million in 1999 from $47.9 million in 1998, primarily due to increases in sales of the Millennium Almanac and licensing revenues and increased sales by World Almanac's school library segments, World Almanac Education Library Services and Gareth Stevens, Inc. The reduction in sales at CompassLearning was primarily due to: (1) an anticipated erosion of service-related revenue streams supporting older software versions that declined $4.3 million, or 12.7%, to $29.6 million in 1999 from $33.9 million in 1998; and (2) hardware revenue decreasing $0.6 million, or 15.0%, to $3.4 million in 1999 from $4.0 in 1998, consistent with CompassLearning's strategy to exit the hardware business. These decreases were partially offset by the growth of new software sales of $1.8 million, or 5.8%, to $32.8 million in 1999 from $31.0 million in 1998, primarily due to higher sales volume from customers migrating to COMPASS and TOMORROW'S PROMISE products.

    GROSS PROFIT. For the year ended December 31, 1999, gross profit increased by $6.3 million, or 4.4%, to $148.8 million from $142.5 million for the same period in 1998. The increase resulted from: (1) Weekly Reader's gross profit, not including American Guidance and World Almanac, increased by $1.0 million, or 2.7%, to $37.6 million in 1999 from $36.6 million in 1998, primarily due to the increased sales at Lifetime Learning Systems, Inc. and increased Weekly Reader's subscription sales; (2) World Almanac's gross profit increased by $2.0 million, or 6.2%, to $34.1 million in 1999 from $32.1 million in 1998 as a result of increased sales, partially offset by a charge of $1.2 million related to excess inventory at World Almanac's Gareth Stevens, Inc. division; (3) American Guidance's gross profit increased by $2.0 million, or 5.8%, to $36.4 million in 1999 from $34.4 million in 1998 as a result of increased sales; and
(4) although CompassLearning had lower sales, for the year ended December 31, 1999, gross profit increased $1.3 million, or 3.3%, to $40.8 million from $39.5 million in 1998. Gross profit as a percentage of net revenue increased to 62.0% in 1999 from 57.3% in 1998. This increase was primarily due to the increase in software revenue described above, which has a higher gross profit percentage and a decrease in service revenue, which has a lower gross profit percentage. For the year ended December 31, 1999, software-related sales which have a higher margin, comprised 66.4% of total gross profit compared to 60.8% in 1998, while service-related sales which have a lower margin comprised 31.1% of total gross profit compared to 37.0% in 1998.

    OPERATING COSTS AND EXPENSES. For the year ended December 31, 1999, operating costs and expenses increased by $6.0 million, or 4.6%, to $135.5 million from $129.5 million for the same period in 1998. The increase resulted from the following:

        (1) CompassLearning's operating costs and expenses increased for the year ended December 31, 1999, by $5.8 million, or 13.5%, to $48.8 million from $43.0 million in 1998. Operating expenses as a percentage of net revenue increased to 74.2% in 1999 from 62.4% in 1998. This increase was primarily due to a $9.0 million write-off of in-process research and development and a $3.8 million increase in amortization of intangibles assets related to the July 14, 1999 acquisition of CompassLearning by WRC Media. The increases were partially offset by a $3.0 million reduction in restructuring expenses in 1998 compared to 1999 and $4.1 million in associated effects of the restructuring and other general cost reductions including: a $3.9 million reduction in compensation and outside services expenses; a $0.4 million reduction in travel expenses; and a $0.3 million reduction in advertising expenses, which is offset by a $0.3 million increase in commission expenses.

        (2) WRC Media's depreciation and amortization expense increased by $0.7 million as a result of the increase in goodwill associated with the recapitalization of Weekly Reader. Additionally, WRC Media's general and administrative expenses increased by $1.0 million due to increased head count at the corporate office and other administrative expenses.

        (3) These increases were offset by a reduction in operating costs and expenses at Weekly Reader of $1.5 million, or 1.7%, to $85.1 million in 1999 from $86.6 million in 1998. The $1.5 million reduction in operating costs and expenses was due to the following: a $6.0 million reduction in general and administrative expenses primarily due to the elimination of various cost categories at American Guidance upon its acquisition by Weekly Reader and a $3.2 million reduction in editorial expenses. These reductions were offset by: an increase in distribution, circulation, fulfillment, sales and marketing expenses of $4.2 million which primarily resulted from increased selling costs associated with the increased sales, and increases in telemarketing sales due to new sales initiatives; an increase of
    $0.7 million in PRIMEDIA's corporate and group overhead allocations to Weekly Reader, which were discontinued as of November 17, 1999; and a
    $2.8 million increase in depreciation and amortization relating to the amortization of goodwill generated by the American Guidance acquisition.

    INCOME FROM OPERATIONS. For the year ended December 31, 1999, income from operations increased by $0.3 million, or 2.3%, to $13.3 million from $13.0 million in 1998, and income from operations as a percentage of sales decreased slightly to 6.2%, in 1999 from 6.3% for the same period in 1998. This was a result of increased sales and the increased selling expenses described above.

    INTEREST EXPENSE, INCLUDING AMORTIZATION OF DEFERRED FINANCING COSTS. For the year ended December 31, 1999, interest expense, including amortization of deferred financing costs, increased by $7.9 million, or 57.7%, to $21.6 million from $13.7 million in 1998. This increase in interest expense was due to an increase of $2.6 million at Weekly Reader which was primarily related to the acquisition of American Guidance on July 1, 1998; an increase at CompassLearning of $0.2 million due to its acquisition by WRC Media on July 14, 1999; and an increase of $5.1 million at WRC Media related to the recapitalization of Weekly Reader on November 17, 1999.

    OTHER, NET. For the year ended December 31, 1999, other income did not change. Other expenses increased due to a $0.4 million increase in miscellaneous taxes at Weekly Reader that was offset by a $0.4 million increase of other income at CompassLearning related to the sale of an investment.

    INCOME TAX EXPENSE. For the year ended December 31, 1999, the income tax provision decreased by $2.1 million, or 48.8%, to $2.2 million from $4.3 million in 1998. The decrease was primarily related to the increase in the loss before income taxes and extraordinary item. Additionally, due to the recapitalization of Weekly Reader by WRC Media, Weekly Reader files its income taxes as part of a consolidated return for which income in one consolidated entity can be offset by losses in others, thus lowering the income tax expense.

    LOSS BEFORE EXTRAORDINARY ITEM. For the year ended December 31, 1999, the net loss increased by $5.5 million, or 105.8%, to a $10.7 million, from $5.2 million in 1998. The loss before extraordinary items as a percentage of net sales increased to a negative 5.0% from a negative 2.5% in 1998. This increase was due to the factors described above.

    EXTRAORDINARY ITEM. For the year ended December 31, 1999, CompassLearning wrote off deferred financing fees of $3.3 million relating to the refinancing of its debt on November 17, 1999.

    NET LOSS. For the year ended December 31, 1999, the net loss increased by $8.8 million, or 169.2%, to $14.0 million from $5.2 million in 1998. The net loss as a percentage of net sales increased to a negative 6.5% from a negative 2.5% in 1998. This increase was due to the factors described above.

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
RESULTS OF OPERATIONS--WEEKLY READER


    The financial information for Weekly Reader through November 17, 1999, included in this prospectus and used as a basis for the financial presentation and discussion of Weekly Reader's results of operations in this section reflects the recapitalization of Weekly Reader as of November 17, 1999, and the prior contribution by PRIMEDIA of 100% of the capital stock of American Guidance and World Almanac to Weekly Reader. For accounting purposes, the contribution by PRIMEDIA has been reflected as a reorganization of entities under common control. Accordingly, all prior periods have been restated to reflect that reorganization using the historical carrying value of the stock of American Guidance and World Almanac. The financial statements of Weekly Reader include the operations of American Guidance since PRIMEDIA acquired its capital stock, which was effective on July 1, 1998. For a discussion of the results of operations of American Guidance prior to July 1, 1998, see "--Results of Operations--American Guidance."



    The following tables set forth, for the periods indicated, consolidated statements of operations data for Weekly Reader expressed in millions of dollars and as a percentage of net sales.



                                                                THREE MONTHS ENDED MARCH 31,
                                                    -----------------------------------------------------
                                                      1999                        2000
                                                     AMOUNT    % OF NET SALES    AMOUNT    % OF NET SALES
                                                    --------   --------------   --------   --------------
                                                                    (DOLLARS IN MILLIONS)
Sales, net........................................   $33.1         100.0%        $35.7         100.0%
                                                     -----         -----         -----         -----
Costs of goods sold...............................     8.3          25.0%          9.7          27.2%
                                                     -----         -----         -----         -----
Gross profit......................................    24.8          75.0%         26.0          72.8%
Operating costs and expenses:
Marketing and selling.............................     5.9          17.8%          5.9          16.6%
Distribution, circulation and fulfillment.........     3.0           9.3%          3.2           8.8%
Editorial.........................................     2.5           7.4%          2.5           7.0%
General and administrative........................     3.6          10.8%          4.4          12.3%
Corporate and group overhead (a)..................     1.6           4.9%          0.8           2.4%
Depreciation and amortization.....................     4.0          12.1%          3.7          10.4%
                                                     -----         -----         -----         -----
Operating income..................................     4.2          12.7%          5.5          15.3%
Other income (expenses):
Interest expense (b)..............................    (3.3)        (10.1%)        (8.2)        (23.0%)
                                                     -----         -----         -----         -----
Amortization of deferred financing costs..........      --           0.0%           --           0.0%
Other, net........................................    (0.6)         (1.7%)          --           0.1%
                                                     -----         -----         -----         -----
Income (loss) before income tax expense...........     0.3           0.9%         (2.7)         (7.6%)
Income tax provision..............................      --           0.0%          0.5           1.3%
                                                     -----         -----         -----         -----
Net income (loss).................................   $ 0.3           0.9%        $(3.2)         (8.9%)
                                                     =====         =====         =====         =====


------------------------


    (a) Prior to the recapitalization on November 17, 1999, Weekly Reader was allocated a corporate and group overhead charge which included costs for:
       (1) amounts allocated as corporate overhead to Weekly Reader by PRIMEDIA for services and administrative functions shared with PRIMEDIA and its other operating companies including, but not limited to, executive management costs, salaries and fringe benefits for various legal, financial, information technology and human resources personnel, information technology expenses, real estate expenses, and third-party costs; and (2) direct group overhead costs, such as salaries, fringe benefits and expenses for PRIMEDIA staff directly involved in Weekly Reader (not including World Almanac and American Guidance). As of November 17, 1999 these charges were eliminated.



    (b) Includes the allocation of interest expense prior to November 17, 1999, arising from borrowings at the PRIMEDIA corporate level.

                                                               YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------
                                                  1997                  1998                  1999
                                           -------------------   -------------------   -------------------
                                                      % OF NET              % OF NET              % OF NET
                                            AMOUNT     SALES      AMOUNT     SALES      AMOUNT     SALES
                                           --------   --------   --------   --------   --------   --------
                                                                (DOLLARS IN MILLIONS)
Sales, net...............................   $ 92.9     100.0%    $ 118.2     100.0%    $ 148.3     100.0%
Cost of goods sold.......................     23.8      25.6%       30.6      25.9%       40.2      27.1%
                                            ------     -----     -------     -----     -------     -----
Gross profit.............................     69.1      74.4%       87.6      74.1%      108.1      72.9%
Operating costs and expenses:
Marketing and selling....................     11.8      12.7%       17.6      14.9%       24.3      16.4%
Distribution, circulation and
  fulfillment............................     11.6      12.5%       10.9       9.2%       13.2       8.9%
Editorial................................      9.0       9.7%       10.6       9.0%       10.0       6.8%
General and administrative...............     12.7      13.7%       15.3      12.9%       15.9      10.8%
Corporate and group overhead (a).........      2.5       2.6%        5.6       4.7%        6.2       4.2%
Depreciation and amortization............     11.4      12.3%       12.2      10.3%       15.4      10.3%
                                            ------     -----     -------     -----     -------     -----
Operating income.........................     10.1      10.9%       15.4      13.0%       23.1      15.5%
Other income (expense):
Intercompany interest expense (b)........     (7.0)     (7.5%)      (9.2)     (7.7%)     (10.1)     (6.8%)
Interest expense.........................       --        --          --        --        (4.5)     (3.0%)
Amortization of deferred financing
  costs..................................     (0.6)     (0.7%)      (0.2)     (0.2%)      (0.2)     (0.1%)
Other, net...............................      1.5       1.6%       (0.2)     (0.2%)      (0.6)     (0.4%)
                                            ------     -----     -------     -----     -------     -----
Income before income tax provision.......      4.0       4.3%        5.8       4.9%        7.7       5.2%
Income tax provision.....................      5.8       6.2%        3.9       3.3%        4.5       3.0%
                                            ------     -----     -------     -----     -------     -----
Net income (loss)........................   $ (1.8)     (1.9%)   $   1.9       1.6%    $   3.2       2.2%
                                            ======     =====     =======     =====     =======     =====

------------------------

    (a) Prior to the recapitalization on November 17, 1999, Weekly Reader was allocated a corporate and group overhead charge which included costs for:
       (1) amounts allocated as corporate overhead to Weekly Reader by PRIMEDIA for services and administrative functions shared with PRIMEDIA and its other operating companies including, but not limited to, executive management costs, salaries and fringe benefits for various legal, financial, information technology and human resources personnel, information technology expenses, real estate expenses, and third-party costs; and (2) direct group overhead costs, such as salaries, fringe benefits and expenses for PRIMEDIA staff directly involved in Weekly Reader (not including World Almanac and American Guidance). As of November 17, 1999 these charges were eliminated.

    (b) Represents the allocation of interest expense prior to November 17, 1999, arising from borrowings at the PRIMEDIA corporate level.


THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999



    SALES, NET. For the three months ended March 31, 2000, net sales increased $2.6 million, or 7.9%, to $35.7 million from $33.1 million for the same period in 1999. This increase was due to (1) an increase in sales at World Almanac of $1.7 million, or 14.7%, to $13.3 million for the three months ended March 31, 2000 from $11.6 million for the same period in 1999, primarily as a result of increases in catalog and telemarketing sales at World Almanac's school library segments, World Almanac Education Library Services and Gareth Stevens, Inc., and
(2) an increase in sales at American Guidance of $1.2 million, or 11.2%, to $11.9 million for the three months ended March 31, 2000 from $10.7 million for the same period in 1999, primarily as a result of increases in sales of assessment products and textbooks. These increases were partially offset by a decrease in sales at Weekly Reader, not including World Almanac and American Guidance, of $0.3 million, or 2.8%, to $10.5 million for the three months ended March 31, 2000 from $10.8 million for the same period in 1999, primarily as a result of lower periodical subscription sales due to the timing of the number of issues shipped and lower licensing sales, partially offset by increased sales of sponsored instructional materials by Lifetime Learning Systems, Inc.



    GROSS PROFIT. For the three months ended March 31, 2000, gross profit increased by $1.2 million, or 4.8%, to $26.0 million from $24.8 million for the same period in 1999. This increase was due to (1) an increase in gross profit at World Almanac of $0.8 million, or 9.9%, to $8.9 million for the three months ended March 31, 2000 from $8.1 million for the same period in 1999, primarily as a result of the increased sales described above, partially offset by an increase in obsolescence reserves at Gareth Stevens, Inc., and (2) an increase in gross profit at American Guidance of $0.7 million, or 9.0%, to $8.5 million for the three months ended March 31, 2000 from $7.8 million for the same period in 1999, primarily as a result of the increase in sales described above. These increases were partially offset by a decrease in gross profit at Weekly Reader, not including World Almanac and American Guidance, of $0.3 million, or 3.4%, to $8.6 million for the three months ended March 31, 2000 from $8.9 million for the same period in 1999, primarily due to the sales decrease described above. Gross profit as a percentage of net sales decreased to 72.8% for the three months ended March 31, 2000 from 74.9% for the same period in 1999. This decrease was primarily a result of a lower gross profit margin for World Almanac due to product mix at World Almanac Books and Gareth Stevens, Inc., where lower margin sales channels drove the sales increases, and the increase in obsolescence reserves at Gareth Stevens, Inc.



    OPERATING COSTS AND EXPENSES. For the three months ended March 31, 2000, operating costs and expenses decreased by $0.1 million, or 0.5%, to $20.5 million from $20.6 million for the same period in 1999. General and administrative expenses increased by $0.8 million, or 22.5%, to $4.4 million for the three months ended March 31, 2000 from $3.6 million for the same period in 1999, primarily due to increased expenses at Weekly Reader resulting from increases in reserves for accrued vacation expenses and subscription cancellations. Corporate overhead costs of World Almanac, American Guidance and Weekly Reader decreased by $0.8 million, or 46.0%, to $0.8 million for the three months ended March 31, 2000 from $1.6 million for the same period in 1999 due to the lower corporate overhead cost structure established by WRC Media after the acquisition of those entities from PRIMEDIA. Depreciation and amortization decreased by $0.3 million, or 7.0%, to $3.7 million for the three months ended March 31, 2000 from $4.0 million for the same period in 1999, primarily due to intangible assets with lower amortization schedules in the later part of their lives and intangible assets that were fully amortized in 1999. Distribution and circulation costs increased by $0.2 million, or 4.0%, to $3.2 million for the three months ended March 31, 2000 from $3.0 million for the same period in 1999. Operating costs and expenses as a percentage of sales decreased to 57.4% for the three months ended March 31, 2000 from 62.2% for the same period in 1999 due to the fact that sales increased as described above while operating costs and expenses decreased slightly.



    OPERATING INCOME. For the three months ended March 31, 2000, operating income increased by $1.3 million, or 29.6%, to $5.5 million from $4.2 million for the same period in 1999 and operating income as a percentage of sales increased to 15.3% from 12.7% for the same period in 1999. These increases were primarily due to the factors described above.



    INTEREST EXPENSE. For the three months ended March 31, 2000, interest expense increased by $4.9 million, or 146.9%, to $8.2 million from $3.3 million for the same period in 1999 and interest expense as a percentage of sales increased to 23.0% from 10.1% for the same period in 1999. The interest expense for the three months ended March 31, 2000 relates to debt associated with the transactions described under "The Acquisition and Recapitalization." Since Weekly Reader is jointly and severally liable for that debt, the interest expense related to that debt is reflected in the financial statements of Weekly Reader. The interest expense for the three months ended March 31, 1999 represents interest charged by PRIMEDIA to Weekly Reader on outstanding intercompany debt.



    OTHER, NET. For the three months ended March 31, 2000, other expense, net decreased to $0 from $0.6 million for the same period in 1999. This decrease was a result of a decrease in miscellaneous taxes at Weekly Reader (not including World Almanac).



    NET INCOME (LOSS).  For the three months ended March 31, 2000, net income
(loss) decreased by $3.5 million, or 1,108.3%, to a net loss of $3.2 million from net income of $0.3 million for the same period in 1999. Net income (loss) as a percentage of net sales decreased to negative 8.9% for the three months ended March 31, 2000 from positive 0.9% for the same period in 1999. These decreases were primarily due to the factors described above.


TWELVE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO TWELVE MONTHS ENDED
  DECEMBER 31, 1998

    SALES, NET. For the twelve months ended December 31, 1999, net sales increased $30.1 million, or 25.4%, to $148.3 million from $118.2 million for the same period in 1998. This increase was primarily due to the inclusion of an additional $23.0 million of sales attributable to American Guidance as it was included in Weekly Reader's operations for a full twelve months in 1999 compared to six months in 1998, as American Guidance was acquired on July 1, 1998. American Guidance's sales were $49.6 million for the twelve months ended December 31, 1999 compared with $26.6 million for the six months ended
December 31, 1998. American Guidance's net sales also grew as a result of strong sales of supplemental testing materials. Additionally, Weekly Reader's net sales, not including World Almanac and American Guidance, increased by $2.0 million, or 4.6%, to $45.7 million in 1999 from $43.7 million in 1998, primarily due to an increase in Weekly Reader's subscription sales to schools resulting from a price increase, increased sales of sponsored instructional materials by Lifetime Learning Systems, Inc. and increased sales of Weekly Reader's skill books. Also, World Almanac's net sales increased by $5.0 million, or 10.4%, to $52.9 million in 1999 from $47.9 million in 1998, primarily due to increases in the sales of Millennium Almanac and licensing revenues, and increased sales by World Almanac's school library segments, World Almanac Education Library Services and Gareth Stevens, Inc.

    GROSS PROFIT. For the twelve months ended December 31, 1999, gross profit increased by $20.5 million, or 23.4%, to $108.1 million from $87.6 million for the same period in 1998. This increase was primarily due to the inclusion of an additional $17.5 million of gross profit attributable to American Guidance as it was included in the operations for twelve months in 1999, compared to six months in 1998. American Guidance's gross profit was $36.4 million for the twelve months ended December 31, 1999 compared with $18.9 million for the six months ended December 31, 1998. World Almanac's gross profit increased by $2.0 million, or 6.2%, to $34.1 million in 1999 from $32.1 million in 1998 as a result of increased sales, which was partially offset by a charge of $1.2 million related to excess inventory at World Almanac's Gareth
Stevens, Inc. division. Weekly Reader's gross profit, not including World Almanac and American Guidance, increased by $1.0 million, or 2.7%, to $37.6 million in 1999 from $36.6 million in 1998, primarily due to increased sales at Lifetime Learning Systems, Inc. and Weekly Reader's increased subscription sales. Gross profit as a percentage of sales decreased to 72.9%, from 74.1% for the same period in 1998. This decrease was primarily a result of a lower gross profit percentage for Weekly Reader, not including World Almanac and American Guidance, due to a product mix change, as a greater percentage of sales consisted of Lifetime Learning Systems, Inc.'s sponsored instructional materials which are sold at a lower gross profit margin than Weekly Reader's classroom subscriptions. Additionally, World Almanac's gross profit margin decreased primarily due to the inventory related charge previously noted.

    OPERATING COSTS AND EXPENSES. For the twelve months ended December 31, 1999, operating costs and expenses increased by $12.8 million, or 17.7%, to $85.0 million from $72.2 million for the same period in 1998. This increase was primarily due to the inclusion of an additional $13.0 million of operating expenses attributable to American Guidance as it was included in the operations for twelve months in 1999, compared to six months in 1998. American Guidance's operating costs and expenses were $30.1 million for the twelve months ended December 31, 1999 compared with $17.1 million for the six months ended December 31, 1998. For the twelve months ended December 31, 1999, operating costs and expenses as a percentage of sales decreased to 57.4% from 61.0% for the same period in 1998. This percentage decrease was primarily due to increased sales at Weekly Reader, while operating costs and expenses increased at a lower rate over the same period.

    OPERATING INCOME. For the twelve months ended December 31, 1999, operating income increased by $7.7 million, or 50.0%, to $23.1 million from $15.4 million for the same period in 1998, and operating income as a percentage of sales increased to 15.5% from 13.0% for the same period in 1998. These increases were primarily due to the factors described above.

    INTERCOMPANY INTEREST EXPENSE. Intercompany interest expense was charged to Weekly Reader by PRIMEDIA based on the intercompany debt outstanding between Weekly Reader and PRIMEDIA and on PRIMEDIA's then current debt service rates. Intercompany debt on Weekly Reader's financial statements is included in the balance sheet line, "Investment by PRIMEDIA, net." Intercompany interest expense was no longer charged after the recapitalization on November 17, 1999. The intercompany interest charges between PRIMEDIA and Weekly Reader represent ordinary and usual activities between a parent company and a subsidiary.

    For the twelve months ended December 31, 1999, intercompany interest expense increased by $0.9 million, or 9.8%, to $10.1 million from $9.2 million for the same period in 1998; and intercompany interest expense as a percentage of sales decreased to 6.8% from 7.8% for the same period in 1998. This increase was a result of the inclusion of additional PRIMEDIA allocations of intercompany interest expense related to the acquisition of American Guidance. Intercompany interest allocations by PRIMEDIA were discontinued upon the recapitalization of Weekly Reader on November 17, 1999.

    INTEREST EXPENSE. For the twelve months ended December 31, 1999, interest expense was $4.5 million and interest expense as a percentage of sales was 3.0%. Interest expense relates to the debt associated with the recapitalization of Weekly Reader on November 17, 1999. As Weekly Reader is jointly and severally liable for these new borrowings, the interest expense related to the debt is reflected in the financial statements of Weekly Reader.

    OTHER, NET. For the twelve months ended December 31, 1999, other, net, increased by $0.4 million, to $0.6 million from $0.2 million for the same period in 1998. This increase was a result of an increase in miscellaneous taxes at Weekly Reader (not including World Almanac and American Guidance) and American Guidance.

    INCOME TAX PROVISION. For the twelve months ended December 31, 1999, the income tax provision increased by $0.6 million to $4.5 million from $3.9 million, in 1998. As a percentage of net sales, the income tax provision decreased to 3.0% from 3.3% in 1998. The income tax provision as a percentage of net sales decreased due to Weekly Reader's recapitalization by WRC Media. As a result of the recapitalization, Weekly Reader files its income taxes as part of a consolidated return for which income in one consolidated entity can be offset by losses in others, thus lowering the income tax provision.

    NET INCOME (LOSS). For the twelve months ended December 31, 1999, net income increased by $1.3 million, to $3.2 million from $1.9 million, for the same period in 1998. Net income as a percentage of net sales increased to 2.2% from 1.6% for the same period in 1998. These increases were primarily due to the factors described above.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    SALES, NET. For the year ended December 31, 1998, net sales increased by $25.3 million, or 27.2%, to $118.2 million from $92.9 million in 1997. This increase was primarily due to the acquisition of American Guidance, which added $26.6 million in sales. This increase was partially offset by a decrease in Weekly Reader's net sales, not including American Guidance and World Almanac, of $1.5 million, or 3.3%, to $43.7 million in 1998 from $45.2 million in 1997 as a result of a change in the publishing schedule in 1997 which shifted one issue of the periodicals from January 1998 to December 1997. As a result of this permanent change, 1997 contained 27 issues instead of the conventional 26 that were shipped in 1998, as well as years prior to and subsequent to 1997. World Almanac sales increased by $0.2 million, or 0.4%, to $47.9 million in 1998 from $47.7 million in 1997 as a result of a sales increase of $1.6 million due to increases in the number of products offered in its customer, prospect and specialized reference catalogs and the mailing volume of its customer and prospect catalogs and as a result of a sales increase of $1.4 million as a result of a full year of sales in 1998 for Gareth Stevens, Inc., which was acquired in February, 1997. These increases were partially offset by a sales decrease of $2.4 million at Funk & Wagnalls from the decline in print encyclopedia sales and attrition to the annuals customer list.

    GROSS PROFIT. For the year ended December 31, 1998, gross profit increased by $18.5 million, or 26.8%, to $87.6 million from $69.1 million in 1997. Gross profit as a percentage of net sales decreased to 74.1% in 1998 from 74.4% in 1997. This increase and decrease, respectively, were primarily due to the acquisition of American Guidance which added $19.0 million in gross profit but operated at a lower gross margin than Weekly Reader's other businesses.

    OPERATING COSTS AND EXPENSES. For the year ended December 31, 1998, operating costs and expenses increased by $13.2 million, or 22.4%, to $72.2 million from $59.0 million in 1997. This increase was primarily due to the acquisition of American Guidance, which added $17.1 million to operating costs and expenses, partially offset by a reduction of $3.8 million in operating expenses at World Almanac, as a result of lower intangible amortization at Facts On File News Services and Funk & Wagnalls. For the year ended December 31, 1998, operating costs and expenses as a percentage of sales decreased to 61.1% from 63.5% in 1997. This decrease was primarily due to the decline in intangible asset amortization at World Almanac, which decreased World Almanac's operating costs and expenses as a percentage of sales to 56.2% in 1998 from 64.4% in 1997 and was partially offset by the inclusion of American Guidance which had higher operating costs and expenses as a percentage of sales than Weekly Reader's other businesses for the period.

    OPERATING INCOME. For the year ended December 31, 1998, operating income increased by $5.3 million, or 52.5%, to $15.4 million from $10.1 million in 1997 and operating income as a percentage of net sales increased to 13.0% from 10.9% in 1997. These increases were primarily due to the factors described above.

    INTERCOMPANY INTEREST EXPENSE. For the year ended December 31, 1998, intercompany interest expense increased $2.2 million, or 31.4%, to $9.2 million from $7.0 million in 1997 and intercompany interest expense as a percentage of net sales increased to 7.7% from 7.5% for the same period in 1997. These increases were primarily due to increased allocations from PRIMEDIA as a result of the acquisition of American Guidance.

    OTHER, NET. For the year ended December 31, 1998, other, net decreased by $1.7 million to $(0.2) million from $1.5 million. This decrease was the result of a gain on the sale of assets realized by Weekly Reader in 1997 that did not recur in 1998.

    INCOME TAX PROVISION (BENEFIT). For the year ended December 31, 1998, income tax provision decreased $1.9 million, or 32.8%, to $3.9 million from $5.8 million in 1997 and income tax provision as a percentage of income (loss) before income tax provision (benefit), or the effective income tax rate, decreased to 67.2% from 145.0%. In both years, the effective income tax rate was higher than the statutory income tax rate primarily due to provisions recorded to establish a valuation allowance, in both years, against net deferred income tax assets of Weekly Reader. The effective income tax rate decreased during 1998 primarily due to a reduction in the provision to record the valuation allowance.

    NET (LOSS) INCOME. For the year ended December 31, 1998, net income increased by $3.7 million to $1.9 million, from a net loss of $1.8 million in 1997 and net income as a percentage of sales increased to 1.6% from a net loss for the same period in 1997. These increases were primarily due to the factors described above.

RESULTS OF OPERATIONS--AMERICAN GUIDANCE



    The following table sets forth, for the periods indicated, statement of income data, expressed in millions of dollars and as a percentage of sales. PRIMEDIA acquired all of the capital stock of American Guidance effective as of July 1, 1998. Prior to PRIMEDIA's acquisition of American Guidance, American Guidance's fiscal year ended on June 30 of each year. Following its acquisition by PRIMEDIA, the fiscal year of American Guidance was changed to December 31 of each year. American Guidance's results of operations subsequent to July 1, 1998 are included in the results of operations of Weekly Reader.



                                                                      YEAR ENDED JUNE 30,
                                                     -----------------------------------------------------
                                                               1997                        1998
                                                     -------------------------   -------------------------
                                                      AMOUNT    % OF NET SALES    AMOUNT    % OF NET SALES
                                                     --------   --------------   --------   --------------
                                                                     (DOLLARS IN MILLIONS)
Sales, net.........................................   $33.5         100.0%        $42.7         100.0%
Cost of sales......................................     9.5          28.4%         11.8          27.6%
                                                      -----         -----         -----         -----
Gross Profit.......................................    24.0          71.6%         30.9          72.4%
Operating costs and expenses:
  Development......................................     4.4          13.1%          5.3          12.4%
  Sales............................................     7.5          22.4%          8.5          19.9%
  General and administrative.......................     6.3          18.8%          7.0          16.4%
  Pension..........................................     0.5           1.5%          0.5           1.2%
  ESOP contribution(a).............................     1.3           3.9%          1.6           3.8%
                                                      -----         -----         -----         -----
Operating income...................................     4.0          11.9%          8.0          18.7%
Other expense(b)...................................     0.9           2.6%          0.8           1.8%
                                                      -----         -----         -----         -----
Income before income tax expense...................     3.1           9.3%          7.2          16.9%
Income tax expense.................................     0.8           2.4%          2.7           6.4%
                                                      -----         -----         -----         -----
Net income.........................................   $ 2.3           6.9%        $ 4.5          10.5%
                                                      =====         =====         =====         =====


------------------------


(a) Employee Stock Ownership Plan ("ESOP") contribution expenses represent American Guidance contributions to its leveraged ESOP plan, primarily used to repay debt of the ESOP. These contributions ended with the acquisition of American Guidance by PRIMEDIA and will not recur in the future.



(b) Amounts shown net of interest income.



YEAR ENDED JUNE 30, 1998 COMPARED TO YEAR ENDED JUNE 30, 1997



    SALES. For the year ended June 30, 1998, sales increased $9.2 million, or 27.5%, to $42.7 million from $33.5 million for the same period in 1997. This increase was primarily due to revisions of American Guidance products, resulting in increased sales of testing and assessment products of $4.4 million and supplemental hard cover textbooks of $2.7 million. In addition, sales of supplemental instructional materials increased $2.1 million primarily as a result of increased purchases of some of our products by a provider of nationwide language education programs and increased sales of new test preparation materials.



    GROSS PROFIT.  For the year ended June 30, 1998, gross profit increased
$6.9 million, or 28.8%, to $30.9 million from $24.0 million for the same period in 1997. The increase in gross profit was primarily due to the increase in sales. For the year ended June 30, 1998, gross profit as a percentage of sales increased to 72.4% from 71.6% for the same period in 1997. The increase in gross profit margin was due to product mix.

    EXPENSES.  For the year ended June 30, 1998, expenses increased
$2.9 million, or 14.5%, to $22.9 million from $20.0 million for the same period in 1997. Development expenses increased by $0.9 million as a result of the American Guidance strategy of fueling sales growth with new and revised products. Sales expenses increased by $1.0 million, due to expanded marketing campaigns to support new and revised products, and increased costs related to growth in the sales force. General and administrative costs increased by $0.7 million while an increase in contribution to the ESOP accounted for $0.3 million. For the period ended June 30, 1998, expenses as a percentage of net sales decreased to 53.6% from 59.7% in the same period in 1997. This decrease was primarily due to improved operating margins primarily resulting from growth in sales exceeding growth rates in expenses.



    OPERATING INCOME. For the year ended June 30, 1998, operating income increased by $4.0 million, or 100.0%, to $8.0 million from $4.0 million for the same period in 1997 and operating income as a percentage of sales increased to 18.7% from 11.9% for the same period in 1997. These increases were primarily due to the factors described above.



    OTHER EXPENSE. For the year ended June 30, 1998, other expense decreased $0.1 million, or 11.1% to $0.8 million from $0.9 million for the same period in 1997 and other expense as a percentage of sales decreased to 1.8% from 2.6% for the same period in 1997. These decreases were primarily due to lower interest expense related to lower debt.



    INCOME TAX EXPENSE. For the years ended June 30, 1998 and 1997, income tax expense increased by $1.9 million, or 237.5%, to $2.7 million from $0.8 million. The effective tax rates were 37.5% and 25.8%. The effective tax rate for the year ended June 30, 1998 is higher than the statutory rate primarily due to state income taxes. The effective tax rate for the year ended June 30, 1997, is less than the statutory rate primarily due to the tax benefit recorded for the reduction of the valuation allowance for net deferred income tax assets.



    NET INCOME.  For the year ended June 30, 1998, net income increased
$2.2 million, or 95.7%, to $4.5 million from $2.3 million for the same period in 1997 and net income as a percentage of sales increased to 10.5% from 6.9% for the same period in 1997. These increases were primarily due to the factors described above.

RESULTS OF OPERATIONS--COMPASSLEARNING



    CompassLearning was acquired by WRC Media on July 14, 1999. CompassLearning's statement of operations for the periods prior to July 14, 1999, relate to predecessor operations. The Securities and Exchange Commission deems an acquired business to be a predecessor when the registrant is in substantially the same business as the entity acquired and the registrant's own operations, prior to the acquisition, appear insignificant to the business acquired. The purchase method of accounting was used to record assets acquired and liabilities assumed. This accounting method generally results in increased amortization and depreciation reported in periods subsequent to the date of acquisition. Accordingly, the statement of operations of CompassLearning pre- and post-acquisition are not comparable in all material respects as the results of operations report the results of two separate entities.



    The following tables set forth, for the periods indicated, statement of operations data for CompassLearning and its predecessor, expressed in millions of dollars and as a percentage of net revenue.



                                                                THREE MONTHS ENDED MARCH 31,
                                                    -----------------------------------------------------
                                                        PREDECESSOR--1999                 2000
                                                    -------------------------   -------------------------
                                                     AMOUNT    % OF NET SALES    AMOUNT    % OF NET SALES
                                                    --------   --------------   --------   --------------
                                                                    (DOLLARS IN MILLIONS)
Revenue, net......................................   $13.6         100.0%        $ 12.7        100.0%
                                                     -----         ------        ------       -------
Cost of products sold.............................     6.4          46.8%           5.9         46.6%
                                                     -----         ------        ------       -------
Gross profit......................................     7.2          53.2%           6.8         53.4%
Operating expenses:
  Sales and marketing.............................     4.9          36.3%           6.0         46.7%
  Research and development........................     1.7          12.8%           2.1         16.5%
  General and administrative......................     1.9          14.2%           1.8         14.0%
  Corporate overhead..............................      --           0.0%           0.3          2.3%
  Amortization of intangible assets...............     0.1           0.4%           2.1         16.8%
                                                     -----         ------        ------       -------
Loss from operations..............................    (1.4)        (10.5%)         (5.5)       (43.1%)
Interest expense..................................    (1.3)         (9.6%)         (8.2)       (64.6%)
Other income, net.................................     0.4           3.0%            --          0.1%
                                                     -----         ------        ------       -------
Loss before income tax expense....................    (2.3)        (17.3%)        (13.7)      (107.6%)
Income tax expense................................      --           0.0%            --          0.0%
                                                     -----         ------        ------       -------
Net loss..........................................   $(2.3)        (17.3%)       $(13.7)      (107.6%)
                                                     =====         ======        ======       =======

                                                                    YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------
                                                            PREDECESSOR                 PREDECESSOR
                                                     -------------------------   -------------------------
                                                               1997                        1998
                                                     -------------------------   -------------------------
                                                      AMOUNT    % OF NET SALES    AMOUNT    % OF NET SALES
                                                     --------   --------------   --------   --------------
                                                                     (DOLLARS IN MILLIONS)
Net Revenue:
  Software license.................................   $ 29.2         40.6%        $31.0          44.9%
  Service..........................................     36.0         50.2%         33.9          49.3%
  Hardware.........................................      6.6          9.2%          4.0           5.8%
                                                      ------        ------        -----         ------
                                                        71.8        100.0%         68.9         100.0%
Cost of products sold:
  Software license.................................     30.4         42.4%          6.9          10.1%
  Service..........................................     23.4         32.6%         19.3          27.9%
  Hardware.........................................      5.6          7.7%          3.2           4.7%
                                                      ------        ------        -----         ------
                                                        59.4         82.7%         29.4          42.7%
Gross profit.......................................     12.4         17.3%         39.5          57.3%
Operating Expenses:
  Sales and marketing..............................     31.4         43.7%         24.0          34.9%
  Research and development.........................     11.2         15.6%          8.0          11.6%
  Write-off of purchased in process research and
    development....................................       --            --           --             --
  General and administrative.......................     13.5         18.8%          7.7          11.2%
  Restructuring (a)................................       --            --          3.0           4.4%
  Amortization of intangible assets................      5.4          7.6%          0.3           0.4%
                                                      ------        ------        -----         ------
Income (Loss) From Operations......................    (49.1)        68.3%         (3.5)         (5.1%)
Interest Expense...................................     (5.0)         7.0%         (4.3)          6.2%
Other Income (Expense), net........................     (2.1)         3.0%           --             --
Loss Before Income Tax Expense.....................    (56.2)        78.3%         (7.8)        (11.3%)
                                                      ------        ------        -----         ------
Income Tax Expense.................................       --            --           --             --
                                                      ------        ------        -----         ------
Loss Before Extraordinary Loss.....................    (56.2)        78.3%         (7.8)        (11.3%)
Extraordinary Loss on Debt
Extinguishment, net of income tax..................       --            --           --             --
                                                      ------        ------        -----         ------
Net Loss...........................................   $(56.2)        78.3%        $(7.8)        (11.3%)
                                                      ======        ======        =====         ======


------------------------


(a) In 1998, CompassLearning adopted a formal action plan for restructuring its operations. The restructuring included a realignment of sales and service functions, various on-line training and headcount reductions.

                                                                  YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------------
                                                                           1999
                                                    ---------------------------------------------------
                                                    PREDECESSOR    SUCCESSOR
                                                    -----------   ------------
                                                     JANUARY 1      JULY 14       TOTAL        % OF
                                                     JULY 13,     DECEMBER 31,    AMOUNT    NET REVENUE
                                                    -----------   ------------   --------   -----------
                                                                   (DOLLARS IN MILLIONS)
Net Revenue:
  Software license................................      16.3           16.5         32.8        49.8%
  Service.........................................      16.1           13.5         29.6        45.0%
  Hardware........................................       1.6            1.8          3.4         5.2%
                                                       -----         ------       ------       ------
                                                       $34.0         $ 31.8       $ 65.8       100.0%
Cost of Products Sold:
  Software license................................       2.8            2.9          5.7         8.7%
  Service.........................................       9.3            7.6         16.9        25.7%
  Hardware........................................       1.3            1.1          2.4         3.6%
                                                       -----         ------       ------       ------
                                                        13.4           11.6         25.0        38.0%
Gross profit......................................      20.6           20.2         40.8        62.0%
Operating Expenses:
  Sales and marketing.............................      11.0           10.5         21.5        32.6%
  Research and development........................       3.8            3.9          7.7        11.7%
  Write-off of purchased in-process research and
    development (b)...............................        --            9.0          9.0        13.7%
General and administrative........................       4.0            2.5          6.5         9.9%
Restructuring (a).................................        --             --           --           --
Amortization of intangible assets.................       0.1            4.0          4.1         6.3%
                                                       -----         ------       ------       ------
Income (Loss) From Operations.....................       1.7           (9.7)        (8.0)      (12.3%)
Interest Expense..................................      (2.9)          (5.7)        (8.6)      (12.9%)
Other Income (Expenses), net......................       0.4             --          0.4         0.6%
                                                       -----         ------       ------       ------
Loss Before Income Tax Expense....................      (0.8)         (15.4)       (16.2)      (24.5%)
Income Tax Expense................................        --             --           --         0.0%
                                                       -----         ------       ------       ------
Loss Before Extraordinary Loss....................      (0.8)         (15.4)       (16.2)      (24.5%)
Extraordinary Loss on Debt
  Extinguishment, net of income tax (c)...........        --           (3.3)        (3.3)       (5.1%)
                                                       -----         ------       ------       ------
Net Loss..........................................     $(0.8)        $(18.7)      $(19.5)      (29.6%)
                                                       =====         ======       ======       ======


------------------------


(a) In 1998, CompassLearning adopted a formal action plan for restructuring its operations. The restructuring included a realignment of sales and service functions, various on-line training and headcount reductions.



(b) Immediately following the acquisition, CompassLearning recognized a $9.0 million charge related to the write-off of purchased in-process research and development costs acquired in connection with the acquisition.



(c) On November 17, 1999, CompassLearning wrote-off deferred financing fees through an extraordinary charge as it refinanced all of its debt.



THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999



    REVENUE, NET. For the three months ended March 31, 2000, net revenue decreased $0.9 million, or 6.3%, to $12.7 million from $13.6 million for the same period in 1999. This decrease was due to (1) a


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

decrease in service revenue of $0.4 million, or 5.5%, to $6.9 million for the three months ended March 31, 2000 from $7.3 million for the same period in 1999 primarily as a result of lower service contract renewal sales, (2) a decrease in hardware revenue of $0.4 million, or 30.8%, to $0.9 million for the three months ended March 31, 2000 from $1.3 million for the same period in 1999 resulting from our strategy to exit the hardware business and (3) a decrease in software revenue of $0.1 million, or 2.0%, to $4.9 million for the three months ended March 31, 2000 from $5.0 million for the same period in 1999 primarily as a result of lower catalogue sales.



    GROSS PROFIT. For the three months ended March 31, 2000, gross profit decreased $0.4 million, or negative 6.0%, to $6.8 million from $7.2 million for the same period in 1999. This decrease was primarily due to the decrease in net revenue described above. Gross profit as a percent of revenue was 53.4% for the three months ended March 31, 2000, compared to 53.2% for the same period in 1999.



    OPERATING EXPENSES. For the three months ended March 31, 2000, operating expenses increased $3.6 million, or 41.6%, to $12.3 million from $8.7 million for the same period in 1999 and operating expenses as a percentage of revenue increased to 96.4% from 63.8% for the same period in 1999. These increases were due to a $2.1 million increase in amortization of intangibles related to the July 14, 1999 acquisition of CompassLearning by WRC Media, a $1.1 million increase in sales and marketing expense and a $0.4 million increase in research and development expenses. For the three months ended March 31, 2000, sales and marketing expense increased $1.1 million, or 20.8%, to $6.0 million from $4.9 million for the same period in 1999 and sales and marketing expense as a percentage of revenue increased to 46.7% from 36.3% for the same period in 1999. These increases were primarily due to a $0.6 million increase in compensation, a $0.3 million increase in travel and meeting expenses and $0.2 million in company name change expenses. For the three months ended March 31, 2000, research and development expense increased $0.4 million, or 20.9%, to $2.1 million from $1.7 million for the same period in 1999 and research and development expense as a percentage of revenue increased to 16.5% from 12.8% for the same period in 1999. These increases were primarily due to increased compensation and outside services.



    LOSS FROM OPERATIONS. For the three months ended March 31, 2000, loss from operations increased $4.1 million, or 280.4%, to $5.5 million from $1.4 million for the same period in 1999 and loss from operations as a percentage of net revenue increased to negative 43.1% from negative 10.6% for the same period in 1999, primarily due to the factors described above.



    INTEREST EXPENSE. For the three months ended March 31, 2000, interest expense increased $6.9 million, or 528.5%, to $8.2 million from $1.3 million for the same period in 1999 primarily due to the change in debt structure following the change in ownership in 1999. Since CompassLearning is jointly and severally liable for debt associated with the transactions described under "The Acquisition and Recapitalization," the interest expense related to that debt is reflected in the financial statements of CompassLearning.



    OTHER INCOME, NET. For the three months ended March 31, 2000, other income, net decreased to $0 from $0.4 million for the same period in 1999 due to a non-recurring gain resulting from a sale of a marketable security in 1999.



    NET LOSS. For the three months ended March 31, 2000, net loss increased $11.4 million, or 483.9%, to $13.7 million from $2.3 million for the same period in 1999 and net loss as a percentage of net revenue increased to negative 107.6% from negative 17.3% for the same period in 1999. These decreases were primarily due to the factors described above.


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YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET REVENUE. For the year ended December 31, 1999, net revenue decreased $3.1 million, or 4.5%, to $65.8 million from $68.9 million for the year ended December 31, 1998. This decrease was primarily due to an anticipated erosion of service-related revenue streams supporting older software versions that declined $4.3 million, or 12.7%, to $29.6 million for the year ended December 31, 1999 from $33.9 million for the year ended December 31, 1998. Hardware revenue decreased $0.6 million, or 15.0%, to $3.4 million for the year ended
December 31, 1999 from $4.0 for the year ended December 31, 1998, consistent with CompassLearning's strategy to exit the hardware business. These decreases were partially offset by the growth of new software sales of $1.8 million, or 5.8%, to $32.8 million for the year ended December 31, 1999 from $31.0 million for the year ended December 31, 1998, primarily due to higher sales volume from customers migrating to COMPASS and TOMORROW'S PROMISE products.

    GROSS PROFIT. For the year ended December 31, 1999, gross profit increased $1.3 million, or 3.3%, to $40.8 million from $39.5 million for the year ended December 31, 1998. Gross profit as a percentage of net revenue increased to 62.0% for the year ended December 31, 1999 from 57.3% for the year ended December 31, 1998. This increase was primarily due to the increase in software revenue described above, which has a higher gross profit percentage and a decrease in service revenue, which has a lower gross profit percentage. For the year ended December 31, 1999, software-related sales which have a higher margin comprised 66.4% of total gross profit compared to 61.0% for the year ended December 31, 1998, while service-related sales which have a lower margin comprised 31.1% of total gross profit for the year ended December 31, 1999 compared to 37.0% of gross profit for the year ended December 31, 1998.

    OPERATING EXPENSES. For the year ended December 31, 1999, operating expenses increased $5.8 million, or 13.5%, to $48.8 million from $43.0 million for the year ended December 31, 1998. Operating expenses as a percentage of net revenue increased to 74.2% for the year ended December 31, 1999 from 62.4% for the year ended December 31, 1998. This increase was primarily due to a $9.0 million write-off of purchased in-process research and development and a $3.8 million increase in amortization of intangible assets related to the July 14, 1999 acquisition of CompassLearning by WRC Media. The increase was partially offset by a $3.0 million reduction in restructuring expenses, in 1999 when compared to 1998, and $3.8 million in associated effects of the restructuring and other general cost reductions including: a $3.9 million reduction in compensation and outside services expenses; a $0.4 million reduction in travel expenses; and a $0.3 million reduction in advertising expenses which was offset by a $0.3 million increase in commission expenses.

    INCOME (LOSS) FROM OPERATIONS. For the year ended December 31, 1999, loss from operations increased $4.5 million, or 128.6%, to $8.0 million from $3.5 million for the year ended December 31, 1998, and loss from operations as a percentage of net revenue increased to a negative 12.3% from a negative 5.1% for the year ended December 31, 1998. As described above, the increased loss from operations was primarily due to the $9.0 million write-off of purchased in-process research and development and the $3.8 million increase in amortization of intangible assets. This increased loss from operations was partially offset by higher gross margins and lower operating expenses excluding the write-off of purchased in-process research and development and amortization of intangible assets, previously mentioned.

    INTEREST EXPENSE. For the year ended December 31, 1999, interest expense increased $4.3 million, or 100%, to $8.6 million from $4.3 million for the year ended December 31, 1998 and interest expense as a percentage of net revenue increased to 12.9% from 6.2% for the year ended December 31, 1998. These increases were primarily due to higher loan balances during the second half of the year on subordinated debt, which carried a higher interest rate and increased borrowing relating to the acquisition of CompassLearning by WRC Media on July 14, 1999. As CompassLearning is jointly and

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severally liable for the new borrowings, the interest expenses related to this debt is reflected in the financial statements of CompassLearning.

    LOSS BEFORE EXTRAORDINARY LOSS. For the year ended December 31, 1999, loss before extraordinary loss increased $8.4 million, or 107.7%, to $16.2 million from $7.8 million for the year ended December 31, 1998 and loss before extraordinary loss as a percentage of net revenue increased to a negative 24.5% from a negative 11.3% for the year ended December 31, 1998. As described above, the increase in net loss was primarily due to the $9.0 million write-off of in-process research and development and the $3.8 million increase in amortization of intangible assets, offset by higher gross margin and lower expenses.

    EXTRAORDINARY LOSS ON DEBT EXTINGUISHMENT, NET OF INCOME TAXES. For the year ended December 31, 1999, CompassLearning recorded an extraordinary loss related to the write-off of deferred financing fees. The fees related to CompassLearning's old indebtedness which were written off on November 17, 1999 when CompassLearning refinanced its indebtedness.

    NET LOSS.  For the year ended December 31, 1999, net loss increased
$11.7 million, or 150%, to $19.5 million from $7.8 million for the year ended December 31, 1998 and net loss as a percentage of net revenue increased to a negative 29.6% from a negative 11.3% for the year ended December 31, 1998. These decreases were primarily due to the factors described above.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET REVENUE. For the year ended December 31, 1998, net revenue decreased $2.9 million, or 4.1%, to $68.9 million from $71.8 million in 1997. This decrease was primarily due to a $2.6 million, or 39.4%, decrease in hardware net revenue as a result of CompassLearning's decision to de-emphasize its hardware sales business. The decrease was also the result of a decline in services net revenue, primarily in professional development services, and to a lesser extent in technical support services, of $2.1 million, or 5.8%, due to lower software sales in 1997 which led to fewer service contracts being signed in that year, causing fewer service contracts to be available for renewal in 1998. Services revenue also decreased as a result of reduced customer demand for training and support services due to improved software product quality and customers' increasing abilities to provide these services internally. These decreases were partially offset by a $1.8 million, or 6.1%, increase in software net revenue in the 1998 period due to an increased number of units sold in this first full year of COMPASS and TOMORROW'S PROMISE sales.


    GROSS PROFIT. For the year ended December 31, 1998, gross profit increased $27.1 million, or 217.8%, to $39.5 million from $12.4 million for the same period in 1997 and gross profit as a percentage of net revenue increased to 57.3% from 17.3% for the same period in 1997. These increases were primarily due to the software gross profit improving to $24.0 million, or 77.6%, in 1998 from a loss of $1.3 million, or (4.4)%, in 1997. Software gross profit increased primarily as a result of a $1.8 million increase in revenue and a $23.5 million reduction in cost of products sold, principally from lower amortization cost due to amortization of capitalized software declining by $22.6 million in 1998 due to the 1997 accelerated amortization charges of $17.3 million for the reduction of capitalized software development costs to their new net realizable value in connection with a change in product focus. Services gross profit also increased to $14.7 million, or 43.3%, in 1998 from $12.6 million, or 35.1%, in 1997. These increases in services gross profit were primarily the result of a $4.2 million, or 17.8%, decrease in services cost of products sold primarily from a $2.6 million reduction in staffing costs associated with the delivery of services; a $1.0 million reduction in travel costs; and a $0.5 million reduction in third party costs as hardware support revenue declined.


    Many of these cost savings are a direct result of CompassLearning's restructuring efforts. These increases were partially offset by a $2.3 million, or 41.8%, decline in hardware gross profit primarily

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due to lower sales volume. However, the hardware gross profit rate improved to
19.6% in 1998 from 16.2% in 1997 primarily as a result of internal cost reductions.


    OPERATING EXPENSES. For the year ended December 31, 1998, selling and administrative expenses decreased $18.5 million, or 30.0%, to $43.0 million from $61.5 million in 1997 and selling and administrative expense as a percentage of net revenue decreased to 62.4% in 1998 from 85.6% in 1997. Sales and marketing expenses decreased $7.3 million, or 23.4%, to $24.0 million in 1998 from $31.4 million in 1997 and as a percentage of net revenue decreased to 34.9% in 1998 from 43.7% in 1997. These decreases were primarily due to a $2.7 million reduction resulting from staffing reductions and their associated expenses; a $0.8 million reduction in commissions; a $1.9 million reduction in marketing campaigns and promotional materials; a $0.9 million reduction in recruiting expenses; and a $0.3 million decrease in depreciation.



    Research and development expenses decreased $3.2 million, or 28.2%, to $8.0 million in 1998 from $11.2 million in 1997, on a net spending basis, and $5.5 million, or 40.8%, on a gross spending basis prior to capitalizing software development costs. As a percentage of net revenue, research and development expenses decreased to 11.6% in 1998 from 15.6% in 1997. From a gross spending perspective, the cost reductions were primarily the result of a $3.8 million reduction in the use of temporary employees, a $0.8 million reduction in depreciation, a $0.3 million reduction in rental expense from reduced space, a $0.3 million reduction in employee expenses due to lower headcount, and a $0.3 million reduction in supplies. These reductions were partially offset by a $2.4 million lower level of development costs being capitalized in 1998 as compared to 1997 due to the fact that no development costs were considered eligible for capitalization. General and administrative expenses decreased
$5.8 million, or 43.0%, to $7.7 million in 1998 from $13.5 million in 1997 and as a percentage of net revenue decreased to 11.2% in 1998 from 18.8% in 1997. These decreases were primarily due to a $1.4 million reduction in staffing and associated expenses; a $0.6 million reduction in depreciation; a $0.7 million reduction in bad debt; a $0.9 million reduction in rental expense; and a $0.3 million reduction in telephone expense.


    Amortization of intangibles decreased $5.2 million, or 95.5%, to $0.2 million in 1998 from $5.4 million in 1997 primarily as a result of the acceleration of amortization of intangibles that resulted from a change in product focus in 1997. The above 1998 expense reductions were primarily the result of CompassLearning's restructuring efforts, partially offset by a $3.0 million charge associated with the restructuring.

    LOSS FROM OPERATIONS. For the year ended December 31, 1998, loss from operations decreased $45.6 million, or 92.8%, to $3.5 million from $49.1 million for the same period in 1997 and loss from operations as a percentage of net revenue decreased to 5.1% in 1998 from 68.3% in 1997. These decreases were primarily due to the factors described above.

    INTEREST EXPENSE. For the year ended December 31, 1998, interest expense decreased $0.7 million, or 14.5%, to $4.3 million from $5.0 million in 1997 and interest expense as a percentage of net revenue decreased to 6.2% in 1998 from 7.0% in 1997. These decreases were primarily due to lower borrowing levels on the revolving credit line resulting from shorter average collection periods for receivables.

    NET LOSS.  For the year ended December 31, 1998, net loss decreased
$48.4 million, or 86.2%, to $7.8 million from $56.2 million in 1997 and net loss as a percentage of net revenue decreased to 11.3% in 1998 from 78.3% in 1997. These decreases were primarily due to the factors described above as well as the 1997 write-off of a $2.2 million investment.

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LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW.


    WRC Media's sources of cash are its operating subsidiaries, Weekly Reader and CompassLearning, and a $30.0 million revolving credit facility. WRC Media and its subsidiaries' principal uses of cash are for debt service, capital expenditures, working capital and acquisitions. WRC Media and its subsidiaries' operations used cash of $10.9 million for the three months ended March 31, 2000 and provided cash of $15.5 million for the period from May 14, 1999 through December 31, 1999. WRC Media and its subsidiaries' investing activities consisted of capital expenditures of $1.4 million for the three months ended March 31, 2000 and $467.6 million for the period from May 14, 1999 through December 31, 1999 including $0.7 million for capital expenditures and $466.9 million for payments for acquisition of businesses.



    Weekly Reader's operations used cash of $10.7 million for the three months ended March 31, 2000 and, primarily as a result of income before depreciation and amortization, generated cash of $26.6 million for the twelve months ended December 31, 1999. Weekly Reader's investing activities consisted of capital expenditures of $1.1 million in the three months ended March 31, 2000 and $5.9 million in the twelve months ended December 31, 1999.



    CompassLearning's operations used cash of $13.0 million for the three months ended March 31, 2000 and $6.6 million for the twelve months ended December 31, 1999. CompassLearning's investing activities in the three months ended
March 31, 2000 consisted of capital expenditures of $0.3 million and in the twelve months ended December 31, 1999 consisted of capital expenditures of $0.5 million, $0.4 million used for purchase of a trademark and $0.4 million provided from the disposition of marketable securities.



    WRC Media and its subsidiaries' financing activities for the three months ended March 31, 2000 provided cash of $1.4 million as a result of a $2.0 million borrowing under our revolving credit facility and a repayment of $0.6 million of our senior secured term loans. Financing activities for the three months ended March 31, 1999 provided cash of $14.5 million to Weekly Reader and CompassLearning and consisted of $9.7 million provided to Weekly Reader by its previous owner, PRIMEDIA, and a $4.8 million borrowing by CompassLearning under its predecessor's revolving credit facility. Financing activities for WRC Media, Weekly Reader and CompassLearning during 1999 consisted of the financing transactions described under "The Acquisition and Recapitalization." The proceeds of WRC Media's financing activities during 1999, amounting to $467.6 million, were used to finance the acquisition of CompassLearning in July of 1999 and the recapitalization in November of 1999.


HISTORICAL.


    WEEKLY READER. Weekly Reader's principal uses of cash are for debt service, capital expenditures, working capital and acquisitions. Funds for these purposes have been principally generated by income from operations. For the three months ended March 31, 2000, Weekly Reader's operations used cash of $10.7 million, compared to a use of cash of $8.1 million for the same period in 1999, primarily due to (1) an allocation of $8.2 million for interest expense, compared to $3.3 million for the same period in 1999, (2) offset by an increase in operating income of $1.3 million and (3) changes in operating assets and liabilities and depreciation and amortization of $0.9 million due to the seasonal nature of Weekly Reader's business. Cash flow from operating activities at Weekly Reader is seasonal primarily because the majority of cash receipts for periodical subscriptions are received in the third and fourth quarters of the year in which the subscriptions are sold. Weekly Reader generated cash from operating activities of approximately $26.6 million during the twelve months ended December 31, 1999 and approximately $32.2 million during the twelve months ended December 31, 1998. Funding from PRIMEDIA is reflected on Weekly Reader's financial statements as investment by PRIMEDIA, net and relates to net transfers of cash under the centralized cash management system of PRIMEDIA and allocations of


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specific expenses and PRIMEDIA debt and equity prior to the acquisition of 94.9%
of Weekly Reader by WRC Media.



    Weekly Reader made capital expenditures of $1.1 million in the three months ended March 31, 2000, $1.0 million in the three months ended March 31, 1999, $5.9 million in the twelve months ended December 31, 1999 and $4.3 million in the twelve months ended December 31, 1998. Weekly Reader's capital expenditures consist primarily of property and equipment and prepublication costs for American Guidance. In the twelve months ended December 31, 1999, $4.5 million of Weekly Reader's capital expenditures were for capitalized prepublication costs at American Guidance.



    COMPASSLEARNING. CompassLearning's principal uses of cash are for debt service, capital expenditures, working capital and acquisitions. Funds for these purposes have been principally generated by income from operations and borrowings under credit facilities. For the three months ended March 31, 2000, CompassLearning's operations used cash of $13.0 million, compared to a use of cash of $4.7 million for the same period in 1999, due to (1) an allocation for interest expense from WRC Media of $8.2 million, compared to interest expense of $1.3 million for the same period in 1999, and (2) an increase in loss from operations of $4.1 million, offset by changes in operating assets and liabilities and depreciation and amortization of $2.7 million. CompassLearning used cash of approximately $6.6 million for the twelve months ended
December 31, 1999 and $0.3 million for the twelve months ended December 31, 1998 for operating activities. CompassLearning's use of cash for the twelve months ended December 31, 1999 was primarily due to $2.5 million of one-time, non-recurring payments associated with the sale of the company (retention bonuses and SAR's), $0.5 million of severance payments related to the July 1998 restructuring and a $3.6 million reduction in deferred revenue resulting from lower service sales in 1999 compared to 1998.



    CompassLearning made capital expenditures of $0.3 million in the three months ended March 31, 2000 and made insignificant capital expenditures in the same period in 1999. CompassLearning made capital expenditures of approximately $0.5 million in the twelve months ended December 31, 1999 and $0.5 million in the twelve months ended December 31, 1998. CompassLearning's capital expenditures consist primarily of expenses related to personal computers for the product development team, mainframe computer upgrades and infrastructure/hardware upgrades.


PROSPECTIVE.


    As part of the transactions described under "The Acquisition and Recapitalization," Weekly Reader and CompassLearning entered into a credit agreement relating to the senior credit facilities pursuant to which $131.0 million of committed senior secured term loans and a $30.0 million revolving credit facility for general corporate purposes were made available. All of the senior secured term loans were borrowed as part of the financing for the transactions described under "The Acquisition and Recapitalization." As of March 31, 2000, after scheduled principal repayments, the senior secured term loans under the senior credit facilities consisted of a $30.2 million term loan A facility that fully amortizes within six years and a $99.5 million term loan B facility that fully amortizes over seven years. The revolving credit facility matures on the date that is six years after the date of the initial funding under the senior credit facilities. As of March 31, 2000, $2.0 million of the revolving credit facility was drawn. Additionally, we have applied for and received a stand-by letter of credit in the amount of $2.0 million in connection with a real estate lease. While this letter of credit is in effect, it reduces available borrowing under our revolving credit facility by $2.0 million.


    Loans under the senior credit facilities bear interest at a rate per annum equal to:

(1) for the revolving credit facility and the term loan A facility, the LIBO rate as defined in the credit agreement plus 3.25% or the alternate base rate as defined in the credit agreement plus 2.25% subject to performance based stepdowns; and

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(2) for the term loan B facility, the LIBO rate plus 4.00% or the alternate base rate plus 3.00%.


    The senior credit facilities and the new notes offered in this prospectus do, and other debt instruments of ours may, impose various restrictions and covenants on us. In addition, both the old and new senior preferred stock will continue to accrue dividends at 15% payable quarterly in cash or at, the option of WRC Media and prior to the fifth anniversary of the first dividend payment date, through accretion to the liquidation preference of the senior preferred stock. In addition, prior to the fifth anniversary of the first dividend payment date, at the election of the senior preferred stockholders dividends may be payable in additional shares of senior preferred stock rather than through an accretion to the liquidation preference.



    Our primary future cash needs will be for debt service, capital expenditures and working capital. We believe that our cash balance as of March 31, 2000 of $4.6 million, our revolving credit facility of $30.0 million and cash generated by operating activities will be sufficient to fund our debt service requirements under the senior credit facilities and senior subordinated notes and to fund our capital expenditures and working capital requirements for at least the next few years. We expect our capital expenditures for the nine months of the fiscal year ending December 31, 2000 to be approximately $8.5 million, including approximately $5.2 million of capitalized prepublication costs for American Guidance.


    To the extent we make future acquisitions, we may require new sources of funding, including additional debt or equity financing or some combination of both. The senior credit facilities and the new notes offered will, and other debt instruments of ours may, impose restrictions and covenants on us including our ability to:

    - incur additional indebtedness;

    - create liens; or

    - sell or otherwise dispose of assets.

    These restrictions and covenants may restrict our ability to make acquisitions, consolidate or merge. Notwithstanding these restrictions, however, we can not assure you that we will be able to obtain additional funding for acquisitions. See "Risk Factors--Inability to Implement Our Business Strategy" and "Risk Factors--Substantial Leverage and Debt Service."

SEASONALITY

    Our operating results have varied and are expected to continue to vary from quarter to quarter as a result of seasonal patterns. Weekly Reader's and CompassLearning's sales are significantly affected by the school year. Weekly Reader's sales in the third, and to a lesser extent the fourth, quarter are generally the strongest as products are shipped for delivery prior to the start of the school year. CompassLearning's sales are generally strongest in the second quarter, and to a lesser extent the fourth quarter. CompassLearning's sales are strong in the second quarter generally because schools frequently combine funds from two budget years, which typically end on June 30 of each year, to make significant purchases, such as purchases of CompassLearning's electronic courseware, and because by purchasing in the second quarter, schools are able to have the software products purchased installed over the summer and ready to train teachers when they return from summer vacation. CompassLearning's fourth quarter sales are strong as a result of sales patterns driven in part by its commissioned sales force seeking to meet year-end sales goals as well as by schools purchasing software to be installed in time for teachers to be trained prior to the end of the school year in June.

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WORKING CAPITAL


    As of March 31, 2000, working capital for Weekly Reader was composed of $6.9 million. As of March 31, 2000, working capital for WRC Media and its subsidiaries and CompassLearning was composed of deficits of $13.8 million and $16.3 million, respectively.


    As of December 31, 1999, working capital for Weekly Reader was composed of $0.2 million. As of December 31, 1999, working capital for WRC Media and its subsidiaries and CompassLearning was composed of deficits of $10.0 million and $16.9 million, respectively. There are no unusual registrant or industry practices or requirements relating to working capital items.

MARKET RISK

    We are exposed to market risk. Market risk, with respect to our business, is the potential loss arising from adverse changes in interest rates. We manage our exposure to this market risk through regular operating and financing activities and, when deemed appropriate, through the use of derivatives. We use derivatives as risk management tools and not for trading purposes.


    We are subject to market risk exposure related to changes in interest rates on our $30.0 million revolving credit facility and our $129.7 million senior secured term loan facilities under our senior credit facilities. Interest on borrowings under our senior credit facilities will bear interest at a rate per annum equal to:



(1) for the $30.0 million revolving credit facility maturing in six years and the $30.2 million senior secured term loan A facility maturing in six years, the LIBO rate as defined in the credit agreement plus 3.25% or the alternate base rate as defined in the credit agreement plus 2.25% subject to performance-based step downs; and



(2) for the $99.5 million senior secured term loan B facility maturing in seven years, the LIBO rate plus 4.00% or the alternate base rate plus 3.00%.



    Our senior credit facilities require us to obtain interest rate protection for at least 50% of our senior secured term loans for the duration of the senior credit facilities. On May 3, 2000, we entered into an arrangement with a notional value of $65.0 million which terminates on November 17, 2001 and requires us to pay a floating rate of interest based on the three-month LIBO rate as defined in that arrangement with a cap rate of 8.0%.


    Historically, we have, on occasion, entered into interest rate swap agreements to exchange fixed and variable interest rates based on agreed upon notional amounts and have entered into interest rate lock contracts to hedge the interest rate of an anticipated debt issue. As of the date of this prospectus, no derivative financial instruments were outstanding to hedge interest rate risk.

INFLATION


    We do not believe that inflation has had a material impact on our financial position or results of operations for the periods discussed above. Although inflationary increases in paper, postage, labor or operating costs could adversely affect operations, we have generally been able to offset increases in costs through price increases, labor scheduling and other management actions.


RECENT ACCOUNTING PRONOUNCEMENTS

WEEKLY READER

    In 1998, Weekly Reader adopted the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under Weekly Reader's previous accounting policy, internal

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use software costs, whether developed or obtained, were generally expensed as incurred. In compliance with SOP 98-1, Weekly Reader expenses costs incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in the developing or obtaining of internal use software. Some costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of not more than five years and are subject to impairment evaluation in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SOP 98-1, which primarily related to the non-recurring replacement of a marketing and fulfillment system at Weekly Reader, resulted in an increase in net income of approximately $0.7 million for the year ended December 31, 1998.

    In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which becomes effective for Weekly Reader's 2001 consolidated financial statements. SFAS
No. 133 requires that derivative instruments be measured at fair value and recognized as assets or liabilities in a company's balance sheet. Weekly Reader is currently evaluating the effect, if any, that SFAS No. 133 will have on its consolidated financial statements.

    In 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which requires that costs of start-up activities, including organizational costs, be expensed as incurred. This SOP will be effective for Weekly Reader's 1999 consolidated financial statements. In the opinion of Weekly Reader management it is not anticipated that the adoption of SOP 98-5 will have a material effect on the consolidated financial statements of Weekly Reader.

COMPASSLEARNING

    CompassLearning adopted SFAS No. 130, "Reporting Comprehensive Income" for the year ended December 31, 1998. SFAS 130 requires CompassLearning to measure and disclose all elements of comprehensive income that result from recognized transactions and other events in the financial statements. Accordingly, CompassLearning has reported unrealized gains on marketable securities as a separate component of stockholders' deficit.

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                                    INDUSTRY

    THE PRE K PORTION OF THE EDUCATION MATERIALS MARKET DESCRIBED IN THIS SECTION REFERS TO PRE-KINDERGARTEN CLASSES HELD AT K-12 PUBLIC OR PRIVATE SCHOOLS AND DOES NOT INCLUDE SALES TO PRE-KINDERGARTEN FACILITIES SEPARATE FROM K-12 PUBLIC OR PRIVATE SCHOOLS SUCH AS DAY CARE FACILITIES.

    Unless otherwise specified, all industry and market data, including industry data concerning the size of the industry, numbers of schools, teachers and libraries, our share of sales in any market and the numbers of schools, school districts and libraries that use our products, are based on management estimates, market research, publicly available sources, industry experts and a variety of industry publications. The statements made in this prospectus concerning the size of the supplemental education materials market, as defined in this prospectus, and the size of the four components of the supplemental education materials market are management estimates based on a review of available information, and are not derived from any single industry source. Industry publications generally state that the information contained in them has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information is not guaranteed. Similarly, management estimates, market research, industry experts and publicly available sources, while believed to be reliable, have not been independently verified, and no representations as to the accuracy or completeness of the information are being made. Unless otherwise indicated, "schools" refers to all public and private schools for all K-12 students in the United States and "teachers" refers to teachers in those schools.

    We estimate, based on various industry sources, that the Pre K-12 education materials market had approximately $6.2 billion in sales of products and related services in 1998. Sales of our products and services are included in the rapidly growing supplemental education materials segment of the overall education materials market. We estimate this segment had approximately $3.6 billion in sales in 1998, representing 58% of the overall Pre K-12 education materials market, with the remainder consisting of the approximately $2.6 billion basal materials segment. The supplemental education materials segment consists of:

    - print and electronic instructional materials;

    - testing and assessment products; and

    - materials for school libraries.

    The basal materials segment, in which we do not compete, consists primarily of textbook programs that include student editions, teacher editions and companion materials to teach particular subject areas, with each program offering a grade specific textbook in the subject area for a span of grades.

    Based on data provided in Simba Information Inc.'s Print Publishing for the School Market, 1999-2000, Simba Information Inc.'s Print Publishing for the School Market, 1997-1998, and Simba Information Inc.'s Electronic Media for the School Market, 1998-1999, we estimate that the supplemental education materials segment, excluding the supplemental education materials described below, has grown from approximately $1.4 billion in sales in 1993, to $2.3 billion in 1998, representing a compound annual growth rate of 10.7%. Simba Information Inc. is a publisher of news, analysis, statistics and forecasts, including in the education market, and a subsidiary of PRIMEDIA. Simba Information Inc. does not report statistics for some supplemental education materials included in this segment, consisting primarily of some testing and assessment products and some library materials, which we estimate accounted for approximately $1.3 billion in sales during 1998. Our management calculated the estimated sales value based on the sum of management's own market estimates and data available in Simba Information Inc.'s Print Publishing for the School Market, 1999-2000, and Simba Information Inc.'s Publishing for Library Markets, 1999.

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    Growth in the education materials market is expected to continue to be driven by several factors, including:

    - increasing Pre K-12 student enrollment;

    - a rise in the number of Pre K-12 teachers;

    - additional educational spending fueled by public concern over the quality of education in the United States; and

    - the growing installed base of personal computers in libraries, labs, classrooms and homes.

    In addition to the growth factors that affect the overall education materials market, growth in the supplemental education materials segment is driven by:

    - the increasingly diverse sources of education funding;

    - teachers and school and school district-level administrators using a greater amount of supplemental education materials to improve student performance, as they are increasingly held accountable for student achievement; and

    - a growing acceptance among teachers of theories of teaching that support the use of different instructional methods to accommodate the many ways in which students learn.

PRE K-12 EDUCATION MATERIALS MARKET

    The Pre K-12 education materials market serves the approximately 108,000 public and private Pre K-12 schools and school libraries in the United States. Purchasing decisions for supplemental education materials are primarily made by teachers and school-level administrators, as opposed to the basal materials segment where these decisions are typically made at the school district level. Funding for education materials comes from a variety of Federal, state and local sources. Some of these sources are allocated for specific uses, such as to improve reading or increase access to technology, depending on the policy objectives of the funding source.

    The Pre K-12 education materials market has grown and is expected to continue to grow, due to a number of factors, including the factors described below.

    INCREASING STUDENT ENROLLMENT. As student enrollment rises, schools must increase their expenditures to purchase education materials for their new students. Student enrollment in K-12 grades has grown from approximately
49 million students in the 1993-94 school year to approximately 52 million in the 1997-98 school year. The National Center for Educational Statistics estimates student enrollment will continue to grow every year until at least 2009.

    GROWING NUMBER OF NEW TEACHERS. According to a report by the 1997 President's Committee of Advisors on Science and Technology, Panel on Educational Technology, over 200,000 new teachers will enter the profession each year for the next 15 years. Many states are accelerating their recruitment efforts to increase the size of the teacher workforce and replace exiting teachers. New teachers typically must purchase new education materials and are often more open to new methods of teaching and types of instructional materials. For example, younger teachers are often familiar with the use of personal computers and the Internet, making them more open to using supplemental electronic instructional materials. The number of new teachers in any year is due to both an increase in the number of teachers and to turnover among current teachers. The number of K-12 teachers has grown from approximately 2.9 million in the 1993-94 school year to approximately 3.1 million in the 1997-98 school year. The National Center for Educational Statistics estimates the number will continue to increase each year through at least the 2005-2006 school year. This growth has been driven by increasing student enrollment and, to a lesser extent, by recent initiatives to maintain or decrease the student to teacher ratio in elementary schools, generally in kindergarten through third grade. In addition, the President's

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Committee of Advisors on Science and Technology, Panel on Education Technology
estimates that approximately 50% of the teacher workforce will turnover in the next 15 years.

    INCREASING SPENDING/FUNDING. Partially as a response to a growing dissatisfaction among parents with the quality of education, average spending per pupil for educational materials, as well as the type and amount of funding, has been increasing and is expected to continue to increase, particularly for supplemental education materials. In recent years, GALLUP polls have indicated that lack of financial support and quality of education have been among the top concerns of the general public regarding education. The average spending per student for educational materials in elementary, middle and secondary schools has grown from $5,584 per student in 1993 to $6,562 in 1998. The National Center for Educational Statistics estimates average spending per pupil will grow to $7,927 in 2003. Growth in the number of students up to 21 years old who are classified as special education students also has contributed to the increase in per pupil spending in the United States. A school, by law, must expend the resources necessary to provide an equivalent educational environment for these students, including individualized educational programs for each student. The number of students classified for special education has increased to
2.6 million in the 1996-97 school year from 2.4 million in the 1993-94 school year and is expected to continue to grow in the future. The amount and types of funding also have been increasing. For example, since the early 1990s, government policy and funding has supported the increased use of technology in education, a key driver of growth in the supplemental education materials segment. One of the results of this policy was The Technology Literacy Challenge Fund, a five-year, $2.0 billion Federal fund initiated in 1995, that has been providing grants to state education agencies to support grassroots efforts at the state and local levels to meet national education goals.

    INCREASING TEACHER ACCOUNTABILITY. Parents and policy makers are exerting greater pressure to hold teachers and school administrators accountable for poor student performance. Many different teacher and school administrator accountability mechanisms have been implemented. Examples include:

    - requiring schools to issue "school report cards" indicating student performance on achievement tests;

    - financial incentives based on student, school or school district attainment of specified objectives; and

    - states taking control of seriously under performing schools.

    Greater accountability has helped increase the use of supplemental education materials to help students improve learning and performance.

    One area of particular note is the use of supplemental education materials that enhance performance on achievement tests. Achievement tests are used by states and school districts as a method of evaluating student progress. There are two types of achievement tests: criterion reference tests, which are based on a state or district standard of learning and norm reference tests, such as the Iowa Test of Basic Skills, which are designed to produce statistics to compare to the national population. Currently 40 states have mandated or are in the process of mandating state-specific standards of learning which are evaluated through statewide criterion reference testing, typically at the fourth, eighth and eleventh grade levels.

    INCREASING SCHOOL-LEVEL DECISION MAKING. Generally, there has been a trend toward more school-level decision making for the supplemental education materials segment. This trend is a result of the belief that localized decision making is better able to match students' needs with the materials being provided. This trend is consistent with the increased accountability being demanded of schools and teachers, each of whom are increasingly being given the right to make decisions but also are being held responsible for the results.

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
    INCREASED ACCESS TO TECHNOLOGY. One of the most rapidly growing categories of the supplemental education materials segment is electronic instructional materials. This growth has been fueled by increased access by schools and libraries to technology. There has been widespread introduction of computers into elementary and secondary schools in recent years. In the 1993-1994 school year, the installed base of computers in U.S. schools was approximately
4.1 million. This number rose to 7.4 million in the 1997-1998 school year. In addition there was an average of seven students per computer in the 1997-1998 school year compared to an average of 12 students per computer in the 1993-1994 school year. One important technological innovation that has become available to schools following the introduction of computers is the Internet. The percentage of schools with Internet access has increased rapidly from 35% in 1994 to 89% in 1998. Many of those schools provide Internet access primarily in their school libraries or media centers, rather than classrooms. We expect the rate at which schools are connected to the Internet to continue to grow, due in part to the funds available through the Education rate program, which was established by the Telecommunications Act of 1996 to help make telecommunications services and technologies available to schools and libraries at discount rates.

    DECREASING CLASS SIZES. Seventeen states have mandated and funded a reduced student/teacher ratio at the elementary school level. In addition to the hiring of new teachers, the demand for teachers imposed by these reduced ratios has been partially satisfied by a shift in teachers from middle and secondary schools to elementary school classrooms which is generally kindergarten through third grade, with larger classroom sizes after elementary school. New teachers and teachers undergoing a shift generally need to purchase new education materials designed for elementary school students.

    INCREASING LENGTH OF SCHOOL DAY. Over 30% of school districts in the United States have extended day programs, a high percentage of which are located in urban schools, and an increasing number of these programs include an instructional component. These programs lengthen the school day and require the expenditure of additional funds for their operation, including for education materials.

    GROWTH IN CHARTER SCHOOLS. Charter schools typically receive state and local funding and are an alternative form of schooling to traditional public and private schools, usually with a distinct mission such as a school focused on the basics or science. Charter schools began in 1991, with the passage of charter legislation at the state level and the number of charter schools has grown to over 1,000 in 1998. As with the opening of any new school, charter schools typically purchase substantial amounts of education materials before they become operational.

    DEVELOPING PARENT MARKET. Due to the growing dissatisfaction among parents with public schools and increasing interest in education, there is a rapidly developing market of parents seeking education materials, which we believe will contribute to future growth in this market. A significant part of this developing market is due to parents of children in public and private schools buying supplemental instructional materials to use in their homes to augment their children's education. In addition, part of this developing market is due to the trend toward more home schooling. In 1993, it became legal in all 50 states for parents to teach their children themselves at home. In the 1997-1998 school year, there were an estimated 800,000 to 1.0 million children receiving home schooling.

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    The following table sets forth some of the trends described above. Unless otherwise specified, the statistics in the following table are for the school year ending in the year specified.

                                             HISTORICAL                             ESTIMATED             PROJECTED
                        ----------------------------------------------------   -------------------   -------------------
                          1993       1994       1995       1996       1997       1998       1999       2000       2001
                        --------   --------   --------   --------   --------   --------   --------   --------   --------
K-12 student
  enrollment(a)(b)....      N/A       48.9       49.7       50.5       51.4       51.8       52.7       53.1       53.5
Number of K-12
  teachers(a).........      N/A        2.9        2.9        3.0        3.1        3.0        3.1        3.1        3.1
Students classified as
  special ed(a)(c)....      N/A        2.4        2.5        2.6        2.7        N/A        N/A        N/A        N/A
Number of public K-12
  schools(d)..........      N/A     85,393     86,221     87,125     88,223        N/A        N/A        N/A        N/A
Total number of
  charter
  schools(e)..........        2         36        100        254        432        721       1050        N/A        N/A
Current expenditure
  per student in
  average daily
  attendance, public
  K-12(f).............   $5,584     $5,767     $5,989     $6,146     $6,378     $6,562     $6,771     $7,053     $7,305

                             PROJECTED
                        -------------------
                          2002       2003
                        --------   --------
K-12 student
  enrollment(a)(b)....     53.7       54.0
Number of K-12
  teachers(a).........      3.1        3.1
Students classified as
  special ed(a)(c)....      N/A        N/A
Number of public K-12
  schools(d)..........      N/A        N/A
Total number of
  charter
  schools(e)..........      N/A        N/A
Current expenditure
  per student in
  average daily
  attendance, public
  K-12(f).............   $7,640     $7,927

------------------------

(a) Numbers in millions.

(b) Includes most kindergarten and some nursery school enrollment.

(c) Students classified in this category are students with learning disabilities receiving additional school supplied resources.

(d) Number of private schools for each year is not available. For the 1993-94 and 1995-96 school years, there were 26,093 and 27,686, respectively, private K-12 schools.

(e) The 1999 figure represents the total number of charter schools operating as of December 1998.

(f) Numbers are for the calendar year.

    Sources: National Center for Education Statistics, PROJECTIONS OF EDUCATION STATISTICS TO 2009 and DIGEST OF EDUCATION STATISTICS, 1998 and U.S. Department of Education, Office of Educational Research and Improvement, THE STATE OF CHARTER SCHOOLS (1999).

SUPPLEMENTAL EDUCATION MATERIALS

    We compete in the approximately $3.6 billion supplemental education materials segment of the education materials market. Our management calculated the estimated market size based on the sum of management's own market estimates and data available in Simba Information Inc.'s Print Publishing for the School Market, 1999-2000, Simba Information Inc.'s Electronic Media for the School Market, 1998-1999, Simba Information Inc.'s Publishing for Library Markets, 1999, Education Market Research, 1996-1997 and Education Market Research, 1998. The supplemental education materials segment benefits not only from increases in total educational spending but from the variety of funding sources with money targeted to specific programs. Virtually any instructional materials or supplies funds not designated for textbooks can be used to purchase supplemental education materials. An increasing number of these funding sources have targeted dollars to specific programs and initiatives. One example of targeted funding is Title I, the largest elementary, middle and secondary school Federal education program, which accounted for $7.8 billion of Federal educational spending in 1998. Title I supplements state and local funding for low-performing children, particularly in economically deprived schools. The program finances the additional academic support and learning opportunities that are

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often required to help disadvantaged students achieve the same level of progress as their classmates. Two other examples of targeted funding are the Technology Literacy Challenge Fund and the National Challenge Grants for Technology in Education. These Federal programs are designed to foster growth and development of technology in the classroom.

    The supplemental education materials segment has four categories of materials:

    - print instructional materials;

    - electronic instructional materials;

    - testing and assessment products; and

    - materials for school libraries.

    Growth in the supplemental education materials segment is driven by the factors influencing the overall market, some of which we believe are having a greater effect on this particular segment.

SUPPLEMENTAL PRINT INSTRUCTIONAL MATERIALS

    We estimate that supplemental print instructional materials accounted for approximately $1.6 billion of the supplemental education materials segment in 1998. Our management calculated the estimated size of this market segment based on data available in Simba Information Inc.'s Print Publishing for the School Market, 1999-2000, Education Market Research, 1996-1997 and Education Market Research, 1998. The supplemental print instructional materials category consists of the following:

    - supplementary texts and workbooks;

    - magazines/periodicals;

    - manipulatives;

    - teaching aids and guides;

    - games/puzzles; and

    - trade books.

    Manipulatives are instructional materials designed to provide concrete, tactile learning experiences, such as blocks used to teach the base ten math system and materials used for scientific experiments. Of this approximately
$1.6 billion category, approximately $585 million consists primarily of manipulatives, trade books and games/puzzles, which are products that we do not offer but which we consider to be alternatives to some of our supplemental print instructional materials. Our management calculated the estimated size of this market segment based on data available in Simba Information Inc.'s Print Publishing for the School Market, 1999-2000 and Education Market Research, 1996-1997.

    Purchase decisions for supplemental print instructional materials are made primarily by individual teachers. These decisions are generally based on the product's quality, price, educational content, consistency and its ease of integration into the school curriculum. Strong brand names and long histories are important for companies serving this category to better address teachers' purchasing criteria.

SUPPLEMENTAL ELECTRONIC INSTRUCTIONAL MATERIALS

    We estimate that sales of supplemental electronic instructional materials accounted for approximately $870 million of the supplemental education materials segment in 1998. Our management calculated the estimated sales value based on the sum of management's own market estimates and data

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available in Simba Information Inc.'s Electronic Media for the School Market,
1998-1999. The supplemental electronic instructional materials category is comprised of the following:

    - comprehensive courseware and modular courseware;

    - stand-alone/non-networked software (e.g., CD-ROMs);

    - Internet/browser-based products;

    - TV satellite distance learning; and

    - video cassettes and video disks.

    Of the $870 million supplemental electronic instructional materials category, approximately $230 million is comprised of TV satellite distance learning and video disks, which are products that we do not offer. Our management calculated the estimated size of this market segment based on data available in Simba Information Inc.'s Electronic Media for the School Market, 1998-1999.

    The success of companies competing in the supplemental electronic instructional materials segment is based on their ability to deliver engaging, effective, pedagogically sound content that is easy for students and teachers to use. A recognized brand name and references and testimonials from product users are important, particularly to help purchasers distinguish among a variety of offerings which, because of their electronic format, are not as easy to review for content. Unlike other categories of the supplemental education materials segment, the purchasing decisions for electronic instructional materials, other than stand-alone/non-networked software, are primarily made by school district-level administrators, including superintendents, curriculum directors and technology directors. Sales also are made, however, at the state and local level. In addition, although individual teachers do not typically make final purchasing decisions, they frequently have substantial input in the decision making process.

    Electronic instructional materials, which were infrequently used in the early 1990s, have shown the most growth in the supplemental education materials market. In 1998, at least one-third of elementary, middle and secondary school teachers used some form of electronic delivery of instruction. Although electronic delivery through mainframe computers as a medium for the transmission of educational materials has existed for over thirty years, the introduction of the personal computer in the early 1980s, and more importantly, its widespread use over the past decade have changed the landscape for instructional providers. The use of electronic instructional materials is expected to continue to rapidly grow. Fueling this growth are four national technology goals set by the Federal government for schools:

    - universal student accessibility to modern computers;

    - the inclusion of engaging, educationally sound software in school curriculums;

    - teachers ready to use and teach with technology; and

    - classrooms electronically connected to one another and the Internet.

    Government policy and funding have supported these goals. In addition to The Technology Literacy Challenge Fund, the National Challenge Grants for Technology in Education, a Federal initiative beginning in 1995, challenges communities to form partnerships among local schools, students, colleges, universities and private businesses to develop new ways to use technology in learning. Since 1995, the National Challenge Grants program has funded 62 projects in 33 states including over 500 school districts. These government policies have led to increased technology spending, with approximately $5 billion expected to be spent by schools on educational technology infrastructure, including hardware, in 1999. Furthermore, the Education rate program is expected to continue to fund the connection of schools and libraries to the Internet.

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TESTING AND ASSESSMENT PRODUCTS

    We estimate that testing and assessment products accounted for approximately $600 million of the supplemental education materials segment in 1998. This category consists of two primary groups of products and related services:

    - an approximately $525 million to $550 million group of testing products and related scoring and reporting services used to determine entrance to post-secondary schools such as the American College Testing Assessment
      (ACT) or the Scholastic Aptitude Test (SAT), achievement tests that assess the academic performance of individuals or groups against a normed population and related scoring and reporting services, and some other similar tests (collectively, "Academic Assessment Products"); and

    - an approximately $50 million to $75 million group of testing and assessment products that are individually administered to assess the progress of individuals and provide counseling on a course of study to achieve a set of learning objectives ("Academic Guidance Testing Products").

    We compete in the Academic Guidance Testing Products group. In addition, some of our testing and assessment products are also used by clinical professionals for both children and adults in settings such as clinics, hospitals and community mental health centers as well as in correctional facilities. We estimate that the combined supplemental and other testing and assessment products markets in which we compete had total sales of products and related services in 1998 of approximately $125 million.

    Purchasing decisions for Academic Assessment Products are typically made by individuals, in the case of tests used to determine entrance to post-secondary schools, and by school districts in the case of achievement and other tests. Purchasing decisions for Academic Guidance Testing Products are made by a wide variety of professionals, including school district administrators, guidance counselors, speech pathologists and psychologists. These professionals generally purchase products from several different developers and use them as appropriate. In order to compare performance of their student populations over time, these professionals tend to use the same tests repeatedly. These products do not tend to be particularly price sensitive because of their specialized nature. Competition for all testing and assessment products is based primarily on quality and reputation.

    Criterion reference tests are usually commissioned, and paid for, by the state. Because these tests are paid for by the state, they have not been included in the $600 million testing and assessment products category described above. The size of this market changes each year depending on the number of new state criterion testing programs commissioned in each year.

LIBRARY MATERIALS

    According to Publishing for Library Markets, 1999 by Simba
Information Inc., libraries in the United States spent $5.1 billion in 1998 on information both print and electronic. In addition, in Publishing for Library Markets, 1999, Simba Information Inc. estimates that, spending in the United States library materials segment will experience a compound annual growth rate from 1997 to 1999 of 6.5%. There were over 139,000 libraries in the United States in 1998, consisting of four types: academic including college and other higher education libraries, public, school (K-12) and special corporate, government, legal and medical according to Simba Information Inc.'s Print Publishing for Library Markets, 1999. Of these libraries, approximately 108,000 were K-12 school libraries, approximately 16,000 were public libraries and the remainder were academic and special libraries. According to Simba
Information Inc.'s Publishing for Library Markets, 1999, approximately
$600 million of the $5.1 billion in sales in the library materials market in 1998 were made to school libraries for print materials. We include library materials targeted to school libraries in the supplemental education materials market because students often use these materials to complete homework assignments and school reports. We sell products to school libraries and to a lesser extent to public, academic and special libraries.

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
    School libraries are primarily funded by state and local sources and to a lesser extent Federal sources. Public libraries are primarily funded by local sources and to a lesser extent state and Federal sources. Academic and special libraries have a variety of funding sources, both public and private.

    Libraries generally are becoming multimedia centers, providing both print and electronic information. Although libraries have rapidly increased spending on electronic information, print remains the dominant medium in libraries. Print information, which includes books, periodicals, audiovisual and microform products, accounted for approximately 73% of sales to libraries in 1998 and in Publishing for Library Markets, 1999, Simba Information Inc. estimates that sales of print information, including books and periodicals, will continue to experience moderate growth. Books were the leading source of revenue for products in print format, followed by periodicals and journals. In Publishing for Library Markets, 1999, Simba Information Inc. estimates that by 2003, electronic materials will generate 32% of information sales to all libraries. Within electronic information, Internet delivery of library materials is the fastest growing medium, while spending for CD-ROMs and software is showing a decline after leading growth during the early 1990s. The majority of libraries in public schools have Internet access. As the amount of online materials has increased, there has been a trend, which is expected to continue, away from information on CD-ROMs.

    The number of competitors in the library materials market varies depending on the category of products involved. Competition is primarily based on reputation and brand names of products, the length of time products have been on the market, the uniqueness of a product and suitability for libraries. For example, libraries primarily buy hardcover books. Therefore, products in this library materials market tend to be less price sensitive than in other consumer markets. The primary distribution channel for libraries is wholesalers. Libraries also often purchase through catalogs, direct mail packages and brochures and to a lesser extent from direct sales or telemarketing.

BASAL MATERIALS

    The approximately $2.6 billion basal materials segment of the overall education materials market primarily consists of textbook programs that include student editions, teacher editions and companion materials to teach particular subject areas, with each program offering a grade specific textbook in the subject area for a span of grades according to Simba Information Inc.'s Print Publishing for the School Market, 1999-2000. Basal materials are generally designed to be useful for a period of five to seven years before requiring a major revision. Basal textbooks are typically purchased at the school district level, often using textbook selection committees that include administrators, teachers and, occasionally, parents. School districts may purchase textbooks in any given subject area for one or more of the grades for which textbooks in a program are available. School districts usually employ a selection process that can be lengthy and time consuming for publishers. Most states and districts earmark a certain portion of their education funds specifically for textbooks.

    The processes and practices used in selecting and adopting textbooks vary by state. Twenty-two states, mostly in the Southern and Western United States, make available all or a portion of their textbook funds only for approved textbooks. These states have statutes that provide procedures for the approval and selection of textbooks for use in each state school. In general, most states with statutes governing adoption of textbooks use textbook selection committees to approve textbooks. These committees typically include teachers and administrators, and sometimes parents. Textbooks are reviewed according to a list of specific curricular requirements developed by the state and made available to publishers well before the selection process begins. Once the review is concluded, the committee "lists" approved textbooks. The actual selection of textbooks is left to individual districts. School districts may purchase "off-list" texts, but may receive reduced or no funding from the state textbook funding source for these purchases. In states without statutes governing the approval and selection of textbooks, each school district generally selects and adopts textbooks for the school district without using any approved list.

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
    Because a significant number of states require that textbooks satisfy specific criteria, textbook publishers must incur significant up-front costs to produce materials that meet these standards before they know whether their products will be adopted and purchased. Because supplemental education materials are intended to address individual needs or to supplement parts of the curriculum, they have not been the subject of the kind of approval process that adoption states use for textbooks, which are focused on standards for the entire population of students.

    Textbook funds in both states with and without statutes governing the approval and selection of textbooks are usually used to purchase basal textbooks and companion materials. For adoption states, basal material publishers are typically the publishers willing to incur the significant up-front costs described above. In states without adoption statutes, basal materials also are usually purchased with textbooks funding because basal materials are correlated to the accepted scope of the course and the order in which a subject is taught. Some publishers, however, do sell their products in both the basal and supplemental education materials segments.

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
                                    BUSINESS

OVERVIEW

    We are a leading publisher of supplemental education materials for the Pre K-12 market. Our portfolio of products includes a broad range of print and electronic supplemental instructional materials, testing and assessment products and library materials. We believe our products have well-known brand names and that they are recognized by our customers for their effectiveness and consistent, high quality educational content. Our strong brand names, several of which have been published for over 40 years, include:

    - WEEKLY READER;

    - TEEN NEWSWEEK;

    - THE PEABODY PICTURE VOCABULARY TEST;

    - TOMORROW'S PROMISE;

    - THE WORLD ALMANAC AND BOOK OF FACTS; and

    - FACTS ON FILE WORLD NEWS DIGEST.

Utilizing sophisticated sales and marketing methods, which include the use of proprietary databases, we have established long standing customer relationships and an extensive network with direct distribution channels. Our targeted customers are:

    - teachers;

    - school and school district-level administrators;

    - librarians;

    - other educational professionals; and


    - parents.


    On May 14, 1999, Ripplewood Holdings L.L.C., which specializes in private equity investments, formed WRC Media as a holding company to pursue a leveraged acquisition in the media industry. WRC Media now serves as a holding company for CompassLearning, Weekly Reader and Weekly Reader's subsidiaries. CompassLearning was incorporated on July 30, 1969, and Weekly Reader Corporation was incorporated on November 28, 1990.

    WRC Media acquired CompassLearning on July 14, 1999. Prior to this acquisition, WRC Media had no material operations other than seeking acquisitions. On November 17, 1999, we completed the recapitalization of the Supplemental Education Group of PRIMEDIA Inc., consisting of the businesses of Weekly Reader, American Guidance and World Almanac and their respective subsidiaries. As a result of this transaction, Weekly Reader became a subsidiary of WRC Media. For more information on the recapitalization of the Supplemental Education Group of PRIMEDIA see "The Acquisition and Recapitalization". Our operations are now conducted primarily through the following four operating subsidiaries, each of which is a market leader in its respective product categories.

    WEEKLY READER. Weekly Reader has been a leading publisher of classroom periodicals for Pre K-12 students for over 70 years. Weekly Reader or its former parent or affiliates of its former parent acquired Facts On File News Services in 1996, Gareth Stevens, Inc. in 1997 and American Guidance in 1998. We were the largest publisher of classroom periodicals during the 1997-1998 school year in terms of total circulation with over 8.7 million subscribers, more than the other two primary competitors in this market combined. In addition to our well recognized classroom periodicals, such as WEEKLY READER, TEEN NEWSWEEK and CURRENT EVENTS, we publish 177 distinct, grade-specific basic and life skills

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workbooks. We also publish instructional materials paid for by various sponsors, such as Chrysler and the American Health Foundation, which are distributed for free primarily to K-12 students throughout the United States. For the twelve months ended December 31, 1999, Weekly Reader, not including American Guidance or World Almanac, had net revenue of $45.7 million, representing approximately 21% of our total pro forma net revenue during this period.

    AMERICAN GUIDANCE. American Guidance has been a leading publisher of individually administered testing and assessment products and supplemental instructional materials for over 35 years. In 1996, American Guidance acquired assets of Lake Publishing Company. Subsequently, in 1997, American Guidance acquired various assets of Craig-Hart Publishing Company and International Thomson Publishing Inc. American Guidance's testing and assessment products are primarily for K-12 students and its supplemental instructional materials are primarily for low-performing students in middle and secondary schools. One or more of American Guidance's testing and assessment products or supplemental instructional materials are used in over 12,000 school districts, or approximately 80% of the school districts in the United States. Our testing and assessment products are used to diagnose learning disabilities and measure the cognitive ability, educational achievement or personal and social adjustment of individual students. American Guidance's supplemental instructional materials include various textbooks and worktexts, many of which we believe set the standard for quality in their respective product categories, with full color content and accompanying extensive teacher support materials. For the twelve months ended December 31, 1999, American Guidance had net revenue of $49.6 million, representing approximately 23% of our total pro forma net revenue during this period.

    COMPASSLEARNING. CompassLearning is a leading publisher of electronically delivered supplemental instructional materials and teacher management and student assessment products for the K-12 market. CompassLearning has been serving this market for over 20 years and one or more of its products have been sold to more than 20,000 K-12 schools, representing approximately 19% of all schools in the United States. We have approximately 7,000 hours of proprietary electronic courseware providing interactive curriculum lessons for K-12 students. Our electronic courseware primarily covers reading, math and language arts, is generally correlated to the five leading achievement tests for K-12 students, and can be customized to correlate with specific state tests or school district standards. Our management and assessment tools and services are integrated with our courseware and assess and report each student's progress, assist the teacher in developing the appropriate response to each student's performance and allow the teacher to incorporate our products into his or her specific lesson plan. For the twelve months ended December 31, 1999, CompassLearning had net revenue of $65.8 million, representing approximately 31% of our total pro forma net revenue during this period.


    WORLD ALMANAC. World Almanac has been a leading publisher of reference and informational materials targeted to K-12 students, as well as other well-known general reference and informational materials, for over 40 years. During the past three years, over 55% of the approximately 124,000 school and public libraries in the United States have purchased products from World Almanac. World Almanac publishes well-known print reference materials, such as THE WORLD ALMANAC AND BOOK OF FACTS and nonfiction and fiction books for K-6 students under the GARETH STEVENS brand. In addition, World Almanac publishes electronic reference materials such as the FUNK & WAGNALLS ENCYCLOPEDIA database and CD-ROM and Internet-based versions of FACTS ON FILE WORLD NEWS DIGEST, which in its print version is World Almanac's leading subscription-based product with renewal rates averaging approximately 89% from 1996 through 1999. World Almanac also distributes third-party products that are targeted for K-12 students through its World Almanac Education Library Services catalogs. For the twelve months ended December 31, 1999, World Almanac had net revenue of $52.9 million, representing approximately 25% of our total pro forma net revenue during this period.


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COMPETITIVE STRENGTHS

    A number of competitive strengths have contributed to our leading market positions, including:

    BROAD PRODUCT PORTFOLIO. We are a leading publisher in the supplemental education materials market and one of the few companies with a comprehensive portfolio of products covering all the major segments of this market. We offer a wide range of products to our customers which consists of:

    - 25 periodicals;

    - 310 instructional books and workbooks;

    - approximately 7,000 hours of proprietary electronic courseware;

    - 29 testing and assessment products;

    - six reference products;

    - over 1,000 nonfiction and fiction books and videos; and

    - over 3,750 books and other products that we distribute for third parties.

    This broad product portfolio allows us to address the most attractive segments of the market and respond to emerging trends and funding sources, including the rapidly developing market of parents seeking to buy supplemental education materials.

    STRONG, WELL-ESTABLISHED BRAND NAMES. We believe that we have strong brand names in each of the market segments we serve. Several of our most recognized print titles have been in circulation for over 40 years, including WEEKLY READER, which was first published in 1928, the PEABODY PICTURE VOCABULARY TEST, which was first published in 1959, and THE WORLD ALMANAC AND BOOK OF FACTS, which was first published in 1868. We believe that our products are well-known and trusted by teachers, other educational professionals and parents for their effectiveness and consistent, high quality educational content. Brand name and reputation are significant criteria in the purchasing decision process for supplemental education materials as they are usually selected at the discretion of individual teachers, school and school district-level administrators or parents.

    STABLE REVENUE BASE. We have a significant base of long-term customers who have exhibited substantial product loyalty, resulting in a consistent level of revenues from recurring sales to these customers. In our experience, once a teacher or administrator is familiar with and accustomed to using a supplemental instructional product and has developed lesson plans using the product, it is difficult to convince that teacher to switch to new products. In addition, we believe there is an important component of trust in the quality, consistency and support of many of our products which makes it difficult for a competitor to introduce new products for the same subject area without significant investment and the support of key opinion makers in the industry. As a result of this loyalty, many of our products enjoy long customer histories with high renewal rates. For example, in each of the last ten years, over 80% of elementary, middle and secondary schools at which subscriptions to one or more of our periodicals were sold in the previous year subscribed to one or more of our periodicals in the following year. We believe our school renewal rates are important because of the value we place on ensuring that our periodicals remain available within any given school, providing us with a base on which to further penetrate that school. In addition, six of our top ten testing and assessment products, based on net revenues, have been published for over 25 years.

    SUBSTANTIAL ELECTRONIC DELIVERY PLATFORM. At CompassLearning, we have over 20 years of experience in developing and providing electronically delivered supplemental instructional materials and are well positioned to capitalize on this rapidly growing market segment. In 1979, CompassLearning introduced its first electronic learning product, the Computerized Learning Approach System
(CLAS), which operated on an 8K Commodore "Pet" computer. It was a stand-alone product that included

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vocabulary comprehension and math skills. One or more of CompassLearning's products have been sold to over 20,000 K-12 schools in the United States, more schools than have been reached by any other publisher of comprehensive electronic courseware.

    CompassLearning curriculum is delivered electronically over local area networks by installing the curriculum on a server with a CD-ROM. A server is a computer on a network of computers that manages the network resources. The curriculum may then be accessed from student computer stations located within the lab or classroom. After the content is installed on the server, the CD-ROM is no longer needed to run the lesson plans from the student stations.

    Each of our primary operating subsidiaries have web sites that promote their respective products, provide product information and, in some cases, enable users to order products over the Internet. Given the importance of quality and name recognition to the development of Internet-based business, we believe that the strength of our brands and our direct distribution channels position us well for significant growth in this area.

    STRONG DISTRIBUTION CHANNELS. Our products are used in over 80,000 schools, by over ten million students, in over 6.5 million homes (through Weekly Reader periodicals being taken home) and in over 68,000 school and public libraries. We have an extensive network with direct distribution channels into these end user markets. Some of our products are sold using direct field and telephone sales, emphasizing personal relationships with teachers, school and school district-level administrators and other educational professionals. CompassLearning, for example, uses a three-pronged approach that provides every customer a sales contact, an educational consultant and a technology support person, for comprehensive customer service. We also utilize sophisticated direct mail campaigns, which at Weekly Reader and World Almanac are enhanced by our proprietary databases. These databases track the purchasing habits of teachers, schools and/or librarians for many of our products as well as specific demographic and other factors we believe affect purchasing habits.

    EXPERIENCED MANAGEMENT TEAM. We have assembled an experienced management team at both the administrative and the operating levels. This management team is led by Martin E. Kenney, Jr., our Chief Executive Officer, who has over 25 years of experience in educational publishing and electronic courseware. Prior to joining WRC Media, Mr. Kenney was Executive Vice President of the Educational Publishing Group and President of the Education Technology Group at Simon & Schuster, the world's largest educational publisher at that time. The top 11 members of our management team have an average of approximately 15 years of experience in the educational publishing industry.

BUSINESS STRATEGY

    Our objective is to become the leading publisher of supplemental education materials in the United States by using our competitive strengths to maintain and solidify our leading market positions as well as to selectively emphasize those market segments which demonstrate sustainable and high rates of growth and return. To achieve this objective, we are focusing on the following strategies:

    CAPITALIZE ON THE GROWING SUPPLEMENTAL EDUCATION MATERIALS MARKET. We are a leading publisher in the supplemental education materials market and one of the few companies with a comprehensive portfolio of products covering all the major market segments. This market has experienced strong growth in recent years, and we believe that usage of supplemental education materials will continue to increase and that the breadth of our product portfolio and our leading market positions will allow us to continue to benefit from this market growth. As educational priorities and funding shift over time, we intend to focus on the growth segments of the market, which we believe will generate high returns on investment, by selectively allocating resources to products and services in response to industry trends.

    EXTEND OUR STRONG BRAND NAMES INTO NEW PRODUCTS, SERVICES AND END-USER MARKETS. We intend to use our strong brand names, significant market presence and extensive base of existing customers to

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
extend our brands into new products and services and to expand into new end-user markets. We believe that the home market will be an important market for our products in the future because of the heightened awareness, interest and concern among parents for education and the increasing number of home computers. Charter schools are also an attractive emerging segment because these new schools start without any supplemental education materials or instructional materials and are growing at a rapid rate. The number of charter schools has grown from less than ten in 1993 to over 1,000 in 1998.

    EXPAND THROUGH ELECTRONIC DELIVERY CAPABILITIES. We intend to focus on the rapidly growing electronic delivery segments of our market. Although delivery of supplemental education materials over the Internet currently accounts for a small segment of our market, it constitutes one of the most rapidly growing areas and provides significant expansion potential for each of our primary operating subsidiaries through brand extension and continuing conversion of our print materials for electronic delivery. In the 1993-1994 school year, there was an average of 12 students per computer as compared to seven students per computer in the 1997-1998 school year. Furthermore, the number of schools with Internet access has increased significantly from 35% in 1994 to 89% in 1998. We are well-positioned to expand in this area because of our significant experience in electronic delivery of materials, strong brand names and extensive educational content. In addition, we developed our existing electronic courseware products using a standardized authoring tool which facilitates, expedites and reduces the cost to convert our products into a format for delivery over the Internet.

    SELL ACROSS DISTRIBUTION CHANNELS. We intend to make use of the experience, market contacts, installed base and distribution channels that our four primary operating subsidiaries have developed in their respective market segments to increase sales to new and existing customers. For example, we may conduct cooperative direct marketing of multiple product lines. In addition, we intend to bundle or repackage different products together, such as linking electronic reference materials with electronic courseware or bundling periodicals with supplemental instructional materials in social studies.

    In order to achieve our business objectives, we may seek to acquire, or invest in, suitable companies. These acquisitions and investments may require additional funding which may be provided in the form of additional debt or equity financings or a combination of both. However, the senior credit facilities or the notes indenture may restrict our ability to obtain these financings. Moreover, we cannot guarantee that any acquisition may successfully accomplish our business objectives due to the possible loss of key employees and the necessary demands on resources associated with integrating new assets or businesses.

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PRODUCTS AND SERVICES

    The following chart outlines our product offerings by primary operating subsidiary in each of the segments of the supplemental education market in which we compete:

                                 WEEKLY READER           AMERICAN GUIDANCE          COMPASSLEARNING            WORLD ALMANAC

  PRINT AND ELECTRONIC      PERIODICALS: 19 grade or  BASIC SKILLS:             ELECTRONIC COURSEWARE:    TEACHING KITS: Kits
  INSTRUCTIONAL MATERIALS   subject-specific          Supplemental textbooks    Approximately 7,000       developed by World
                            periodicals for Pre K-12  and worktexts targeted    hours of proprietary      Almanac Education
                            students, including       for low- performing       electronic courseware     Library Services used to
                            Weekly Reader, Teen       students in middle and    for K-12 students,        teach a variety of
                            Newsweek and Current      secondary schools         primarily for reading,    skills including
                            Events.                   covering core curriculum  math and language arts,   research skills, map
                            SKILLS BOOKS: 177         subjects.                 including TOMORROW'S      skills and Internet
                            distinct, grade           TEST PREPARATION:         PROMISE.                  skills.
                            specific, workbooks for   Instructional materials   MANAGEMENT SYSTEMS:
                            K-9 students that build   to prepare for three of   COMPASS management
                            and reinforce basic       the leading achievement   system enables teachers
                            skills, including the     tests for K-12 students.  to track student
                            Map Skills series, or     PERSONAL GROWTH: Various  performance, record
                            focus on current topics   personal growth           grades, report on
                            such as health issues or  materials covering        progress and prescribe
                            upcoming Presidential     topics such as drug use   lessons based on
                            elections.                prevention and career     results.
                            SPONSORED INSTRUCTIONAL   education targeted for    INTERNET-BASED PRODUCTS:
                            MATERIALS: A variety of   K-12 students.            Worldware software
                            free instructional                                  integrates more than 400
                            materials, including                                pre-selected "safe" web
                            print and video                                     sites into the
                            products, paid for by                               curriculum and is also a
                            corporate, trade                                    web site with
                            association and/or                                  educational activities
                            not-for-profit sponsors                             for students. Compass
                            primarily for K-12                                  Virtual Classroom allows
                            students.                                           teachers and students to
                                                                                access Compass through
                                                                                the Internet.

  TESTING AND ASSESSMENT    N/A                       INDIVIDUALLY              COMPUTERIZED ASSESSMENT   N/A
  PRODUCTS                                            ADMINISTERED TESTS:       TESTS:
                                                      Assessment products for   COMPASS COMPREHENSIVE
                                                      K-12 students and adults  ASSESSMENT
                                                      including the PEABODY     TESTS,electronic tests
                                                      PICTURE VOCABULARY TEST,  based on the test items
                                                      KAUFMAN TEST OF           in the five leading
                                                      EDUCATIONAL ACHIEVEMENT   achievement tests. Based
                                                      AND BEHAVIOR ASSESSMENT   on COMPASS COMPREHENSIVE
                                                      SYSTEM FOR CHILDREN.      ASSESSMENT TESTS
                                                                                evaluations, electronic
                                                                                courseware can be
                                                                                assigned to students.

  LIBRARY MATERIALS         N/A                       N/A                       N/A                       K-12 REFERENCE AND OTHER
                                                                                                          INFORMATIONAL MATERIALS:
                                                                                                          Materials developed by
                                                                                                          us targeted to K-12
                                                                                                          students such as THE
                                                                                                          WORLD ALMANAC FOR KIDS
                                                                                                          AND GARETH STEVENS, INC.
                                                                                                          products as well as
                                                                                                          materials developed by
                                                                                                          third parties and
                                                                                                          distributed by us.
                                                                                                          GENERAL REFERENCE AND
                                                                                                          OTHER INFORMATION
                                                                                                          MATERIALS: Materials
                                                                                                          developed by us, such as
                                                                                                          THE WORLD ALMANAC AND
                                                                                                          BOOK OF FACTS, FUNK &
                                                                                                          WAGNALLS ENCYCLOPEDIA
                                                                                                          database and FACTS ON
                                                                                                          FILE WORLD NEWS DIGEST.

WEEKLY READER.

    Weekly Reader has four primary product lines:

    - elementary school periodicals;

    - middle and secondary school periodicals;

    - sponsored instructional materials published by its subsidiary, Lifetime Learning Systems, Inc.; and

    - skills books.

    In addition, Weekly Reader licenses the content of some of its publications for commercial use by third parties and sells advertising space in some of its publications and on its WEEKLY READER GALAXY web site.

    ELEMENTARY SCHOOL PERIODICALS. WEEKLY READER, first published in 1928, has established itself as a leading source for current events information for students in grades Pre K-6. WEEKLY READER features seven grade-specific editions for students, with between 25 and 32 issues per school year for each edition. Weekly Reader also offers two optional monthly supplements, SCIENCESPIN and GEOSPIN. The following table lists each edition of the WEEKLY READER and our other elementary school periodicals indicating issues per subscription and subscription price.

                                                               ISSUES PER     1999 SUBSCRIPTION PRICE
PUBLICATION                                                   SUBSCRIPTION   (PER STUDENT, PER YEAR)(A)
-----------                                                   ------------   --------------------------
WEEKLY READER:
  Pre K.....................................................       28                  $5.20
  K.........................................................       28                   4.36
  Grade 1...................................................       32                   3.10
  Grade 2...................................................       25                   3.10
  Grade 3...................................................       25                   3.52
  Grade 4...................................................       25                   3.52
  Grades 5-6................................................       25                   3.83
SCIENCESPIN.................................................        7                   1.00
GEOSPIN.....................................................        7                   1.00

------------------------

(a) Includes shipping and handling costs.

    Subscriptions to Weekly Reader elementary school periodicals in the 1997-1998 school year represented approximately 54.5% of all elementary school periodical subscriptions circulated in that year by the three major publishers of these periodicals which we believe together account for virtually all periodicals targeted for classrooms. According to Weekly Reader, its periodicals had the highest total circulation of elementary school periodicals in the 1997-1998 school year, totaling approximately 7.1 million subscriptions including approximately 0.5 million unpaid promotional or teacher reference subscriptions.

    Each edition of WEEKLY READER is specifically written and designed for particular grade levels in order to bring information on current events to elementary school students at a conceptually appropriate level. The editions for younger audiences contain "soft" news focusing on topics such as fire prevention and animals. Higher grade level editions contain "hard" news concerning topics such as world news and current events, including, for example, the Kosovo conflict, the 2000 Presidential elections and the Olympics bribery scandal. A teacher's guide with background information, discussion topics and follow-up questions is included with each issue of each edition.

    To capitalize on our large customer base of elementary school teachers and schools, in the 1997-1998 school year, we launched SCIENCESPIN, an optional monthly science news supplement to WEEKLY READER. Each edition of SCIENCESPIN contains science news tailored to student reading levels and school curriculum.

    MIDDLE AND SECONDARY SCHOOL PERIODICALS. We publish ten subject-specific periodicals covering six subject areas for students in middle and secondary schools, with between six and 30 issues per school year per periodical. For example, CURRENT EVENTS, one of our most popular periodicals for middle school students, provides information on current events tailored to the reading levels and school curriculum of students in the sixth through ninth grades. The following table lists each of our middle and secondary school periodicals indicating target grades, issues per subscription, subject area and subscription price.

                                                                                       1999 SUBSCRIPTION PRICE
                                               ISSUES PER                                   (PER STUDENT,
PUBLICATION                         GRADE     SUBSCRIPTION         SUBJECT AREA             PER YEAR)(A)
-----------                        --------   ------------   ------------------------  -----------------------
Current Events...................     6-9          25        Social Studies                     $8.85
Current Science..................     6-9          16        Science                             9.49
READ.............................     6-9          18        Language Arts                       9.49
Writing..........................    7-10           6        Language Arts                       9.28
Extra............................     5-9          12        Remedial Reading                   10.55
Career World.....................    7-12           6        Career Guidance                     9.81
Current Health 1.................     5-6           8        Health                              9.49
Current Health 2.................    7-12           8        Health                              9.49
Human Sexuality..................    7-12           8        Health                              3.45
Teen Newsweek....................     6-9          30        Social Studies                      5.95

------------------------

(a) Includes shipping and handling costs.

    Weekly Reader's middle and secondary school periodical subscriptions in the 1997-1998 school year represented approximately 39.9% of all middle and secondary school periodical subscriptions circulated that year by the three major publishers which we believe account for virtually all middle and secondary school periodicals targeted for classrooms. Weekly Reader's middle and secondary school periodicals had the second highest total circulation of periodicals for these schools in the 1997-1998 school year with approximately 1.6 million subscriptions including approximately 0.2 million unpaid promotional or teacher reference subscriptions. In each of the last ten years, over 70% of middle and secondary schools that have subscribed to one or more of our middle or secondary school periodicals subscribed to one or more of our middle or secondary school periodicals in the following year.

    To specifically target the growing sixth to ninth grade market, Weekly Reader recently entered into a partnership with NEWSWEEK magazine to create TEEN NEWSWEEK, which was launched in September 1999. TEEN NEWSWEEK focuses on social studies and current events and contains grade-appropriate news stories that link history, geography, government and cultures to the news stories. The partnership is intended to capitalize on Weekly Reader's expertise in publishing and marketing materials for classroom use and NEWSWEEK's strong news image, rapid distribution capabilities and experience in advertising sales.

    LIFETIME LEARNING SYSTEMS, INC. Our Lifetime Learning Systems, Inc. business is a leader in the creation and distribution of a variety of supplemental education materials which are paid for by corporate, trade association and/or not-for-profit sponsors and are distributed free to a target audience. The materials produced focus on topics chosen by the sponsor and are typically targeted for use in K-12 classrooms. Lifetime Learning Systems, Inc. also produces sponsored supplemental education materials targeted for the college and senior citizen markets. Lifetime Learning Systems, Inc. has created a variety of formats for supplemental education materials over the years, ranging from:

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
    - posters, teacher's guides and reproducible student activities;

    - audio and video tapes; and

    - web sites.

    Sponsors of Lifetime Learning Systems, Inc. projects have included corporate sponsors such as Chrysler, Home Box Office, ABC-TV and Ford as well as not-for-profit sponsors such as the American Health Foundation, the Tennessee Valley Authority and Save the Children.

    SKILLS BOOKS. We offer skills books, a line of workbooks and other supplemental education materials that build and reinforce students' basic skills in curriculum areas such as math or language arts as well as other titles which focus on life issues, such as current events or health. The skills book product line includes 30 different series of workbooks including 177 distinct, grade-specific titles spanning K-9 grades. For example, the highly successful Map Skills series builds geographic literacy by teaching students basic map-reading concepts and skills. The success of this series is attributable to a proven sequential approach to teaching map skills that matches the curriculum established by many school systems. Additional products include series covering topics such as AIDS and Presidential elections.

    WEEKLY READER GALAXY. In addition to our presence in the classroom through printed materials, in 1996 we launched our web site, WEEKLY READER GALAXY, with the goal of strengthening the brand image of our print products and positioning Weekly Reader to capitalize on electronic distribution opportunities. WEEKLY READER GALAXY is a free web site with pages specifically addressing students, teachers and parents. It offers materials, in the form of puzzles, experiments and games, which correlate with the content of Weekly Reader periodicals. The web site is also connected to various other resources such as the "world's largest classroom key pal network," which connects classrooms from 103 countries. In addition, the WEEKLY READER GALAXY web site informs users about our periodicals and allows them to subscribe over the Internet. For the twelve months ended December, 1999, the web site had approximately 36 million page views with the average user spending approximately nine minutes on the site per visit.

    OTHER PRODUCTS AND SERVICES. Weekly Reader also licenses the content of some of its publications, promotes other products in its publications and provides its "seal of approval" to various products. For example, Weekly Reader is one of several educational publishers providing content to JUNIORNET, a subscription based web site launched in March 1999 targeted to children ages 3-12. Weekly Reader licenses some content for use on JUNIORNET and is compensated for the use of its content based upon the amount of time visitors to the web site spend viewing Weekly Reader's licensed content. In addition, in November 1998, Weekly Reader began its "Weekly Reader Seal of Approval" program. In this program, producers of educational products submit their products to Weekly Reader for review and, if approved by Weekly Reader based upon the educational value of the product, these products are granted the Weekly Reader Seal of Approval. Producers of the products pay Weekly Reader an annual licensing fee in exchange for this endorsement.

AMERICAN GUIDANCE.

    American Guidance has two product lines:

    - testing and assessment products; and

    - supplemental instructional materials.

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    Our testing and assessment products and supplemental instructional materials are primarily used in K-12 schools. In addition to K-12 schools, American Guidance's testing and assessment products and supplemental instructional materials are used in:

    - community health centers;

    - clinics;

    - hospitals;

    - correctional facilities;

    - community colleges; and

    - other adult education programs.

    Approximately 18% of American Guidance's net revenue for the twelve months ended December 31, 1999 were from sales of testing and assessment products and supplemental instructional materials in which the end users were not K-12 schools. This percentage is consistent with the percentage of net revenue for sales of these products in 1996 through 1998.

    TESTING AND ASSESSMENT PRODUCTS. American Guidance's testing and assessment products provide educators and clinicians, including school psychologists, guidance counselors, special education teachers, speech pathologists and other similar school or district-level specialists with reliable individually administered tests and manuals explaining how to administer our tests. The testing and assessment products also include related third-party professional development books covering various theories of testing which we offer through our catalogs. American Guidance's testing and assessment products are used to diagnose learning disabilities and measure the cognitive ability, educational achievement and personal and social adjustment of students, for example:

    - the PEABODY PICTURE VOCABULARY TEST (PPVT) measures a student's listening comprehension for "Standard American English" and screens for verbal ability;

    - the KAUFMAN TEST OF EDUCATIONAL ACHIEVEMENT (KTEA) measures a student's reading, mathematics and spelling skills; and

    - the BEHAVIOR ASSESSMENT SYSTEM FOR CHILDREN (BASC) test assesses the behaviors and emotions of children and is used, among other things, to assess whether a student has attention deficit hyperactivity disorder.

    American Guidance currently publishes over 25 testing and assessment products. Six of American Guidance's top ten testing products, based on sales, have been published for over 25 years and its leading testing publication, the PEABODY PICTURE VOCABULARY TEST, was initially developed in 1959 and continues to rank among American Guidance's top selling products. American Guidance's tests are revised periodically to ensure that they reliably measure existing populations. Achievement tests generally require revisions every eight to ten years while tests that measure personal and social adjustment or cognitive ability in some cases do not require revision for as long as 15 years.

    American Guidance's tests are generally sold as part of a test kit. Test kits typically contain the test, test record forms, "easels" used to administer the test, scoring sheets used to score the test and a manual describing the proper method to score and evaluate the particular test. Test kits range in price from $80 to $600 depending on the content of the test kit and the demand for the test. Each test uses a different test record form which must be reordered from us. Test record forms are generally sold in packages of 25 with an average price range of $25 to $40 per package. A test kit usually contains one package of 25 test record forms. Sales from our top ten testing and assessment products and related materials including easels and scoring sheets represented approximately 71% of American Guidance's

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total net revenue from testing and assessment products for the twelve months ended December 31, 1999, with no individual set of testing products accounting for more than 11%.

    Educators and clinicians apply American Guidance's testing and assessment products on an individual basis to understand a student's particular educational needs. The need for our testing and assessment products generally arises after someone close to the student, either a parent or teacher, determines that the student is having behavioral or academic difficulty. The student is then referred to the appropriate clinician or educator at the school who has responsibility for determining what test or tests should be administered in order to correctly diagnose the student's problem.

    In our experience, once the validity and effectiveness of a test is established and accepted in the educational community, educators', psychologists' and clinicians' familiarity with the product grows along with their reluctance to change suppliers and learn different assessment content, administration approaches and scoring techniques. These professionals often prefer to use the same tests over a long period of time in order to compare performance of their student populations.

    SUPPLEMENTAL INSTRUCTIONAL MATERIALS. American Guidance's supplemental instructional materials consist of curriculum-based instructional materials, many of which are for low-performing students. Low-performing students are defined as those students scoring in the lower 50th percentile of the student population at a particular grade level. We focus primarily on serving middle and secondary schools with additional sales to post-secondary markets, such as community colleges and correctional facilities. We generally produce four types of instructional materials:

    - supplemental hardcover textbooks in core curriculum areas for low-performing students, with related products such as workbooks;

    - softcover worktexts in core curriculum areas for low-performing students;

    - test preparation materials which can be used to prepare all students for leading achievement tests; and

    - personal growth products.

    American Guidance's supplemental hardcover textbooks are designed to provide comprehensive coverage of skills and concepts in short, concise lessons. They are geared to a fourth grade reading level or below with photography and content that are appropriate for middle and secondary school students as well as adults. American Guidance's current catalog offers supplemental hardcover textbooks in the following subject areas:

Basic English Grammar                          General Science
Basic English Composition                      Earth Science
English for the World of Work                  Physical Science
English to Use                                 United States Government
Life Skills English                            United States History
Life Skills Math                               World History
Algebra                                        World Literature
Pre-Algebra                                    Exploring Literature
Geometry                                       American Literature
Consumer Mathematics                           Life Skills Health
Basic Math Skills                              Discover Health
Biology

    We believe American Guidance's supplemental hardcover textbooks set the standard for quality in the market, with full-color content and accompanying extensive teacher support materials. Each textbook has a wrap-around teacher's edition that reproduces the student edition with notes for the

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teacher indicated next to the text such as overviews for each new lesson, alternative questions a teacher may ask and answers to questions in the text. Each textbook has available a set of quizzes, worksheets, problem sets and other materials that teachers are permitted to reproduce for their classes. These materials also are available on CD-ROM. Most of American Guidance's supplemental hardcover textbooks have related softcover workbooks generally 50 to 60 pages in length, activity books and study guide programs including videos available in print and on CD-ROM for self-guided learning. Pricing for American Guidance's hardcover textbooks ranges from $33 to $40 dollars each; workbooks range from $7 to $10 each; and the CD-ROMs containing the quizzes, worksheets, problem sets and other materials are approximately $160 each.

    American Guidance's softcover worktexts also cover core curriculum areas. These worktexts generally 90 to 120 pages in length are designed as stand-alone products so that a teacher may use them to supplement any textbook. These softcover worktexts cover smaller portions of any given curriculum area than our supplemental hardcover textbooks. For example, we have a softcover worktext on how to balance a checkbook which is only one topic of many that are covered in our hardcover Life Skills Math textbook. Pricing for our softcover worktexts ranges from $6 to $13 each.

    American Guidance also publishes a rapidly growing line of test-preparation materials developed to assist students preparing to take three of the leading achievement tests:

    - Stanford Achievement Test (SAT9);

    - Iowa Test of Basic Skills (ITBS); and

    - TERRANOVA (Comprehensive Test of Basic Skills (CTBS) and Multiple Assessments tests).

American Guidance's test preparation materials are sold in package format and generally contain 25 activity books per package covering one subject area. Prices for test preparation packages range from $40 to $90 each. The emphasis in education on accountability for teachers and school administrators for the performance of their students on these achievement tests has helped make this a rapidly growing segment for our business.

    American Guidance also markets a full line of personal growth products aimed at:

    - developing behavior skills;

    - parenting training;

    - drug use prevention and anti-violence training;

    - self-esteem; and

    - career education.

These materials have differing audiences ranging from the entire K-12 student population to teachers and adults, and are produced using various formats including print, computer software and video.

COMPASSLEARNING.

    CompassLearning derives revenues from three sources:

    - software products;

    - professional development services and technical support services; and

    - sales of hardware.

    CompassLearning's electronic courseware, assessment software and management systems products are purchased under perpetual license agreements between CompassLearning and the applicable purchaser. Courseware products sell for an average of approximately $120 per subject per grade level

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plus $100 per workstation for simultaneous access. The COMPASS management system sells for $3,500 and the assessment software sells for $2,000, subject to any applicable discount. Electronic courseware, assessment software and a management system are typically sold as a package, together with professional development and technical support services. These packages sell for an average of approximately $25,000 per school. CompassLearning's professional development services range in price from $850 per day for a standard course to $1,000 per day for a customized training session. These services are typically purchased under a contract for specific number of days of service to be provided over a period of up to one year. Technical support services are typically purchased under one year contracts for an average cost of $5,500 per year. After the expiration of any service contract, these services may be purchased on an ongoing basis.

    SOFTWARE PRODUCTS. CompassLearning's software products consist of electronic courseware, assessment software, management systems and Internet-based products. Most of CompassLearning's current electronic courseware, assessment software and management systems operate in:

    - a networked environment with file servers and several student stations;

    - a peer-to-peer environment connecting several student stations in a "mini-network;" and

    - a stand-alone CD-ROM environment.

These products are typically compatible with both Windows and Macintosh operating systems. CompassLearning also has two products that are Internet-based, which were introduced in 1996 and 1999, respectively. In addition, CompassLearning distributes a small amount of third-party products, typically bundled with its own products.

    ELECTRONIC COURSEWARE: CompassLearning's primary product line is its proprietary electronic courseware. CompassLearning has approximately
7,000 hours of proprietary electronic courseware, including TOMORROW'S PROMISE, a comprehensive library of over 3,600 hours of electronic courseware with complete correlation to major national and state educational standards. The content of CompassLearning's electronic courseware curriculum is grade-specific and focuses on core curriculum topics such as reading, spelling, math, science and language arts, as well as emphasizing higher-order thinking and problem solving skills. Most of our current courseware is available in a networked, peer-to-peer or CD-ROM environment. In addition, these existing electronic courseware products have been developed using a standardized authoring tool which facilitates, expedites and reduces the cost to convert these products into a format for delivery over the Internet.

    Most of CompassLearning's electronic courseware covering core curriculum topics such as reading, math and language arts, is available in comprehensive, modular or stand-alone formats. In the comprehensive format, which accounted for approximately 66% of CompassLearning's sales of electronic courseware for the twelve months ended December 31, 1999, customers purchase all current electronic courseware for a particular subject in each of the grades offered by CompassLearning which are typically K-6 or K-8. The remaining 34% of CompassLearning's electronic courseware sales were made in the modular and stand-alone formats. In the modular format, customers purchase grade and/or subject specific electronic courseware according to their specific needs. The modular format allows, for example, a school to add courseware over the years as additional funds become available or to buy courseware to address a specific need or implementation plan. Typically, schools intending to use courseware in a computer lab often purchase courseware in a comprehensive format while schools intending to use courseware in a classroom often purchase courseware in a modular format. Finally, in the stand-alone format, customers purchase courseware on stand-alone CD-ROMs for use without the need for a computer connected to file servers running CompassLearning's system software.

    ASSESSMENT SOFTWARE: CompassLearning offers a series of comprehensive assessment tests referred to as Compass Comprehensive Assessment Test. Compass Comprehensive Assessment Test is a series of

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computerized achievement tests based on the subjects typically tested in the following five leading achievement tests for K-12 students:

    - the Iowa Test of Basic Skills examination (ITBS);

    - Metropolitan Achievement Test examination (MAT);

    - Stanford Achievement Test examination (SAT9);

    - California Achievement Test examination (CAT); and

    - TERRANOVA examination (Comprehensive Test of Basic Skills (CTBS) and Multiple Assessments tests).

The computerized tests seek to establish the test taker's knowledge of subject matters that are typically tested on the achievement tests mentioned above, with a computerized test emulating each of the five achievement tests. In addition, the computerized test items can be customized by teachers to reflect other tests, subjects or testing strategies. CompassLearning's assessment software has been customized for educational requirements in states such as Florida and Texas. CompassLearning's assessment software scores the computerized tests and determines whether the test taker possesses the particular skills tested. If a test taker fails any particular subject on the computerized test, the assessment software prescribes lessons found in CompassLearning's electronic courseware.

    MANAGEMENT SYSTEMS: CompassLearning offers the COMPASS management program. COMPASS is a computerized management system that enables teachers with students using CompassLearning's electronic courseware to:

    - create student lesson plans;

    - track student performance;

    - record grades;

    - report on progress; and

    - assess results against major state, national or self-defined standards.

Using the COMPASS system, a teacher is able to directly assess an individual student's performance on CompassLearning's electronic courseware and assessment software products and devise individualized learning paths for each student.

    INTERNET-BASED PRODUCTS: WORLDWARE is an Internet-based classroom integration product for use with our electronic courseware, assessment software and management systems, which we introduced in 1996. WORLDWARE has two parts: the software and the web site. The WORLDWARE software enables teachers to integrate a comprehensive collection of more than 400 pre-selected "safe" web sites into their daily lessons in a controlled manner by providing web controls limiting students' access to other Internet sites. The WORLDWARE web site features educational activities for students and resources for parents and teachers. In addition, CompassLearning now offers COMPASS VIRTUAL CLASSROOM, with the first installations made in September 1999. COMPASS VIRTUAL CLASSROOM works with our electronic courseware, assessment software and management systems by allowing students and teachers working on computers at home to access COMPASSfunctions through the Internet. Students can have at-home access to assessment tests and electronic courseware for self-paced learning. Teachers can have full access from remote computers to all COMPASSfunctions from creating assignments to reviewing results.

    SERVICES. CompassLearning provides professional development services and technical support services. CompassLearning has a team of over 90 full-time educational consultants providing professional development services to teachers, ranging from basic software training to services designed to assist teachers in implementing and integrating technology into the classroom. These services are

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provided in connection with our software products as well as third-party products. An initial buyer of our software products typically purchases eight days of professional development services for training on the software purchased, to be provided over a period of up to one year. Following the completion of the eight days of training, our customers can purchase additional days of professional development services. In 1998, we were chosen as the leader in customer training according to a survey by Education Market Research. In addition, in October 1998, we began to offer a series of training courses for teachers that address topics such as productivity, leadership, parental involvement and Internet use and implementation.

    CompassLearning offers various technical support services in connection with the purchase and ongoing use of its software products. An initial buyer of our software products typically purchases one year of toll-free telephone help line services, on-site system engineer services and software updates. Following the expiration of the initial technical support services contract, our customers can purchase continuing support at varying levels, ranging from limited telephone help line services to priority systems engineer dispatching. We also offer our customers hardware support services, which we provide through a contract with a third party.

    HARDWARE. In 1994, we essentially exited the business of selling hardware due to the lower profitability of this business compared to our other segments, high inventory requirements and the risk of obsolescence associated with these products. Today, upon request, we resell hardware to customers who request a package of hardware and software.

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
WORLD ALMANAC.

    World Almanac's operations are divided into five divisions. The following table describes the product lines and their prices for each of its divisions.


DIVISION                                                     PRODUCT LINES                         PRICING
--------                                      --------------------------------------------  ----------------------
World Almanac Books.........................  Publishes:
                                              THE WORLD ALMANAC AND BOOK OF FACTS           $11 print
                                                                                            $195 Internet
                                              THE WORLD ALMANAC FOR KIDS                    $11
                                              THE WORLD ALMANAC OF U.S. POLITICS            various prices

World Almanac Education Library Services....  Catalog-based distribution of:
                                              Third-party and World Almanac publications
                                              targeted for the K-12 market                  $5-$479

Gareth Stevens, Inc.........................  Publishes:
                                              K-6 nonfiction and fiction books              $13-$25
                                              Distributes:
                                              Two nonfiction book product lines of a
                                              third-party publisher                         $12-$20

Facts On File News Services.................  Publishes:
                                              FACTS ON FILE WORLD NEWS DIGEST               $480-$795 print;
                                                                                            $595-$1,150 CD-ROM;
                                                                                            $1,350 Internet
                                              ISSUES AND CONTROVERSIES ON FILE              $375 print
                                                                                            $575 Internet
                                              TODAY'S SCIENCE ON FILE                       $225 print
                                                                                            $350 Internet
                                              EDITORIALS ON FILE                            $495
                                              SOFTWARE AND CD-ROM REVIEWS ON FILE           $295

Funk & Wagnalls.............................  Publishes:
                                              Electronic FUNK & WAGNALLS ENCYCLOPEDIA
                                              database                                      various prices
                                              A general yearbook                            $24
                                              A science yearbook                            $23


    WORLD ALMANAC BOOKS. THE WORLD ALMANAC AND BOOK OF FACTS is, we believe, one of the most widely used and well-respected general reference publications in the United States. In 1998, the American Library Association named it one of the three most important information sources found in libraries and the best almanac overall. According to World Almanac, in 1998, market research was completed that indicated that 56% of those surveyed who purchase the almanac purchase it on an annual basis. We believe THE WORLD ALMANAC AND BOOK OF FACTS provides more complete and up-to-date information than competing almanacs. Its comprehensiveness and brand identity are critical assets. In print for over 130 years, THE WORLD ALMANAC AND BOOK OF FACTS perennially makes the NEW YORK TIMES' bestseller list. World Almanac Books also licenses the content of THE WORLD ALMANAC AND BOOK OF FACTS to third parties for inclusion in their products. Since 1995, World Almanac Books has also published THE WORLD ALMANAC FOR KIDS, with over 1,000,000 copies sold to date.


    WORLD ALMANAC EDUCATION LIBRARY SERVICES. World Almanac Education Library Services is a niche distributor of reference and informational materials, which it targets primarily to K-12 school and public libraries. There are approximately 108,000 K-12 school libraries and 16,000 public libraries in the United States. World Almanac Education Library Services reviews and selects materials from third-party publishers for inclusion in its nine catalogs. The catalogs also include THE WORLD ALMANAC AND BOOK OF FACTS, THE WORLD ALMANAC FOR KIDS and several best selling series from Gareth Stevens, Inc. World Almanac Education Library Services mailed a total of approximately 1.8 million catalogs in 1999. World Almanac Education Library Services also publishes a small amount of proprietary teaching kits,


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including kits covering research skills, map skills and Internet skills, which include items such as lesson plans for books we believe are appropriate for classroom use to encourage multiple-copy sales.


    GARETH STEVENS, INC. Gareth Stevens, Inc. publishes nonfiction and fiction books for K-6 students. These books cover a broad spectrum of topics including nature, science, social studies and the arts. Approximately 78% of Gareth Stevens, Inc.'s sales are derived from books that are published under the GARETH STEVENS imprint. A majority of these titles are sourced from domestic and international third parties for which Gareth Stevens, Inc. holds exclusive distribution rights for K-12 school and public libraries in North America. The remaining approximately 22% of Gareth Stevens, Inc.'s sales are derived from the distribution of two product lines from Rosen Publishing, with one line targeted for secondary school students and the other targeted for K-6 students.

    FACTS ON FILE NEWS SERVICES. World Almanac, through Facts On File News Services, publishes and sells subscription news reference products in print, CD-ROM and Internet formats. There are five products:

    - FACTS ON FILE WORLD NEWS DIGEST;

    - ISSUES AND CONTROVERSIES ON FILE;

    - TODAY'S SCIENCE ON FILE;

    - EDITORIALS ON FILE; and

    - SOFTWARE AND CD-ROM REVIEWS ON FILE.


Its core product, FACTS ON FILE WORLD NEWS DIGEST, is a highly respected publication used by libraries as a comprehensive index of world events beginning in 1940 in the print version and in 1988 in the electronic version. Librarians, journalists and library patrons typically use Facts On File News Services products to research historical events. The in-house editorial staff of FACTS ON FILE WORLD NEWS DIGEST distills key news information from more than 100 different newspapers, periodicals, journals and government Internet sources and uses it to update the product weekly in the print and Internet formats and quarterly for the CD-ROM format. The core print product has an annual subscription list price of $795, which is discounted for public and school libraries. The print edition of FACTS ON FILE WORLD NEWS DIGEST sold over 4,900 subscriptions in 1999 and continues to meet with great acceptance, as evidenced by renewal rates averaging approximately 89% from 1996 through 1999. Subscriptions to the print edition, however, are expected to decline gradually as it is replaced by Internet-based versions of the product described below.



    To take advantage of accelerated library spending on electronic delivery of reference materials, in 1997 we developed a Windows compatible CD-ROM version of FACTS ON FILE WORLD NEWS DIGEST. In April 1999, World Almanac launched an Internet version of FACTS ON FILE WORLD NEWS DIGEST which currently has 1,865 subscribers, or 40% of the total number of print and CD-ROM subscribers for this product. The increased functionality of the Internet version allows World Almanac to price this product higher than the print or CD-ROM versions. The Internet version has a list price of $1,350 for a single-site installation, with price discounts per site for multiple-site installation. This year we have launched three additional World Almanac databases as part of the Facts On File News Services web site.



    FUNK & WAGNALLS. World Almanac operates in the electronic encyclopedia business through Funk & Wagnalls. Although the FUNK & WAGNALLS ENCYCLOPEDIA is no longer published in print format, Funk & Wagnalls licenses an electronic version of its encyclopedic database to various third parties. Funk & Wagnalls also annually publishes a general yearbook containing a review of the major news events that transpired in the previous year and a science yearbook containing a review of the major scientific events in the previous year. The general yearbook is licensed from World Book


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

Encyclopedia, Inc. and the science yearbook is licensed from Grolier Enterprises Inc. The active subscriber list for these two publications, which primarily consists of former subscribers to the print edition of the FUNK & WAGNALLS ENCYCLOPEDIA, is approximately 65,000 for the general yearbook and 29,000 for the science yearbook. Most science yearbook subscribers are also general yearbook subscribers. We do not target new subscribers for these yearbooks; however, renewal rates have averaged approximately 78% for the general yearbook and 76% for the science yearbook from 1996 through 1999.


PRODUCT AND CONTENT DEVELOPMENT

    WEEKLY READER. Weekly Reader has a team of 62 people working in product and content development. This team includes:

    - editors and writers, who are typically grade and subject specialists with journalism or teaching experience; and

    - designers, who are responsible for the "look and feel" of the products, including the layout of each publication.

    Editors, writers and designers work in teams on any particular project including planning meetings used for determining content and educational focus, the selection of appropriate graphics and photographs and final editing before submission for printing. The time it takes to develop our products varies substantially according to the type of product. Product development for a new periodical typically takes approximately nine months from concept to initial marketing, whereas new issues of our existing periodicals typically take approximately one to two weeks from conception to printing. Our skills books typically take approximately eight to twelve months from concept to initial marketing for an entirely new title, and approximately four to six months for updated versions of existing titles. Development times for Lifetime Learning Systems, Inc.'s products vary substantially depending upon the type of product involved, but typically take approximately three to four months from concept to distribution.

    Weekly Reader's periodicals are written by a combination of staff and freelance writers. WEEKLY READER, for example, is written internally. Our staff of editors, writers and designers determine the subject matter for the particular edition after which the content is written and edited by Weekly Reader's employees. For SCIENCESPIN, however, once the content and educational focus for a particular issue is determined internally, the writing is contracted out to third parties with the relevant scientific knowledge and the ability to write for the applicable target audience. TEEN NEWSWEEKis written internally based upon content from upcoming stories in NEWSWEEK made available to our writers prior to NEWSWEEK'Spublication, and our own internally created content. The TEEN NEWSWEEKwriters determine which stories are appropriate for the targeted audience and then rewrite the stories with age appropriate information and language. TEEN NEWSWEEK'S content is subject, in all cases, to NEWSWEEK'S approval.

    Weekly Reader's skills books are typically written by freelance writers at the direction of Weekly Reader's editors. Lifetime Learning Systems, Inc.'s products are developed in a variety of formats by an in-house editorial and design staff with varying degrees of direction provided by the applicable sponsor. In the past, some sponsors of Lifetime Learning Systems, Inc. projects have approached Lifetime Learning Systems, Inc. with a definitive concept for which they are seeking implementation and production, while other sponsors simply have a message they wish to get across to a target audience and request proposals as how best to accomplish that goal.

    Prior to distribution, whether created internally or externally, all of Weekly Reader's products are reviewed by either the Editor in Chief of Weekly Reader or one or more Senior Managing Editors to ensure that the content of the applicable product is appropriate for the age group targeted by the

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
product, according to standards developed by Weekly Reader. Lifetime Learning Systems, Inc.'s products are reviewed by its editorial director for their age and content appropriateness.

    AMERICAN GUIDANCE. American Guidance's new testing and assessment products and revisions to existing products are developed internally by in-house personnel which include 27 full-time employees, most of whom are trained in one or more specialties including psychology, education, early childhood development and speech/language, among other disciplines.

    Our testing and assessment products are firmly rooted in established psychological and pedagogic theory, and our product development philosophy is customer-focused. New test concepts are usually derived from the marketplace, often from our sales representatives who are in contact with:

    - teachers;

    - guidance counselors;

    - school psychologists;

    - school administrators; and

    - other professionals who identify a testing need.

We also develop new products through a systematic review of industry trends, including emerging trends in the education community, or in conversations with educators and other professionals who attend various trade and professional conferences where we are an exhibitor or attendee. Occasionally, we will be approached by an author with a new test concept, which we will then evaluate in terms of its overall market potential.

    After we have created a test, we then subject it to field tests. Once field testing and any indicated adjustments are complete, the test undergoes standardization, generally being tested on 200 students per age year targeted by the test and covering a broad range of demographic characteristics. In addition, we seek support for the test from key opinion makers in the subject area of the test. Only at this stage do we begin to market the test. The process is similar for most revisions of existing tests because when a test is updated, the new content similarly must be field-tested and then the revised test must undergo standardization. The development cycle for a new test or to make revisions to an existing test is typically five years from concept through the launch of the new or revised test. The life cycle for the new or revised test can be up to 15 years or more. We are continuously working on new products or product concepts or revisions of existing products. For example, in June 1999, we released a new test, CASL (COMPREHENSIVE ASSESSMENT OF SPOKEN LANGUAGE), an in-depth assessment of oral language skills.

    We develop supplemental instructional products internally and externally with developers and in close consultation with outside authors, on a royalty basis or on a fee-for-service arrangement. Our in-house development team for supplemental instructional materials consists of eight full-time employees. New product concepts are derived from various sources, including:

    - our in-house development staff;

    - outside authors; and

    - our sales force based on their regular meetings with educators and administrators.

Most of these products have a development cycle of approximately one year. In general, we solicit bids for our new products from outside developers and award the contract based on price and other factors relating to the developer's ability to deliver the finished product according to our exact specifications.

    We continuously work on product development for existing supplemental instructional materials in addition to development of new products. Our 1999-2000 supplemental instructional materials catalog

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offers new textbooks in four different subject areas. In 1997 and 1998, we released a total of 14 new and revised hardcover supplemental texts in language arts, math, science and social studies, as well as 21 softcover worktexts and three parent training programs.

    Our product and content development staff includes eight Ph.D.s and 23 former certified teachers. We supplement our product development with selective acquisitions of product lines. For example, in October 1997, we acquired a line of test preparation materials for achievement tests from Craig-Hart Publishing Company. In March 1997, we acquired a line of grade equivalency diploma and pre-grade equivalency diploma test preparation materials along with a line of life skills worktexts from International Thompson Publishing Inc. In
April 1996, we acquired a line of paperback fiction books for low-level readers from Lake Publishing Company.

    COMPASSLEARNING. CompassLearning has a product development team of 83 employees, including 22 individuals with state issued teaching credentials and an average of nine years of teaching experience. These 83 employees also have on average nine years of software development experience and have been working for CompassLearning for an average of six years. In addition, CompassLearning periodically hires temporary employees or outsources work to supplement its in-house product development team. These temporary employees and third-party contractors are generally used for functions such as product testing, while CompassLearning employees perform the core competency functions necessary for the development of its products. The time it takes to develop our products varies according to the type of product, but typically ranges from 12-18 months.

    CompassLearning's product development team is divided into the following four groups:

    - the curriculum and assessment design group;

    - the integration and management systems group;

    - the quality assurance group; and

    - the documentation group.

The curriculum and assessment design group develops the content and functionality for the curriculum lessons and assessment components of CompassLearning products. This group is responsible for designing products which meet the educational objectives for the curriculum or assessment element being addressed. They use an "authoring tool," a computer program which enables the curriculum and assessment design group to choose from a variety of standardized computer program features, such as lesson templates, without the need to write extensive source code in order to create the basic computer program for the new product. The integration and management systems group is responsible for developing current and future management programs and the integration of the management programs with the curriculum and assessment offerings. This group also is responsible for maintaining all of the source code for CompassLearning's products and addressing any problems which arise within the code. The quality assurance group tests all of our new products. The documentation group is responsible for the documentation that accompanies the new product offerings.

    WORLD ALMANAC.  World Almanac has a 51 person in-house editorial staff that:

    - in the case of the World Almanac Books and Funk & Wagnalls, works in conjunction with outside work-for-hire editors to develop its content; and

    - in the case of the Facts On File New Services products, develops the content of these products.

Individual members of the in-house editorial staff are generally responsible for only one of the product lines. The content of our Funk & Wagnalls yearbooks are licensed from third parties. The Gareth Stevens, Inc. nonfiction and fiction books are comprised of either content licensed from third parties and repackaged and/or rewritten for the K-12 market in the United States or content written by in-house staff or freelance writers. World Almanac Education Library Services has a three-person

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creative staff which designs the layout for the catalogs and selects the reference and informational materials which will be included in the catalogs.


    World Almanac Education Library Services updates its catalogs twice each year. New editions of THE WORLD ALMANAC AND BOOK OF FACTS and THE WORLD ALMANAC FOR KIDS are published each year. New product development is currently focused on offering products through Internet delivery. This year we have launched three additional World Almanac databases as part of the Facts On File News Services web site.


CUSTOMERS

    Our targeted customers, which vary depending on the product line, are teachers, school and school district-level administrators, librarians, other educational professionals and parents.

    Weekly Reader's periodicals and other instructional materials are purchased mainly by teachers, as well as by school and school district-level administrators. In addition, schools sometimes ask parents of students to pay for their children's subscriptions to Weekly Reader periodicals. According to Weekly Reader, it was the largest publisher of classroom periodicals in terms of total circulation in the 1997-1998 school year with over 8.7 million subscribers, approximately equal to our two primary competitors in this market combined.

    Customers of Lifetime Learning System, Inc.'s products generally are:

    - corporations;

    - trade associations;

    - not-for-profit organizations; and

    - government agencies.

    Customers of American Guidance's testing products generally are:

    - guidance counselors;

    - school psychologists;

    - speech pathologists;

    - special education teachers; and

    - other similar school and school district-level specialists.

Customers of American Guidance's supplemental instructional materials generally are teachers and school-level administrators as well as school district-level administrators. American Guidance also has customers outside of K-12 schools for its testing and assessment products and supplemental instructional materials which include:

    - clinical psychologists;

    - community colleges;

    - adult educational programs; and

    - correctional facilities.

One or more of American Guidance's testing and assessment or supplemental instructional products are used in over 12,000 school districts, or approximately 80% of the school districts in the United States.

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    CompassLearning's customers consist primarily of school and school district-level administrators, including:

    - superintendents;

    - curriculum directors;

    - technology directors; and

    - principals.

Although individual teachers do not typically make final purchasing decisions, they frequently have substantial input in the decision making process. One or more of CompassLearning's products has been sold to more than 20,000 K-12 schools, representing approximately 19% of all schools in the United States.


    In 1999, approximately 80% of World Almanac's sales were to schools and libraries. The remaining 20% of its sales consisted of sales of yearbooks to former encyclopedia purchasers and sales of THE WORLD ALMANAC AND BOOK OF FACTS and THE WORLD ALMANAC FOR KIDS to consumers.


Funk & Wagnalls licenses its electronic encyclopedia database to various licensees, the largest of which is Versaware Technologies Inc., and sells its yearbooks primarily to former print encyclopedia purchasers. Facts On File News Services sells FACTS ON FILE WORLD NEWS DIGEST and its other publications to libraries of all types. World Almanac Education Library Services and Gareth Stevens, Inc. sell their products primarily to school libraries and to a lesser extent to public libraries. In the last three years, over 55% of the approximately 124,000 school and public libraries in the United States have purchased products from World Almanac.

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SALES, MARKETING AND DISTRIBUTION

    We have an extensive network with direct distribution channels to reach our primary customers. Our four primary operating subsidiaries use one or more of the following methods to sell and market our products: direct mail, direct sales, telemarketing and distribution through retail channels. The chart set forth below contains information regarding sales, marketing and distribution by Weekly Reader, American Guidance, CompassLearning and World Almanac, including their primary distribution channels.


                        WEEKLY READER          AMERICAN GUIDANCE         COMPASSLEARNING           WORLD ALMANAC
Primary Method of    Direct Mail          Direct Sales Force (field    Direct Sales Force   Direct Mail: Facts On File
Sales and Marketing                       and telesales)                                    News Services, World
                                                                                            Almanac Education Library
                                                                                            Services and Funk &
                                                                                            Wagnalls Telemarketing:
                                                                                            Gareth Stevens, Inc. and
                                                                                            Facts On File News Services
                                                                                            Retail Marketing: World
                                                                                            Almanac Books

Size of Staff                10                       38                       65                       112

Number of Mailings   2 (in February and   3 (in March, August and              N/A          Facts On File News Services
in 1998              August)              December or January)                              generally mails twice a
                                                                                            year; World Almanac
                                                                                            Education Library Services
                                                                                            generally mails four times
                                                                                            a year; Yearbook mail
                                                                                            campaigns once a year
Number of Schools/   108,000 schools;     250,000 customer locations           N/A          Approximately 105,240
Teachers/Libraries   2.7 million                                                            schools, 16,850 school
in Database          teachers                                                               districts, 15,600 public
                                                                                            libraries, 4,830 academic
                                                                                            libraries
Estimated Number of  75,000 schools       Over 12,000 school           Over 20,000 schools  Over 68,000 school and
Schools/ School                           districts                    have purchased our   public libraries have
Districts/Libraries                                                    products             purchased products from
with our Products                                                                           World Almanac in the past
as of Summer, 1999                                                                          three years


    DIRECT MAIL. Direct mail consists mainly of well-planned mailings that target current and prospective customers, often with enclosed product samples and catalogs, which are used to generate product sales. This marketing technique is utilized to a significant extent by Weekly Reader, World Almanac's Facts On File News Services and World Almanac Education Library Services, and to a lesser extent by American Guidance, CompassLearning and World Almanac's Funk & Wagnalls.

    Weekly Reader's classroom periodicals are marketed primarily through the use of direct mailings. Its experienced and skilled marketing staff of ten people has developed detailed mailing schedules and marketing strategies to reach current and prospective customers. In the marketing of its classroom periodicals, Weekly Reader has developed and maintained a valuable and proprietary database tracing the purchasing habits of approximately 2.7 million individual teachers and administrators and approximately 108,000 schools over the past five years as well as various demographic factors in each locale. In 1998, Weekly Reader mailed over 0.4 million catalogs and 6.9 million direct mail pieces primarily to teachers as well as to school and school district-level administrators, librarians and parents. Schools are segmented for mailings according to "purchasing" and "non-purchasing" status, with marketing campaigns based on purchasing history specifically targeted to teachers, who are typically the key decision makers in connection with the purchase of Weekly Reader's classroom periodicals. Schools that currently purchase Weekly Reader's classroom periodicals are then further segmented according to penetration levels for each elementary school grade or middle or secondary school subject area. The timing of mailings, inclusion of product samples and timing and amount of discounts offered, among other things, vary depending on which segment is being targeted.

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    World Almanac also uses direct mail to generate sales. For example, Facts On
File News Services uses direct mailings for general product announcements, to generate sales leads and for order procurement from new customers. The strategy for attracting new customers consists of using targeted direct mail, followed by telesales calls from representatives who are recruited and trained by Facts On File News Services. World Almanac's World Almanac Education Library Services also uses direct mail to sell its products. This division of World Almanac has developed a sophisticated database that tracks customers and purchasing habits, including monetary value of an average purchase and other relevant factors, which it uses to target customers with the appropriate catalogs. Most of World Almanac Education Library Services' sales are generated from mailings of its main catalog, which is sent to existing customers, and its prospect catalog, which is mailed to prospective customers. World Almanac mailed approximately
2.0 million direct mail pieces in 1999, including 1.8 million catalogs.



    American Guidance printed and mailed more than one million promotional pieces and 1.7 million catalogs in 1999, aimed at developing customer leads, spurring direct-response sales and building overall marketplace awareness of its brand and products. CompassLearning also sells its products with the aid of mailings and catalogs targeted at smaller schools and school districts. World Almanac's Funk & Wagnalls primarily markets its yearbooks to former subscribers of its previously published print format encyclopedia using direct mail.


    TELEMARKETING. Telemarketing involves the use of the telephone to contact current and prospective customers as a means of generating sales. World Almanac's Gareth Stevens, Inc. and Facts On File News Services utilize this marketing technique to a significant extent, while CompassLearning, Weekly Reader and World Almanac Education Library Services use it to a lesser extent.


    Gareth Stevens, Inc.'s marketing strategy consists primarily of selling products through its active and growing telemarketing program. Telemarketing representatives generate approximately 57% of all Gareth Stevens, Inc. sales by contacting existing and prospective accounts to solicit commitments to preview Gareth Stevens, Inc. titles. Through the preview process, librarians are invited to receive copies of Gareth Stevens, Inc. titles or the third-party titles it distributes. The librarians then have the opportunity to review actual copies of the selected titles at their convenience. Gareth Stevens, Inc. telemarketers follow up with these librarians over a specified time period to ensure that the product has been received and reviewed. Librarians have purchased an average of 22% of the titles they previewed for the period 1996 to 1999. Any titles not selected for purchase are picked up from the librarian's location, with all postage and handling expenses borne by Gareth Stevens, Inc.


    CompassLearning's telemarketing group, comprised of ten people, assists its direct sales force by pursuing sales leads generated at educational conferences or through other means and also promotes renewal sales of professional development and technical support services contracts. World Almanac's Facts On File News Services' strategy for attracting new customers consists of using targeted direct mail, followed by telemarketing calls from representatives who are recruited and trained by Facts On File News Services. World Almanac Education Library Services also has recently begun using telemarketing to promote its products. Weekly Reader's telemarketing efforts, conducted externally by contractors, are used to assist in the generation of renewal sales.

    DIRECT SALES FORCES. American Guidance, CompassLearning and Weekly Reader's Lifetime Learning Systems, Inc. each primarily use a direct sales force to sell and market their products.

    To market its testing and supplemental instructional materials, American Guidance pursues a strategy of developing strong relationships with its current and prospective customers primarily by using its sales organization, consisting of:

    - 21 field sales representatives;

    - 13 telephone sales representatives; and

    - four managers.

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
    These representatives work closely with schools to determine which of American Guidance's products best serve the needs of a specific school's student body. Unlike traditional telemarketing, American Guidance's telephone sales representatives develop relationships with customers and occasionally make field visits. All of American Guidance's sales representatives go through a training process with defined objectives that they must satisfy during the initial six months of their employment and each year thereafter. In addition, American Guidance enlists professionals on a per diem basis to provide instruction to educators concerning test administration, scoring and other professional training such as disciplinary methods and substance abuse and violence prevention techniques.

    CompassLearning uses a three-pronged approach to sales and service that provides every customer with a sales contact, an educational consultant and a technology support person for comprehensive customer service. It maintains a direct sales force of 65 sales representatives. The sales representatives are each assigned to a sales region within the United States. Each member of the direct sales force has access to CompassLearning's database of detailed information concerning the school districts, current customers, school funding and other data for its sales territories. On the basis of this information, the sales representatives seek to establish relationships with, and brand awareness for, CompassLearning's products among existing and potential customers in their respective districts by making personal sales visits to the schools or school administrators.

    Weekly Reader's Lifetime Learning Systems, Inc. has a dedicated marketing and sales team of eight people who make presentations directly to potential corporate, trade association and not-for-profit organization clients. Presentations generally consist of proposals for education materials and programs to be shipped free to teachers and schools under the client's sponsorship.


    RETAIL MARKETING/WHOLESALERS. Approximately 70% of World Almanac Books' products are sold through retail bookstores or through wholesalers into mass-market locations such as supermarkets and newsstands. World Almanac Books' products are also sold to book clubs and other resellers as well as into libraries through World Almanac Education Library Services. In addition, Gareth Stevens, Inc. distributes approximately 35% of its products through its network of wholesalers to libraries.


    INTERNET WEB SITES. Each of Weekly Reader, American Guidance and World Almanac have free Internet web sites, which allow customers to order their products. The Weekly Reader web site:

    - features pages specifically addressing students, teachers, and parents;
      and

    - offers materials in the form of puzzles, experiments and games that correlate with the content of Weekly Reader periodicals.

The American Guidance web site, launched in 1996, provides extensive company information, customer service information, order placement information and a complete description of its products. The World Almanac web site offers Internet ordering for World Almanac Education Library Services.

    SHIPMENT. Our periodicals are typically shipped second class mail directly from the location at which they were printed. TEEN NEWSWEEK, however, is delivered by truck and/or air directly to United States Postal Service bulk mail centers to speed delivery using Newsweek's distribution network. Our other print materials are typically delivered by fourth class mail or, in some cases, by the United Parcel Service or other courier services. Since 1986, we have distributed FACTS ON FILE WORLD NEWS DIGEST through third parties which provide electronic on-line delivery of databases to libraries and have paid these distributors a royalty for each subscription. Because we have now developed our own Internet delivery format, we expect our use of these distributors to decline.

COMPETITION

    WEEKLY READER. Our primary competitors in the Pre K-12 classroom periodicals market are Scholastic Inc. and Time, Inc. These publishers together with Weekly Reader constitute virtually the entire market of periodicals targeted for Pre K-12 classrooms. Scholastic Inc. publishes six editions in

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
the elementary school market and eight editions in the middle and secondary school market. Time, Inc. publishes two editions in the elementary school market and no editions in the middle and secondary school market. Competition in the school periodicals market is based primarily on:

    - content;

    - reputation; and

    - customer service.

    In the elementary school periodicals market, we believe we have a competitive advantage over both our competitors with respect to:

    - content that has close ties to school curriculum; and

    - an extensive marketing system.

    In the secondary school periodicals market, our competitive strengths include:

    - content that has strong educational value;

    - content that has close ties to school curriculum; and

    - strong database marketing capabilities.

    Our primary competitors in the school periodicals market, Scholastic Inc. and Time, Inc., have larger marketing budgets. In addition, a small segment of the market views some of our products as old-fashioned. We also require a longer lead time to deliver news to classrooms than Time, Inc., and we charge customers prices that are generally higher than Scholastic Inc.

    In skills books we compete with many large and small publishers, primarily on the basis of:

    - subject matter expertise;

    - breadth of offerings; and

    - price.

    Although we have developed a strong niche in mapping books and geography books and believe we use efficient marketing techniques, our skills books line maintains a relatively small market share in the larger market for supplementary instructional materials. This market includes many widely recognized brands published by competitors with greater brand recognition, larger marketing budgets and more frequent product revision.

    In sponsored supplemental educational materials, Lifetime Learning Systems, Inc. competes primarily with Scholastic Inc., as well as with other regional competitors. Competition in this market is based primarily on distribution capability and cost.

    Lifetime Learning Systems, Inc.'s strengths, which we believe give us a significant competitive advantage over our smaller competitors, include:

    - name recognition with our corporate sponsors;

    - breadth and variety of product development offerings; and

    - broad distribution capabilities through both its own and Weekly Reader's distribution channels.

    Notwithstanding, we face competition from Scholastic Inc. which combines similar strengths with stronger corporate relationships and greater promotional capabilities. Both Scholastic, Inc. and we face price competition from our smaller competitors which have, and may continue to, undercut prices on their product offerings.

    AMERICAN GUIDANCE. In the assessment area, our principal competitors are:

    - The Psychological Corporation;

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
    - The Riverside Publishing Company; and

    - CTB/McGraw-Hill.

These companies focus mainly on norm reference achievement tests, which are administered in large groups, while individually administered assessment tests, our target market, represent a secondary product line. We believe we are well-positioned to compete successfully in both the individually administered assessment test market and the supplemental print instructional materials market based on our:

    - reputation;

    - content; and

    - ability to reach the customer base.

In the individually administered assessment test market, where quality and reputation are the primary decision criteria, we have been providing market leading materials for over 35 years.

    We believe we are internationally recognized for publishing technically sound diagnostic assessments that are primarily used to identify strengths and weaknesses at the individual level. Because we believe none of our competitors has matched our depth in content, authorship and test instruction in speech/language assessments, we maintain a competitive advantage in the individually administered assessment test market.

    In the supplemental print instructional materials market, we compete directly with Globe-Fearon Inc., which also targets low-performing students. Other competitors include:

    - Steck-Vaughn Company;

    - Scholastic Inc.;

    - NTC/Contemporary Publishing Group, Inc.; and

    - other large and small publishers which have some products for low-performing students,

but none of these large publishers focus exclusively on low-performing students as we do.

    In the supplemental print instructional materials market, we believe we are the only publisher to offer full color textbooks with complete teacher support for students reading below grade level in middle and senior high school.

    COMPASSLEARNING. Within the supplemental electronic instructional materials market, we compete primarily with other providers of integrated curriculum software and, to a lesser extent, with independent software vendors and traditional print education publishers. Our primary competitors are:

    - Pearson Education;

    - TRO Learning Inc.;

    - Broderbund Software, Inc.;

    - Educational Resources;

    - McGraw-Hill School Division;

    - Edmark Corporation;

    - American Education Company;

    - Knowledge Adventure, Inc.; and

    - Advantage Learning Systems, Inc.

Competition in the supplemental electronic instructional materials market is based primarily upon product effectiveness, design flexibility and relationships with customers. We believe we are competitive

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
on all these factors. Our products have some competitive price disadvantages when compared to standalone offerings, and some of our competitors may have broader or deeper curriculum offerings.

    WORLD ALMANAC. World Almanac Education Library Services is a niche player in the school and public library distribution business. Competitors range from full service distributors, such as Follet Library Resources and Baker & Taylor Corporation, to smaller ones such as Gumdrop Books, Inc. and Davidson Publishing, Inc. World Almanac Education Library Services competes with larger distributors by providing:

    - more product information;

    - better customer service; and

    - a pre-screened selection of the season's titles.

Gareth Stevens, Inc. competes in the K-12 nonfiction and fiction publishing segment of this market which is highly fragmented with many competitors ranging from small publishers focused exclusively on the library market to large publishers which also sell into the trade market. Competition in the electronic reference materials category is somewhat more concentrated. Some of the larger competitors in this category include:

    - The Gale Group, Inc.;

    - EBSCO Industries, Inc.;

    - Online Computer Library Center, Incorporated, a not-for-profit organization; and

    - UMI Company.


Products sold to school and public libraries tend to be less price sensitive than in a consumer market. The WORLD ALMANAC AND BOOK OF FACTS competes primarily with the two other almanacs currently available:



    - THE TIME/INFORMATION PLEASE ALMANAC; and



    - THE NEW YORK TIMES ALMANAC.


We believe that our almanac has a market share greater than 70%. THE WORLD ALMANAC FOR KIDS competes primarily with SCHOLASTIC KID'S ALMANAC FOR THE 21ST CENTURY, which was introduced in 1999. We believe our almanac for kids has a market share greater than 70%. Competition in all of these segments is primarily based on reputation and brand names of products, the length of time products have been on the market and the uniqueness of a product. We believe we have a competitive advantage with all these factors. Our competitors, however, have larger publishing organizations, and therefore are able to generate greater potential economies of scale than we can. Our larger competitors, which offer broader product lines, also provide more comprehensive shopping opportunities to library customers than we do with our narrower product focus.

PRODUCTION, FULFILLMENT AND CUSTOMER SERVICE

    All of our print products are printed and bound by third parties with whom we have contracts. We believe that outside printing and binding services at competitive prices are available, and we currently use a different printer for each product line. Most of our pre-press production, typesetting, layout and design functions are conducted in-house, with the exception of American Guidance where some pre-press and product assembly is conducted by third-party vendors. Our non-print products, such as Lifetime Learning Systems, Inc.'s videos and CompassLearning's CD-ROMs, are produced internally and, if necessary, replicated by third parties. Some of World Almanac's divisions rely on internal production capabilities while others utilize third-party manufacturers.

    The principal raw materials utilized in our products are paper and ink. Paper is purchased by Weekly Reader and several of World Almanac's divisions from suppliers directly based on pricing and, to a lesser extent, availability, while American Guidance purchases paper from the printers of its publications. Ink utilized by our publications is provided by the respective printers of our publications and included in the cost of print production. Both paper and ink are commodity products which are affected by demand, capacity and economic conditions. We believe that adequate sources of supply are, and will continue to be, available to fulfill our requirements.

    Order processing, customer service, cash application, collection functions and fulfillment are typically performed at separate locations for each of our operating subsidiaries, including at:

    - Delran, New Jersey for Weekly Reader;

    - Circle Pines, Minnesota for American Guidance;

    - Phoenix, Arizona, Springfield, Illinois and San Diego, California for CompassLearning; and

    - Mahwah, New Jersey, Milwaukee, Wisconsin, New York, New York and Cleveland, Ohio for World Almanac.

However, fulfillment and customer service for some of World Almanac's products are conducted by third parties. In 1998, a new and improved fulfillment system was installed for Weekly Reader in Delran, New Jersey at a cost of $1.5 million. This system is client server based, reducing maintenance and operating costs, and provides electronic access to customer information, including past purchases, as well as automated cash application and improved collection processes.

INTELLECTUAL PROPERTY

    WEEKLY READER. Each printed periodical or skills book is copyrighted by Weekly Reader, including any materials written by freelance or third-party contract writers. Photographs or artwork used in our products are typically used pursuant to one-time licenses which grant us the right to use the photograph or artwork in the particular product and within the United States only. Some material from third parties is reprinted with permission for one-time use. Ownership of the intellectual property rights in the materials produced by Lifetime Learning Systems, Inc. are negotiated on a case by case basis with each sponsor.

    AMERICAN GUIDANCE. Our tests, the accompanying score sheets and test record forms, and supplemental instructional materials all have registered copyrights. Some material from third parties is reprinted with permission for one-time use. In addition, some products use registered trademarks.


    COMPASSLEARNING. CompassLearning's computer software products are copyrighted by CompassLearning. In addition, we periodically obtain permission to use excerpts of third-party materials on an ongoing basis in some of our products or obtain a license from these parties to act as a distributor of their products. Furthermore, in connection with WRC Media's acquisition of CompassLearning, it was granted an exclusive license to use trademarks owned by Jostens, Inc., the former parent company of CompassLearning, including "Jostens Learning" and "Jostens Learning Corporation." Under the license agreement, our right to use these trademarks expires on December 31, 2000. In connection with the acquisition of CompassLearning and in anticipation of the expiration of these trademarks, we changed the name of JLC Learning Corporation, which did business as "Jostens Learning Corporation," to CompassLearning on January 20, 2000. We do not believe that the loss of these trademarks or the change of name will have a material adverse effect on our business.


    WORLD ALMANAC. World Almanac has registered copyrights for THE WORLD ALMANAC AND BOOK OF FACTS, THE WORLD ALMANAC FOR KIDS, all Facts On File News Services products other than EDITORIALS ON FILE which consists of editorials reprinted with permission, all Gareth Stevens, Inc. books which are written in-house or with outside work-for-hire authors, the FUNK & WAGNALLS ENCYCLOPEDIA database and the World Almanac Education Library Services catalogs. World Almanac is typically a licensee of the content of the remainder of its products, other than products it solely distributes, in which it has no

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
intellectual property rights. With respect to all other products, World Almanac is the distributor only with no rights with respect to the content of the products.


    OTHER. From 1991 until November 1999, Weekly Reader and World Almanac were owned by PRIMEDIA. Subsequent to its acquisition in 1998 and through November 1999, American Guidance was owned by PRIMEDIA. Under the recapitalization agreement with PRIMEDIA described under "The Acquisition and Recapitalization," we must cease any use of PRIMEDIA name in connection with any of our operations. As a result, we changed the name of PRIMEDIA Reference Inc. to World Almanac Education Group, Inc. on December 23, 1999 which we refer to as "World Almanac" throughout this prospectus. Similarly, prior to July 1999, CompassLearning was owned by Jostens, Inc. Under the trademark license agreement dated June 2, 1999 with Jostens, Inc., we must cease any use of the name "Jostens" among other trademarks, in connection with our operations by December 31, 2000. As a result, we changed the name of JLC Learning Corporation, which did business as "Jostens Learning Corporation," to CompassLearning, Inc. as of January 24, 2000, which we refer to as "CompassLearning" throughout this prospectus. We do not believe that the change of the name under which World Almanac or CompassLearning conduct business, or any other effect of ceasing to use PRIMEDIA's or Josten's name in connection with our business, will have a material adverse affect on our business.


ENVIRONMENTAL MATTERS

    We are subject to environmental laws and regulations relating to the protection of the environment, including those that regulate the generation and disposal of hazardous materials and worker health and safety. We believe that we currently conduct our operations in substantial compliance with applicable environmental laws and regulations. Based on our experience to date, the nature of our operations and our environmental indemnity from PRIMEDIA, we believe that the future cost of compliance with existing environmental laws and regulations and liability for known environmental claims will not have a material adverse effect on our financial condition or results of operations.

EMPLOYEES

    We have a total of approximately 1,100 employees. None of our employees are represented by any union or other labor organization, and we have had no recent strikes or work stoppages and believe our relations with our employees are good.

PROPERTIES

    We own 10,000 square feet of office space in Minnesota. In addition to our owned property, we lease an aggregate of approximately 519,125 square feet of office, warehouse and mixed use space in New York, Connecticut, Kentucky, California, Arizona, Illinois, Minnesota, Georgia, West Virginia, Florida, New Jersey, Ohio and Wisconsin.

LITIGATION


    From time to time, we are involved in litigation that we consider to be in the normal course of business. American Guidance has recently been named as a defendant in a lawsuit which seeks approximately $8.0 million in damages for products liability, personal injury and other claims. Due to the fact that this lawsuit is still at a preliminary stage, it is too early to predict the outcome. In the event that we are found liable in this lawsuit, we believe that we are entitled to indemnification from PRIMEDIA under the redemption, stock purchase and recapitalization agreement entered into between PRIMEDIA and WRC Media. We are not presently involved in any other legal proceedings which we expect individually or in the aggregate to have a material adverse effect on our financial condition, results of operations or liquidity.


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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information with respect to the persons who, as of the date of this prospectus, were serving or are expected to serve in the near future as directors and executive officers of each of WRC Media, Weekly Reader and CompassLearning, as well as those executive officers and employees of American Guidance, World Almanac, Lifetime Learning Systems, Inc. and Gareth Stevens, Inc. who make significant contributions to our business. Each director will hold office until the next annual meeting of shareholders or until his successor has been elected and qualified.


NAME                       AGE                                POSITION
----                     --------   ------------------------------------------------------------
Timothy C. Collins.....     43      Director, WRC Media, Weekly Reader and CompassLearning
D. Ronald Daniel.......     69      Non-Executive Chairman, WRC Media, Weekly Reader and
                                    CompassLearning
Ralph D. Caulo.........     61      Nominee for Non-Executive Vice-Chairman, WRC Media
Charles L. Laurey......     29      Director, WRC Media, Weekly Reader and CompassLearning; and
                                    Secretary, WRC Media, Weekly Reader and CompassLearning
Robert S. Lynch........     42      Director, WRC Media, Weekly Reader and CompassLearning; Vice
                                    President, WRC Media and CompassLearning; and Treasurer, WRC
                                    Media, Weekly Reader and CompassLearning
Martin E. Kenney,           52      Director, WRC Media, Weekly Reader and CompassLearning;
  Jr...................             Chief Executive Officer, WRC Media and CompassLearning;
                                    President, CompassLearning; Executive Vice President, Weekly
                                    Reader
James N. Lane..........     48      Director, WRC Media, Weekly Reader and CompassLearning
William F. Dawson,          35      Director, WRC Media, Weekly Reader and CompassLearning
  Jr...................
Michael W.                  45      Group Vice President, Sales and Marketing, WRC Media
  DePasquale...........
Peter E. Bergen........     47      President and Chief Executive Officer, Weekly Reader
Robert J. Jackson......     45      Executive Vice President, Weekly Reader
Lester Rackoff.........     50      Executive Vice President and Chief Financial Officer, Weekly
                                    Reader
Kenneth P. Slivken.....     45      Senior Vice President, Human Resources, WRC Media
Thaddeus C.                 47      Senior Vice President and Group Product Director,
  Kozlowski............             Elementary, Weekly Reader
Eric M. Ecker..........     47      Vice President and Group Product Director, Secondary,
                                    Weekly Reader
Joyce F. Russell.......     47      Senior Vice President and Chief Financial Officer,
                                    CompassLearning
Timothy Conroy.........     41      Executive Vice President and General Manager,
                                    CompassLearning
Mary M. Wallace........     49      Executive Vice President, CompassLearning
Dr. Nancy G. Lockwood..     52      Senior Vice President, Product Development, CompassLearning
Claudia Mansfield           49      Senior Vice President, Marketing, CompassLearning
  Sutton...............
Gary M. Columb.........     49      Vice President, Customer Service, CompassLearning
Colleen M. Hartwell....     39      Vice President, Human Resources, CompassLearning
Elizabeth J.                51      Vice President, Professional Development, CompassLearning
  Menacher.............
Edward P. Ponikvar,         31      Regional Marketing Executive, CompassLearning
  Jr...................
Larry J. Rutkowski.....     51      President and Chief Executive Officer, American Guidance
Gerald G. Adams........     51      Executive Vice President Finance and Chief Financial
                                    Officer, American Guidance
Alfred De Seta.........     37      President and Principal Executive Officer, World Almanac
Janice P. Bailey.......     35      Vice President and Chief Financial Officer, World Almanac
Terry Bromberg.........     48      President, Lifetime Learning Systems, Inc.
Leigh Ann Price........     41      Director, Client Services, Lifetime Learning Systems, Inc.

    TIMOTHY C. COLLINS, DIRECTOR, WRC MEDIA, WEEKLY READER AND
COMPASSLEARNING. Since June 2, 1999, Timothy C. Collins has served as a Director of WRC Media and CompassLearning. Mr. Collins was named a Director of Weekly Reader as of November 17, 1999. Since October 1995, he has served as Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., which specializes in private equity investments and is the general partner of Ripplewood Partners, L.P. which controls EAC III, the majority owner of WRC Media. He currently serves as Co-head of RHJ Industrial Partners, an investment fund managed by Ripplewood Holdings L.L.C., with which he has been affiliated since November 1999. In October 1995, he founded Ripplewood Holdings L.L.C., to continue the industrial partnership approach to leveraged acquisitions pioneered at Onex Corporation where he served as Senior Managing Director from January, 1990 until September, 1995. Prior to joining Onex Corporation, he was a Vice President at Lazard Freres & Company.

    D. RONALD DANIEL, NON-EXECUTIVE CHAIRMAN, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. As of November 17, 1999, Mr. Daniel was named Non-Executive Chairman of WRC Media, Weekly Reader and CompassLearning. Mr. Daniel is a Director of McKinsey & Company, Inc., having served as Managing Director from 1976 to 1988. He has been a management consultant for over 42 years. He serves as the non-executive chairman of Ripplewood Holdings L.L.C., which specializes in private equity investments and is the general partner of Ripplewood Partners, L.P., which controls EAC III, the majority owner of WRC Media. Since
September 1998, he has served as an advisory board member of IMG Chase Sports Capital, LLC. Since October 1997, Mr. Daniel has served on the Board of Directors of TRICON Global Restaurants, Inc. He has also served on the Board of Directors of Alliant FoodService since 1996. In addition, he serves as Treasurer of Harvard University, a member of Harvard University's seven-person Corporation, a member of the Harvard University Board of Overseers, Chairman of the Harvard Management Company and Chairman of the Board of Fellows of the Harvard Medical School.

    RALPH D. CAULO, NOMINEE FOR NON-EXECUTIVE VICE-CHAIRMAN, WRC MEDIA. In the near future, we expect to appoint Mr. Ralph D. Caulo Non-Executive Vice-Chairman of WRC Media. Since 1998, Mr. Caulo has served as an outside consultant at Ripplewood Holdings L.L.C., which specializes in private equity investments and is the general partner of Ripplewood Partners, L.P. which controls EAC III, the majority owner of WRC Media. From 1991 to 1998, Mr. Caulo held the dual position of Executive Vice President of Simon & Schuster and President of its Educational Publishing Group. In this position, Mr. Caulo oversaw one of the world's largest educational publishers and its Allyn & Bacon, Prentice Hall, Silver Burdett Ginn, Modern Curriculum, Computer Curriculum Corporation (CCC) and Educational Management Group (EMG) imprints. From 1989 until 1991, Mr. Caulo was President and Chief Executive Officer of Harcourt Brace Jovanovich. He began his career at Harcourt Brace Jovanovich in sales in 1974, and then moved through marketing, editorial, development and senior management to become President and Chief Operating Officer in 1988.

    CHARLES L. LAUREY, DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING AND SECRETARY, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. Since June 2, 1999, Charles L. Laurey has served as a Director of WRC Media and CompassLearning. As of November 17, 1999, Mr. Laurey was named a Director of Weekly Reader and Secretary of CompassLearning and Weekly Reader. In
October 1997, he joined Ripplewood Holdings L.L.C., which specializes in private equity investments and is the general partner of Ripplewood Partners, L.P. which controls EAC III, the majority owner of WRC Media. Prior to joining Ripplewood Holdings L.L.C., Mr. Laurey worked from August 1994 until September 1997 in Morgan Stanley & Co.'s Corporate Finance Department in New York and in the Mergers, Acquisitions and Restructurings Department in London, most recently as an associate. He started his career as a strategy consultant in The Hague, The Netherlands.

    ROBERT S. LYNCH, DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING, VICE PRESIDENT, WRC MEDIA AND COMPASSLEARNING, AND TREASURER, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. Since

June 2, 1999, Robert S. Lynch has served as a Director of WRC Media and CompassLearning. As of November 17, 1999, Mr. Lynch was named a Director of Weekly Reader, Vice President of WRC Media and CompassLearning and Treasurer of WRC Media, Weekly Reader and CompassLearning. Mr. Lynch joined Ripplewood Holdings L.L.C., which specializes in private equity investments and is the general partner of Ripplewood Partners, L.P. which controls EAC III, the majority owner of WRC Media, in April 1998, where he serves as Chief Financial Officer. He was a partner at Arthur Andersen L.L.P., where he was in charge of the Metropolitan New York Industrial Products Industry Program, from 1990 until April 1998.


    MARTIN E. KENNEY, JR., DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING, CHIEF EXECUTIVE OFFICER, WRC MEDIA AND COMPASSLEARNING, PRESIDENT, COMPASSLEARNING, AND EXECUTIVE VICE PRESIDENT, WEEKLY READER. Since July 14, 1999 Martin E. Kenney, Jr. has served as a Director of WRC Media and both Director and Chief Executive Officer of CompassLearning. As of
November 17, 1999, Mr. Kenney was named Chief Executive Officer of WRC Media, a Director of Weekly Reader and Executive Vice President of Weekly Reader. He has held several executive and management positions, including serving as Executive Vice President of the Education Publishing Group and President of the Education Technology Group both from May 1995 to December 1998 at Simon & Schuster. From May 1994 to May 1995, he held the dual positions of President of the Business, Training and Healthcare Group and Senior Vice President of Marketing at Simon & Schuster.


    JAMES N. LANE, DIRECTOR, WRC MEDIA, WEEKLY READER AND
COMPASSLEARNING. Since July 13, 1999, James N. Lane has served as a Director of WRC Media. As of November 17, 1999, Mr. Lane was named a Director of Weekly Reader and CompassLearning. Since August 1998, he has served as President and Chief Executive Officer of SG Capital Partners LLC which is the general partner of SG Merchant Banking Fund L.P. which controls SGC Partners II LLC, which in turn owns 24.7% of WRC Media common stock. He has also served as the Head of Merchant Banking for Societe Generale Groupe in the Americas since March 1997. Prior to joining Societe Generale, his career spanned approximately 20 years at Goldman Sachs & Co., where he was a General Partner, a founding member and co-head of the Principal Investment Area, and managed the Leveraged Finance Group in New York and the European Corporate Finance and Merchant Banking businesses in London.

    WILLIAM F. DAWSON, JR., DIRECTOR, WRC MEDIA, WEEKLY READER AND COMPASSLEARNING. As of November 17, 1999, William F. Dawson, Jr., was named a Director of WRC Media, Weekly Reader and CompassLearning. Since January 2000, Mr. Dawson has been a Managing Director of DLJ Merchant Banking Partners II, L.P., an equity investment fund which acquired 37.8% of the old senior preferred stock pursuant to the transactions described under "The Acquisition and Recapitalization." From August 1997, to January 2000, he was a principal of DLJ Merchant Banking Partners II, L.P. From December 1995 to August 1997, he was a Senior Vice President in Donaldson Lufkin & Jenrette, Inc.'s high yield capital markets group. Prior to that time, Mr. Dawson was a Vice President in the leveraged finance group within Donaldson, Lufkin & Jenrette, Inc.'s investment banking group. Mr. Dawson serves as Director of Thermadyne Holdings Corporation, Von Hoffmann Press, Inc. and Insilco Corporation.


    MICHAEL W. DEPASQUALE, GROUP VICE PRESIDENT, SALES AND MARKETING, WRC MEDIA. Michael DePasquale has served as Group Vice President, Sales and Marketing for WRC Media since January 2000. Since he began his career at CompassLearning in December 1996 until his appointment to WRC Media, Mr. DePasquale served as Senior Vice President of Sales. From December 1994 until joining CompassLearning, Mr. DePasquale served as a Senior Vice President Sales and Marketing Services at The McGraw Hill Companies, a publishing company.


    PETER E. BERGEN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, WEEKLY
READER. Peter E. Bergen was named President and Chief Executive Officer of Weekly Reader in April 1998. He has held several executive and management positions, including serving as Chief Executive Officer from March, 1992 to October,

1997 at Krames Communications, Inc., a publishing company, which PRIMEDIA owned until 1997. From 1989 to 1992, he held positions at Newbridge
Communications, Inc., a book club and continuity publisher, where he helped start Newbridge Educational Publishing, serving as Vice President of New Member Marketing and Senior Vice President of Marketing. From 1979 to 1989, he served as Advertising Manager and Director of Advertising at Macmillan Book
Clubs, Inc., a publishing company. He began his career at publisher Doubleday and Company.

    ROBERT J. JACKSON, EXECUTIVE VICE PRESIDENT, WEEKLY READER.  As of
November 17, 1999, Robert J. Jackson was named Executive Vice President of Weekly Reader. Since 1974, when he joined Funk & Wagnalls Yearbook Corp., now a subsidiary of World Almanac, he has held several executive and management positions, including serving as Vice President and Chief Financial Officer of PRIMEDIA's Supplemental Education Group during 1998 and 1999 and as Chief Operating Officer of World Almanac from November, 1995 to December, 1997.

    LESTER RACKOFF, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, WEEKLY READER. Lester Rackoff was hired as Senior Vice President and Chief Financial Officer of Weekly Reader in August 1998. In January, 2000 he was promoted to Executive Vice President and Chief Financial Officer. He has held several executive and management positions, including serving as Chief Financial Officer at Grolier, Inc., a publisher, from May, 1994 to February, 1998 and Chief Financial Officer at Macmillan Publishing Co., a publisher, from 1991 to 1994. Since leaving public accounting twenty-five years ago to join Macmillan Publishing Co., he has spent virtually his entire career in publishing.


    KENNETH P. SLIVKEN, SENIOR VICE PRESIDENT, HUMAN RESOURCES, WRC MEDIA. As of November 17, 1999, Kenneth P. Slivken was named Senior Vice President of Group Human Resources of Weekly Reader. In February 2000, he was promoted to Senior Vice President, Human Resources for WRC Media. From 1996, when he joined PRIMEDIA, until November 1999, he held several executive and management positions, including Vice President of Human Resources for PRIMEDIA's Information Group, Vice President of Human Resources for PRIMEDIA's Supplemental Education Group and Director of Employee Benefits. Before joining PRIMEDIA, he was Vice President of Human Resources and Corporate Secretary for Brooks Fashion Stores, a retailer, from 1987 to 1996.



    THADDEUS C. KOZLOWSKI, SENIOR VICE PRESIDENT AND GROUP PRODUCT DIRECTOR, ELEMENTARY, WEEKLY READER. On June 6, 1998, Thaddeus Kozlowski was named Senior Vice President and Group Product Director of Weekly Reader. From June 28, 1993 when Mr. Kozlowski joined the company, until June 22, 1998 he served as a Vice President and Group Product Director of Weekly Reader.


    ERIC M. ECKER, VICE PRESIDENT AND GROUP PRODUCT DIRECTOR, SECONDARY, WEEKLY READER. Eric Ecker has served as Vice President of Weekly Reader since
July 1993. He has held a number of increasingly responsible management positions, including Marketing Director and Group Product Manager, since he joined Weekly Reader in 1980. Prior to joining Weekly Reader, he worked for Hearst Magazines as Circulation Marketing Manager.


    JOYCE F. RUSSELL, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, COMPASSLEARNING. As of November 17, 1999, Joyce F. Russell was named Senior Vice President, Finance and Administration, and Chief Financial Officer of CompassLearning. She has been Chief Financial Officer of CompassLearning since 1995. Ms. Russell served as Vice President of CompassLearning from July, 1997 to November, 1999 and as Secretary from July, 1996 to July, 1999. She joined CompassLearning in August, 1994 as Chief Administrative Officer, a position she held until October, 1995. Prior to joining CompassLearning, Ms. Russell held several executive and management positions, including serving as Controller of the U.S. Engineering and Product Management Division from 1990 to 1994, the Director of Administrative Operations from 1989 to 1990 and the Manager of Financial Operations in the South Central/West from 1987 to 1989, in each case at Bull HN Information Systems Inc./ Honeywell, an information technology company.

    TIMOTHY CONROY, EXECUTIVE VICE PRESIDENT AND GENERAL MANAGER, COMPASSLEARNING. On January 24, 1999, Timothy Conroy began work as Executive Vice President and General Manager of CompassLearning. Prior to joining CompassLearning, he held several senior management positions with Simon & Schuster Education Group including, from February 1995 to July 1999, Chief Financial Officer--Educational Management Group and, from November 1990 to February 1995, Corporate Controller--Computer Curriculum Corporation.


    MARY M. WALLACE, EXECUTIVE VICE PRESIDENT, COMPASSLEARNING. As of July 13, 1999, Mary M. Wallace was named Executive Vice President of CompassLearning. From 1992-1998, Ms. Wallace held the position of Senior Vice President in charge of worldwide sales for Computer Curriculum Corporation, an educational software company within the Simon & Schuster Education Group.



    DR. NANCY G. LOCKWOOD, SENIOR VICE PRESIDENT, PRODUCT DEVELOPMENT, COMPASSLEARNING. Nancy Lockwood has served as Senior Vice President, Product Development of CompassLearning since December 1995. From December 1992 until joining CompassLearning, she served as Senior Vice President of Technology for Macmillian McGraw-Hill, a K-8 publishing company.



    CLAUDIA MANSFIELD SUTTON, SENIOR VICE PRESIDENT, MARKETING, COMPASSLEARNING. Claudia Mansfield Sutton joined the CompassLearning staff as the Senior Vice President for Marketing bringing extensive experience in the fields of education and business, having worked as a teacher, a school administrator, a lobbyist for a major education association, and in both Marketing and Sales for two K-12 instructional technology companies. Prior to joining CompassLearning, Ms. Sutton served as the Vice President for Public Affairs at Computer Curriculum Corporation (CCC) from June 1989 to December 1999. Prior to CCC, Ms. Sutton worked for Control Data Corporation as the manager of marketing communications in the Plato Education Services Division, now TRO. While working for the American Association of School Administrators in their Office of Government Affairs, Ms. Sutton was responsible for legislative, regulatory, and judicial issue management.



    GARY M. COLUMB, VICE PRESIDENT, CUSTOMER SERVICE, COMPASSLEARNING. Gary M. Columb has served as Vice President, Customer Service of CompassLearning since April 1998. From August 1997 until April 1998 he served as the Director of Customer Service. Prior to joining CompassLearning, he served as the Customer Assistance Center Manager for Harmonic Systems, Inc. from May 1996 to August 1997. He has provided consulting to major corporations to improve support operations and published articles on related topics.



    COLLEEN HARTWELL, VICE PRESIDENT, HUMAN RESOURCES. Colleen Hartwell has served as Vice President, Human Resources at CompassLearning since April 2000. Prior to joining CompassLearning, Ms. Hartwell held senior management positions with Kelly Staff Leasing a division of Kelly Services, Inc. from March 1998 until March 2000 in San Diego, California and Time Warner Cable in San Diego, California from February 1985 until June 1996 and Time Warner Communications, a division of Time Warner Cable, in Rochester, New York from June 1996 until March 1998.



    ELIZABETH J. MENACHER, VICE PRESIDENT, PROFESSIONAL DEVELOPMENT, COMPASSLEARNING. Elizabeth Menacher has served as Vice President of Professional Development of CompassLearning since November 1999. Prior to joining CompassLearning, she worked for 17 years at Computer Curriculum Corporation where she held several positions, the most recent ten years as Vice President of Educational Services. She has also spent ten years as a special education teacher and a staff development facilitator.


    EDWARD P. PONIKVAR, JR., REGIONAL MARKETING EXECUTIVE,
COMPASSLEARNING. Edward P. Ponikvar, Jr. has served as Regional Marketing Executive of CompassLearning since 1998. Serving as such, Mr. Ponikvar has generated more revenue for CompassLearning than any other employee. Since he began his career at CompassLearning in 1988 until his appointment to Regional Marketing Executive,

Mr. Ponikvar held several positions at CompassLearning including Technician, System Engineer, Project Manager and Regional Marketing Manager.

    LARRY J. RUTKOWSKI, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMERICAN GUIDANCE. Larry Rutkowski has been President and Chief Executive Officer of American Guidance since January 1999. Since joining American Guidance in 1993 as Vice President of Sales and Marketing, he also served as Vice President and Publisher from January 1996 to January 1999. In these capacities, he was responsible for development, marketing and sale of all products. Prior to joining American Guidance, he served as Vice President and Director of Sales at NTC Publishing Group where he was responsible for school, college, library, trade, business-to-business, special markets and international sales. He has also been a teacher and principal.

    GERALD G. ADAMS, EXECUTIVE VICE PRESIDENT FINANCE AND CHIEF FINANCIAL OFFICER, AMERICAN GUIDANCE. Gerald G. Adams has been Executive Vice President Finance and Chief Financial Officer of American Guidance since July, 1996. He joined American Guidance as its Controller in April, 1992. Prior to joining American Guidance, he served as Division Controller and Operations Finance Director for Honeywell, Inc., a technology and manufacturing company, and as an audit manager at Deloitte & Touche LLP, certified public accountants.


    ALFRED DE SETA, PRESIDENT AND PRINCIPAL EXECUTIVE OFFICER, WORLD
ALMANAC. As of November 17, 1999, Alfred De Seta was named President of World Almanac. Since joining World Almanac in 1993, he served as Director from 1993 to 1995, Vice President from 1995 to 1997 and General Manager and Senior Vice President from 1998 until November 1999. Mr. De Seta played a key role in the acquisitions of Facts On File News Services and Gareth Stevens, Inc. He also has had operational responsibility for World Almanac Education Library Services, Facts On File News Services, World Almanac Books and, most recently, Gareth Stevens, Inc. Prior to joining PRIMEDIA, he held several positions at AT&T Bell Laboratories including Strategic Planning Manager, Product Manager, and Systems Engineer.


    JANICE P. BAILEY, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, WORLD
ALMANAC. Janice P. Bailey has been Vice President and Chief Financial Officer of World Almanac since June 1997. Since joining World Almanac in January 1995, she has held several management and executive positions, including Director, Corporate Finance from January 1995 to February 1996 and Director of Corporate Operations and Strategy from February 1996 to June 1997. Prior to joining PRIMEDIA, she worked for General Motors, Inc. as a Senior Financial Analyst from August 1991 to January 1995.

    TERRY BROMBERG, PRESIDENT, LIFETIME LEARNING SYSTEMS, INC. Terry Bromberg has been President of Lifetime Learning Systems, Inc. since January 1, 2000. Since joining Lifetime Learning Systems, Inc. in May 1995, he has served in several management positions including Sales Director from May 1995 to January 1998, Vice President from January 1998 to September 1998 and Senior Vice President from September 1998 to December 1999.

    LEIGH ANN PRICE, DIRECTOR, CLIENT SERVICES, LIFETIME LEARNING
SYSTEMS, INC. Leigh Ann Price has been Director of Client Services of Lifetime Learning Systems, Inc. since January 15, 1991. Prior to joining Lifetime Learning Systems, Inc., she worked for the Zimmerman Group as a Senior Account Executive from December, 1987 to July, 1990.

EXECUTIVE COMPENSATION

    The following table summarizes, for the fiscal year ended the last day of December 1999, all plan and non-plan compensation awarded to, earned by, or paid to (i) the chief executive officer of each registrant for fiscal year 1999,
(ii) the six most highly compensated executive officers other than the CEO of Weekly Reader serving at the end of December 1999 in all capacities in which they served, including those executive officers of World Almanac, American Guidance, Gareth Stevens, Inc. and Lifetime Learning Systems, Inc. who performed policy making functions for Weekly Reader and were serving as such at the end of December 1999 in all capacities in which they served, (iii) the four most highly compensated executive officers other than the president of CompassLearning serving at the end of December 1999 in all capacities in which they served and
(iv) up to two additional individuals employed by each registrant who were not serving as executive officers at the end of December 1999 but received at least as much compensation as the fourth most highly compensated executive officer of the registrant for whom they were employed:

                           SUMMARY COMPENSATION TABLE


                                                         ANNUAL COMPENSATION                  LONG-TERM COMPENSATION AWARDS
                                                 ------------------------------------   -----------------------------------------
                                                                                                       SECURITIES
                                                                                        OTHER ANNUAL   UNDERLYING     ALL OTHER
                                                                                        COMPENSATION    OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION                        YEAR     SALARY ($)   BONUS ($)(A)       ($)        SARS (#)(B)       ($)
---------------------------                      --------   ----------   ------------   ------------   -----------   ------------
Martin E. Kenney, Jr...........................    1999       209,983(c)    200,000(d)         --        204,294       765,000(e)
  Chief Executive Officer WRC Media and
  CompassLearning, President, CompassLearning,
  Executive Vice President, Weekly Reader
Dr. Therese K. Crane...........................    1999       319,179(f)    148,352(g)         --        150,000       350,000(h)
  President, CompassLearning
Peter E. Bergen................................    1999       250,000        99,264            --          5,376        10,400(i)
  President and Chief Executive Officer, Weekly
  Reader
Robert J. Jackson..............................    1999        30,220(j)    118,998            --          7,168        14,394(k)
  Executive Vice President, Weekly Reader
Lester Rackoff.................................    1999       175,000        59,558            --          2,688         3,450(l)
  Executive Vice President and Chief Financial
  Officer, Weekly Reader
Sandra F. Maccarone............................    1999       182,537(m)     22,446            --            358        10,185(n)
  Senior Vice President and Editor in Chief,
  Weekly Reader
Larry J. Rutkowski.............................    1999       260,000       179,150        11,507(o)       8,064         4,800(p)
  President and Chief Executive Officer,
  American Guidance
Alfred De Seta.................................    1999       173,036(q)    138,000            --          7,706        10,400(r)
  President and Principal Executive Officer,
  World Almanac
Terry Bromberg.................................    1999       120,000        34,536         6,378(o)         358         7,501(s)
  President, Lifetime Learning Systems, Inc.
Gary Spears....................................    1999       242,912(t)     33,977         5,755(o)          --        10,400(u)
  President and Chief Executive Officer, Gareth
  Stevens, Inc.
Gerald G. Adams................................    1999       180,000       124,027         5,736(o)         717         4,800(p)
  Executive Vice President Finance and Chief
  Financial Officer, American Guidance
Leigh Ann Price................................    1999        62,928            --            --             --       283,388(v)
  Director, Client Services, Lifetime Learning
  Systems, Inc.
Joyce F. Russell...............................    1999       191,611(w)     50,000            --         62,500       240,000(x)
  Senior Vice President and Chief Financial
  Officer, CompassLearning
Michael W. DePasquale..........................    1999       180,007        25,000(y)         --         62,500       318,168(z)
  Group Vice President, Sales and Marketing,
  WRC Media
Dr. Nancy G. Lockwood..........................    1999       178,090(aa)     64,125(bb)        --        62,500       113,168(cc)
  Senior Vice President, Product Development,
  CompassLearning

                                                         ANNUAL COMPENSATION                  LONG-TERM COMPENSATION AWARDS
                                                 ------------------------------------   -----------------------------------------
                                                                                                       SECURITIES
                                                                                        OTHER ANNUAL   UNDERLYING     ALL OTHER
                                                                                        COMPENSATION    OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION                        YEAR     SALARY ($)   BONUS ($)(A)       ($)        SARS (#)(B)       ($)
---------------------------                      --------   ----------   ------------   ------------   -----------   ------------
C. Michael Hayes...............................    1999       150,006            --            --         62,500       209,418(dd)
  Senior Divisional Sales Vice President,
  CompassLearning
R. Alfred Knechel..............................    1999        80,003        37,500(y)         --         17,500       288,146(ee)
  Regional Vice President, CompassLearning
Edward P. Ponikvar, Jr.........................    1999        53,960        35,073(y)         --          5,000       333,913(ff)
  Regional Marketing Executive, CompassLearning

------------------------------

(a) Represent bonuses paid for in fiscal year 1999.

(b) See "--Option/SAR Grants in Last Fiscal Year".

(c) Mr. Kenney earned $151,644 during the period from July 16, 1999 until November 16, 1999 for services provided to CompassLearning as Chief Executive Officer based on an annual salary of $450,000. He earned $58,249 during the period from November 16 until December 31, 1999 for services provided as Chief Executive Officer of WRC Media, as Executive Vice President of Weekly Reader and as Executive Vice President of
    CompassLearning, based on an annual salary of $480,000.

(d) Represents a guaranteed bonus of $200,000.

(e) Represents a consulting fee of $140,000 and transaction fee of $625,000, $300,000 of which was used to purchase 16,128 shares of WRC Media common stock, realized in connection with the transactions described under "The Acquisition and Recapitalization."


(f) Dr. Crane earned $165,000 during the period from January 1, 1999 until July 14, 1999 based on an annual salary of $310,000. She earned $153,959 during the period from July 15, 1999 until December 31, 1999 based on an annual salary of $330,000.


(g) Represents a guaranteed bonus of $40,000 and an additional bonus payment of $108,352 based on the realization of performance targets.

(h) Represents a fixed sale bonus of $200,000 realized in connection with the transactions described under "The Acquisition and Recapitalization" and a retention bonus of $150,000.

(i) Represents the fiscal year 1999 contribution by Weekly Reader to its 401(k) plan of $4,800 and to a vested retirement plan of $5,600.

(j) Mr. Jackson began working for Weekly Reader on November 17, 1999, at an annual salary of $250,000.

(k) Represents the contribution by Weekly Reader to PRIMEDIA's 401(k) plan of $4,800 to PRIMEDIA's vested retirement plan of $5,600 and to PRIMEDIA's Supplemental Employee Retirement Plan of $3,994.

(l) Represents the contributions by Weekly Reader to its 401(k) plan of $1,615 and to a vested retirement plan of $1,885.

(m) Ms. Maccarone earned $107,677 during the period from January 1, 1999 until August 9, 1999 based on an annual salary of $177,100. She earned $74,860 during the period from August 10, 1999 until December 31, 1999 based on an annual salary of $190,000.

(n) Represents the contributions by Weekly Reader to its 401(k) plan of $4,585 and to a vested retirement plan of $5,600.

(o) Represents an auto allowance.

(p) Represents the contribution by American Guidance to its 401(k) plan.

(q) Mr. De Seta earned $144,602 during the period from January 1, 1999 until November 16, 1999 based on an annual salary of $165,000. He earned $28,434 during the period from November 17, 1999 until December 31, 1999, based on an annual salary of $230,000.

(r) Represents contributions by World Almanac to its 401(k) plan of $4,800 and to a vested retirement plan of $5,600.

(s) Represents the contributions by Weekly Reader to its 401(k) plan of $3,462 and to a vested retirement plan of $4,039.

(t) Mr. Spears earned $23,489 during the period from January 1, 1999 until February 7, 1999 based on an annual salary of $225,000. He earned $219,423 during the period from February 8, 1999 until December 31, 1999 based on an annual salary of $245,000.

(u) Represents the contributions by Gareth Stevens, Inc. to its 401(k) plan of $4,800 and to a vested retirement plan of $5,600.

(v) Represents commissions paid by Weekly Reader.

(w) Ms. Russell earned $98,332 during the period from January 1, 1999 until July 14, 1999 based on an annual salary of $184,500. She earned $93,279 during the period from July 15, 1999 until December 31, 1999 based on an annual salary of $200,000.

(x) Represents a fixed sale bonus of $120,000 realized in connection with the transaction described under "The Acquisition and Recapitalization" and a retention bonus of $120,000.

(y) Represents a bonus based on realization of quarterly performance targets.

(z) Represents estimated total commissions of 240,000 due for sales in 1999 a fixed sale bonus of $75,000 and the contribution by CompassLearning to its 401(k) plan of $3,168. Some commissions will actually be paid in fiscal 2000.


(aa) Dr. Lockwood earned $89,539 during the period from January 1, 1999 until July 14, 1999 based on an annual salary of $168,000. She earned $88,736 during the period from July 15, 1999 until December 31, 1999 based on an annual salary of $190,000.


(bb) Represents a guaranteed bonus of $18,000 and an estimated additional bonus payment of $46,125 based on the realization of performance targets still subject to calculation.

(cc) Represents a fixed sale bonus of $50,000 realized in connection with the transactions described under "The Acquisition and Recapitalization," a retention bonus of $60,000 and the contribution by CompassLearning to its 401(k) plan of $3,168.

(dd) Represents estimated total commissions of $131,250 due for sales in 1999, a fixed sale bonus of $75,000 realized in connection with the transactions described under "The Acquisition and Recapitalization" and the contribution by CompassLearning to its 401(k) plan of $3,168.

(ee) Represents estimated total commissions of $260,100 due for sales in 1999, a fixed sale bonus of $25,000 and the contribution by CompassLearning to its 401(k) plan of $3,046. Some commissions will actually be paid in fiscal 2000.

(ff) Represents estimated total commissions of $330,745 due for sales in 1999 as well as the contribution by CompassLearning to its 401(k) plan of $3,168. Some commissions will actually be paid in fiscal 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                           POTENTIAL REALIZED
                                                                                                                VALUE AT
                                                                                                             ASSUMED ANNUAL
                                                                                                             RATES OF STOCK
                                                                                                                  PRICE
                                                                                                            APPRECIATION FOR
                                                                                      INDIVIDUAL GRANTS      OPTION TERM (A)
-------------------------------------------------------------------------------------------------------   ---------------------
                      (1)                              (2)             (3)          (4)         (5)          (6)         (7)
                                                    NUMBER OF      % OF TOTAL
                                                   SECURITIES     OPTIONS/SARS    EXERCISE
                                                   UNDERLYING      GRANTED TO     OR BASE
                                                  OPTIONS/SARS    EMPLOYEES IN     PRICE     EXPIRATION
NAME                                               GRANTED (#)     FISCAL YEAR     ($/SH)       DATE       5% ($)      10% ($)
----                                              -------------   -------------   --------   ----------   ---------   ---------
Martin E. Kenney, Jr............................     204,294(b)(c)     67.7%      18.60065          --(a) 1,049,870   2,319,939
  Chief Executive Officer, WRC Media and
  CompassLearning; President, CompassLearning;
  Executive Vice President, Weekly Reader

Dr. Therese K. Crane............................     150,000(d)       14.8%            4.0          --(e)        (f)         (f)
  President, CompassLearning

Peter E. Bergen.................................       5,376(b)(g)      1.8%      18.60065          --(a)    27,627      61,049
  President and Chief Executive Officer, Weekly
  Reader

Robert J. Jackson...............................       7,168(b)(g)      2.4%      18.60065          --(a)    36,836      81,399
  Executive Vice President, Weekly Reader

Lester Rackoff..................................       2,688(b)(g)      0.9%      18.60065          --(a)    13,814      30,525
  Executive Vice President and Chief Financial
  Officer, Weekly Reader

Sandra F. Maccarone.............................         358(b)(g)      0.1%      18.60065          --(a)     1,840       4,065
  Senior Vice President and Editor in Chief
  Weekly Reader

Larry J. Rutkowski..............................       8,064(b)(g)      2.7%      18.60065          --(a)    41,441      91,574
  President and Chief Executive Officer,
  American Guidance

Alfred De Seta..................................       7,706(b)(g)      2.6%      18.60065          --(a)    39,601      87,508
  President and Principal Executive Officer,
  World Almanac

Terry Bromberg..................................         358(b)(g)      0.1%      18.60065          --(a)     1,840       4,065
  President, Lifetime Learning Systems, Inc.

Gary Spears.....................................          --            --              --          --           --          --
  President and Chief Executive Officer, Gareth
  Stevens Inc.

Gerald G. Adams.................................         717(b)(g)      0.2%      18.60065    12/31/01(a)     3,685       8,142
  Executive Vice President Finance and Chief
  Financial Officer, American Guidance

Leigh Ann Price.................................          --            --              --          --           --          --
  Director, Client Services, Lifetime Learning
  Systems, Inc.

Joyce F. Russell................................      62,500(d)        6.2%            4.0          --(e)          (f)          (f)
  Senior Vice President and Chief Financial
  Officer, CompassLearning

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                           POTENTIAL REALIZED
                                                                                                                VALUE AT
                                                                                                             ASSUMED ANNUAL
                                                                                                             RATES OF STOCK
                                                                                                                  PRICE
                                                                                                            APPRECIATION FOR
                                                                                      INDIVIDUAL GRANTS      OPTION TERM (A)
-------------------------------------------------------------------------------------------------------   ---------------------
                      (1)                              (2)             (3)          (4)         (5)          (6)         (7)
                                                    NUMBER OF      % OF TOTAL
                                                   SECURITIES     OPTIONS/SARS    EXERCISE
                                                   UNDERLYING      GRANTED TO     OR BASE
                                                  OPTIONS/SARS    EMPLOYEES IN     PRICE     EXPIRATION
NAME                                               GRANTED (#)     FISCAL YEAR     ($/SH)       DATE       5% ($)      10% ($)
----                                              -------------   -------------   --------   ----------   ---------   ---------
Michael W. DePasquale...........................      62,500(d)        6.2%            4.0          --(e)          (f)          (f)
  Group Vice President, Sales and Marketing, WRC
  Media

Dr. Nancy G. Lockwood...........................      62,500(d)        6.2%            4.0          --(e)          (f)          (f)
  Senior Vice President, Product Development,
  CompassLearning

C. Michael Hayes................................      62,500(d)        6.2%            4.0          --(e)          (f)          (f)
  Senior Divisional Sales Vice President,
  CompassLearning

R. Alfred Knechel...............................      17,500(d)        1.7%            4.0          --(e)          (f)          (f)
  Regional Vice President, CompassLearning

Edward P. Ponikvar, Jr..........................       5,000(d)        0.5%            4.0          --(e)          (f)          (f)
  Regional Marketing Executive, CompassLearning


------------------------------

(a) The options expire only if the employee's employment is terminated or his employment contract is not renewed. However, for ease of calculation, under columns (6) and (7) above we have assumed that the expiration date of the options and the SARs is five years from the time of grant.

(b) Represents options which are exercisable for WRC Media common stock. There were a total of 301,724 options to purchase WRC Media common stock granted in the fiscal year 1999. The percent of options granted to each employee is based on the total aggregate amount of WRC Media options granted.

(c) Mr. Kenney was granted, subject to cancelation if Mr. Kenney's employment is terminated for good cause as defined in his employment agreement, the option to acquire 204,294 shares of WRC Media common stock, of which 33% vested on November 17, 1999. The remainder will vest 33% on December 31, 2000 and 34% on December 31, 2001, unless deemed fully vested on a prior date due to the occurrence of a change in control as defined in the employment agreement. See "Employment Agreements--WRC Media Agreement with Martin E. Kenney, Jr."

(d) Represents SARs (Stock Appreciation Rights) of CompassLearning. There were a total of 1,013,500 SARs of CompassLearning granted in the fiscal year 1999. The percent of SARs granted to each employee is based on the total aggregate amount of CompassLearning SARs granted. The SARs were exercised on November 15, 1999.

(e) There are no expiration dates for these SARs because they have already been exercised.

(f) Because the SARs for these individuals have already been exercised, there is no "Potential Realized Value" and columns (6) and (7) above are inapplicable.

(g) 33% of these options vested on December 31, 1999. Unless deemed fully vested on a prior date due to the occurrence of a change in control as defined in the employment agreements, an additional 33% will vest on December 31, 2000 and, if their employment is renewed for an additional year ending
    December 31, 2002, as described under "Employment Agreements," the final 34% will vest on December 31, 2001. See "Employment Agreements."

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES


              (1)                       (2)                (3)                       (4)                    (5)
                                                                             NUMBER OF SECURITIES
                                                                                  UNDERLYING        VALUE OF UNEXERCISED
                                                                                 UNEXERCISED            IN-THE-MONEY
                                                                               OPTIONS/SAR'S AT       OPTIONS/SAR'S AT
                                                                                     FY-                    FY-
                                  SHARES ACQUIRED                             END(#)EXERCISABLE/    END($) EXERCISABLE/
NAME                              ON EXERCISE (#)   VALUE REALIZED ($)          UNEXERCISABLE          UNEXERCISABLE
----                              ---------------   ------------------       --------------------   --------------------
Martin E. Kenney, Jr............            0                    0              67,417/136,877              0/0
  Chief Executive Officer, WRC
  Media and CompassLearning;
  President, CompassLearning;
  Executive Vice President,
  Weekly Reader
Dr. Therese K. Crane............      150,000           165,750.00(a)                      0/0              0/0
  President, CompassLearning
Peter E. Bergen.................            0                    0                 1,774/3,602              0/0
  President and Chief Executive
  Officer, Weekly Reader
Robert J. Jackson...............            0                    0                 2,365/4,803              0/0
  Executive Vice President,
  Weekly Reader
Lester Rackoff..................            0                    0                   887/1,801              0/0
  Executive Vice President and
  Chief Financial Officer,
  Weekly Reader
Sandra F. Maccarone.............            0                    0                     118/240              0/0
  Senior Vice President and
  Editor in Chief Weekly Reader
Larry J. Rutkowski..............            0                    0                 2,661/5,403              0/0
  President and Chief Executive
  Officer, American Guidance
Alfred De Seta..................            0                    0                 2,543/5,163              0/0
  President and Principal
  Executive Officer, World
  Almanac
Terry Bromberg..................            0                    0                     118/240              0/0
  President, Lifetime Learning
  Systems, Inc.
Gary Spears.....................            0                    0                           0                0
  President and Chief Executive
  Officer, Gareth Stevens Inc.
Gerald G. Adams.................            0                    0                     237/480              0/0
  Executive Vice President
  Finance and Chief Financial
  Officer, American Guidance
Leigh Ann Price.................            0                    0                           0                0
  Director, Client Services,
  Lifetime Learning Systems,
  Inc.
Joyce F. Russell................       62,500            69,062.50(b)                      0/0              0/0
  Senior Vice President and
  Chief Financial Officer,
  CompassLearning
Michael DePasquale..............       62,500            69,062.50(c)                      0/0              0/0
  Group Vice President, Sales
  and Marketing, WRC Media
Dr. Nancy Lockwood..............       62,500            69,062.50(c)                      0/0              0/0
  Senior Vice President, Product
  Development, CompassLearning

              (1)                       (2)                (3)                       (4)                    (5)
                                                                             NUMBER OF SECURITIES
                                                                                  UNDERLYING        VALUE OF UNEXERCISED
                                                                                 UNEXERCISED            IN-THE-MONEY
                                                                               OPTIONS/SAR'S AT       OPTIONS/SAR'S AT
                                                                                     FY-                    FY-
                                  SHARES ACQUIRED                             END(#)EXERCISABLE/    END($) EXERCISABLE/
NAME                              ON EXERCISE (#)   VALUE REALIZED ($)          UNEXERCISABLE          UNEXERCISABLE
----                              ---------------   ------------------       --------------------   --------------------
C. Michael Hayes................       62,500            69,062.50(c)                      0/0              0/0
  Senior Divisional Sales Vice
  President, CompassLearning
R. Alfred Knechel...............       17,500            19,337.50(c)                      0/0              0/0
  Regional Vice President,
  CompassLearning
Edward P. Ponikvar, Jr..........        5,000             5,525.00(d)                      0/0              0/0
  Regional Marketing Executive,
  CompassLearning


------------------------------

(a) Although Dr. Crane exercised all 150,000 SARs at $1.50, upon exercise she received only $165,750. The remaining $59,250.00 realized will remain in escrow to satisfy potential unasserted claims against CompassLearning and will be released July 14, 2000.

(b) Although Ms. Russell exercised all 62,500 SARs at $1.50, upon exercise she received only $69,062.50. The remaining $24,687.50 realized will remain in escrow to satisfy potential unasserted claims against CompassLearning and will be released July 14, 2000.


(c) Although Mr. DePasquale, Dr. Lockwood, Mr. Hayes and Mr. Knechel each exercised all 62,500 SARs at $1.50, upon exercise they each received only $69,062.50. The remaining $24,687.50 that each realized will remain in escrow to satisfy potential unasserted claims against CompassLearning and will be released July 14, 2000.


(d) Although Mr. Ponikvar exercised all 5,000 SARs, upon exercise he received only $5,525. The remaining $1,975.00 realized will remain in escrow to satisfy potential unasserted claims against CompassLearning and will be released July 14, 2000.

DIRECTOR COMPENSATION

    Our directors do not receive compensation, except as officers or employees. However, WRC Media has entered into a letter agreement with Mr. Caulo, the Non-Executive Vice-Chairman of WRC Media providing terms for a consulting agreement beginning on January 1, 2000 through December 31, 2002. Under this arrangement, Mr. Caulo will be paid, among other compensation, an annual salary of $200,000 by WRC Media and $150,000 by Ripplewood Holdings L.L.C. for services in connection with the identification, evaluation and completion of new investment opportunities. See "Material Relationships and Related Transactions--Other Transactions."

EMPLOYMENT AGREEMENTS

    The following summary of the material provisions of the employment agreements for the executives listed under "Executive Compensation" is qualified in its entirety by reference to the agreements.

    WRC MEDIA AND COMPASSLEARNING AGREEMENT WITH MARTIN E. KENNEY, JR. On November 17, 1999, WRC Media and CompassLearning entered into an employment agreement with Martin E. Kenney, Jr. This agreement will remain in effect until December 31, 2002 unless earlier terminated by either party upon 90 days' prior written notice. Mr. Kenney shall receive a minimum annual base salary of $480,000, subject to increase after an annual review, as well as a bonus of up to 156% of his annual base salary based on the achievement of annual performance objectives. Mr. Kenney is guaranteed to receive an annual bonus of at least $200,000, regardless of whether any performance objectives are achieved.
Mr. Kenney was granted, subject to cancelation if Mr. Kenney's employment is terminated for good cause as defined in the agreement, the option to acquire 193,546.23 shares of WRC Media common stock, of which 33% vested on November 17, 1999. The remainder will vest 33% on December 31, 2000 and 34% on December 31, 2001, unless deemed fully vested on a prior date due to the occurrence of a change in control as defined in the agreement. In addition, Mr. Kenney shall receive, upon achievement of performance objectives in fiscal year 2000, bonus stock options, valued up to $400,000, which shall be fully vested upon grant. In the event of an initial public offering of WRC Media common stock, Mr. Kenney shall participate in a stock option plan commensurate with industry standards. If his employment is terminated due to death or disability or without cause, Mr. Kenney shall receive his base salary and guaranteed bonus for the balance of his term or eighteen months, whichever is longer. In the event Mr. Kenney elects to receive the severance payment as salary continuation payments for eighteen months rather than as a lump sum, he shall continue to receive medical, dental and vision coverage for that period. If Mr. Kenney's employment is terminated for any reason, WRC Media shall have an option to purchase all or any portion of his shares of common stock of WRC Media (including any shares obtained or obtainable through the exercise of any option) at fair market value. If Mr. Kenney's employment is terminated without cause, he shall have the option to sell to WRC Media all of his 16,128 shares of WRC Media common stock purchased on November 17, 1999, then held at fair market value. In addition, Mr. Kenney is subject to customary non-competition, non-solicitation of employees and confidentiality provisions.

    COMPASSLEARNING AGREEMENT WITH THERESE K. CRANE. On July 14, 1999, CompassLearning entered into an employment agreement with Therese K. Crane. This agreement will remain in effect until terminated by either party upon 30 days' prior written notice. Dr. Crane shall receive a minimum annual base salary of $330,000, subject to increase after annual review, as well as an annual bonus of up to 121.0% of her base salary based on the achievement of annual performance objectives. In the event of an initial public offering of CompassLearning common stock, Dr. Crane shall participate in a stock option plan commensurate with industry standards. If her employment is terminated because of death or disability or without cause, Dr. Crane shall receive, among other things, as a lump sum payment her base salary for eighteen months less the term of her employment since execution of the agreement or one year, whichever is greater. If Dr. Crane elects to receive the severance payment as salary continuation payments for that period used to calculate that payment rather than as a lump sum, she shall receive medical, dental and vision coverage for the period. In addition, Dr. Crane is subject to customary non-solicitation of employees and confidentiality provisions.

    WEEKLY READER AGREEMENT WITH PETER E. BERGEN. On November 17, 1999, Weekly Reader entered into an employment agreement with Peter E. Bergen. This agreement will remain in effect until December 31, 2001 unless earlier terminated by either party upon 30 days' prior written notice. The agreement will automatically be renewed for successive one-year periods unless terminated by either party at least 90 days prior to an applicable expiration date.
Mr. Bergen received an annual base salary of $250,000 until January 1, 2000. He shall receive a minimum annual base salary for the duration of his employment of $275,000, subject to increase after annual review, as well as an annual bonus of up to 52.5%% of his base salary based on the achievement of annual performance objectives. If his employment is terminated without cause, Mr. Bergen shall receive, among other things, as a lump sum payment his base salary for the balance of his term or one year, whichever is longer, and, if his bonus objectives have been achieved, a prorated portion of his bonus for the portion of the year worked during the year of termination. In addition, Mr. Bergen is subject to customary non-solicitation of customers and employees and confidentiality provisions.

    WEEKLY READER AGREEMENT WITH ROBERT J. JACKSON. On November 17, 1999, Weekly Reader entered into an employment agreement with Robert Jackson. This agreement will remain in effect until December 31, 2001 unless earlier terminated by either party upon 30 days' prior written notice. The agreement will automatically be renewed for successive one-year periods unless terminated by either party at least 90 days prior to an applicable expiration date.
Mr. Jackson shall receive a minimum annual base salary of $250,000, subject to increase after annual review, as well as an annual bonus of up to 52.5% of his base salary based on the achievement of annual performance objectives. If his employment is terminated without cause, Mr. Jackson shall receive, among other things, as a lump sum payment his base salary for the balance of his term or one year, whichever is longer, and, if his bonus objectives have been achieved, a prorated portion of his bonus for the portion of the year worked during the year of termination. In addition, Mr. Jackson is subject to customary non-solicitation of customers and employees and confidentiality provisions.

    WEEKLY READER AGREEMENT WITH LESTER RACKOFF. On November 17, 1999, Weekly Reader entered into an employment agreement with Lester Rackoff. This agreement will remain in effect until December 31, 2001 unless earlier terminated by either party upon 30 days' prior written notice. The agreement will automatically be renewed for successive one-year periods unless terminated by either party at least 90 days prior to an applicable expiration date.
Mr. Rackoff received an annual base salary of $175,000 until January 1, 2000. He shall receive a minimum annual base salary of $210,000 for the duration of his employment, subject to increase after annual review, as well as an annual bonus of up to 45% of his base salary based on the achievement of annual performance objectives. If his employment is terminated without cause, Mr. Rackoff shall receive, among other things, as a lump sum payment his base salary and, if his bonus objectives have been achieved and termination occurs more that six months after the beginning of the calender year, a prorated portion of his bonus for the portion of the year worked during the year of termination. In addition, Mr. Rackoff is subject to customary non-solicitation of customers and employees and confidentiality provisions.

    WEEKLY READER AGREEMENT WITH SANDY MACCARONE. On November 17, 1999, Weekly Reader entered into an employment agreement with Sandy Maccarone. This agreement will remain in effect until December 31, 2001 unless earlier terminated by either party upon 30 days' prior written notice. The agreement will automatically be renewed for successive one-year periods unless terminated by either party at least 90 days prior to an applicable expiration date.
Ms. Maccarone shall receive a minimum annual base salary of $190,000, subject to increase after annual review, as well as an annual bonus of up to 37.5% of her base salary based on the achievement of annual performance objectives. If her

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
employment is terminated without cause, Ms. Maccarone shall receive, among other things, as a lump sum payment her base salary and, if her bonus objectives have been achieved and termination occurs more that six months after the beginning of the calender year, a prorated portion of her bonus for the portion of the year worked during the year of termination. In addition, Ms. Maccarone is subject to customary non-solicitation of employees and confidentiality provisions.

    AMERICAN GUIDANCE AGREEMENT WITH LARRY RUTKOWSKI. On November 17, 1999, American Guidance entered into an employment agreement with Larry Rutkowski. This agreement will remain in effect until December 31, 2001 unless earlier terminated by either party upon 30 days' prior written notice. The agreement will automatically be renewed for successive one-year periods unless terminated by either party at least 90 days prior to an applicable expiration date.
Mr. Rutkowski shall receive a minimum annual base salary of $260,000, subject to increase after review on February 28, 2000 and annually thereafter, as well as an annual bonus of up to 75.0% of his base salary based on the achievement of annual performance objectives. If his employment is terminated without cause, Mr. Rutkowski shall receive, among other things, as a lump sum payment his base salary for the balance of his term, one year or eighteen months, whichever is longer, and, if his bonus objectives have been achieved, a prorated portion of his bonus for the portion of the year worked during the year of termination. The payment of his base salary as a lump sum is contingent upon the satisfaction of the conditions described in the agreement. If Mr. Rutkowski's employment is terminated for good cause, as defined in the agreement, he or his beneficiary may under specific circumstances described in the agreement, be eligible to receive, among other compensation, his salary then in effect for a 120 day period following his termination. In addition, Mr. Rutkowski is subject to customary non-solicitation of customers and employees and confidentiality provisions.

    PRIMEDIA REFERENCE INC. AGREEMENT WITH AL DE SETA. On November 17, 1999, PRIMEDIA Reference Inc. entered into an employment agreement with Al De Seta. This agreement will remain in effect until December 31, 2001 unless earlier terminated by either party upon 30 days' prior written notice. The agreement will automatically be renewed for successive one-year periods unless terminated by either party at least 90 days prior to an applicable expiration date. Mr. De Seta shall receive a minimum annual base salary of $230,000 until January 1, 2000 and $255,000 thereafter, subject to increase after annual review, as well as an annual bonus of up to 60.0% of his base salary based on the achievement of annual performance objectives. If his employment is terminated without cause, Mr. De Seta shall receive, among other things, as a lump sum payment his base salary for the balance of his term or one year, whichever is longer, and, if his bonus objectives have been achieved, a prorated portion of his bonus for the portion of the year worked during the year of termination. In addition, Mr. De Seta is subject to customary non-solicitation of customers and employees and confidentiality provisions.

    WEEKLY READER AGREEMENT WITH TERRY BROMBERG. On November 17, 1999, Weekly Reader entered into an employment agreement with Terry Bromberg. This agreement will remain in effect until December 31, 2001 unless earlier terminated by either party upon 30 days' prior written notice. The agreement will automatically be renewed for successive one-year periods unless terminated by either party at least 90 days prior to an applicable expiration date.
Mr. Bromberg received an annual base salary of $120,000 until January 1, 2000. He shall receive a minimum annual base salary of $150,000 for the duration of his employment, subject to increase after annual review, as well as an annual bonus of up to 30% of his base salary based on the achievement of annual performance objectives. If his employment is terminated without cause, Mr. Bromberg shall receive, among other things, as a lump sum payment his base salary and, if his bonus objectives have been achieved and termination occurs more that six months after the beginning of the calender year, a prorated portion of his bonus for the portion of the year worked during the year of termination. In addition, Mr. Bromberg is subject to customary non-solicitation of customers and employees and confidentiality provisions.

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
    AMERICAN GUIDANCE AGREEMENT WITH GERALD ADAMS. On November 17, 1999, American Guidance entered into an employment agreement with Gerald Adams. This agreement will remain in effect until December 31, 2001 unless earlier terminated by either party upon 30 days' prior written notice. The agreement will automatically be renewed for successive one-year periods unless terminated by either party at least 90 days prior to an applicable expiration date.
Mr. Adams received an annual base salary of $180,000 until January 1, 2000. He shall receive a minimum annual base salary of $195,000 for the duration of his employment, subject to increase after annual review, as well as an annual bonus of up to 75% of his base salary based on the achievement of annual performance objectives. If his employment is terminated without cause, Mr. Adams shall receive, among other things, as a lump sum payment his base salary for the year in which termination occurs or eighteen months and, if his bonus objectives have been achieved and termination occurs more than six months after the beginning of the calender year, a prorated portion of his bonus for the portion of the year worked during the year of termination. The payment of his base salary as a lump sum is contingent upon the satisfaction of the conditions described in the agreement. If Mr. Adams's employment is terminated for good cause, as defined in the agreement, he or his beneficiary may under specific circumstances described in the agreement, be eligible to receive, among other compensation, his salary then in effect for a 120 day period following his termination. In addition, Mr. Adams is subject to customary non-solicitation of customers and employees and confidentiality provisions.


    COMPASSLEARNING AGREEMENT WITH JOYCE F. RUSSELL. On November 17, 1999, CompassLearning entered into an employment agreement with Joyce F. Russell. This agreement will remain in effect unless terminated by either party upon 30 days' prior written notice. Ms. Russell shall receive a minimum annual base salary of $200,000, subject to increase after annual review, as well as an annual bonus of up to 100.0% of her base salary based on the achievement of annual performance objectives. In the event of an initial public offering of CompassLearning common stock, Ms. Russell shall participate in a stock option plan commensurate with industry standards. If her employment is terminated because of death or total disability or without cause, Ms. Russell shall receive, among other things, as a lump sum payment her base salary. If Ms. Russell elects to receive the severance payment as salary continuation payments for twelve months rather than as a lump sum, she shall receive medical, dental and vision coverage for that period. In addition, Ms. Russell is subject to customary non-solicitation of employees and confidentiality provisions.



    COMPASSLEARNING AGREEMENT WITH NANCY LOCKWOOD. On July 14, 1999, CompassLearning entered into an employment agreement with Dr. Nancy Lockwood. This agreement will remain in effect until terminated by either party upon 30 days' prior written notice. Dr. Lockwood shall receive a minimum annual base salary of $190,000, subject to increase after annual review, as well as an annual bonus of up to 95.0% of her base salary based on the achievement of annual performance objectives. In the event of an initial public offering of CompassLearning common stock, Dr. Lockwood shall participate in a stock option plan commensurate with industry standards. If her employment is terminated because of death or total disability or without cause, Dr. Lockwood shall receive, among other things, as a lump sum payment her base salary. If
Dr. Lockwood elects to receive the severance payment as salary continuation payments for the period used to calculate the payment rather than as a lump sum, she shall receive medical, dental and vision coverage for that period. In addition, Dr. Lockwood is subject to customary non-solicitation of employees and confidentiality provisions.


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
                MATERIAL RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENTS

    In connection with the acquisition of CompassLearning, CompassLearning entered into a management agreement with Ripplewood Holdings L.L.C., and after the completion of the transactions described under "The Acquisition and Recapitalization," Weekly Reader entered into a management agreement with Ripplewood Holdings L.L.C. The following summary of the material provisions of these management agreements is qualified in its entirety by reference to the management agreements as entered into or amended as of the date of this prospectus.

    Under the terms of the CompassLearning management agreement with Ripplewood Holdings L.L.C., and since the date of the acquisition of CompassLearning, Ripplewood Holdings L.L.C. has been providing to CompassLearning management consulting and financial advisory services, and CompassLearning has been paying to Ripplewood Holdings L.L.C. an annual management fee of $150,000, payable in quarterly installments, and has reimbursed Ripplewood Holdings L.L.C. for its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its services. On November 17, 1999, CompassLearning and Ripplewood Holdings L.L.C. amended the terms of the CompassLearning management agreement with Ripplewood Holdings L.L.C. to relieve CompassLearning of its obligation to pay management fees to Ripplewood Holdings L.L.C. until 2001.

    Under the terms of the Weekly Reader management agreement with Ripplewood Holdings L.L.C., Ripplewood Holdings L.L.C. provides to Weekly Reader management consulting and financial advisory services. As a result of the Weekly Reader management agreement and the amendment of the CompassLearning management agreement, CompassLearning and Weekly Reader will reimburse Ripplewood Holdings L.L.C. for its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its services and, beginning in the first quarter of 2001, will be obligated to pay to Ripplewood Holdings L.L.C. annual aggregate management fees for services to both CompassLearning and Weekly Reader totaling $950,000, payable quarterly. In connection with the transactions described under "The Acquisition and Recapitalization," Ripplewood Holdings L.L.C. also received an advisory fee customary for transactions of this nature.

    Under these management agreements, Weekly Reader and CompassLearning are obligated to indemnify, defend and hold harmless Ripplewood Holdings L.L.C., its affiliates and each of their respective directors, stockholders, advisory directors, officers, members, employees and agents from any damages related to the performance by Ripplewood Holdings L.L.C. of its obligations under these management agreements. Ripplewood Holdings L.L.C. may terminate these management agreements at any time on five days' prior written notice to Weekly Reader or CompassLearning, as applicable.

MANAGEMENT SHAREHOLDER AGREEMENTS

    Simultaneously with the closing of the transactions described under "The Acquisition and Recapitalization," and under the terms of their respective employment agreements with Weekly Reader and CompassLearning some executives of WRC Media, Weekly Reader, and CompassLearning purchased shares of WRC Media common stock and entered into management shareholder agreements with WRC Media and EAC III with respect to the WRC Media common stock held by these executives. The following summary of the material provisions of these management shareholder agreements is qualified in its entirety by reference to the management shareholder agreements.

    VOTING AGREEMENT. Each executive who is a party to a management shareholder agreement with WRC Media and EAC III with respect to WRC Media common stock will grant to EAC III an irrevocable proxy to vote the WRC Media common stock held by the executive as well as all WRC Media common stock thereafter acquired by the executive on all matters except for any matter that would both adversely affect and treat the executive differently from other holders of WRC Media

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
common stock. This proxy shall terminate upon any transfer of these shares to a third party after or upon completion of an initial public offering of WRC Media common stock and the expiration of any "lock-up" period agreed upon by the executives and the underwriters in connection with the initial public offering.

    TRANSFER RESTRICTIONS. Each management shareholder agreement with WRC Media and EAC III with respect to WRC Media common stock restricts the right of an executive to transfer the WRC Media common stock the executive holds without the prior written consent of EAC III to any person other than a permitted transferee of the executive. With respect to each executive who is a party to a management shareholder agreement, permitted transferees will include EAC III, another executive, the executive's spouse or lineal descendants or any trust the beneficiaries of which include only the executive's spouse or lineal descendants. Each executive may also transfer, without restriction, the WRC Media common stock that the executive holds after the completion of an initial public offering of WRC Media common stock.

    OPTIONS. Executives listed under "Ownership of Stock," among others, who are parties to a management shareholder agreement with WRC Media and EAC III with respect to WRC Media common stock were also granted options to purchase a specified number of shares of WRC Media common stock. With respect to each of these executives, to the extent that the executive remains employed with Weekly Reader or CompassLearning, as applicable, 33% of the options will vest on December 31, 1999, a further 33% on December 31, 2000 and the remaining 34% on December 31, 2001. If the executive's employment with Weekly Reader or CompassLearning, as applicable, is terminated for any reason other than those specified in the applicable management shareholder agreement, these options will vest immediately.

    TAG-ALONG RIGHTS. The management shareholder agreements with WRC Media and EAC III with respect to WRC Media common stock provide that, if EAC III determines to sell in excess of 5% of its WRC Media common stock to a third party other than a permitted transferee and, after giving effect to the sale, EAC III will have transferred in excess of 35% of its WRC Media common stock to a third party other than a permitted transferee, the executives who are party to the management shareholder agreements will have the right to sell a proportionate amount of their WRC Media common stock in the transaction at the same price per share and on the same terms and conditions as apply to the sale of WRC Media common stock by EAC III.

    DRAG-ALONG RIGHTS. In the event that EAC III determines to sell all or any portion in excess of 35% of its WRC Media common stock to any third party, EAC III will have the right to cause the executives who are party to the management shareholder agreements with WRC Media and EAC III to sell a proportionate amount of their WRC Media common stock in the transaction, all at the same price per share and on the same terms and conditions as apply to the sale of WRC Media common stock by EAC III.

    OPTION UPON TERMINATION. In the event that the employment of an executive who is party to a management shareholder agreement with WRC Media and EAC III with respect to WRC Media common stock is terminated for any reason, EAC III has the option to purchase all or any portion of the WRC Media common stock held by the executive at fair market value as determined under the terms of the management shareholder agreement. In addition, in the event that an executive's employment is terminated other than for good cause, as defined in the executive's employment agreement, or because of a notice of non-renewal given by the executive's employer, in the event of financial hardship as determined by the Board of Directors of WRC Media or because of death, the executive or the executive's estate will have the right to require WRC Media to purchase any or all of

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
the executive's WRC Media common stock, subject to exceptions and customary limitations, including but not limited to:

    - our financial ability to finance the purchase with cash; or

    - our ability to obtain third party financing on reasonable terms.

TRANSITION SERVICES AGREEMENT

    As part of the recapitalization, PRIMEDIA, Weekly Reader and WRC Media entered into a transition services agreement under which PRIMEDIA and Weekly Reader will each provide various services, including, but not limited to those described below, following the completion of the transactions described under "The Acquisition and Recapitalization" to the other and will each pay the other for these services at rates determined under the transition services agreement. The following summary of the material provisions of the transition services agreement is qualified in its entirety by reference to the transition services agreement. PRIMEDIA will:

    - make available to all the employees of Weekly Reader, together with its subsidiaries that are participating in the relevant plan as of the completion of the transactions described under "The Acquisition and Recapitalization," participation in each of the employee benefit plans sponsored by PRIMEDIA;

    - continue to make available office space currently occupied by Robert J. Jackson and Kenneth Slivken, among others, who have become our employees upon completion of the transactions described under "The Acquisition and Recapitalization," and

    - provide related services such as security, cleaning and access to administrative and secretarial services at a monthly rental fee of approximately $8,500, plus any incremental direct costs associated with these services.

Weekly Reader will continue to provide some computer services to PRIMEDIA until March 31, 2000, including maintenance of some hardware and software systems, and PRIMEDIA will pay incremental costs reasonably incurred by Weekly Reader in connection with these services.

OTHER TRANSACTIONS

WEEKLY READER

    Weekly Reader, with PRIMEDIA's other domestic wholly-owned subsidiaries, guaranteed PRIMEDIA's bank credit facilities and senior notes until November 17, 1999. Since completion of the transactions described under "The Acquisition and Recapitalization," Weekly Reader no longer guarantees PRIMEDIA's bank credit facilities and senior notes.

WRC MEDIA

    WRC Media, Ripplewood Holdings L.L.C. and Mr. Ralph D. Caulo, whom we expect to appoint the Vice-Chairman of WRC Media, were party to a letter agreement providing terms for consulting agreements beginning on January 1, 2000 through December 31, 2002. Under these agreements, Mr. Caulo will be paid, among other compensation, an annual salary of $200,000 by WRC Media and $150,000 by Ripplewood Holdings L.L.C. for services in connection with the identification, evaluation and completion of new investment opportunities.

    As additional consideration for his consulting services to WRC Media, WRC Media will also pay Mr. Caulo a transaction fee of $250,000 and grant him 53,762 options to purchase common stock of WRC Media at an exercise price of $18.60065. Subject to termination for "good cause" as defined in this agreement, 33% of the options will vest upon signing, 34% on December 31, 2000 and 33% on

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December 31, 2001 and will expire only if Mr. Caulo's contract is not renewed or is terminated. These options represent a potential realized value:

    - of $276,284 at an assumed annual stock price appreciation rate of 5% over five years; and

    - of $610,515 at an assumed annual stock price appreciation rate of 5% over ten years.

    Under Mr. Caulo's agreement with Ripplewood Holdings L.L.C., Ripplewood Holdings L.L.C. will also grant him stock options based upon the size of each transaction for which he provides services.

    Although not yet determined as of the date of this prospectus, Mr. Caulo may receive additional compensation under these agreements as well.

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
                               OWNERSHIP OF STOCK

    As used in the three sections below describing the beneficial ownership of WRC Media, Weekly Reader and CompassLearning, "beneficial ownership" means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared investment power with respect to a security. An example is the power to dispose of, or direct the disposition of, a security. A person is deemed as of any date to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after that date. For purposes of computing the percentages of outstanding shares held by each person named in the three sections below, any security that the person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, although this security is not deemed to be outstanding for purposes of calculating the percentage ownership of any other person.

BENEFICIAL OWNERSHIP OF WRC MEDIA

    The following tables list, as of the date of this prospectus, information known to us regarding the beneficial ownership of WRC Media common stock by:

    - each person known by WRC Media to be the beneficial owner of more than 5% of the outstanding WRC Media common stock;

    - each of the directors and the executive officers listed under "Management--Executive Compensation;" and

    - all directors and the executive officers listed under "Management--Executive Compensation," as a group.

    As of the date of this prospectus, the total number of outstanding shares of WRC Media common stock was 6,855,853. Except as otherwise noted, the persons named in the tables have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information concerning beneficial ownership is based on statements furnished to us by the beneficial owners and assumes that 6,855,853 shares of common stock have been issued and are outstanding.

                             WRC MEDIA COMMON STOCK

                                                                      BENEFICIAL OWNERSHIP
                                                              ------------------------------------
NAME AND ADDRESS                                              SHARES(A)        PERCENT OF CLASS(A)
----------------                                              ----------       -------------------
EAC III
  c/o Ripplewood Holdings L.L.C.
  1 Rockefeller Plaza
  32nd Floor
  New York, NY 10020........................................   5,037,985(b)            73.3%

SGC Partners II LLC
  1221 Avenue of the Americas
  New York, NY 10020........................................   1,694,039               24.7%

EAC IV, L.L.C.
  c/o Ripplewood Holdings L.L.C.
  1 Rockefeller Plaza
  32nd Floor
  New York, NY 10020........................................   5,037,985(c)            73.3%

Martin E. Kenney, Jr........................................      83,545(d)             1.2%

Timothy C. Collins..........................................  *5,096,327(e)            74.3%

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

                                                                      BENEFICIAL OWNERSHIP
                                                              ------------------------------------
NAME AND ADDRESS                                              SHARES(A)        PERCENT OF CLASS(A)
----------------                                              ----------       -------------------
Charles L. Laurey...........................................       1,636(f)         *

Robert S. Lynch.............................................  *5,043,268(g)            73.5%

D. Ronald Daniel............................................  *5,037,985(h)            73.3%

William F. Dawson...........................................          --            *

James N. Lane...............................................  *1,694,039(i)            24.7%

Dr. Therese K. Crane........................................       4,032(f)         *

Alfred De Seta..............................................      14,102(j)         *

Larry J. Rutkowski..........................................      14,757(k)         *

Ralph D. Caulo..............................................      17,741(l)         *

Robert J. Jackson...........................................      13,118(m)         *

Peter E. Bergen.............................................       9,838(n)         *

Joyce F. Russell............................................          --            *

Michael W. DePasquale.......................................          --            *

Nancy G. Lockwood...........................................          --            *

Edward P. Ponikvar, Jr......................................          --            *

Lester Rackoff..............................................       4,919(o)         *

Sandra F. Maccarone.........................................         656(p)         *

Terry Bromberg..............................................         656(p)         *

Gary Spears.................................................          --            *

Gerald G. Adams.............................................       1,312(q)         *

Leigh Ann Price.............................................          --            *

All directors of WRC Media and the executive officers listed
  under "Management" as a group.............................   6,969,728              100.0%

------------------------

*   Represents holdings of less than 1%.

(a) Calculated excluding all shares issuable pursuant to options except, as to each person, the shares issuable to that person pursuant to options immediately exercisable or exercisable within 60 days from the date of this prospectus.

(b) Represents 4,870,494 shares held directly and 167,491 shares held indirectly through its rights granted to it under the management shareholder agreements entered into by some executives of WRC Media, Weekly Reader and CompassLearning. For a description of these agreements, see "Material Relationships and Related Transactions--Management Shareholder Agreements." Each of EAC IV L.L.C., Co-Investment Partners, L.P., The Northwestern Mutual Life Insurance Company, Jackson National Life Insurance Company and Blue Ridge Investments, L.L.C., an affiliate of Bank of America, N.A. owns 66.4%, 16.6%, 10.9%, 5.5% and 0.6%, respectively, of the membership interests in EAC III.

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
(c) Represents the beneficial ownership of shares through its ownership of 66.4% of the membership interests of EAC III and the rights granted to EAC III under the management shareholder agreements entered into by some executives of WRC Media, Weekly Reader and CompassLearning and the limited liability company agreement of EAC III. EAC IV L.L.C. is controlled by Ripplewood Partners, L.P., an affiliate of Ripplewood Holdings L.L.C. For more information regarding the possible consequences of beneficial ownership of our common stock by Ripplewood Holdings L.L.C., see "Risk Factors--Ownership of WRC Media and its Subsidiaries."

(d) Represents 16,128 shares held directly and 67,417 shares issuable upon exercise of options granted under his employment agreement. For a summary of the material provisions of Martin E. Kenney Jr.'s employment agreement, see "Management--Employment Agreements--WRC Media and CompassLearning Agreement with Martin E. Kenney Jr."

(e) Represents 58,342 shares held directly and 5,037,985 shares beneficially owned through Mr. Collins' position as Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C. which is the general partner of Ripplewood Partners, L.P. which controls EAC III.

(f) Represents shares held directly.

(g) Represents 5,283 shares held directly and 5,037,985 shares beneficially owned through Mr. Lynch's position as the Chief Financial Officer of Ripplewood L.L.C. which is the general partner of Ripplewood Partners, L.P., which controls EAC III.

(h) Represents beneficial ownership of 5,037,985 shares through Mr. Daniel's position as the Non-executive chairman of Ripplewood Holdings L.L.C. which is the general partner of Ripplewood Partners, L.P., which controls EAC III.

(i) Represents beneficial ownership of 1,694,039 shares through Mr. Lane's position as President and Chief Executive Officer of SG Capital partners LLC which is the general partner of SG Merchant Banking Fund L.P. which controls SGC Partners II LLC.

(j) Represents 11,559 shares held directly and 2,543 shares issuable upon exercise of options granted under a management shareholder agreement. For a summary of the material terms of the options granted by the management shareholder agreement, see "Material Relationships and Related Transactions--Management Shareholder Agreements--Options."

(k) Represents 12,096 shares held directly and 2,661 shares issuable upon exercise of options granted under a management shareholder agreement. For a summary of the material terms of the options granted by the management shareholder agreement, see "Material Relationships and Related Transactions--Management Shareholder Agreements--Options."

(l) Represents 17,741 shares issuable upon exercise of options to be granted under Mr. Caulo's consulting agreement with WRC Media. For a summary of the material terms of the options granted by the consulting agreement, see "Material Relationships and Related Party Transactions--Other Transactions."

(m) Represents 10,752 shares held directly and 2,366 shares issuable upon exercise of options granted under a management shareholder agreement. For a summary of the material terms of the options granted by the management shareholder agreement, see "Material Relationships and Related Transactions--Management Shareholder Agreements--Options."

(n) Represents 8,064 shares held directly and 1,774 shares issuable upon exercise of options granted under a management shareholder agreement. For a summary of the material terms of the options granted by the management shareholder agreement, see "Material Relationships and Related Transactions--Management Shareholder Agreement--Options."

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
(o) Represents 4,032 shares held directly and 887 shares issuable upon exercise of options granted under a management shareholder agreement. For a summary of the material terms of the options granted by the management shareholder agreement, see "Material Relationships and Related Transactions--Management Shareholder Agreement--Options."

(p) Represents 538 shares held directly and 118 shares issuable upon exercise of options granted under a management shareholder agreement. For a summary of the material terms of the options granted by the management shareholder agreement, see "Material Relationships and Related Transactions--Management Shareholder Agreement--Options."

(q) Represents 1,075 shares held directly and 237 shares issuable upon exercise of options granted under a management shareholder agreement. For a summary of the material terms of the options granted by the management shareholder agreement, see "Material Relationships and Related Transactions--Management Shareholder Agreement--Options."

BENEFICIAL OWNERSHIP OF WEEKLY READER COMMON STOCK

    The following table lists, as of the date of this prospectus, information known to us regarding the beneficial ownership of Weekly Reader common stock, which consists of Weekly Reader's Class A and Class B non-voting common stock and Weekly Reader voting common stock, by:

    - each person known by Weekly Reader to be the beneficial owner of more than 5% of the outstanding Weekly Reader common stock;

    - each of the directors and the executive officers listed under "Management--Executive Compensation;" and

    - all directors and the executive officers listed under "Management" as a group.

    As of the date of this prospectus, no shares of Weekly Reader's class A and class B non-voting common stock are outstanding.

    As of the date of this prospectus, the total number of outstanding shares of Weekly Reader voting common stock was 2,830,000. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information concerning beneficial ownership is based on statements furnished to us by the beneficial owners and assumes that 2,830,000 shares of voting common stock have been issued and are outstanding.

                       WEEKLY READER VOTING COMMON STOCK

                                                                  BENEFICIAL OWNERSHIP
                                                              ----------------------------
NAME AND ADDRESS                                               SHARES     PERCENT OF CLASS
----------------                                              ---------   ----------------
WRC Media
  c/o Ripplewood Holdings L.L.C.
  1 Rockefeller Plaza
  32nd Floor
  New York, NY 10020........................................  2,685,670         94.9%

PRIMEDIA, Inc.
  745 Fifth Avenue
  New York, NY 10151........................................    144,330          5.1%

DLJ Merchant Banking Partners II, L.P. and affiliates (a)
  c/o DLJ Merchant Banking Partners
  277 Park Avenue
  New York, NY 10172........................................    310,109          9.9%

All directors and the executive officers listed under
  "Management" as a group...................................          0            *

------------------------

*   Represents holdings of less than 1%.

(a) Represents ownership by DLJ Merchant Banking Partners II, L.P. of 159,828 warrants to purchase Weekly Reader common stock; ownership by DLJ Merchant Banking Partners II-A, L.P. of 6,365 warrants to purchase Weekly Reader common stock; ownership by DLJ Offshore Partners II, C.V. of 7,860 warrants to purchase Weekly Reader common stock; ownership by DLJ Diversified Partners, L.P. of 9,344 warrants to purchase Weekly Reader common stock; ownership by DLJ Diversified Partners-A, L.P. of 3,470 warrants to purchase Weekly Reader common stock; ownership by DLJMB Funding II, Inc. of 32,605 warrants to purchase Weekly Reader common stock; ownership by DLJ Millennium Partners, L.P. of 2,584 warrants to purchase Weekly Reader common stock; ownership by DLJ Millennium Partners-A, L.P. of 504 warrants to purchase Weekly Reader common stock; ownership by DLJ EAB Partners, L.P. of 718 warrants to purchase Weekly Reader common stock; ownership by DLJ ESC II, L.P. of 34,182 warrants to purchase Weekly Reader common stock; ownership by DLJ First ESC, L.P. of 308 warrants to purchase Weekly Reader common stock; ownership by DLJ Investment Partners II, L.P. of 32,041 warrants to purchase Weekly Reader common stock; ownership by DLJ Investment Partners, L.P. of 14,238 warrants to purchase Weekly Reader common stock; and ownership by DLJ Investment Funding II, Inc. of 6,062 warrants to purchase Weekly Reader common stock. Because these funds are under common control, each fund may be deemed to, for Federal securities law purposes, beneficially own the shares underlying the warrants held by all the other funds.

BENEFICIAL OWNERSHIP OF COMPASSLEARNING COMMON STOCK

    The following table lists, as of the date of this prospectus, information known to us regarding the beneficial ownership of CompassLearning common stock by:

    - each person known by WRC Media to be the beneficial owner of more than 5% of the outstanding WRC Media common stock;

    - each of the directors and the executive officers listed under "Management--Executive Compensation," and

    - all directors and executive officers listed under "Management" as a group.

    As of the date of this prospectus, the total number of outstanding shares of CompassLearning common stock was 10,000. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information concerning beneficial ownership is based on statements furnished to us by the beneficial owners and assumes that 10,000 shares of common stock have been issued and are outstanding.

                          COMPASSLEARNING COMMON STOCK

                                                                 BENEFICIAL OWNERSHIP
                                                              ---------------------------
NAME AND ADDRESS                                               SHARES    PERCENT OF CLASS
----------------                                              --------   ----------------
WRC Media
  c/o Ripplewood Holdings L.L.C.
  1 Rockefeller Plaza
  32nd Floor
  New York, NY 10020........................................   10,000           100%

DLJ Merchant Banking Partners II, L.P. and affiliates (a)
  c/o DLJ Merchant Banking Partners
  277 Park Avenue
  New York, NY 10172........................................    1,098           9.9%

All directors and the executive officers listed under
  "Management" as a
  group.....................................................        0             *

------------------------

*   Represents holdings of less than 1%.

(a) Represents ownership by DLJ Merchant Banking Partners II, L.P. of 566 warrants to purchase CompassLearning common stock; ownership by DLJ Merchant Banking Partners II-A, L.P. of 23 warrants to purchase CompassLearning common stock; ownership by DLJ Offshore Partners II, C.V. of 28 warrants to purchase CompassLearning common stock; ownership by DLJ Diversified Partners, L.P. of 33 warrants to purchase CompassLearning common stock; ownership by DLJ Diversified Partners-A, L.P. of 12 warrants to purchase CompassLearning common stock; ownership by DLJMB Funding II, Inc. of 115 warrants to purchase CompassLearning common stock; ownership by DLJ Millennium Partners, L.P. of 9 warrants to purchase CompassLearning common stock; ownership by DLJ Millennium Partners-A, L.P. of 2 warrants to purchase CompassLearning common stock; ownership by DLJ EAB Partners, L.P. of 3 warrants to purchase CompassLearning common stock; ownership by DLJ ESC II, L.P. of 121 warrants to purchase CompassLearning common stock; ownership by DLJ First ESC, L.P. of 1 warrant to purchase CompassLearning common stock; ownership by DLJ Investment Partners II, L.P. of 114 warrants to purchase CompassLearning common stock; ownership by DLJ Investment Partners, L.P. of 50 warrants to purchase CompassLearning common stock; and ownership by DLJ Investment Funding II, Inc. of 21 warrants to purchase CompassLearning common stock. Because these funds are under common control, each fund may be deemed, for Federal securities law purposes, to beneficially own the shares underlying the warrants held by all the other funds.

PRIMEDIA SHAREHOLDER AGREEMENT

    WRC Media owns 2,685,070 shares, or 94.9% of the voting common stock of Weekly Reader. In connection with the completion of the transactions described under "The Acquisition and Recapitalization," WRC Media, PRIMEDIA and Weekly Reader entered into a shareholder agreement relating to registration rights, transfers of Weekly Reader voting common stock and other matters. The PRIMEDIA shareholder agreement will terminate, other than with respect to the demand registration rights described below, upon an initial public offering of the Weekly Reader voting common stock or WRC Media common stock. The following summary of the material provisions of the PRIMEDIA shareholder agreement is qualified in its entirety by reference to the PRIMEDIA shareholder agreement.

    TRANSFER RESTRICTIONS. The PRIMEDIA shareholder agreement restricts PRIMEDIA's right to transfer Weekly Reader voting common stock held by PRIMEDIA without the prior written consent of the board of directors of Weekly Reader to any person other than a wholly-owned subsidiary of PRIMEDIA.

    REGISTRATION RIGHTS. Under the PRIMEDIA shareholder agreement, after the occurrence of an initial public offering of Weekly Reader voting common stock, PRIMEDIA will have one demand registration right to require Weekly Reader to register the Weekly Reader voting common stock held by PRIMEDIA under the Securities Act of 1933. In addition, PRIMEDIA will have "piggyback" registration rights on a proportional basis in any public offering that includes shares of Weekly Reader voting common stock owned by WRC Media. Weekly Reader will pay expenses related to registration, including, without limitation, filing fees and the fees and expenses of counsel for PRIMEDIA, and will provide customary indemnities in connection with the registration.

    TAG-ALONG RIGHTS. The PRIMEDIA shareholder agreement provides that, if WRC Media determines to sell all or any portion in excess of 35% of its Weekly Reader voting common stock to any third party other than a permitted transferee or that EAC III determines to sell all or any portion in excess of 35% of its WRC Media common stock to any third party other than a permitted transferee, subject to customary exceptions, PRIMEDIA will have the right to participate proportionately in the transaction as a seller on the same terms and conditions as apply to WRC Media's sale of Weekly Reader voting common stock or, in the case of EAC III's sale of WRC Media common stock, at a price to be determined in good faith by the board of directors of Weekly Reader, which will, as nearly as reasonably practicable, provide PRIMEDIA economic treatment comparable to that which it would have received as a holder of WRC Media common stock. With respect to WRC Media and EAC III, a permitted transferee is an affiliate, shareholder, partner, member or employee of Ripplewood Partners, L.P. or an employee of Weekly Reader. The PRIMEDIA shareholder agreement also provides that, in the event that an initial public offering of WRC Media common stock shall occur, PRIMEDIA will have the right to exchange all or any portion of its Weekly Reader voting common stock for shares of WRC Media common stock having an equivalent fair market value.

    DRAG-ALONG RIGHTS. In the event that WRC Media determines to sell all or any portion in excess of 35% of its Weekly Reader voting common stock to any third party or that EAC III determines to sell all or any portion in excess of 35% of its WRC Media common stock to any third party, subject to customary exceptions, WRC Media will have the right to require PRIMEDIA to sell its shares of Weekly Reader voting common stock in the transaction, all at the same price per share and on the same terms and conditions as apply to the sale of Weekly Reader voting common stock held by WRC Media or, in the case of EAC III's sale of WRC Media common stock, at a price to be determined in good faith by the board of directors of Weekly Reader, which will, as nearly as reasonably practicable, provide PRIMEDIA economic treatment comparable to that which it would have received as a holder of WRC Media common stock.

STOCKHOLDERS AGREEMENT

    On November 17, 1999, WRC Media and EAC III entered into a stockholders agreement with SGC Partners II LLC as purchaser concerning the relative rights and relationships of SGC Partners II LLC and the other parties to the agreement with respect to WRC Media common stock. The following summary of the material provisions of this stockholders agreement is qualified in its entirety by reference to the stockholders agreement with SGC Partners II LLC.

    TAG-ALONG RIGHTS. The stockholders agreement with SGC Partners II LLC as purchaser provides that if EAC III determines to sell all or any portion in excess of 20% of its WRC Media common stock or Ripplewood Partners, L.P. determines to sell in excess of 10% of its membership interests in EAC III to any third party, SGC Partners II LLC will have the right to participate proportionately in the transactions as a seller on the same terms and conditions as apply to EAC III's sale of WRC Media common stock provided, among other conditions, that EAC III has not decided to sell the common stock to Ripplewood Partners, L.P. or any affiliates of EAC III or Ripplewood Partners, L.P. The stockholders agreement also provides that if Ripplewood Partners, L.P. determines to sell its membership interests in EAC III, SGC Partners II LLC will have the right to participate at a price to be determined in good faith by the Board of Directors of WRC Media which will, as nearly as reasonably practicable, provide SGC Partners II LLC economic treatment comparable to that which it would have received had the sale been of WRC Media common stock in lieu of membership interests in EAC III.

    DRAG-ALONG RIGHTS. This stockholders agreement with SGC Partners II LLC as purchaser provides that, in the event that EAC III decides to enter into an agreement for the sale of 90% or more of the WRC Media common stock in a transaction satisfying conditions specified in the stockholders agreement, EAC III will have the right to require SGC Partners II LLC to sell the same percentage of its WRC Media common stock in the transaction, at the same price per share and on the same terms and conditions as apply to EAC III's sale of WRC Media common stock.

    INFORMATION AND OBSERVATION RIGHTS. Under the agreement, WRC Media will be obligated to provide financial and business information to SGC Partners II LLC, such as quarterly and annual financial statements, filings made with the Securities and Exchange Commission and other reports or information that may be reasonably requested by SGC Partners II LLC.

    CORPORATE GOVERNANCE. Under the agreement, SGC Partners II LLC will be entitled to appoint one person to the board of directors of WRC Media, or two persons, if the board of directors consists of ten or more directors, as long as SGC Partners II LLC continues to hold at least 50% of the WRC Media common stock it purchased in connection with the recapitalization of PRIMEDIA's Supplemental Education Group and the acquisition of CompassLearning.

    TRANSFER RIGHTS AND RESTRICTIONS; RIGHT OF FIRST OFFER. Other than in a public offering, WRC Media will not issue any shares of WRC Media common stock to any person, unless the person acknowledges that it has notice of the provisions of this agreement. No shares of WRC Media common stock shall be transferred by EAC III or SGC Partners II LLC to any third party unless the third party assumes in writing all of the obligations of its transferor under the stockholders agreement. In addition, in the event that SGC Partners II LLC wishes to transfer its shares of WRC Media common stock to any third party, other than one or more of its affiliates, it must first offer to sell its shares to EAC III.

    REGISTRATION RIGHTS. Under the stockholders agreement with SGC Partners II LLC as purchaser, both SGC Partners II LLC and EAC III will be entitled to require WRC Media to effect registration of its WRC Media common stock under the Securities Act of 1933. SGC Partners II LLC will be entitled to make one demand registration and EAC III will be entitled to make any number of demand registrations after the earlier to occur of an initial public offering of WRC Media common stock or July 13, 2004. Notwithstanding the foregoing, WRC Media will not be required to effect a registration unless the gross aggregate offering price of all securities to be included in the registration exceeds $30.0 million or the requested registration includes all the registrable securities of SGC Partners II L.L.C. In addition, if WRC Media proposes to register any WRC Media common stock for sale in a public offering, including an initial public offering, each of SGC Partners II LLC and EAC III will have

"piggy-back" registration rights with respect to the WRC Media common stock it owns. WRC Media will bear the costs and expenses of registration, including the costs and expenses of one counsel for SGC Partners II LLC or EAC III, and will provide customary indemnities in connection therewith.

SENIOR PREFERRED STOCKHOLDERS AGREEMENT

    On November 17, 1999, WRC Media, CompassLearning, Weekly Reader, the senior preferred stockholders, SGC Partners II LLC and EAC III entered into a stockholders agreement concerning the relative rights and relationships of the senior preferred stockholders and the other parties to the agreement with respect to the senior preferred stock and the preferred stockholder warrants. SGC Partners II LLC, however, entered into the stockholders agreement only with respect to those provisions regarding, among others:

    - restrictions on any amendments to the certificate of incorporation of any of the registrants designed to avoid any obligations under the agreement;

    - voting for the DLJMB Investors' or their permitted transferees' nominee for WRC Media's board of directors, as described below;

    - equitable remedies for the breach of rights granted to the DLJMB Investors and their transferees; and

    - restrictions on the transfer of WRC Media common stock.

The following summary of the material provisions of the senior preferred stockholders agreement is qualified in its entirety by reference to the senior preferred stockholders agreement.

    CORPORATE GOVERNANCE. The DLJMB Investors and their permitted transferees have the right, for so long as any of them owns senior preferred stock, preferred stockholder warrants or any securities of WRC Media, Weekly Reader or CompassLearning into which the senior preferred stock or preferred stockholder warrants are convertible or exchangeable, to nominate one director to the boards of directors of WRC Media, Weekly Reader and CompassLearning. In addition, EAC III and SGC Partners II LLC are required to vote their shares of WRC Media common stock, and EAC III will cause WRC Media to vote its shares of Weekly Reader voting common stock and CompassLearning's voting common stock, in favor of the election of the nominee designated by the DLJMB Investors and their permitted transferees.

    TRANSFER RIGHTS AND RESTRICTIONS. The senior preferred stockholders agreement restricts the right of the senior preferred stockholders to transfer the senior preferred stock and the preferred stockholder warrants to adverse parties including, without limitation, to our competitors, and require transferees to become party to and be bound by the senior preferred stockholders agreement to the same extent as the transferor. Transfers of the senior preferred stock and the preferred stockholder warrants and any other securities of WRC Media, Weekly Reader or CompassLearning into which the senior preferred stock and preferred stockholder warrants are convertible or exchangeable, are otherwise unrestricted, subject to compliance with the securities laws.

    TAG-ALONG RIGHTS. The senior preferred stockholders agreement provides for "tag-along" rights in situations, including but not limited to, in connection with the proposed sale of at least 25% of the outstanding common stock of WRC Media, Weekly Reader or CompassLearning.

    DRAG-ALONG RIGHTS. The senior preferred stockholders agreement provides for "drag-along" rights in specified situations, including but not limited to, where WRC Media (1) holds or is entitled to vote a majority of the voting stock of Weekly Reader or CompassLearning and (2) proposes the sale of at least 90% of the outstanding common stock of WRC Media, Weekly Reader or CompassLearning.

    REGISTRATION RIGHTS. Under the senior preferred stockholders agreement, the DLJMB Investors and their permitted transferees are entitled to require WRC Media, Weekly Reader or CompassLearning, as applicable, to register under the Securities Act of 1933:

    - the old senior preferred stock and any other securities into which the old senior preferred stock is exchangeable on two separate occasions; and

    - on two separate occasions, the new senior preferred stock, the preferred stockholder warrants and the shares of Weekly Reader's Class A and Class B non-voting common stock and Weekly Reader voting common stock or the common stock of CompassLearning, into which the preferred stockholder warrants are exchangeable.

    In addition, the senior preferred stockholders are entitled to "piggy back" registration rights with respect to the old senior preferred stock, the new senior preferred stock, preferred stockholder warrants and any securities of WRC Media, Weekly Reader or CompassLearning into which the old senior preferred stock, new senior preferred stock or preferred stockholder warrants are convertible or exchangeable. WRC Media, Weekly Reader or CompassLearning, as applicable, will bear the costs and expenses of registration, including the costs and expenses of one counsel for the DLJMB Investors, and will provide customary indemnities in connection therewith.

    See "Description of Capital Stock."

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

    This description is qualified in its entirety by reference to the agreements which define the principal terms and conditions of the senior credit facilities.

    As part of the financing for the recapitalization and the related transactions, Weekly Reader and CompassLearning obtained the senior credit facilities pursuant to a credit agreement among WRC Media as parent and guarantor, Weekly Reader and CompassLearning as borrowers, the other direct and indirect domestic subsidiaries of WRC Media as guarantors, DLJ Capital Funding as the lead arranger, sole book manager and syndication agent, Bank of America, N.A. as administrative agent, and a syndicate of banks and other financial institutions as the lenders. The senior credit facilities are comprised of a $30.0 million revolving credit facility, which includes a letter of credit subfacility, maturing in six years, the $31.0 million term loan A facility maturing in six years and the $100.0 million term loan B facility maturing in seven years, with the term loan A facility and the term loan B facility to amortize in quarterly installments beginning on December 31, 1999 based upon the annual amounts shown below:

                                                     TERM LOAN A      TERM LOAN B
                                                       FACILITY         FACILITY
TWELVE MONTHS ENDING SEPTEMBER 30                   (IN THOUSANDS)   (IN THOUSANDS)
---------------------------------                   --------------   --------------
2000..............................................     $ 1,550          $  1,000
2001..............................................       3,100             1,000
2002..............................................       4,650             1,000
2003..............................................       6,200             1,000
2004..............................................       7,750             1,000
2005..............................................       6,200             1,000
2006..............................................          --            75,200

FINAL PAYMENT
--------------------------------------------------
November 2005.....................................       1,550                --
November 2006.....................................          --            18,800
                                                       -------          --------
                                                       $31,000          $100,000

    Loans under the senior credit facilities bear interest at a rate per annum equal to:

    (1) for the revolving credit facility and the term loan A facility, the LIBO rate as defined in the credit agreement, plus 3.25% or the alternate base rate as defined in the credit agreement, plus 2.25%, subject to performance-based step downs; and

    (2) for the term loan B facility, the LIBO rate plus 4.00% or the alternate base rate plus 3.00%.

In addition to paying interest on outstanding loans under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unused commitments thereunder at a rate of 0.5% per annum subject to performance-based step downs.

    The senior credit facilities are subject to mandatory prepayments with:

    - the proceeds of the incurrence of indebtedness except for specified exceptions, including indebtedness incurred in connection with the senior credit facilities and unsecured indebtedness incurred in the ordinary course of business;

    - the proceeds of asset sales or other dispositions, including those resulting from casualty or condemnation, not used to replace the assets sold or damaged or acquire assets necessary or useful in permitted business activities;

    - the proceeds of issuances of equity offerings of WRC Media, Weekly Reader, CompassLearning and their respective subsidiaries except for the offerings specifically excluded under the senior credit agreement including, but not limited to, the issuance of common stock by CompassLearning or Weekly Reader upon the exercise of warrants held by DLJ Merchant Banking Partners II, L.P. and other investors to acquire the common stock of CompassLearning and WRC Media; and

    - annually beginning in 2000, 50% of the borrowers' excess cash flow, as defined in the credit agreement, from the prior year.

    Weekly Reader's and CompassLearning's obligations under the senior credit facilities are guaranteed by WRC Media and the borrowers' domestic subsidiaries. The senior credit facilities are secured by a first priority security interest in substantially all assets of WRC Media, the borrowers and their domestic subsidiaries. These assets include all of the capital stock, other than the warrants, and warrant shares issued in connection with them, and the shares of preferred and common stock specifically excluded under the security and pledge agreement entered into in connection with the senior credit facilities, of the borrowers and their domestic subsidiaries, and up to 65% of the capital stock of foreign subsidiaries that are direct subsidiaries of their domestic subsidiaries.

    The senior credit facilities contain covenants that, among other things, restrict the ability of WRC Media, the borrowers and their subsidiaries to:

    - borrow money or incur liens;

    - guarantee indebtedness of others;

    - pay dividends or make other distributions;

    - make investments or acquisitions;

    - make capital expenditures;

    - use assets as security in other transactions;

    - sell specified assets including accounts receivables and equity securities of subsidiaries or merge with or into other companies;

    - enter into sale and leaseback transactions; and

    - enter into transactions with affiliates.

    The senior credit facilities also contain financial covenants, including a leverage ratio and a fixed charge coverage ratio, and customary events of default.

                          DESCRIPTION OF CAPITAL STOCK

    Each of the following summaries of the capital stock of WRC Media, Weekly Reader and CompassLearning and related agreements is qualified in its entirety by reference to the instruments and agreements to which each summary relates. Copies of the instruments and agreements are available upon request to us.

CAPITAL STOCK OF WRC MEDIA

    WRC MEDIA COMMON STOCK

    GENERAL. WRC Media has authorized the issuance of an aggregate of 20,000,000 shares of voting common stock, par value $.01 per share, of which 6,855,853 is outstanding, excluding shares that will be reserved for issuance of options. In connection with the transactions described under "The Acquisition and Recapitalization," WRC Media granted to members of management, including, but not limited to, persons listed under "Ownership of Stock," options to purchase 301,724 shares of WRC Media common stock. The following is a summary of the material rights and privileges pertaining to the WRC Media common stock. For a full description of WRC Media's capital stock, reference is made to WRC Media's certificate of incorporation then in effect, a copy of which is available from WRC Media.

    VOTING RIGHTS. The holders of WRC Media common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of WRC Media common stock can, if they choose to do so, elect the board of directors of WRC Media and determine most matters on which stockholders are entitled to vote. See "Ownership of Stock."

    DIVIDEND RIGHTS. Holders of the WRC Media common stock are entitled to share equally, share for share, if dividends are declared on WRC Media common stock, whether payable in cash, property or securities of WRC Media.

    LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of WRC Media, after payment has been made from the funds available therefor to the holders of the senior preferred stock, if any, for the full amount to which they are entitled, the holders of the shares of WRC Media common stock are entitled to share equally, share for share, in the assets available for distribution. Holders of common stock issued as part of the units issued on November 17, 1999 have no redemption, preemptive or conversion rights except for the conversion rights provided in the shareholders agreement relating to these units.

    WRC MEDIA PREFERRED STOCK

    WRC Media's certificate of incorporation allows the issuance, without stockholder approval, of preferred stock having rights senior to those of our common stock. The board of directors of WRC Media is authorized, without further stockholder approval, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

    - dividend rights;

    - conversion rights;

    - voting rights;

    - terms of redemption; and

    - liquidation preferences.

    The board of directors of WRC Media may fix the number of shares constituting any series and the designations of these series. See "Description of New Senior Preferred Stock."

CAPITAL STOCK OF WEEKLY READER

    WEEKLY READER COMMON STOCK

    GENERAL.  Weekly Reader has authorized the issuance of:

    - 20,000,000 shares of preferred stock; and

    - 22,000,000 shares of Weekly Reader common stock, par value $0.01 per share, which consist of:

        -- 20,000,000 shares of Weekly Reader voting common stock,

        -- 1,000,000 shares of Weekly Reader Class A non-voting common stock, and

        -- 1,000,000 shares of Weekly Reader Class B non-voting common stock.

Except with regard to voting rights, the three designations of Weekly Reader common stock have the same rights, powers and limitations. The Weekly Reader Class A non-voting common stock will automatically convert into Weekly Reader voting common stock upon an initial public offering of Weekly Reader. The Weekly Reader Class B non-voting common stock shall automatically convert upon transfer to any party other than a DLJMB Investor or any affiliate of a DLJMB investor.

    VOTING RIGHTS. The holders of Weekly Reader voting common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Weekly Reader voting common stock can, if they choose to do so, elect the board of directors of Weekly Reader and determine most matters on which stockholders are entitled to vote.

    DIVIDEND RIGHTS. Holders of the Weekly Reader common stock are entitled to share equally, share for share, if dividends are declared on Weekly Reader common stock, whether payable in cash, property or securities of Weekly Reader.

    LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Weekly Reader, after payment has been made from the funds available therefor to the holders of Weekly Reader's preferred stock, if any, for the full amount to which they are entitled, the holders of the shares of Weekly Reader common stock are entitled to share equally, share for share, in the assets available for distribution. Holders of Weekly Reader common stock have no conversion, redemption or preemptive rights.

    WEEKLY READER PREFERRED STOCKHOLDER WARRANTS

    In connection with the sale of the old senior preferred stock to the senior preferred stockholders, Weekly Reader issued to the senior preferred stockholders preferred stockholder warrants to acquire 422,874 shares of Weekly Reader voting common stock, representing 13% of its common stock on a fully diluted basis, at an exercise price of $0.01 per share; PROVIDED, HOWEVER, for so long as any of these warrants are held by any of the DLJMB Investors or any of their affiliates, they shall be warrants to acquire Weekly Reader Class B non-voting common stock. All of these warrants that are held by the DLJMB Investors or any of their affiliates shall automatically convert into warrants to acquire, and all shares of Weekly Reader Class B non-voting common stock held by the DLJMB Investors or any of their affiliates shall automatically convert into shares of, Weekly Reader voting common stock upon their transfer of these warrants or common stock to a party other than a DLJMB Investor or any affiliate of a DLJMB investor. The preferred stockholder warrants issued by Weekly Reader are not exercisable after the twelfth anniversary of the issuance date and contain antidilution provisions. The

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preferred stockholder warrants issued by Weekly Reader also include the right to share ratably in stock splits, stock dividends, mergers and rights offerings to existing holders of Weekly Reader common stock, and are freely transferable, other than to adverse parties listed in the senior preferred stockholders agreement and so long as transferees become party to and bound by the senior preferred stockholders agreement. For a summary of the material provisions of the preferred stockholders warrants, see "Ownership of Stock--Senior Preferred Stockholders Agreement."

COMPASSLEARNING PREFERRED STOCKHOLDER WARRANTS

    In connection with the sale of the old senior preferred stock to the senior preferred stockholders, CompassLearning issued to the WRC Media senior preferred stockholders preferred stockholder warrants to acquire 1,495 shares of CompassLearning common stock representing 13% of its common stock on a fully diluted basis, at an exercise price of $0.01 per share. The preferred stockholder warrants issued by CompassLearning are not exercisable after the twelfth anniversary of the issuance date and contain antidilution provisions. The preferred stockholder warrants issued by CompassLearning also include the right to share ratably in stock splits, stock dividends, mergers and rights offerings to existing holders of CompassLearning common stock, and is freely transferable other than to adverse parties listed in the senior preferred stockholders agreement and so long as transferees become party to and bound by the senior preferred stockholders agreement. For a summary of the material provisions of the preferred stockholders warrants, see "Ownership of Stock--Senior Preferred Stockholders Agreement."

                                EQUITY SPONSORS

    As part of the transactions described under "The Acquisition and Recapitalization", funds managed by an investor group led by Ripplewood Partners, L.P. and including SGC Partners II LLC, Co-Investment Partners, L.P., The Northwestern Mutual Life Insurance Company, Jackson National Life Insurance Company and DLJ Merchant Banking Partners II, L.P., among other investors, together with management, will have invested, directly and indirectly, an aggregate of approximately $198.7 million in common and preferred equity of WRC Media to finance the transactions described under "The Acquisition and Recapitalization." Ripplewood Partners, L.P. is managed by Ripplewood Holdings L.L.C., its general partner, which was founded in 1995. Ripplewood Partners, L.P. makes direct investments in select leveraged acquisitions, which provide opportunities for significant growth, consolidation and high rates of return. Together with its industrial partners, Ripplewood Partners, L.P. typically buys platform companies as core holdings, then pursues predefined strategies to support the operating management and enhance the value of these businesses. Ripplewood Holdings L.L.C. manages approximately $430 million of committed capital and currently has seven "partnerships" in the automotive retail (Albury Automotive Group), food manufacturing (Lighthouse Holdings), technology (Leeward Technology Group), industrial manufacturing (McClintock Industries), chemicals (Resolute Partners), financial services (New LTCB Partners) and media (WRC Media) industries. WRC Media is Ripplewood Holdings L.L.C.'s partnership with Martin E. Kenney, Jr., an experienced print and electronic media executive. Ripplewood Holdings L.L.C. will provide us management services described in the management agreement described under "Material Relationships and Related Transactions." Our investors separately manage several private equity funds which aggregate over $6.5 billion of committed capital.

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                            DESCRIPTION OF NEW NOTES

    You can find the definitions of capitalized terms used in this description under "--Definitions." In this description, the word "issuers" refers only to WRC Media, Weekly Reader and CompassLearning collectively, and not to any of their subsidiaries. For purposes of this section, WRC Media refers only to WRC Media and not to any of its subsidiaries.

    The issuers issued the old notes and will issue the new notes as joint and several obligations under the notes indenture among the issuers, the Note Guarantors and Bankers Trust Company as trustee, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes will not contain terms with respect to transfer restrictions and will not require the issuers to complete a registered exchange offer. Except as described in the previous sentence, the new notes will evidence the same debt as the old notes and will be entitled to the same benefits under the notes indenture as the old notes. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes. The terms of the notes include those stated in the notes indenture and those made part of the notes indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all of these terms, and prospective investors are referred to the notes indenture and the Trust Indenture Act.

    The following description is a summary of the material provisions of the notes indenture. It does not restate the agreement in its entirety. We urge you to read the notes indenture because it, and not this description, define your rights as holders of the new notes. Copies of the notes indenture are available as described under "Where You Can Find More Information."

BRIEF DESCRIPTION OF THE NOTES AND THE NOTE GUARANTEES

    THE NOTES

    The notes:

    - are general unsecured obligations of the issuers;

    - are subordinated in right of payment to all existing and future Senior Debt of the issuers;

    - are equal in right of payment with any future senior subordinated Indebtedness of the issuers;

    - are senior in right of payment to any future subordinated Indebtedness of the issuers;

    - are effectively subordinated to all existing and future secured Indebtedness of the issuers to the extent of the value of the assets securing the Indebtedness; and

    - are unconditionally guaranteed by the Note Guarantors.

    THE NOTE GUARANTEES

    The notes are guaranteed by all existing and future Domestic Subsidiaries of WRC Media, other than Weekly Reader and CompassLearning.

    Each Note Guarantee of the notes:

    - is a general unsecured obligation of the Note Guarantor;

    - is subordinated in right of payment to all existing and future Senior Debt of the Note Guarantor;

    - is equal in right of payment with any future senior subordinated Indebtedness of the Note Guarantor;

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    - is effectively subordinated to all existing and future secured
      Indebtedness of the Note Guarantor to the extent of the value of the assets securing the Indebtedness; and

    - is senior in right of payment to any future subordinated Indebtedness of the Note Guarantor.


    As of March 31, 2000, the issuers and the Note Guarantors had total Senior Debt of approximately $131.7 million. As indicated above and as discussed in detail below under the subheading "--Subordination," payments on the notes and the Note Guarantees will be subordinated to the payment of Senior Debt. The notes indenture will permit us and the Note Guarantors to incur additional Senior Debt. As of the date of this prospectus, neither we nor the note guarantors have any PARI PASSU Indebtedness outstanding. We and the note guarantors may incur unlimited additional Senior Debt and unlimited additional Indebtedness that are PARI PASSU with the notes, if the then applicable ratio set forth under "--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" is satisfied. Even if the ratios described in the previous sentence are not satisfied, we may still incur additional Senior Debt or PARI PASSU Indebtedness under the circumstances described under "--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" as "Permitted Debt."


    As of the date of the notes indenture, all existing Subsidiaries of WRC Media became restricted subsidiaries. These restricted subsidiaries include Weekly Reader and CompassLearning. However, under the circumstances described below under the subheading "--Material Covenants--Designation of Restricted and Unrestricted Subsidiaries," WRC Media will be permitted to designate as "Unrestricted Subsidiaries" some of its subsidiaries qualifying as restricted subsidiaries. The Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the notes indenture. The Unrestricted Subsidiaries will not guarantee the notes, and Weekly Reader and CompassLearning will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

    The issuers may issue notes with a maximum aggregate principal amount of $250.0 million, of which $152.0 million was issued pursuant to the offering of the old notes. The Issuers may issue additional notes from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption "--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The old notes, the new notes and any Additional Notes subsequently issued under the notes indenture would be treated as a single class for all purposes under the notes indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers issued old notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2009.


    Interest on the notes is payable semi-annually in arrears on November 15 and May 15, commencing on May 15, 2000 for the old notes and, if the exchange offer is completed prior to November 1, 2000, November 15, 2000 for the new notes. The issuers will make each interest payment to the note holders of record on the immediately preceding November 1 and May 1.


    Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a note holder has given wire transfer instructions to the issuers, the issuers will pay all:

    - principal:

    - interest;

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    - premium; and

    - Liquidated Damages, if any,

on that note holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent, as defined in the notes indenture, and Registrar, as defined in the notes indenture, within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the note holders at their addresses set forth in the register of the note holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The trustee will initially act as Paying Agent and Registrar. The issuers may change the Paying Agent or Registrar without prior notice to the note holders, and WRC Media or any of its restricted subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

    A note holder may transfer or exchange notes in accordance with the notes indenture. The Registrar and the trustee may require a note holder, among other things, to furnish appropriate endorsements and transfer documents, and the issuers may require a note holder to pay any taxes and fees required by law or permitted by the notes indenture. The issuers are not required to transfer or exchange any note selected for redemption. Also, the issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

    The registered note holder will be treated as the owner of it for all purposes.

NOTE GUARANTEES

    The Note Guarantors will jointly and severally fully and unconditionally guarantee the issuers' obligations under the notes. Each Note Guarantee will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of that Note Guarantor, including that Note Guarantor's Guarantee of the Credit Agreement, to the same extent that the notes are subordinated to the Senior Debt of the issuers. The obligations of each Note Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters."

    If a Note Guarantee were to be rendered voidable, it could be subordinated to all other indebtedness, including Guarantees and contingent liabilities, of the applicable guarantor, and, depending on the amount of the Indebtedness, a Note Guarantor's liability in respect of its Note Guarantee could be rendered to zero. Each Note Guarantor that makes a payment under its Note Guarantee will be entitled to a contribution in an amount equal to the other Note Guarantor's pro rata portion of the payment based on the respective net assets of all Note Guarantors at the time of that payment, as determined in accordance with GAAP.

    A Note Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another Person, other than WRC Media or another Note Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either the circumstances in (a) or (b) arise.

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    (a) The Person acquiring the property in the sale or disposition or the
       Person formed by or surviving the consolidation or merger is:

       - a Domestic Subsidiary of WRC Media and assumes all the obligations of that Note Guarantor under the notes indenture, its Note Guarantee and the registration rights agreement, dated as of November 17, 1999 by and among the issuers and other relevant parties pursuant to a supplemental indenture satisfactory to the trustee; or

       - a Wholly Owned Restricted Subsidiary that is not a Domestic Subsidiary; or

    (b) the Net Proceeds of the sale or other disposition are applied in accordance with the covenant described under "--Repurchase at the Option of Holders--Asset Sales."

    The Note Guarantee of a Note Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Note Guarantor to a Person that is not a restricted subsidiary of WRC Media, if the Note Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the covenant described under "--Repurchase at the Option of Holders--Asset Sales;"

(2) in connection with any sale of all of the Capital Stock of a Note Guarantor to a Person that is not a restricted subsidiary of WRC Media if no Default or Event of Default has occurred and is continuing;

(3) if WRC Media properly designates any restricted subsidiary that is a Note Guarantor as an Unrestricted Subsidiary; or

(4) with respect to any Note Guarantor, upon the release or discharge of all Guarantees by the Note Guarantor, including all pledges of property or assets securing and all direct and indirect credit support of, all other Indebtedness of WRC Media and the Note Guarantors; PROVIDED that no Default or Event of Default shall have occurred and be continuing.

    See "--Repurchase at the Option of Holders--Asset Sales."

SUBORDINATION

    The payment of Subordinated Note Obligations will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt, including Senior Debt incurred after the date of the notes indenture. However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described below under "--Legal Defeasance and Covenant Defeasance" will not be subordinated to any Senior Debt or subject to the restrictions described in that section.

    The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the note holders will be entitled to receive any payment with respect to the Subordinated Note Obligations. Also, until all Obligations with respect to Senior Debt are paid in full in cash or cash equivalents, any distribution to which the note holders would be entitled shall be made to the holders of Senior Debt, except that note holders may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance", in the event of any distribution to creditors of any issuer:

(1) in a liquidation or dissolution of the issuer;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the issuer or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the issuer's assets and liabilities.

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    The issuers also may not make any payment in respect of the notes, except in
Permitted Junior Securities or from the trust described under "--Legal
Defeasance and Covenant Defeasance", if:

(1) a default of the following payments relating to Designated Senior Debt occurs:

    (a) principal;

    (b) premium;

    (c) interest;

    (d) commitment;

    (e) letter of credit; or

    (f) administrative fees

    and is continuing beyond any applicable period of grace; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt as to which that default relates to accelerate its maturity and the Trustee receives a notice of the default (a "Payment Blockage Notice") from the Issuers or the holders of any Designated Senior Debt.

    Payments on the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which the default is cured or waived; and

(2) in case of a nonpayment default, the earlier of:

    (a) the date on which the nonpayment default is cured or waived; or

    (b) 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be the basis for a subsequent Payment Blockage Notice unless the default shall have been cured or waived for a period of not less than 90 days.

    If the trustee or any note holder receives a payment in respect of the notes, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance", when the payment is prohibited by these subordination provisions, the trustee or the note holder shall promptly turn over the payment to the holders of Senior Debt or their proper representative. Until the trustee or the note holder shall have so turned over the payment, the trustee or the note holder shall be deemed to have held the payment in trust for the benefit of the holders of Senior Debt.

    The issuers and the trustee must promptly notify holders of Senior Debt, or their representative, if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of any issuer, note holders may recover less ratably than creditors of the issuers who are holders of Senior Debt. See "Risk Factors--Ranking of the Notes."

OPTIONAL REDEMPTION

    At any time prior to November 15, 2002, the issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the notes indenture. The percentage of

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the aggregate principal amount of notes is calculated giving effect to any issuance of any Additional Notes. The issuers may redeem the notes at a redemption price of 112.75% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

(1) at least 65% of the aggregate principal amount of notes, calculated giving effect to any issuance of Additional Notes, issued under the notes indenture remains outstanding immediately after the occurrence of the redemption (excluding notes held by WRC Media and its Subsidiaries); and

(2) the redemption must occur within 45 days of the date of the closing of the Equity Offering.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at the issuers' option prior to November 15, 2004.

    On or after November 15, 2004, the issuers may redeem all or a part of the notes. The issuer must give not less than 30 nor more than 60 days' prior notice. Upon redemption, we will pay the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2004........................................................    106.375%
2005........................................................    104.250%
2006........................................................    102.125%
2007 and thereafter.........................................    100.000%

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of note holders," the issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

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REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, unless the issuers have given notice of redemption of the notes pursuant to the provisions described above under the caption "--Optional Redemption," each note holder will have the right to require the issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that note holder's notes pursuant to an offer (the "Change of Control Offer") on the terms set forth in the notes indenture. In the Change of Control Offer, the issuers will offer a payment in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. This offer is subject to the right of note holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control, the issuers will mail a notice to each note holder:

(1) which describes the transaction or transactions that constitute the Change of Control; and

(2) which offers to repurchase notes on the date specified in the notice (the "Change of Control Payment Date").

The Change of Control Payment Date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the notes indenture and described in the notice. The issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes indenture, the issuers will:

(1) comply with the applicable securities laws and regulations; and

(2) not be deemed to have breached its obligations under the Change of Control provisions of the notes indenture by virtue of the conflict.

    On the Change of Control Payment Date, the issuers will, to the extent lawful:

(1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of the notes so tendered; and

(3) deliver or cause to be delivered to the trustee for cancelation the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of the notes being purchased by the issuers.

    The Paying Agent will promptly mail to each note holder the Change of Control Payment for the tendered notes. The trustee will promptly:

(1) authenticate and mail; or

(2) cause to be transferred by book entry

to each note holder, a newly issued note equal in principal amount to any unpurchased portion of the notes surrendered; PROVIDED that each of the newly issued notes will be in a principal amount of $1,000 or an integral multiple of $1,000.

    Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the issuers will either repay all outstanding Senior Debt; or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. The issuers will publicly announce the

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results of the Change of Control Offer on or as soon as practicable after the
Change of Control Payment Date.

    The provisions described above that require the issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the notes indenture are applicable. Except as described above with respect to a Change of Control, the notes indenture does not contain provisions that permit the note holders to require that the issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    Upon a Change of Control, the issuers will not be required to make a Change of Control Offer if a third party:

(1) makes the Change of Control Offer in compliance with the requirements set forth in the notes indenture applicable to a Change of Control Offer made by the issuers; and

(2) purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

    The issuers' ability to pay cash to the note holders upon a repurchase may be limited by the issuers' then existing financial resources. The provisions under the notes indenture relating to the issuers' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the note holders of a majority in principal amount of the notes.

    The existence of a note holder's right to require the issuers to repurchase a note holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the issuers in a transaction that would constitute a Change of Control.

    The definition of Change of Control includes a phrase relating to the direct or indirect:

(1) sale;

(2) lease;

(3) transfer;

(4) conveyance; or

other disposition of "all or substantially all" of the properties or assets of WRC Media and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a note holder to require the issuers to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of WRC Media and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    ASSET SALES

    WRC Media will not, and will not permit any of its restricted subsidiaries to, complete an Asset Sale unless:

(1) WRC Media or the restricted subsidiary receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by WRC Media's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee; and

(3) at least 75% of the consideration therefor received by WRC Media or the restricted subsidiary is in the form of:

    (a) Cash Equivalents; or

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    (b) Qualified Proceeds

PROVIDED that the aggregate fair market value of Qualified Proceeds, other than Cash Equivalents, which may be received in consideration for Asset Sales pursuant to this clause (3)(b) shall not exceed $20.0 million since the date of the notes indenture. For purposes of this provision, each of the following shall be deemed to be cash:

    (a) any liabilities (as shown on WRC Media's or the restricted subsidiary's most recent balance sheet) of WRC Media or any restricted subsidiary, but not including contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee, that are assumed by the transferee of any of the assets pursuant to a customary novation agreement that releases WRC Media or the restricted subsidiary from further liability; and

    (b) any securities, notes or other obligations received by WRC Media or any restricted subsidiary from the transferee that are contemporaneously converted by WRC Media or the restricted subsidiary into cash, to the extent of the cash received in that conversion.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, WRC Media may apply the Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect to it;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.

    Pending the final application of any of the Net Proceeds, WRC Media may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the notes indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the issuers will make an Asset Sale Offer, as defined in the notes indenture, to all note holders and all holders of other Indebtedness that is:

(1) PARI PASSU with the notes containing provisions similar to those set forth in the notes indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes (including Additional Notes); and

(2) such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds.

As long as the ratios discussed under "--Incurrence of Indebtedness and Issuance of Preferred Stock" are satisfied, the issuers and the Note Guarantors may incur unlimited additional Indebtedness PARI PASSU with or subordinated to the notes. The Unrestricted Subsidiaries may incur unlimited Indebtedness PARI PASSU and are not subject to the restrictions imposed upon the issuers and the Note Guarantors. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after completion of an Asset Sale Offer, the issuers may use the Excess Proceeds for any purpose not otherwise prohibited by the notes indenture. If the aggregate principal amount of notes and the other PARI PASSU Indebtedness tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and the other PARI PASSU Indebtedness to be purchased on a pro rata basis based on:

(1) the principal amount of notes; and

(2) the other PARI PASSU Indebtedness tendered.

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Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the notes indenture, the issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the notes indenture by virtue of this conflict.

    The agreements governing the issuers' outstanding Senior Debt currently prohibit the issuers from purchasing any notes. They also provide that specified change of control or asset sale events with respect to WRC Media would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the issuers become a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the issuers are prohibited from purchasing notes, the issuers could:

(1) seek the consent of their senior lenders to the Purchase of notes; or

(2) attempt to refinance the borrowings that contain the prohibition.

If the issuers do not obtain this consent or repay the borrowings, the issuers will remain prohibited from purchasing notes. In that case, the issuers' failure to purchase tendered notes would constitute an Event of Default under the notes indenture which would constitute a default under the Senior Debt. Under these circumstances, the subordination provisions in the notes indenture would likely restrict payments to the note holders.

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed, on a pro rata basis, by lot or by a method as the trustee shall deem fair and appropriate.

    No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each note holder to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount of the note to be redeemed. A newly issued note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the note holder upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

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MATERIAL COVENANTS

    Set forth below are covenants from the notes indenture which we believe are material to us. Note holders may decide other covenants not included below are material. Therefore, we urge note holders to read the notes indenture in its entirety. In this description, senior preferred stock refers to the $75.0 million in initial liquidation preference of senior accreting preferred stock of WRC Media issued on the date of the notes indenture, including any preferred stock of any issuer issued in exchange in accordance with the relevant terms and agreements.

    RESTRICTED PAYMENTS

    WRC Media will not, and will not permit any of its restricted subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of WRC Media's or any of its restricted subsidiaries' Equity Interests or to the direct or indirect holders of WRC Media's or any of its restricted subsidiaries' Equity Interests except:

        (a) dividends or distributions payable in Equity Interests other than those paid on Disqualified Stock and dividends or distributions payable through accretion to the liquidation preference of the senior preferred stock or in options, warrants or other rights to purchase these Equity Interests of WRC Media;

        (b) for WRC Media or a restricted subsidiary of WRC Media; or

        (c) pursuant to the exercise of warrants to purchase common stock of an issuer;

    (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the issuers or any direct or indirect parent of the issuers;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Note Guarantees, except a payment of interest or principal at the Stated Maturity or any scheduled repayment of Indebtedness other than:

        (a) Indebtedness permitted under clause (6) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

        (b) the purchase, repurchase or other acquisition of subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

    (4) make any Restricted Investment (all of these payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

    unless, at the time of and after giving effect to the Restricted Payment:

    (1) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the Restricted Payment;

    (2) WRC Media would, at the time of the Restricted Payment and after giving pro forma effect to the Restricted Payment as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

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    (3) the Restricted Payment, together with the aggregate amount of all other
        Restricted Payments made by WRC Media and its restricted subsidiaries after the date of the notes indenture, excluding Restricted Payments permitted by clauses (2) through (10) and clauses (12) and (13) of the next succeeding paragraph, is less than the sum, without duplication, of:

        (a) 50% of the Consolidated Net Income of WRC Media for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the notes indenture to the end of WRC Media's most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if the Consolidated Net Income for the period is a deficit, minus 100% of the deficit), PLUS

        (b) 100% of the aggregate net cash proceeds and the fair market value of Cash Equivalents and Qualified Proceeds received by the issuers since the date of the notes indenture as a contribution to their common equity capital or from the issue or sale of Equity Interests of the issuers (other than Disqualified Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the issuers that have been converted into or exchanged for these Equity Interests. These Equity Interests do not include Equity Interests or Disqualified Stock or debt securities and Excluded Contributions sold to a Subsidiary of WRC Media or WRC Media. PLUS,

        (c) to the extent that any Restricted Investment that was made after the date of the notes indenture is sold for cash, Cash Equivalents or Qualified Proceeds or is otherwise liquidated or repaid for cash, Cash Equivalents or Qualified Proceeds, the lesser of:

           - the return of capital with respect to the Restricted Investment minus the cost of disposition, if any; and

           - the initial amount of the Restricted Investment, PLUS

        (d) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from:

           - dividends, distributions, return of capital, repayments of investments or other transfers of assets to WRC Media or any restricted subsidiary from any Unrestricted Subsidiary, or the sale of any interest in any Unrestricted Subsidiary, in each case in the form of cash, Cash Equivalents or Qualified Proceeds, or

           - the redesignation of any Unrestricted Subsidiary as a restricted subsidiary not to exceed in the case of an Unrestricted Subsidiary the fair market value of the Investment in the Unrestricted Subsidiary at the time of the reduction in Investment, after deducting any Indebtedness associated with the Unrestricted Subsidiary; PROVIDED that the amount of the net reduction in Investment in the Unrestricted Subsidiary shall be excluded from Consolidated Net Income for purposes of calculating clause 3(a) above.

    So long as no Default has occurred and is continuing or would be caused by the Restricted Payment, the preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration of that dividend, if at the date of declaration the dividend would have complied with the provisions of the notes indenture;

     (2)(a) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the issuers or any restricted subsidiary or of any Equity

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            Interests of the issuers ("Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a restricted subsidiary of WRC Media or to WRC Media) of, Equity Interests of any of the issuers (other than Disqualified Stock) ("Refunding Capital Stock"); PROVIDED that the amount of the net cash proceeds that are utilized for the redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph; and

        (b) the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on the Retired Capital Stock in a manner not in violation of the notes indenture immediately prior to the retirement;

    (3) the defeasance, redemption, repurchase or other acquisition or retirement of subordinated Indebtedness of WRC Media or any restricted subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by a restricted subsidiary of WRC Media, other than Weekly Reader or CompassLearning, to the holders of its common Equity Interests on a pro rata basis; and

    (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of

        (a) WRC Media or any restricted subsidiary of WRC Media;

        (b) any direct or indirect parent of WRC Media held by any future, present or former member of WRC Media's (or any of its restricted subsidiaries') management; or

        (c) any director, employee or consultant of WRC Media or any of its restricted subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement;

       PROVIDED that the aggregate price paid for all repurchased, redeemed, acquired or retired Equity Interests shall not exceed in any calendar year $1.0 million unless unused amounts from succeeding years are carried over in which case the maximum shall be $2.0 million; PROVIDED FURTHER that the amount in any calendar year may be increased by an amount not to exceed:

        (a) the cash proceeds from the sale of Equity Interests of WRC Media to members of management of WRC Media and its Subsidiaries that occurs after the date of the notes indenture (to the extent the cash proceeds from the sale of the Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph); plus

        (b) the cash proceeds of key man life insurance policies received by WRC Media and its restricted subsidiaries after the date of the notes indenture minus

        (c) the amount of any Restricted Payments previously made pursuant to this proviso;

    (6) repurchases of Equity Interests deemed to occur upon exercise of stock options if the Equity Interests represent a portion of the exercise price of the options;

    (7) the retirement of any shares of Disqualified Stock of WRC Media by conversion into, or by exchange for, shares of Disqualified Stock of WRC Media, or out of the Net Proceeds of the

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        substantially concurrent sale (other than to a Subsidiary of WRC Media)
        of other shares of Disqualified Stock of WRC Media; PROVIDED that:

        (a) the amount of the Disqualified Stock does not exceed the amount of the Disqualified Stock so converted or exchanged or concurrently retired plus the amount of all fees, commissions, discounts, costs and expenses incurred in connection with the conversion, exchange or retirement; and

        (b) either

           - the Disqualified Stock is redeemable at the option of the holder of the Disqualified Stock, in whole or in part, later than the final maturity date or date that the Disqualified Stock being converted or exchanged is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise or at the option of the holder of the Disqualified Stock, in whole or in part, or

           - all scheduled payments on or in respect of the Disqualified Stock (other than dividends) shall be at least 91 days following the final scheduled maturity of the notes;

    (8) Investments that are made with Excluded Contributions;

    (9) other Restricted Payments in an aggregate amount not to exceed $10.0 million;

   (10) cash dividends and other payments required to be made under the Recapitalization Agreement;

   (11) the payment of dividends on the common stock of an issuer following the first public offering of the issuer's common stock after the date of the notes indenture, of up to an aggregate of 6% per annum of the net cash proceeds received by the issuer in all its public offerings of common stock, other than public offerings with respect to common stock of an issuer registered on Form S-8; PROVIDED that the amount of any net cash proceeds that are utilized for any of these payments shall be excluded from clause 3(b) of the preceding paragraph;

   (12) advances to employees (including guarantees of loans made to employees) not in excess of $7.5 million outstanding at any one time in the aggregate; and

   (13) the payment to any direct or indirect parent of WRC Media of amounts required for the parent to pay franchise taxes and other fees and operating costs reasonably required to maintain its corporate existence, together with any amounts permitted to be paid pursuant to clause (8) of the covenant described below under the caption "--Transactions with Affiliates."

    In addition, this covenant will not prohibit the exchange of senior preferred stock into preferred stock of Weekly Reader and/or CompassLearning, pursuant to the terms of the certificate of designations or the stockholders agreement, as in effect on the date of the notes indenture or the exchange of Unit Common Stock for Exchange Common Stock pursuant to the stockholders agreement, as in effect on the date of the notes indenture.

    The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by WRC Media or a restricted subsidiary pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million.

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    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    WRC Media will not, and will not permit any of its restricted subsidiaries to, directly or indirectly:

    (1) create;

    (2) incur;

    (3) issue;

    (4) assume;

    (5) guarantee; or

otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the issuers and the Note Guarantors will not issue any Disqualified Stock and WRC Media will not permit any restricted subsidiary that is not an issuer or a Note Guarantor to issue any shares of preferred stock; PROVIDED, HOWEVER, that the issuers and the Note Guarantors may incur Indebtedness (including Acquired
Debt) or issue Disqualified Stock if WRC Media's Debt to EBITDA Ratio for its four full fiscal quarters ending immediately prior to the date the additional Indebtedness is Incurred would have been no greater than (x) 6.5 to 1.0 with respect to any four-quarter period ending on or prior to November 15, 2001 and
(y) 6.0 to 1.0 with respect to any four-quarter period ending thereafter.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1)(a) the incurrence by WRC Media and its restricted subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of WRC Media and its restricted subsidiaries thereunder) not to exceed $170.0 million outstanding at any one time, MINUS

        (b) the aggregate amount of all Net Proceeds of Asset Sales that have been applied by WRC Media or any of its restricted subsidiaries since the date of the notes indenture to repay any Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

    (2) Existing Indebtedness of WRC Media and its restricted subsidiaries;

    (3) the incurrence by the issuers and the Note Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the notes indenture and the new notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

    (4) the incurrence by WRC Media or any of its restricted subsidiaries of Indebtedness represented by:

        (a) Capital Lease Obligations;

        (b) mortgage financings; or

        (c) purchase money obligations,

        in each case, incurred for the purpose of directly or indirectly financing all or any part of the:

        (a) purchase price or cost of construction or improvement of property;

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        (b) plant or equipment used in the business of WRC Media or that restricted subsidiary

       in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed 6% of Total Tangible Assets at any time outstanding;

    (5) the incurrence by WRC Media or any of its restricted subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (10) of this paragraph;

    (6) the incurrence by WRC Media or any of its restricted subsidiaries of intercompany Indebtedness between or among WRC Media and any of its restricted subsidiaries; PROVIDED, HOWEVER:

        (a) that if the issuers or any Note Guarantor is the obligor on the Indebtedness and the obligee with respect to the Indebtedness is not an Issuer or a Note Guarantor, the Indebtedness must be expressly subordinated to all Obligations with respect to the notes, in the case of the issuers, or the Note Guarantee, in the case of a Note Guarantor; and

        (b) that:

           - any subsequent issuance or transfer of Equity Interests that results in the Indebtedness being held by a Person other than WRC Media or a restricted subsidiary of WRC Media; and

           - any sale or other transfer of the Indebtedness to a Person that is not either WRC Media or a restricted subsidiary of WRC Media shall be deemed, in each case, to constitute an incurrence of the Indebtedness by WRC Media or its restricted subsidiary that was not permitted by this clause (6);

    (7) the incurrence by WRC Media or any of its restricted subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging:

        (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the notes indenture to be outstanding,

        (b) the value of foreign currencies purchased or received by WRC Media and its restricted subsidiaries in the ordinary course of business or

        (c) commodity prices with respect to commodities used in the ordinary course of business;

    (8) the Guarantees by the issuers or any of the Note Guarantors of Indebtedness or any other obligations of WRC Media or a restricted subsidiary of WRC Media that is permitted to be incurred by another provision of this covenant;

    (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; PROVIDED, that the amount, in each case, is included in Consolidated Indebtedness of WRC Media as accrued;

   (10) the incurrence by WRC Media or any of its restricted subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding,

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        including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $10.0 million;

   (11) the incurrence by WRC Media or any of its restricted subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

   (12) the incurrence by WRC Media or any of its restricted subsidiaries of Indebtedness arising from agreements of WRC Media or the restricted subsidiary providing for indemnification, adjustment of purchase price or similar obligations incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or a Subsidiary for the purpose of financing the acquisition; PROVIDED that the maximum assumable liability in respect of all the Indebtedness shall at no time exceed the gross proceeds including noncash proceeds consisting of Cash Equivalents or Qualified Proceeds, measured at the time received, actually received by WRC Media and its restricted subsidiaries in connection with the disposition;

   (13) the issuance of preferred stock by any of WRC Media's restricted subsidiaries issued to WRC Media or another restricted subsidiary; PROVIDED that any subsequent issuance or transfer of any Equity Interests or any other event that results in any of the restricted subsidiary ceasing to be a restricted subsidiary or any other subsequent transfer of any shares of preferred stock (except to WRC Media or another restricted subsidiary) shall be deemed, in each case, to be an issuance of those shares of preferred stock; and

   (14) the incurrence by WRC Media or any of its restricted subsidiaries of obligations in respect of performance and surety bonds and completion guarantees provided by WRC Media or the restricted subsidiary in the ordinary course of business.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, WRC Media will be permitted to classify the item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of the item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the notes indenture shall be deemed to have been incurred on that date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

    NO SENIOR SUBORDINATED DEBT

    The issuers will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the issuers and senior in any respect in right of payment to the notes. No Note Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of that Note Guarantor and senior in any respect in right of payment to that Note Guarantor's Note Guarantee. This provision is designed to protect the relative priority of the notes by limiting the issuers' and the Note Guarantors' ability to incur any subordinated debt that is senior to the notes. The issuers and the Note Guarantors may only incur additional debt that is contractually subordinated to any Indebtedness if that debt is PARI PASSU with the notes or is subordinated to the notes.

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    LIENS

    If all payments due under the notes indenture and the notes are secured on an equal and ratable basis with any obligation to be secured by a Lien, we, and any of WRC Media's restricted subsidiaries, may incur, assume or permit Liens. Otherwise, WRC Media will not, and will not permit any of its restricted subsidiaries to, create, incur, assume or permit to exist any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or later acquired.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    WRC Media will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on its ability to:

    (1) pay dividends or make any other distributions on its Capital Stock to WRC Media or any of its restricted subsidiaries or with respect to any other interest or participation in, or measured by, its profits;

    (2) pay any indebtedness owed to WRC Media or any of its restricted subsidiaries;

    (3) make loans or advances to WRC Media or any of its restricted subsidiaries; or

    (4) transfer any of its properties or assets to WRC Media or any of its restricted subsidiaries.

    The preceding restrictions will not apply to:

    (1) contractual encumbrances or restrictions in effect on the date of the notes indenture, PROVIDED that any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are, in the good faith judgment of WRC Media's Board of Directors, no more restrictive in any material respect, taken as a whole, than the restrictions contained in the original encumbrance in effect on the date of the notes indenture;

    (2) contractual encumbrances or restrictions in any preferred stock of any issuer issued in exchange for the senior preferred stock; PROVIDED that these encumbrances or restrictions are, in the good faith judgment of WRC Media's Board of Directors, no more restrictive in any material respect, taken as a whole, than the restrictions contained in the senior preferred stock in effect on the date of the notes indenture;

    (3) the notes indenture, the notes and the Note Guarantees;

    (4) applicable law or any applicable rule, regulation or order;

    (5) any existing instrument governing Indebtedness or Capital Stock of a Person acquired by WRC Media or any of its restricted subsidiaries except Indebtedness incurred in connection with the acquisition that only applies to the Person or assets acquired, so long as the Indebtedness could have been incurred under the notes indenture;

    (6) customary non-assignment provisions in leases entered into in the ordinary course of business;

    (7) purchase money obligations for property acquired in the ordinary course of business that restrict the transfer of the property to WRC Media or any of its restricted subsidiaries;

    (8) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other

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        disposition. Agreements with respect to a sale of less than all of the assets of a restricted subsidiary, however, may only encumber the assets subject to that sale.

    (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to the Lien;

   (10) the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

   (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

   (12) any encumbrances or restrictions imposed by any amendments or restatements of any contract referred to in clauses (1) through (11) or any Permitted Refinancing Indebtedness, if these amendments or restatements or Permitted Refinancing Indebtedness are, in the good faith judgment of WRC Media's Board of Directors, no more restrictive in any material respect, taken as a whole, than the restrictions in existence prior to the amendment or restatements.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    An issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not this issuer is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the issuer and its restricted subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

    (1) either: (a) an issuer is the surviving corporation; or (b) the Person formed by or surviving the consolidation or merger (if other than an issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia (this issuer or Person, as the case may be, being herein referred to as the "Successor Company");

    (2) the Successor Company (if other than any of the issuers) expressly assumes all the obligations of the issuer under the notes, the notes indenture and the registration rights agreement dated as of November 17, 1999 by and among the issuers and other relevant parties, pursuant to agreements reasonably satisfactory to the trustee;

    (3) immediately after the transaction no Default or Event of Default exists; and

    (4) such issuer or the Person formed by or surviving the consolidation or merger (if other than any of the issuers), or to which the sale, assignment, transfer, conveyance, lease or other disposition shall have been made, and its restricted subsidiaries will, on the date of such transaction after giving pro forma effect to the transaction and any related financing transactions as if they had occurred at the beginning of the applicable four-quarter period, have a Debt to EBITDA Ratio equal to or less than the Debt to EBITDA Ratio for WRC Media and its restricted subsidiaries immediately prior to the transaction.

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    In addition, no issuer may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to transfers between the issuers and any Note Guarantor.

    Notwithstanding the foregoing, so long as at least one issuer remains organized under the laws of the United States, any issuer may:

    (1) merge with an Affiliate incorporated or organized solely to reorganize that issuer in another jurisdiction to realize tax or other benefits; and

    (2) may become a limited liability company.

    TRANSACTIONS WITH AFFILIATES

    WRC Media will not, and will not permit any of its restricted subsidiaries to:

    (1) make any payment to;

    (2) sell, lease, transfer or otherwise dispose of any of its properties or assets to;

    (3) purchase any property or assets from; or

    (4) enter into or amend any transaction, agreement or guarantee with, or for the benefit of,

any Affiliate, involving aggregate payments or consideration in excess of $1.0 million. Notwithstanding the foregoing sentence, WRC Media and its restricted subsidiaries may enter into any of these transactions if the terms are not materially less favorable than they would have been had WRC Media or the relevant restricted subsidiary transacted with an unrelated third party in an arm's length transaction; PROVIDED that WRC Media obtains:

    (1) in a transaction or series of transactions involving aggregate consideration in excess of $2.0 million, an Officers' Certificate certifying:

       (a) that the transaction or transactions are not materially less favorable than they would have been in an arm's length transaction with an unrelated third party, and

       (b) that the Board of Directors in good faith approved the transaction;
           and

    (2) in a transaction or series of transactions involving aggregate consideration in excess of $5.0 million, an opinion from an accounting, appraisal or investment banking firm of national standing regarding the fairness of the transaction or transactions to the note holders.

    The following agreements and transactions will not be subject to the provisions of the prior paragraph:

    (1) any employment agreement or other compensation plan or arrangement entered into in the ordinary course of business by WRC Media or any of its restricted subsidiaries;

    (2) transactions between or among WRC Media and/or its restricted subsidiaries;

    (3) payment of reasonable fees and the provision of reasonable indemnities to directors, officers or employees of WRC Media or any of its restricted subsidiaries as determined in good faith by WRC Media's Board of Directors;

    (4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of WRC Media;

    (5) payment of customary management, consulting and advisory fees and related expenses under any investment banking arrangement or financial advisory, financing, underwriting or placement agreement if the arrangement or agreement is approved by WRC Media's or the restricted subsidiary's Board of Directors;

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    (6) Restricted Payments that are permitted under the notes indenture described under "--Restricted Payments;"

    (7) any agreement, or transaction contemplated in the agreement, in effect as of the date of the notes indenture or any amendment to the agreement unless the amendment is materially disadvantageous to the note holders in any material respect;

    (8) payments under the tax sharing agreement between the issuers and their subsidiaries in effect on the date of the notes indenture or any amendment to the agreement unless the amendment is disadvantageous to the note holders in any material respect;

    (9) any stockholders agreement or related registration rights or purchase agreement existing as of the date of the notes indenture, and any amendment to these agreements or similar agreements signed after the date of the notes indenture unless the amendments or new agreements are disadvantageous to the note holders in any material respect; and

    (10) transactions in the ordinary course of business and compliant with the notes indenture which are:

       (a) on terms at least as favorable as they would have been in an arm's length transaction with an unaffiliated party, or

       (b) fair to WRC Media or its restricted subsidiaries as reasonably determined by WRC Media's or the restricted subsidiary's Board of Directors or senior management.

    ADDITIONAL NOTE GUARANTEES

    If WRC Media or any of its restricted subsidiaries acquires or creates another Domestic Subsidiary after the date of the notes indenture, this Domestic Subsidiary must become a Note Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within ten days from its acquisition or creation that are not legal holidays. Notwithstanding, no Unrestricted Subsidiary under the notes indenture shall become a Note Guarantor as long as it remains an Unrestricted Subsidiary.

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any restricted subsidiary of WRC Media except Weekly Reader and CompassLearning to be an Unrestricted Subsidiary if that designation would not cause a Default. If a restricted subsidiary of WRC Media is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by WRC Media and its restricted subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will, as determined by WRC Media, either:

    (1) reduce the amount available for Restricted Payments under the first paragraph of the covenant described under "--Restricted Payments ;" or

    (2) reduce the amount available for future Investments under the definition of Permitted Investments.

A Subsidiary may be designated an Unrestricted Subsidiary only if the Investment would be permitted at that time and if the restricted subsidiary otherwise meets the definition of Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a restricted subsidiary if the redesignation would not cause a Default.

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    BUSINESS ACTIVITIES

    WRC Media will not, and will not permit any restricted subsidiary to, engage in any business other than Permitted Businesses unless immaterial to WRC Media and its restricted subsidiaries taken as a whole.

    PAYMENTS FOR CONSENT

    WRC Media will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any note holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the notes indenture or the notes unless that consideration is offered to be paid or is paid to all note holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to that consent, waiver or agreement.

    REPORTS

    Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, the issuers will furnish to the note holders, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if WRC Media were required to file these Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by WRC Media's certified independent accountants; and

    (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if WRC Media were required to file these reports.

    In addition, following the completion of the exchange offer contemplated by the registration rights agreement, dated as of November 17, 1999 by and among the issuers and other relevant parties, the issuers will:

    (1) file a copy of all of the information and reports referred to in clauses
       (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations provided that the Securities and Exchange Commission will allow this filing; and

    (2) make that information available to securities analysts and prospective investors upon request.

    In addition, the issuers and the Note Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the note holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933.

    If WRC Media has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of WRC Media and its restricted subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of WRC Media.

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EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes, whether or not prohibited by the subordination provisions of the notes indenture;

    (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the notes indenture;

    (3) failure by WRC Media or any of its Subsidiaries to comply for 30 days after written notice by the trustee or note holders of at least 25% in principal amount of the notes then outstanding with the provisions described under the captions "--Repurchase at the Option of Holders-- Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Material Covenants--Restricted Payments," "--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Material Covenants--Merger, Consolidation or Sale of Assets;"

    (4) failure by WRC Media or any of its Subsidiaries to comply with any of the other agreements in the notes indenture for 60 days after written notice given by the trustee or the note holders of at least 25% in principal amount of the notes then outstanding;

    (5) default under any mortgage, indenture or instrument under which there is issued or by which there may be secured or evidenced any Indebtedness for money borrowed by WRC Media or any of its restricted subsidiaries or the payment of which is guaranteed by WRC Media or any of its restricted subsidiaries, other than Indebtedness owed to WRC Media or one of its restricted subsidiaries, whether that Indebtedness or guarantee now exists, or is created after the date of the notes indenture, if that default:

       (a) is caused by a failure to pay any of that Indebtedness at its stated final maturity after giving effect to any applicable grace period provided in the Indebtedness (a "Payment Default"); or

       (b) results in the acceleration of that Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates
$5.5 million or more;

    (6) failure by WRC Media or any of its restricted subsidiaries to pay final non-appealable judgments, net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing, aggregating in excess of $5.5 million, which judgments have not been paid, discharged or stayed for a period of 60 days after having been rendered;

    (7) except as permitted by the notes indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Note Guarantor, or any Person acting on behalf of any Note Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

    (8) specific events of bankruptcy or insolvency with respect to the issuers or any of their restricted subsidiaries.

    In the case of an Event of Default arising from specific events of bankruptcy or insolvency, with respect to an issuer or any restricted subsidiary that is a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of

                                      187
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Default occurs and is continuing, the trustee or the note holders of at least
25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. However, so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, that acceleration shall not be effective until the earlier of:

    (1) an acceleration of that Indebtedness under the Credit Agreement; or

    (2) five business days after receipt by the issuers and the administrative agent under the Credit Agreement of written notice of that acceleration.

    Note holders may not enforce the notes indenture or the notes except as provided in the notes indenture. Subject to limitations, note holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from note holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest. In addition, the trustee shall have no obligation to accelerate the notes if the acceleration does not result from a payment default and in the best judgment of the trustee acceleration is not in the best interests of the note holders.

    The note holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the note holders of all of the notes, by notice to the trustee, waive any existing Default or Event of Default and its consequences under the notes indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

    The issuers are required to deliver to the trustee an annual statement regarding compliance with the notes indenture. Upon becoming aware of any Default or Event of Default, the issuers are required to deliver to the trustee, a statement specifying that Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of any of the issuers, serving in this capacity, or any Note Guarantor shall have any liability for any obligations of the issuers or the Note Guarantors under the notes, the notes indenture, the Note Guarantees, or for any claim based on the obligations or their creation. Each note holder by accepting a note waives and releases all of this liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Note Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

    (1) the rights of note holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on those notes when the payments are due from the trust referred to below;

    (2) the issuers' obligations with respect to the notes concerning:

       (a) issuing temporary notes;

       (b) registration of notes;

       (c) mutilated, destroyed, lost or stolen notes; and

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       (d) the maintenance of an office or agency for payment and money for security payments held in trust.

    (3) the rights, powers, trusts, duties and immunities of the trustee, and the issuers' and the Note Guarantor's obligations in connection with the rights, powers, trusts, duties and immunities of the trustee; and

    (4) the Legal Defeasance provisions of the notes indenture.

    In addition, the issuers may, at their option and at any time, elect to have the obligations of the issuers and the Note Guarantors released with respect to covenants that are described in the notes indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some events, but not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the issuers must irrevocably deposit with the trustee, in trust, for the benefit of the note holders, cash in U.S. dollars, non-callable government securities which include direct obligations of, or obligations guaranteed by, the United States of America, or a combination of them, in sufficient amounts, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages on the outstanding notes on the stated maturity or on the applicable redemption date. The issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, the issuers shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that:

       (a) the Internal Revenue Service has published or has delivered to the issuers a ruling; or

       (b) since the date of the notes indenture, there has been a change in the applicable U.S. Federal income tax law;

and shall confirm that the note holders of the outstanding notes will not recognize:

       (a) income;

       (b) gain; or

       (c) loss

for U.S. Federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the issuers shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the note holders of the outstanding notes will not recognize:

       (a) income;

       (b) gain; or

       (c) loss

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for U.S. Federal income tax purposes as a result of Covenant Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing either:

       (a) on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit); or

       (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the notes indenture) to which the issuers or Note Guarantors is a party or by which WRC Media or any of its Subsidiaries is bound;

    (6) 91 days shall have passed between the date of deposit and no intervening bankruptcy of the issuers shall have occurred under applicable bankruptcy law;

    (7) the issuers shall have delivered to the trustee an Officers' Certificate, which meets the requirements of section 13.05 of the notes indenture, stating that the deposit was not made by the issuers with the intent of preferring the note holders over the other creditors of the issuers with the intent of:

       (a) defeating;

       (b) hindering;

       (c) delaying; or

       (d) defrauding

any creditors of the issuers, Note Guarantors or others; and

    (8) each of the issuers shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs, the notes indenture or the notes may be amended or supplemented with the consent of the note holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the notes indenture or the notes may be waived with the consent of the note holders of a majority in principal amount of the then outstanding notes.

    Without the consent of each note holder affected, with respect to any notes held by a non-consenting note holder, an amendment or waiver may not:

    (1) reduce the principal amount of notes whose note holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders";

    (3) reduce the rate of or change the time for payment of interest on any note;

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    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the note holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration);

    (5) make any note payable in money other than that stated in the notes;

    (6) make any change in the provisions of the notes indenture relating to waivers of past Defaults or the rights of note holders to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

    (7) waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders";

    (8) impair the right of any note holder to receive payment of or interest on the note holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the note holder's notes;

    (9) release any Note Guarantor from any of its obligations under its Note Guarantee or the notes indenture, except in accordance with the terms of the notes indenture; or

    (10) make any change in the preceding amendment and waiver provisions.

    In addition, any amendment to, or waiver of, the provisions of the notes indenture relating to subordination that adversely affects the rights of the note holders will require the consent of the note holders of at least 75% in aggregate principal amount of notes then outstanding.

    Notwithstanding the preceding, without the consent of any note holder, the issuers, the Note Guarantors and the trustee may amend or supplement the notes indenture or the notes:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of any issuer's or any Note Guarantor's obligations to note holders under the notes indenture;

    (4) to make any change that would provide any additional rights or benefits to the note holders or that does not adversely affect the legal rights under the notes indenture of any note holder;

    (5) to evidence and provide for the acceptance and appointment under the notes indenture of a successor trustee;

    (6) to add a Note Guarantor under the notes indenture;

    (7) to add to the covenants of the issuers and the Note Guarantors for the benefit of the note holders or to surrender any right or power conferred upon the issuers;

    (8) to secure the notes;

    (9) to make any change in the subordination provisions of the notes indenture that would limit or terminate the benefits available to any note holder of Senior Debt of WRC Media or any representative of that note holder under the subordination provisions; or

    (10) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the notes indenture under the Trust Indenture Act of 1939 as amended.

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SATISFACTION AND DISCHARGE

    The notes indenture will be discharged and will cease to be of further effect as to all notes issued by it, when either:

    (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancelation; or

    (2) (a) all notes that have not been delivered to the trustee for cancelation:

           - have become due and payable by reason of the making of a notice of redemption or otherwise; or

           - will become due and payable within one year; and

           - the issuers have or any Note Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the note holders, cash in U.S. dollars, non-callable government securities which include direct obligations of, or obligations guaranteed by, the United States of America, or a combination of them, in the amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancelation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

       (b) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or shall occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuers or any Note Guarantor is a party or by which the issuers or any Note Guarantor is bound;

       (c) the issuers and the Note Guarantors have paid all sums payable by them under the notes indenture; and

       (d) the issuers have delivered irrevocable instructions to the trustee under the notes indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date.

    In addition, the issuers must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of any issuer or Note Guarantor, the notes indenture limits its right to obtain payment of claims in some cases, or to realize on property in some cases received in respect of these claims as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

    The note holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to exceptions. In the case in which an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the notes indenture at the request of any note holders, unless that note holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

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GOVERNING LAW

    The internal law of the state of New York shall govern and be used to construe the notes indenture, the notes and the Note Guarantees without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required by the principles of conflicts of law.

DEFINITIONS

    Listed below are the defined terms used in the notes indenture which are used in this "Description of New Notes." Reference is made to the notes indenture for a full disclosure of all the terms. For purposes of the notes indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any person refers, to that person consolidated with its restricted subsidiaries, and excludes from that consolidation any Unrestricted Subsidiary as if that Unrestricted Subsidiary were not an Affiliate of that Person.

    "ACQUIRED DEBT" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time the other Person is merged with or into or became a restricted subsidiary of the specified Person, whether or not the Indebtedness is incurred in connection with, or in contemplation of, the other Person merging with or into, or becoming a restricted subsidiary of, the specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

    "ADDITIONAL NOTES" means up to $100.0 million aggregate principal amount of notes (other than the notes) issued under the notes indenture in accordance with sections 2.02 and 4.09 of the notes indenture, as part of the same series as the notes.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "ASSET SALE" means:

    (1) the sale, lease, conveyance, transfer or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of WRC Media and its Subsidiaries taken as a whole will be governed by the provisions of the notes indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Material Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described under "--Repurchase at Option of Holders--Asset Sales;" and

    (2) the issuance of Equity Interests in any of WRC Media's restricted subsidiaries (other than Weekly Reader or CompassLearning) or the sale of Equity Interests in any of its Subsidiaries.

    Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

    (2) a transfer of assets between or among the issuers and their restricted subsidiaries;

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    (3) an issuance of Equity Interests by a restricted subsidiary to an issuer or to another restricted subsidiary;

    (4) the sale or lease of equipment, accounts receivable or other real or personal property in the ordinary course of business;

    (5) the sale or other disposition of cash or Cash Equivalents;

    (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Material
       Covenants--Restricted Payments;"

    (7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

    (8) the exchange of the senior preferred stock for preferred stock of any issuer issued in exchange for the senior preferred stock in accordance with the terms of the exchange and the related terms of the stockholders agreement, the exchange of Unit Common Stock for Exchange Common Stock in accordance with the related terms of the stockholders agreement and the issuance of common stock of an issuer pursuant to the exercise of warrants to purchase the common stock as these warrants are in effect on the date of the notes indenture; and

    (9) foreclosures on assets.

    "BENEFICIAL OWNER" has the meaning assigned to the term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), the "person" shall be deemed to have beneficial ownership of all securities that the "person" has the right to acquire by conversion or exercise of other securities, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

    "BOARD OF DIRECTORS" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of the Person serving a similar function.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all:

       (a) shares;

       (b) interests;

       (c) participations;

       (d) rights or other equivalents, however designated, of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

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    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any relevant agency or instrumentality (PROVIDED that the full faith and credit of the United States is pledged in support of the instrument) having maturities of not more than one year from the date of acquisition;

    (3) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and
       (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of WRC Media and its restricted subsidiaries (other than CompassLearning) taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

    (2) the adoption of a plan of liquidation or dissolution of WRC Media or Weekly Reader;

    (3) the completion of any transaction the result of which is that any "person", as defined above, other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of either of WRC Media or Weekly Reader, measured by voting power rather than number of shares; or

    (4) the first day on which a majority of the members of the Board of Directors of WRC Media or Weekly Reader are not Continuing Directors.

    "CONSOLIDATED INDEBTEDNESS" means, with respect to any specified Person for any date of determination, the sum, without duplication, of:

    (1) the total amount of Indebtedness of the Person and its restricted subsidiaries, PLUS

    (2) the total amount of Indebtedness of any other Person, to the extent that the Indebtedness has been guaranteed by the specified Person or one or more of its restricted subsidiaries, PLUS

    (3) the aggregate liquidation value of all Disqualified Stock of the Person and its restricted subsidiaries and all the preferred stock of the restricted subsidiaries of the Person (other than the issuers), in each case, determined on a consolidated basis and in accordance with GAAP.

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    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of the Person and its restricted subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

    (1) the Net Income of any Person that is not a restricted subsidiary or that is accounted for by the equity method of accounting shall be excluded except that:

       (a) WRC Media's equity in the net income of any Person for the period shall be included in the Consolidated Net Income up to the aggregate amount of cash actually distributed by the Person during the period to WRC Media or a restricted subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a restricted subsidiary, to the limitations contained in clause (2) below) and

       (b) WRC Media's equity in a net loss of that Person for the period shall be included in determining the Consolidated Net Income;

    (2) the Net Income of any restricted subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders except that:

       (a) WRC Media's equity in the net income of any restricted subsidiary for the period shall be included in the Consolidated Net Income up to the aggregate amount of cash actually distributed by the restricted subsidiary during the period to WRC Media or another restricted subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another restricted subsidiary, to the limitation contained in this clause) and

       (b) WRC Media's equity in a net loss of any restricted subsidiary for the period shall be included in determining the Consolidated Net Income;

    (3) unrealized gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded;

    (4) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded;

    (5) one-time noncash charges recorded in accordance with GAAP resulting from any merger, recapitalization or acquisition transaction shall be excluded; and

    (6) the cumulative effect of a change in accounting principles shall be excluded.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of WRC Media who:

    (1) was a member of the Board of Directors on the date of the notes indenture; or

    (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

    "CREDIT AGREEMENT" means the Credit Agreement, dated as of November 17, 1999, by and among CompassLearning, Weekly Reader, WRC Media as guarantor and the various financial institutions that were parties to the Credit Agreement from time to time, DLJ Capital Funding, Inc., as syndication agent for the financial institutions, lead arranger and sole book running manager, Bank of America, N.A., as administrative agent for the financial institutions, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection with it. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment

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and restatement, supplement or other modification to the Credit Agreement and ancillary documents and all renewals, extensions, refundings, replacements and refinancings related to it.

    "CREDIT FACILITIES" means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders or indentures providing for revolving credit loans, term loans, receivables financing, letters of credit or other long-term Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEBT TO EBITDA RATIO" means, with respect to any Person as of the date of determination (the "Calculation Date"), the ratio of the Consolidated Indebtedness of WRC Media as of the date to the EBITDA of WRC Media for the most recent full Reference Period ending immediately prior to the date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by WRC Media and its restricted subsidiaries from the beginning of the Reference Period through and including the date of determination (including any financing transactions in connection with the acquisitions or dispositions) as if the acquisitions and dispositions had occurred at the beginning of that quarter. In addition, for the purposes of making the computation referred to above, the following shall be excluded:

    (1) acquisitions that have been made by WRC Media or any of its restricted subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to the reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period, and EBITDA for the reference period shall be calculated without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income, and

    (2) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations of businesses disposed of prior to the Calculation Date.

    For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of related income or earnings and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection with the acquisition of assets, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of WRC Media.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED SENIOR DEBT" means:

    (1) any Indebtedness outstanding under the Credit Agreement; and

    (2) any other Senior Debt permitted under the notes indenture the principal amount of which is $25.0 million or more and that has been designated by WRC Media as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence:

    (1) any Capital Stock that would constitute Disqualified Stock solely because the holders have the right to require WRC Media to repurchase the Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of the Capital Stock provide that WRC Media may not repurchase or redeem any Capital Stock pursuant to the provisions unless the repurchase or redemption complies with the covenant described above under the caption "--Material Covenants--Restricted Payments;" and

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    (2) any Capital Stock that would constitute Disqualified Stock solely because the Capital Stock is issued pursuant to any plan for the benefit of employees of WRC Media or its restricted subsidiaries or by any plan to the employees and may be required to be repurchased by WRC Media in order to satisfy applicable statutory or regulatory obligations shall not constitute Disqualified Stock;

    PROVIDED that any amount of Disqualified Stock shall be its mandatory maximum redemption price or liquidation preference, as applicable, plus accrued dividends.

    "DOMESTIC SUBSIDIARY" means:

    (1) any restricted subsidiary that was formed under the laws of the United States or any state or the District of Columbia; or

    (2) any restricted subsidiary, including any restricted subsidiary whose Note Guarantee was previously released in accordance with the notes indenture, that guarantees or otherwise provides direct or indirect credit support for any Indebtedness of any issuer or Note Guarantor.

    "EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of the Person for that period PLUS:

    (1) an amount equal to any extraordinary loss plus any net loss realized by the Person or any of its restricted subsidiaries in connection with an Asset Sale, to the extent the losses were deducted in computing the Consolidated Net Income; PLUS

    (2) provision for taxes based on income or profits of the Person and its restricted subsidiaries for that period, to the extent that the provision for taxes was deducted in computing the Consolidated Net Income; PLUS

    (3) consolidated interest expense of the Person and its restricted subsidiaries for that period, whether paid or accrued and whether or not capitalized, to the extent that any of the expense was deducted in computing the Consolidated Net Income; PLUS

    (4) depreciation, amortization and other noncash expenses, excluding any noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of the Person and its restricted subsidiaries for that period to the extent that the depreciation, amortization and other noncash expenses were deducted in computing the Consolidated Net Income; PLUS

    (5) any fees, expenses or charges related to any:

       (a) Equity Offering;

       (b) Permitted Investment;

       (c) acquisition;

       (d) disposition or recapitalization or Indebtedness permitted to be incurred by the notes indenture (whether or not successful); and

       (e) transactions contemplated by the Recapitalization Agreement (including fees to the Principals); PLUS

    (6) the amount of any minority interest expense of an issuer deducted in calculating Consolidated Net Income; PLUS

    (7) the amount of nonrecurring charges deducted in that period in computing Consolidated Net Income; MINUS

    (8) noncash items or nonrecurring items increasing the Consolidated Net Income for that period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

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    Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash expenses of, a restricted subsidiary of WRC Media that is not an issuer shall be added to Consolidated Net Income to compute EBITDA of WRC Media only to the extent that a corresponding amount would be permitted at the date of determination to be distributed as a dividend to the issuers by the restricted subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that restricted subsidiary or its stockholders.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock. However Equity Interests excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

    "EQUITY OFFERING" means any public or private sale of any Equity Interests, other than Disqualified Stock, of an issuer, other than public offerings with respect to Equity Interests registered on Form S-8 and any public or private sale that constitutes an Excluded Contribution.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCHANGE COMMON STOCK" means shares of common stock of Weekly Reader into which the Unit Common Stock is exchangeable pursuant to the stockholders agreement related to the Unit Common Stock as in effect on the date of the notes indenture.

    "EXCLUDED CONTRIBUTION" means net cash proceeds, Cash Equivalents or Qualified Proceeds, in each case, received by WRC Media from:

    (1) contributions to its common equity capital; and

    (2) the sale, other than to a Subsidiary or to our management equity plan or stock option plan or any other management or employee benefit plan or agreement, of Capital Stock, other than Disqualified Stock, of WRC Media (other than a public Equity Offering), in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of WRC Media on the date the capital contributions are made or the date the Equity Interests are sold, which are excluded from the calculation set forth in clause (3) of the first paragraph under "Material
Covenants--Restricted Payments."

    "EXISTING INDEBTEDNESS" means Indebtedness of WRC Media and its Subsidiaries, other than Indebtedness under the Credit Agreement, in existence on the date of the notes indenture, until the amounts are repaid.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the notes indenture.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements, of all or any part of any Indebtedness.

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    "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of the Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect the Person against fluctuations in interest rates, the value of foreign currencies or commodity prices.

    "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of the Person, whether or not contingent, in respect of:

    (1) borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect to them);

    (3) banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) the balance deferred and unpaid of the purchase price of any property, except for the balance that constitutes an accrued expense or trade payable; or

    (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the related footnotes) of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not the Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount of the Indebtedness, together with any interest that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by the Person in other Persons in the forms of:

    (1) loans;

    (2) advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business);

    (3) purchases or other acquisitions for consideration of Indebtedness;

    (4) Equity Interests or other securities,

together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If WRC Media or any Subsidiary of WRC Media sells or otherwise disposes of any Equity Interests (other than by way of a public Equity Offering) of any direct or indirect Subsidiary of WRC Media in a way that, after giving effect to any of the sale or disposition, the Person is no longer a Subsidiary of WRC Media, WRC Media shall be deemed to have made an Investment on the date of any of the sale or disposition equal to the fair market value of the Equity Interests of the Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Material Covenants--Restricted Payments." The acquisition by WRC Media or any Subsidiary of WRC Media of a Person that holds an Investment in a third Person shall be deemed to be an Investment by WRC Media or the Subsidiary in the third Person

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in an amount equal to the fair market value of the Investment held by the acquired Person in the third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Material Covenants--Restricted Payments;" PROVIDED that any acquisition will not be deemed to be an Investment by WRC Media or the Subsidiary in the third Person to the extent that all the Investments, taken as a whole, are not material to the Person and all of the Investments were not made in contemplation of the acquisition.

    "LIEN" means, with respect to:

    (1) any asset;

    (2) any mortgage;

    (3) lien;

    (4) pledge;

    (5) charge;

    (6) security interest; or

    (7) encumbrance

of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law, including:

    (1) any conditional sale or other title retention agreement;

    (2) any lease in the nature thereof;

    (3) any option or other agreement to sell or give a security interest in;
       and

    (4) any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction;

PROVIDED that in no event shall an operating lease be deemed to constitute a Lien.

    "LIQUIDATED DAMAGES" means all liquidated damages then owing pursuant to section 5 of the registration rights agreement.

    "NET INCOME" means, with respect to any specified Person, the net income
(loss) of the Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain (or loss), together with any related provision for taxes on the gain (or loss), realized in connection with:

       (a) any Asset Sale; or

       (b) the disposition of any securities by the Person or any of its restricted subsidiaries or the extinguishment of any Indebtedness of the Person or any of its restricted subsidiaries; and

    (2) any extraordinary gain (or loss), together with any related provision for taxes on the extraordinary gain (or loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by WRC Media or any of its restricted subsidiaries in respect of any Asset Sale, net of the direct costs relating to the Asset Sale, including, without limitation:

    (1) legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale;

    (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

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    (3) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt under a Credit Facility, secured by a Lien on the asset or assets that were the subject of the Asset Sale; and

    (4) any deduction of appropriate amounts to be provided by WRC Media as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in the Asset Sale and retained by WRC Media after the Asset Sale or other disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the transaction.

    "NON-RECOURSE DEBT" means Indebtedness:

    (1) as to which neither WRC Media nor any of its restricted subsidiaries:

       (a) provides credit support of any kind;

       (b) is directly or indirectly liable as a guarantor or otherwise; or

       (c) constitutes the lender.

    (2) no default with respect to which (including any rights that the relevant holders may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of WRC Media or any of its restricted subsidiaries to declare a default on the other Indebtedness or cause the payment to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of WRC Media or any of its restricted subsidiaries.

    "NOTE GUARANTEE" means any Guarantee of the obligations of the issuer under the notes indenture and the notes in accordance with the provisions of the notes indenture.

    "NOTE GUARANTOR" means each of WRC Media's Domestic Subsidiaries that executes a Note Guarantee in accordance with the provisions of the notes indenture, and its respective successors and assigns.

    "OBLIGATIONS" means any:

    (1) principal;

    (2) interest;

    (3) penalties;

    (4) fees;

    (5) indemnifications;

    (6) reimbursements;

    (7) damages; and

    (8) other liabilities payable under the documentation governing any Indebtedness.

    "OFFICERS' CERTIFICATE" means a certificate signed on behalf of an issuer (or, if the context requires, a Note Guarantor) by two officers of the issuer (or the Note Guarantor, if applicable), one of whom must be:

    (1) the principal executive officer;

    (2) the principal financial officer;

    (3) the treasurer; or

    (4) the principal accounting officer
of the issuer (or the Note Guarantor), that meets the requirements of section 13.05 of the notes indenture.

    "OPINION OF COUNSEL" means an opinion from legal counsel, who is reasonably acceptable to the trustee, that meets the requirements of section 13.05 of the notes indenture. The counsel may be an employee of or counsel to WRC Media, any subsidiary of WRC Media or the trustee.

    "PERMITTED BUSINESS" means the business conducted by WRC Media and its Subsidiaries on the date of the notes indenture and reasonable extensions of the business and the other business activities that are incidental or related to the business.

    "PERMITTED INVESTMENTS" means:

    (1) any Investment in an issuer or in a restricted subsidiary of an issuer;

    (2) any Investment in Cash Equivalents;

    (3) any Investment by WRC Media or any Subsidiary of WRC Media in a Person, if as a result of the Investment:

       (a) the Person becomes a restricted subsidiary of an issuer; or

       (b) the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an issuer or a restricted subsidiary of an issuer;

    (4) any Investment made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

    (5) Hedging Obligations;

    (6) any Investment existing on the date of the notes indenture;

    (7) any Investment acquired by WRC Media or any of its restricted subsidiaries:

       (a) in exchange for any other Investment or accounts receivable held by WRC Media or any restricted subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of the other Investment or accounts receivable; or

       (b) as a result of a foreclosure by WRC Media or any of its restricted subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

    (8) Investments the payment for which consists solely of Equity Interests of WRC Media (exclusive of Disqualified Stock); PROVIDED, HOWEVER, that these Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph of the "Restricted Payments" covenant;

    (9) loans and advances to officers, directors and employees for various business-related expenses incurred in the ordinary course of business;

    (10) Guarantees (including Note Guarantees) of Indebtedness of WRC Media or a restricted subsidiary which Indebtedness is permitted under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock;"

    (11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons made in the ordinary course of business; and

    (12) other Investments in any Person having an aggregate fair market value (measured on the date each Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) not to exceed
       $10.0 million.

    "PERMITTED JUNIOR SECURITIES" means:

    (1) Equity Interests in WRC Media, an issuer or any Note Guarantor; or

    (2) debt securities of WRC Media, an issuer or the relevant Note Guarantor that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the notes indenture.

    "PERMITTED LIENS" means:

    (1) Liens of the issuers and any Note Guarantor securing Senior Debt that was permitted by the terms of the notes indenture to be incurred;

    (2) Liens in favor of the issuers or the Note Guarantors;

    (3) Liens on property of a Person existing at the time the Person is merged with or into or consolidated with WRC Media or any restricted subsidiary of WRC Media; PROVIDED that the Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with WRC Media or the restricted subsidiary;

    (4) Liens on property existing at the time of acquisition by WRC Media or any restricted subsidiary of WRC Media, PROVIDED that the Liens were in existence prior to the contemplation of the acquisition;

    (5) Liens to secure the performance of:

       (a) statutory obligations;

       (b) surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (6) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with the Indebtedness or assets ancillary to the Indebtedness;

    (7) Liens existing on the date of the notes indenture;

    (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (9) Liens securing:

       (a) Indebtedness under the Credit Agreement; and

       (b) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate of the lender or to a Person that was a lender or an Affiliate of the Lender at the time the agreement relating to the Hedging Obligations was entered into to the extent the Hedging Obligations are secured by Liens on assets also securing Indebtedness under the Credit Agreement;

    (10) Liens securing Permitted Refinancing Indebtedness permitted to be incurred under the notes indenture to refinance Indebtedness secured by a Lien permitted under the notes indenture or amendments or renewals of Liens that were permitted to be incurred, PROVIDED, in each case, that the Liens do not extend to an additional property or asset of WRC Media or any restricted subsidiary; and

    (11) Liens incurred in the ordinary course of business of WRC Media or any Subsidiary of WRC Media with respect to obligations that do not exceed $5.0 million at any one time outstanding.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of WRC Media or any of its restricted subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of WRC Media or any of its restricted subsidiaries (other than intercompany Indebtedness); PROVIDED that:

    (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so:

       (a) extended;

       (b) refinanced;

       (c) renewed;

       (d) replaced;

       (e) defeased; or

       (f) refunded (plus all accrued interest and the amount of all expenses and premiums incurred in connection therewith);

    (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being:

       (a) extended;

       (b) refinanced;

       (c) renewed;

       (d) replaced;

       (e) defeased; or

       (f) refunded

is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable in all material respects to the note holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) the Indebtedness is incurred by:

       (a) an issuer or a Note Guarantor; or

       (b) the restricted subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "PRINCIPALS" means Ripplewood Partners, L.P., DLJ Merchant Banking Partners and any member of management of any of the issuers as of the date of the notes indenture.

    "QUALIFIED PROCEEDS" means assets that are used or useful in, or a majority of the Voting Stock of any Person engaged in, a Permitted Business; PROVIDED that the fair market value of any of the assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any of the assets or Capital Stock may exceed $5.0 million or more, the fair value shall be determined in writing by an independent investment banking firm of nationally recognized standing.

    "RECAPITALIZATION AGREEMENT" means the recapitalization agreement described under the caption "The Acquisition and Recapitalization."

    "REFERENCE PERIOD" means the most recently ended four full fiscal quarters for which internal financial statements are available.

    "RELATED PARTY" means:

(1) any controlling stockholder, majority-owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any:

    (a) trust;

    (b) corporation;

    (c) partnership or other entity;

    (d) the beneficiaries;

    (e) stockholders;

    (f) partners;

    (g) owners or Persons beneficially holding a majority or more controlling interest which consists of any one or more Principals; and/or

    (h) other Persons referred to in the immediately preceding clause (1).

    "RESTRICTED INVESTMENT" means any Investment other than a Permitted Investment.

    "SENIOR DEBT" means:

(1) all Obligations of an issuer or any Note Guarantor outstanding under Credit Facilities and all Hedging Obligations payable to a Person that was a lender under the Credit Facilities (or an affiliate of a lender under the Credit Facilities) at the time the agreement relating to these Hedging Obligations pursuant to which these Obligations are payable was entered into. These obligations include, in each case, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, reorganization or similar proceeding, whether or not the interest is an allowable claim in the proceeding;

(2) any other Indebtedness of an issuer or any Note Guarantor permitted to be incurred under the terms of the notes indenture, unless the instrument under which this Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses
    (1) and (2).

    Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for Federal, state, local or other taxes owed or owing by an issuer;

(2) any Obligations of an issuer to any of its Subsidiaries or other Affiliates;

(3) any trade payables (including Guarantees of trade payables or instruments evidencing these liabilities);

(4) the portion of any Indebtedness that is incurred in violation of the notes indenture;

(5) Non-Recourse Debt;

(6) Any Indebtedness, Guarantee or Obligation of the issuers or the Note Guarantors which is subordinate or junior to any other Indebtedness, Guarantee or Obligation of the issuers or the Note Guarantors;

(7) Indebtedness evidenced by the notes and the Note Guarantees; and

(8) Capital Stock of an issuer or a Note Guarantor.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as the Regulation is in effect on the date of this prospectus.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any of the interest or principal prior to the date originally scheduled for the payment of the interest or principal.

    "SUBORDINATED NOTE OBLIGATIONS" means all Obligations with respect to the notes, including, without limitation, principal, premium, if any, interest and liquidated damages, if any, payable pursuant to the terms of the notes, together with and including, without limitation, any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including, without limitation, claims for damages, or otherwise.

    "SUBSIDIARY" means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned or controlled, directly or indirectly, by a Person or one or more of the other Subsidiaries of that Person (or a combination of them); and

(2) any partnership where:

    (a) the sole general partner or the managing general partner of which is the Person or a Subsidiary of the Person; or

    (b) the only general partners of which are the Person, or one or more Subsidiaries of the Person or any combination of them.

    "TOTAL TANGIBLE ASSETS" means the total consolidated assets, excluding goodwill and other intangible assets, of WRC Media and its restricted subsidiaries determined in accordance with GAAP, as set forth on WRC Media's most recent consolidated balance sheet.

    "UNIT COMMON STOCK" means the 205,656 shares of common stock of WRC Media initially offered with the notes as a unit.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of WRC Media (other than Weekly Reader and CompassLearning) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that the Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with WRC Media or any restricted subsidiary of WRC Media unless the terms of that agreement, contract, arrangement or understanding are no less favorable to WRC Media or the restricted subsidiary than those that might be obtained at the time from Persons who are not Affiliates of WRC Media;

(3) is a Person with respect to which neither WRC Media nor any of its restricted subsidiaries has any direct or indirect obligation:

    (a) to subscribe for additional Equity Interests; or

    (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of WRC Media or any of its restricted subsidiaries.

    Any designation of a Subsidiary of WRC Media as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Material Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the notes indenture and any Indebtedness of the Subsidiary shall be deemed to be incurred by a restricted subsidiary of WRC Media as of that date and, if the Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption "--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," WRC Media shall be in default of that covenant. The Board of Directors of WRC Media may at any time designate any Unrestricted Subsidiary to be a restricted subsidiary; PROVIDED that the designation shall be deemed to be an incurrence of Indebtedness by a restricted subsidiary of WRC Media of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation shall only be permitted if:

(1) the Indebtedness is permitted under the covenant described under the caption "--Material Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and

(2) no Default or Event of Default would be in existence following the designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of the Person that is at the time entitled to vote in the election of the Board of Directors of the Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying:

    (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect to each; by

    (b) the number of years that will elapse between that date and the making of the payment; by

(2) the then outstanding principal amount of the Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any specified Person means a restricted subsidiary of a Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares and shares of its Capital Stock pursuant to the exercise of warrants outstanding on the date of the notes indenture) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person.

                   DESCRIPTION OF NEW SENIOR PREFERRED STOCK

    The old senior preferred stock was and the new senior preferred stock will be issued under a certificate of designations, a copy of which is filed as an exhibit to the registration statement of which this prospectus constitutes a part. The following description is a summary of the material provisions of the certificate of designations and the senior preferred stockholders agreement and does not restate the certificate of designations and the senior preferred stockholders agreement in their entirety. We urge you to read the certificate of designations and the senior preferred stockholders agreement because they, and not this description, define your rights as holders of the senior preferred stock. Copies of the certificate of designations and the senior preferred stockholders agreement are available as stated under "Where You Can Find More Information." In this description, the terms "we," "our" and "us" refer only to WRC Media and not to any of its subsidiaries.

    The terms of the new senior preferred stock and the old senior preferred stock are identical except that the new senior preferred stock:

(1) will not contain terms with respect to transfer restrictions; and

(2) will not require us to complete a registered exchange offer.

Except as described in the previous sentence, the new senior preferred stock will evidence the same rights and obligations as the old senior preferred stock and will be entitled to the same benefits under the preferred stockholders agreement and the certificate of designations as the old senior preferred stock.

    Senior preferred stockholders whose shares of old senior preferred stock are accepted for exchange will receive new senior preferred stock having a liquidation preference equal to that of the surrendered old senior preferred stock. All old senior preferred stock and new senior preferred stock will be treated as a single class of securities under the certificate of designations.

GENERAL

    The certificate of designations designates 6,400,000 shares of our authorized preferred stock as 15% senior preferred stock due 2011, the old senior preferred stock, and 6,400,000 shares of our authorized preferred stock as 15% series B senior preferred stock, the new senior preferred stock. The old senior preferred stock has an original liquidation preference of $25.00 per share. The new senior preferred stock will have an original liquidation preference per share equal to the sum of $25.00 and the amount of any dividends accrued and unpaid between November 17, 1999 and the date of issuance of the new senior preferred stock. The senior preferred stockholders will have no preemptive rights in connection with the senior preferred stock.

    The liquidation preference of the senior preferred stock is not necessarily indicative of the price at which shares of the senior preferred stock will actually trade at or after the time of their issuance, and the senior preferred stock may trade at prices below its liquidation preference. The market price of the senior preferred stock can be expected to fluctuate with changes in the financial markets and economic conditions, our financial condition and prospects and other factors that generally influence the market prices of securities.

    All "distributions" with respect to the senior preferred stock, including the payment of dividends, the accrual of dividends, the exchange of the senior preferred stock for preferred stock of Weekly Reader and/or CompassLearning, redemptions, repurchases and distributions upon a liquidation, dissolution or winding up of WRC Media, are subject to the provisions of the Delaware Business Corporation Law. These provisions include those which prohibit any "distributions" if, after giving effect to the distributions, we would be unable to pay our debts as they become due in the usual course of our business or our total assets would be less than our total liabilities. See "Risk Factors-- Dividends."

RANKING

    The old senior preferred stock does and the new senior preferred stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution of WRC Media, rank:

    - senior to all classes or series of our common stock, par value $0.01 per share, and each other class of capital stock which includes any rights or options exercisable for or convertible into this capital stock issued by us the terms of which do not otherwise expressly provide (collectively referred to as "JUNIOR SECURITIES");

    - on a parity with each other class of capital stock which includes any rights or options exercisable for or convertible into this capital stock issued by us the terms of which specifically provide that these series will rank on a parity with the senior preferred stock (collectively referred to as "PARITY SECURITIES"); and

    - junior to each other class of capital stock which includes any rights or options exercisable for or convertible into this capital stock issued by us the terms of which specifically provide that these series will rank senior to the senior preferred stock (collectively referred to as "SENIOR SECURITIES").

    Without the written consent of the holders of a majority of the then outstanding senior preferred stock or the majority vote of holders of the then outstanding senior preferred stock at a meeting of the senior preferred stockholders called for this purpose, we may not authorize, create (by way of reclassification or otherwise) or issue:

(1) Parity Securities or Senior Securities; or

(2) any obligation or security convertible or exchangeable into, or evidencing a right to purchase, shares of any class or series of Senior Securities or Parity Securities.

    Notwithstanding the foregoing, we may, without the consent of the senior preferred stockholders, authorize, create (by way of reclassification or otherwise) or issue Parity Securities for the purpose of using the proceeds of these Parity Securities for the redemption of all outstanding shares of senior preferred stock. See "--Voting Rights."

DIVIDENDS


    The new senior preferred stock will accrue dividends at an annual rate of
(1) 15% and (2) 15.5% if we fail to comply with our registration obligations with respect to the old senior preferred stock. See "Registration Rights--The Senior Preferred Stock." In addition, if we are unable or fail to discharge our obligation to redeem all outstanding shares of the senior preferred stock in connection with a mandatory redemption or a change of control, the dividend rate will increase by 0.50% each quarter or portion of the quarter following the date on which this redemption was required to be made. These increases will continue until the default is cured. However, the aggregate increase in this dividend rate will not exceed 10%. See "--Redemption of Senior Preferred Stock--Change of Control" and "--Redemption of Senior Preferred Stock--Mandatory." The board of directors will declare dividends out of legally available funds. We will pay dividends on the senior preferred stock quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 1999 for the old senior preferred stock and, if the exchange offer is completed prior to the related record date, September 30, 2000 for the new senior preferred stock.


    Prior to December 31, 2004, or an earlier dividend payment date as we may elect in our sole discretion, dividends will not be payable in cash, but will accrete to the liquidation preference of the shares of the senior preferred stock, except as described in the next sentence. Prior to December 31, 2004, at the request of a majority of the holders of the senior preferred stock, we will pay dividends in additional fully-paid and nonassessable shares of senior preferred stock having an aggregate liquidation preference equal to the amount of the accrued and unpaid cash dividends in lieu of the dividends.

These dividends will accrete to the liquidation preference of the shares of the senior preferred stock. After December 31, 2004, we will pay dividends only in cash on the liquidation preference per share of the senior preferred stock.

    Dividends will be payable to holders of record as of a record date preceding the relevant quarterly dividend payment date, not more than 60 days or less than 10 days preceding the payment of the dividends, as fixed by our board of directors. Following December 31, 2004, any accrued and unpaid cash dividends may be declared and paid at any time to holders of record as of that date. However, these dividends will not be declared and paid more than 45 days preceding the payment date of these dividends, as may be fixed by our board of directors.

    We do not expect to pay any dividends in cash before December 31, 2004. Holders of shares of senior preferred stock will not be entitled to any dividends, whether in cash, property or stock, in excess of the cumulative dividends payable on the senior preferred stock. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment on the senior preferred stock that may be in arrears unless specifically provided for in the certificate of designations.

    Dividends payable on the new senior preferred stock will accrue from the most recent date to which dividends have been paid on the old senior preferred stock. If no dividends have been paid on the old senior preferred stock, the dividends will accrue from November 17, 1999. Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Accordingly, registered holders of the new senior preferred stock on the relevant record date for the first dividend payment date following the completion of the exchange offer will receive dividends accruing from December 31, 1999, the most recent date to which dividends have been paid or accreted. All dividends will be cumulative from the date of issuance of the senior preferred stock, whether or not in any dividend period we have funds legally available for the payment of the dividends.

    With respect to the old senior preferred stock accepted for exchange, the holders of the old senior preferred stock will receive new senior preferred stock having a liquidation preference equal to that of the surrendered old senior preferred stock. Dividends will cease to accrue in respect of shares of the old senior preferred stock on the date that the shares are exchanged or on the date of their earlier redemption or repurchase by us. See "Material U.S. Federal Tax Considerations." Holders of old senior preferred stock whose old senior preferred stock is accepted for exchange will not receive any payment in respect of accrued dividends on the old senior preferred stock.

REDEMPTION OF SENIOR PREFERRED STOCK

    OPTIONAL. On or after November 17, 1999, but not including from November 17, 2002 to November 17, 2004, we may, to the extent we have funds legally available for redemption, at our option in whole but not in part, at the redemption prices per share in cash listed in the table below, together with all accrued and unpaid cash dividends thereon to the date of redemption, without interest on the redemption price, if redeemed during the 12-month period beginning on November 17 of the years indicated below:

                                                                 PERCENTAGE OF
YEAR                                                           LIQUIDATION VALUE
----                                                           -----------------
1999........................................................        115.000%
2000........................................................        115.000
2001........................................................        115.000
2004........................................................        107.500
2005........................................................        105.625
2006........................................................        103.750
2007........................................................        101.875
2008 and thereafter.........................................        100.000

    MANDATORY. To the extent we have funds legally available for payment, on November 17, 2011, if any shares of the senior preferred stock are outstanding, we will be required to redeem all outstanding shares of senior preferred stock. The redemption price will be equal to the aggregate liquidation value of the shares redeemed, in cash, together with any accrued and unpaid cash dividends, if any, to the date of redemption, without interest on the redemption price.

    CHANGE OF CONTROL. If a change of control occurs, we, to the extent we have legally available funds for payment and to the extent permitted by the notes indenture, will offer to redeem the shares of senior preferred stock then outstanding and will redeem the senior preferred stock of any holder who will consent to the redemption upon a date that is no later than 30 days following the change of control. If a later date is required in order to comply with the federal securities laws, we will offer to redeem the senior preferred stock the first date thereafter on which the redemption is permitted. We will redeem the senior preferred stock at the redemption prices per share in cash listed in the table below, together with accrued and unpaid cash dividends to the date of redemption, without interest on the redemption price, if redeemed during the 12-month period beginning on November 17 of the years indicated below:

                                                                 PERCENTAGE OF
YEAR                                                           LIQUIDATION VALUE
----                                                           -----------------
1999........................................................        107.5000%
2000........................................................        107.5000
2001........................................................        107.5000
2002........................................................        100.0000
2003........................................................        100.0000
2004........................................................        103.7500
2005........................................................        102.8125
2006........................................................        101.8750
2007........................................................        100.9375
2008 and thereafter.........................................        100.0000

    The definition of "change of control" under the certificate of designations is substantially the same as the definition of the term under the notes indenture. See "Description of New Notes--Definitions."

EXCHANGE

    We may, at our option, but only in connection with a reorganization, as described below, redeem all, but not less than all, of the shares of the senior preferred stock then outstanding in exchange for an equivalent number of shares of preferred stock of Weekly Reader. The shares of preferred stock will be the identical type and have the same liquidation preference, having identical terms and conditions as the senior preferred stock, except that the issuer of the preferred stock shall be Weekly Reader. The shares of preferred stock of Weekly Reader and the senior preferred stock will have equal amounts of accrued and unpaid cash dividends.

    The DLJMB Investors and their permitted transferees may, under the senior preferred stockholders agreement, at their option, cause us to exchange all, but not less than all, outstanding shares of the senior preferred stock for an equal number of shares of preferred stock of Weekly Reader and/or CompassLearning, of identical type and liquidation preference. These shares of preferred stock of Weekly Reader and/or CompassLearning will have substantially identical terms and conditions as the senior preferred stock, except that the issuer of the preferred stock shall be Weekly Reader and/or CompassLearning, as applicable. The shares of preferred stock of Weekly Reader and the senior preferred stock will have equal amounts of accrued and unpaid cash dividends.

    A "reorganization" means a reorganization completed in connection with an initial public offering, where we will transfer, or cause to be transferred, all or substantially all of our assets to Weekly Reader in exchange for the assumption by Weekly Reader of all or substantially all of our liabilities, the issuance to us by Weekly Reader of new common stock and a number of shares of Weekly Reader preferred stock equal to the number of shares of senior preferred stock then outstanding in exchange for the senior preferred stock. A transaction will not be considered to be a "reorganization" unless after giving effect to the reorganization the overall economic position of a holder of Weekly Reader preferred stock is not worse than the overall economic position of a holder of the senior preferred stock immediately prior to the transaction with respect to the investment by the holder in us and relative to our other creditors, lenders and equity holders.

    Under the senior preferred stockholders agreement, the reorganization will also be conditional upon whether:

(1) the assets and liabilities Weekly Reader immediately subsequent to the reorganization are substantially identical to our assets and liabilities prior to the reorganization; and

(2) Weekly Reader delivered to the senior preferred stockholders who are party to the senior preferred stockholders agreement an opinion of outside counsel from a firm that is reasonably acceptable to the stockholders that:

    (a) the reorganization should qualify as a reorganization under
       Section 368(a) of the Internal Revenue Code of 1986, as amended; and

    (b) there should be no adverse tax consequences to the stockholders or to Weekly Reader that result from, are caused by, or are incurred by the stockholder or Weekly Reader in connection with the completion of the reorganization.

LIQUIDATION RIGHTS

    Except as provided in the certificate of designations, the holders of senior preferred stock will not be entitled to any distribution in the event of liquidation, dissolution or winding up of WRC Media. In the event of any voluntary or involuntary liquidation, dissolution or winding up, each holder of the new senior preferred stock will be entitled to payment, out of our assets available for distribution, before any payment or distribution is made on any Junior Securities, including, without limitation, our common stock. We will pay to each holder of senior preferred stock an amount equal to the liquidation value per share of senior preferred stock held by the holder, plus accrued and unpaid cash dividends, if any, to the date fixed for liquidation, dissolution or winding up.

    Liquidation value with respect to shares of senior preferred stock, but not including those distributed as dividends to the senior preferred stockholders upon their request in lieu of accretion of interest to the liquidation value as described under "--Dividends" above means, as of any date, the sum of:

(1) $25.00 per share; and

(2) the aggregate of all dividends accreted on the share until the most recent dividend payment date upon which an accretion to liquidation value has occurred. If the date is a dividend payment date upon which an accretion to liquidation value has occurred, the liquidation value shall be the sum of
    (1) and the aggregate of all dividends accreted on the share until that date.

In the event of an actual liquidation, dissolution or winding up of WRC Media or the redemption of senior preferred stock, the amount will be calculated by including dividends to the actual date of the liquidation, dissolution, winding up or redemption rather than the most recent dividend payment date. In addition, dividends will in no event accrete beyond the earlier of:

(1) December 31, 2004 or an earlier dividend payment date as we may elect to pay dividends in cash; and

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
(2) the most recent dividend payment date prior to the dividend payment date on which we begin paying dividends on the new senior preferred stock in additional shares of senior preferred stock in lieu of accretion of interest to the liquidation value.

Shares distributed as dividends to the senior preferred stockholders upon their request in lieu of accretion to the liquidation value will have the liquidation value of the senior preferred stock outstanding immediately prior to the first dividend payment date occurring after the senior preferred stockholders request payment of dividends in additional shares of senior preferred stock.

    If upon any voluntary or involuntary liquidation, dissolution or winding up of our assets, the application of all amounts available for payments with respect to the senior preferred stock and all other Parity Securities would not result in payment in full of the preferential amounts on the senior preferred stock and liquidating payments on any Parity Securities, then holders of the senior preferred stock and the Parity Securities will share ratably in any distribution of our assets, or the proceeds of the assets, in proportion to the full amount payable upon liquidation to which each is entitled. After payment in full of all amounts to which holders of senior preferred stock are entitled, these holders will not be entitled to any further participation in any distribution of our assets. However, neither the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets nor the consolidation or merger of WRC Media with one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of our business.

    The certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the senior preferred stock, although this liquidation preference will be substantially in excess of the par value of the shares of senior preferred stock.

VOTING RIGHTS

    Holders of the new senior preferred stock will not have any voting rights other than:

(1) those required by law; and

(2) those specified in the certificate of designations, including those described in this prospectus.

Upon our failure to:

(1) pay in full four consecutive or six quarterly cash dividends;

(2) discharge any obligation in connection with a mandatory redemption or a change of control with respect to the senior preferred stock for any reason including because there are no funds legally available for a redemption;

(3) give notice required to be given in connection with mandatory redemption provided for in the certificate of designations; or

(4) comply with our covenants described in the certificate of designations,

the number of directors constituting our board of directors will be increased by one and the majority holders of the new senior preferred stock, voting together as a single class with holders of other classes or series of our preferred stock having similar voting rights, will be entitled to elect one additional member of our board of directors.

    The term of office of any director elected as a result of any of the events described above will continue until all dividends in arrears on the senior preferred stock are paid in full and all other similar events or defaults have been cured or waived, at which time the term of office of these directors shall terminate and the number of directors constituting our board of directors will be reduced accordingly.

    In addition, as provided above under "--Ranking," we may not authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or Senior Securities, or any obligation or security convertible into or evidencing the right to purchase Parity Securities or Senior Securities without the consent of the holders of a majority of the then outstanding senior preferred stock. However, we may, without the consent of the senior preferred stockholders, authorize, create (by way of reclassification or otherwise) or issue Parity Securities for the purpose of using the proceeds of these Parity Securities for the redemption of all outstanding shares of senior preferred stock.

    Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

(1) increase or decrease the par value of the shares of that class of preferred stock; or

(2) alter or change the powers, preferences or special rights of the shares of that class of preferred stock in a way that would affect the Holders of that preferred stock adversely.

COVENANTS

    Without the consent of a majority of the then outstanding senior preferred stock, we may not amend, alter or repeal any provision of our certificate of incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the senior preferred stock, PROVIDED that any amendment that decreases the dividend payable on or the liquidation value of the senior preferred stock shall require the affirmative vote of holders of each share of senior preferred stock at a meeting of senior preferred stockholders called for this purpose or written consent of each senior preferred stockholder.

    PAYMENTS TO PARITY SECURITIES. So long as any shares of the senior preferred stock are outstanding, except as described in the next paragraph, we will not:

(1) declare, pay or set apart for payment on any Parity Securities any dividends or declare or make any other distribution on any Parity Securities;

(2) redeem, purchase or otherwise acquire any Parity Securities for any consideration, directly, indirectly; or

(3) pay or make available any monies for a sinking for the redemption of any shares of any Parity Securities.

However, in each case, it is necessary that we declare and pay, or set apart for payment a sum sufficient for the payment of, full cumulative dividends, to the extent the dividends on the senior preferred stock are payable in cash, on the senior preferred stock for all quarterly dividend periods terminating on or prior to the payment of the dividend on, or the acquisition of, the Parity Securities.

    When dividends, to the extent the dividends on the senior preferred stock are payable in cash, are not paid in full or a sum sufficient for the payment of dividends is not set apart as described in the preceding paragraph, all dividends declared upon the shares of senior preferred stock and all dividends declared upon any Parity Securities shall, in each case, to the extent payable in cash, be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the senior preferred stock and accumulated and unpaid on these Parity Securities.

    PAYMENTS TO JUNIOR SECURITIES. So long as any shares of senior preferred stock are outstanding, we will not:

(1) declare, pay or set apart for payment on any Junior Securities any dividends, other than pay-in-kind dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Securities, or declare or make any other distribution on the Junior Securities;

(2) redeem, purchase or otherwise acquire any Junior Securities for any consideration, directly or indirectly except by conversion into or exchange for Junior Securities; or

(3) pay or make available any monies for a sinking fund for the redemption of any Junior Securities, unless, in each case:

    (a) the full cumulative dividends to which the holders of senior preferred stock and any Parity Securities will have been entitled at the time of these payment to Junior Securities will have been paid or declared; and

    (b) a sum of money sufficient for the payment of these dividends for the current dividend period has been set apart.

    The foregoing provisions will not prohibit the redemption, purchase or other acquisition of any shares of WRC Media common stock for purposes of any of our or our subsidiaries' employee benefit or incentive plans.

    MERGER, CONSOLIDATION AND ASSET SALES. Without the written consent of the majority of the senior preferred stockholders or the majority vote of the senior preferred stockholders at a meeting called for this purpose, we may not merge or consolidate, or sell, exchange or convey all or substantially all of our assets, property or business unless in the case of a merger or consolidation:

(1) if we are not the surviving corporation, the seniority, rights, powers or preferences of the senior preferred stock continue unimpaired and on identical terms after the transaction; and

(2) the surviving corporation has a consolidated net worth, immediately following the transaction, at least equal to that of WRC Media prior to the transaction.

    For purposes of this covenant, "consolidated net worth" at any date and with respect to any person is defined in the certificate of designations as:

(1) the consolidated stockholders' equity of a person and its consolidated subsidiaries, MINUS

(2) their consolidated intangible assets (as defined in the certificate of designations).

    Notwithstanding any of the foregoing, this covenant will not prohibit any reorganization described under "--Exchange" completed in compliance with the terms of the senior preferred stock.

    REPORTS. So long as any shares of senior preferred stock are outstanding, we will furnish the senior preferred stockholders with the quarterly and annual financial reports that we are required to file with the Securities and Exchange Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 or, if we are not required to file these reports, reports containing the same information as would be required in these reports.

SENIOR PREFERRED STOCKHOLDERS AGREEMENT

    The relative rights and relationships of the senior preferred stockholders are determined under the senior preferred stockholders agreement. See "Ownership of Stock--Senior Preferred Stockholders Agreement."

TRANSFER AGENT AND REGISTRAR

    We will act as the transfer agent and registrar for the new senior preferred stock until and unless we select a successor.

                         BOOK-ENTRY, DELIVERY AND FORM

THE NEW NOTES

    The new notes will be issued in the form of one or more fully registered new notes in the form of global notes. Global notes are not issued in certificated form. Instead, global notes are deposited and registered in the name of the Depository Trust Company. Unlike notes in certificated form where there is an actual transfer or exchange of a certificated note, transfers and exchanges of beneficial interests in global notes can only be effected through DTC.

DEPOSITARY PROCEDURES

    The global notes will be deposited upon issuance with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Except as described below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC. Upon the issuance of the global notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the number of new notes represented by the global notes to the accounts of institutions that have accounts with DTC or its nominee ("participants"). The accounts to be credited shall be designated by the initial purchasers.

    Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, for the global notes, or by participants or persons that hold interests through participants with respect to beneficial interests in the global notes of persons other than participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global notes.

    So long as DTC, or its nominee, is the registered holder and owner of any global notes, DTC or the nominee, will be considered the sole legal owner and holder of the new notes represented by the global notes for all purposes under the notes indenture. Except as set forth below, owners of beneficial interests in the global notes will not:

    - be entitled to have the global notes or new notes represented by the global notes registered in their names;

    - receive or be entitled to receive physical delivery of certificated notes in definitive form; and

    - be considered to be the owners or holders of the global notes or any new notes represented by the global notes for any purpose under the notes indenture.

    We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take the action, and that the participants would authorize beneficial owners owning through these participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

    Any payment of principal or interest due on the global notes on any payment date or at maturity or upon mandatory redemption will be made available by us to the trustee by that date. As soon as possible thereafter, the trustee will make the payments to DTC or its nominee, as the registered owner of the global notes in accordance with existing arrangements between the trustee and DTC.

    We expect that:

    - DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the global note as shown on the records of DTC; and

    - payments by participants to owners of beneficial interests in the global notes held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants.

    None of us, the trustee and any payment agent for the global notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for other aspects of the relationship between DTC and its participants or the relationship between these participants and the owners of beneficial interests in the global notes owning through these participants.

    As long as the new notes are represented by a global note, DTC's nominee will be the holder of the new notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the new notes, including following a change of control or a tender offer for the new notes. Notice by participants or by owners of beneficial interests in a global note held through these participants of the exercise of the option to elect repayment of beneficial interests in the new notes represented by a global note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular new note, the beneficial owner of the new note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers, and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a security in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

    Unless and until exchanged in whole or in part for certificated notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of the DTC or by a nominee of the DTC to the DTC or another nominee of the DTC.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    DTC has advised us that DTC is:

    - a limited-purpose trust company organized under the laws of the State of New York;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. The securities brokers may include Donaldson, Lufkin & Jenrette Securities Corporation and Banc of America Securities LLC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A global note shall be exchangeable for corresponding certificated notes registered in the name of persons other than DTC or its nominee only if:

    (1) DTC:

       - notifies us that it is unwilling or unable to continue as depositary for the global note; or

       - at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

    (2) we in our discretion at any time determine not to have all of the securities represented by the global notes; or

    (3) an Event of Default (as defined in the notes indenture) with respect to the new notes has occurred and is continuing.

Any new note that is exchangeable under the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in the names as DTC shall direct. Subject to the foregoing, the global notes are not exchangeable, except for global notes of the same aggregate denomination to be registered in the name of DTC or its nominee.

SAME-DAY PAYMENT

    The notes indenture requires that payments in respect of the new notes including principal, premium and interest be made by wire transfer of immediately available U.S. dollar funds to the accounts specified by the holders of the new note, or, if an account is not specified, by mailing a check to each of the holder's registered address.

THE NEW SENIOR PREFERRED STOCK

    Shares of the new senior preferred stock will be issued only in registered, certificated form. This is non-global form. Shares of the new senior preferred stock may not be exchanged for beneficial interests in any new senior preferred stock in global form.

    The certificate of designations for the senior preferred stock requires that cash payments in respect of the new senior preferred stock shall be payable to holders of record on a date that is not more than 45 days prior to the date of the payment, as fixed by our board of directors. Any cash payment of dividends due on the new senior preferred stock on any dividend payment date or upon mandatory redemption will be made by us directly to the holders of the new senior preferred stock. We will make any cash payments in respect of the new senior preferred stock by mailing a check to each holder's registered address.

                              REGISTRATION RIGHTS

    The following description is a summary of the material provisions of the registration rights agreement relating to the notes and the senior preferred stockholders agreement. It does not restate these agreements in their entirety. We urge you to read the registration rights agreement relating to the notes and the senior preferred stockholders agreement in their entirety because they, and not this description, define your registration rights as holders of the new notes or the new senior preferred stock. Holders of new notes are not entitled to any registration rights with respect to the new notes except for shelf registration rights under the circumstances described below. Holders of new senior preferred stock will have limited demand registration rights, piggy back registration rights and shelf registration rights as described in this section.

    Under the registration rights agreement relating to the notes, we and the note guarantors agreed to file with the Securities and Exchange Commission an exchange offer registration statement on the appropriate form under the Securities Act of 1933 with respect to the old notes. Under the senior preferred stockholders agreement, WRC Media agreed to file with the Securities and Exchange Commission an exchange offer registration statement on the appropriate form under the Securities Act of 1933 with respect to the old senior preferred stock. The registration statement of which this prospectus is a part constitutes the exchange offer registration statement for both the old notes and the old senior preferred stock. The exchange offer being made hereby, if commenced and completed within the time periods described under "The Exchange Offer--Expiration Date; Extensions; Amendments," will satisfy these requirements under the registration rights agreement relating to the notes and the senior preferred stockholders agreement.

THE NOTES

    If:

    (1) we and the note guarantors are not permitted to complete the exchange offer because the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy; or

    (2) any holder of transfer restricted securities notifies us prior to the 20th day following completion of the exchange offer that:

       (a) it is prohibited by law or Securities and Exchange Commission policy from participating in the exchange offer; or

       (b) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales; or

       (c) that it is a broker-dealer and owns notes acquired directly from us or our "affiliate" which is defined under Rule 405 of the Securities Act of 1933,

we and the note guarantors will file with the Securities and Exchange Commission a shelf registration statement to cover resales of the notes by each holder who provides the information specified in Item 507 or 508 of Regulation S-K under the Securities Act of 1933 and any additional information required to be disclosed in order to make the information previously furnished by the holder not materially misleading.

    We and the note guarantors will use our respective best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Securities and Exchange Commission.

    For purposes of the preceding, "transfer restricted securities" means each old note until:

    (1) the date on which the old note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

    (2) following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of the prospectus contained in the exchange offer registration statement;

    (3) the date on which the old note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement; or

    (4) the date on which the old note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933.

    The registration rights agreement provides that:

    (1) we and the note guarantors will file an exchange offer registration statement with the Securities and Exchange Commission on or prior to 90 days after the closing of the offering of the old notes.

    (2) we and the note guarantors will use our respective best efforts to have the exchange offer registration statement declared effective by the Securities and Exchange Commission on or prior to 210 days after the closing of the offering of the old notes.

    (3) unless the exchange offer would not be permitted by applicable law or Securities and Exchange Commission policy, we and the note guarantors will

       (a) commence the exchange offer; and

       (b) use respective best efforts to issue on or prior to 30 business days, or longer, if required by the Federal securities laws, after the date on which the exchange offer registration statement was declared effective by the Securities and Exchange Commission, new notes in exchange for all old notes tendered prior to its effective date in the exchange offer; and

    (4) if obligated to file the shelf registration statement, we and the note guarantors will use our respective best efforts to file the shelf registration statement with the Securities and Exchange Commission on or prior to 45 days after the filing obligation arises and to cause the shelf registration to be declared effective by the Securities and Exchange Commission on or prior to 90 days after the obligation arises.

The exchange offer being made hereby, if commenced and completed within the time periods described in this paragraph, will satisfy the requirements under the registration rights agreement listed in (1), (2) and (3) of this paragraph.

    If:

    (1) we and the note guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for the filing; or

    (2) any of the registration statements is not declared effective by the Securities and Exchange Commission on or prior to the date specified for its effectiveness; or

    (3) we and the note guarantors fail to complete the exchange offer within 30 business days of the date specified for effectiveness with respect to the exchange offer registration statement; or

    (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (each of the event referred to in clauses (1) through (4) above, a "registration default"), then we and the note guarantors will pay liquidated damages to each holder of the old notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $0.05 per week per $1,000 principal amount of the old notes held by the holder.

    The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of the old notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $0.50 per week per $1,000 principal amount of the old notes.

    All accrued liquidated damages will be paid by us and the note guarantors on each damages payment date to the global note holder by wire transfer of immediately available funds or by Federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if accounts have not been specified.

    Following the cure of all registration defaults, the accrual of liquidated damages will cease.

THE SENIOR PREFERRED STOCK

    If:

    (1) WRC Media is not permitted to complete the exchange offer because the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy; or

    (2) any holder of transfer restricted securities notifies WRC Media prior to the 20th day following completion of the exchange offer that:

       (a) it is prohibited by law or Securities and Exchange Commission policy from participating in the exchange offer; or

       (b) that it may not resell the new senior preferred stock acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for any resales; or

       (c) that it is a broker-dealer and owns senior preferred stock acquired directly from us or our "affiliate" which is defined under Rule 405 of the Securities Act of 1933,

WRC Media will file with the Securities and Exchange Commission a shelf registration statement to cover resales of the senior preferred stock by each holder thereof who provides the information specified in Item 507 or 508 of Regulation S-K under the Securities Act of 1933 and any additional information required to be disclosed in order to make the information previously furnished by the holder not materially misleading.

    WRC Media will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Securities and Exchange Commission.

    For purposes of the preceding, "transfer restricted securities" means each share of old senior preferred stock until:

    (1) the date on which the share of old senior preferred stock is exchanged in the exchange offer for a share of new senior preferred stock which is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act of 1933;

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    (2) the date on which the share of old senior preferred stock has been disposed of in accordance with a shelf registration statement and the purchasers of the old senior preferred stock have been issued new senior preferred stock; or

    (3) the date on which the share of old senior preferred stock is distributed to the public pursuant to Rule 144 under the Securities Act of 1933.

    The senior preferred stockholders agreement provides that:

    (1) WRC Media will file an exchange offer registration statement with the Securities and Exchange Commission on or prior to 90 days after November 17, 1999, the closing of the offering of the old senior preferred stock;

    (2) WRC Media will use its best efforts to have the exchange offer registration statement declared effective by the Securities and Exchange Commission on or prior to 210 days after the closing of the offering of the old senior preferred stock;

    (3) unless the exchange offer would not be permitted by applicable law or Securities and Exchange Commission policy, WRC Media will

       (a) commence the exchange offer; and

       (b) use its best efforts to issue on or prior to 30 business days, or longer, if required by the Federal securities laws, after the date on which the exchange offer registration statement was declared effective by the Securities and Exchange Commission, new senior preferred stock in exchange for all old senior preferred stock tendered prior to its effective date thereto in the exchange offer; and

    (4) if obligated to file the shelf registration statement, WRC Media will use its best efforts to file the shelf registration statement with the Securities and Exchange Commission on or prior to 45 days after the filing obligation arises and to cause the shelf registration to be declared effective by the Securities and Exchange Commission on or prior to 90 days after the obligation arises.

The exchange offer being made hereby, if commenced and completed within the time periods described in this paragraph, will satisfy the requirements under the senior preferred stockholders agreement listed in (1), (2) and (3) of this paragraph.

    If:

    (1) WRC Media fails to file any of the registration statements required by the senior preferred stockholders agreement on or before the date specified for the filing; or

    (2) any of the registration statements is not declared effective by the Securities and Exchange Commission on or prior to the date specified for its effectiveness; or

    (3) WRC Media fails to complete the exchange offer within 30 business days of the date specified for effectiveness with respect to the exchange offer registration statement; or

    (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the preferred stockholders agreement (each of the event referred to in clauses (1) through (4) above, a "registration default"), the holders of shares of the senior preferred stock will be entitled to receive 15.5% per annum for each week or portion of the week that the registration default continues. Notwithstanding anything to the contrary set forth in the certificate of designations,

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    (1) upon filing of the exchange offer registration statement and/or, if applicable, the shelf registration statement; or

    (2) upon the effectiveness of the exchange offer registration statement and/or, if applicable, the shelf registration statement; or

    (3) upon completion of the exchange offer; or

    (4) upon the filing of a post-effective amendment to the registration statement or an additional registration statement that causes the exchange offer registration statement and/or, if applicable, the shelf registration statement, to again be declared effective or made usable;

the dividend rate shall return to 15%, before giving effect to any applicable default dividend.

    Even if the exchange offer for the old senior preferred stock is completed, the remaining old senior preferred stockholders will have the following additional registration rights with respect to old senior preferred stock. Under the senior preferred stockholders agreement the DLJMB Investors and their permitted transferees will be entitled to require WRC Media, Weekly Reader or CompassLearning, as applicable, to register under the Securities Act of 1933:

    (1) the old senior preferred stock and any other securities into which the old senior preferred stock is exchangeable on two separate occasions; and

    (2) the preferred stockholder warrants which are described under "The Acquisition and Recapitalization," and the shares of the Weekly Reader common stock or CompassLearning common stock into which the preferred stockholder warrants are exchangeable on two separate occasions.

    In addition, under the senior preferred stockholders agreement, the old senior preferred stockholders will be entitled to "piggy back" registration rights with respect to the old senior preferred stock, preferred stockholder warrants and any securities of WRC Media, Weekly Reader or CompassLearning into which the old senior preferred stock or preferred stockholder warrants are convertible or exchangeable. The piggy back registration rights provide that when WRC Media proposes to register any of its capital stock or rights under the Securities Act of 1933 for sale in a public offering, including, without limitation, in connection with its initial public offering, it will give written notice to the senior preferred stockholders who hold registrable securities. Upon an old senior preferred stockholder's written request to include its registrable securities issued by WRC Media, Weekly Reader or CompassLearning under the registration statement, WRC Media will use its best efforts to register all of the registrable securities that the old senior preferred stockholders have requested to be registered.

    In addition to the registration rights outlined above, the new senior preferred stockholders will have the following additional registration rights with respect to new senior preferred stock. Under the senior preferred stockholders agreement, the DLJMB Investors and their permitted transferees will be entitled to require WRC Media, Weekly Reader or CompassLearning, as applicable, to register under the Securities Act of 1933:

    (1) the new senior preferred stock and the securities into which the new senior preferred stock is exchangeable on two separate occasions; and

    (2) the preferred stockholder warrants, described under "The Acquisition and Recapitalization," and the shares of the Weekly Reader common stock or CompassLearning common stock into which the preferred stockholder warrants are exchangeable on two separate occasions.

    Also, under the senior preferred stockholders agreement the new senior preferred stockholders will be entitled to "piggy back" registration rights with respect to the new senior preferred stock, the preferred stockholder warrants and any securities of WRC Media, Weekly Reader or CompassLearning

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into which the new senior preferred stock or preferred stockholder warrants are convertible or exchangeable. The piggy back registration rights provide that when WRC Media proposes to register any of its capital stock or rights under the Securities Act of 1933 for sale in a public offering, including, without limitation, in connection with its initial public offering, it will give written notice to the senior preferred stockholders who hold registrable securities. Upon a senior preferred stockholder's written request to include its registrable securities issued by WRC Media Weekly Reader or CompassLearning under the registration statement, WRC Media will use its best efforts to register all of the registrable securities that the senior preferred stockholders have requested to be registered.

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                    MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

    The following is a discussion of material United States Federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of the notes and the senior preferred stock. Unless otherwise stated, this discussion is limited to the tax consequences to original beneficial owners of the notes and the senior preferred stock who acquired the old notes and the old senior preferred stock at their initial issuance and who hold such notes and senior preferred stock as capital assets. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular investor and does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold the notes or the senior preferred stock as part of a straddle, hedge, conversion transaction or other integrated investment. This discussion does not address U.S. Federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. Federal gift and estate or other Federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

    INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM, AS A RESULT OF THEIR INDIVIDUAL CIRCUMSTANCES, FROM THE EXCHANGE OF THE OLD NOTES FOR THE NEW NOTES AND OF THE OLD SENIOR PREFERRED STOCK FOR THE NEW SENIOR PREFERRED STOCK AND OF THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE NEW SENIOR PREFERRED STOCK RECEIVED IN THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

    The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder that is a citizen or individual resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. Federal income tax on a net income basis in respect of its investment in the notes or senior preferred stock, as applicable.

EXCHANGE OFFER

    The exchange of old notes for new notes and old senior preferred stock for new senior preferred stock, as applicable, in the exchange offer will not constitute a taxable event for U.S. holders. A U.S. holder's holding period for a new note or new senior preferred stock, as applicable, will include the holding period for the old note or the old senior preferred stock exchanged pursuant to the exchange offer, and the holder's adjusted basis in a new note or new senior preferred stock will be the same as the holder's adjusted basis in the old note or the old senior preferred stock. The new notes will have the same U.S. Federal income tax characteristics as the old notes. The new senior preferred stock will have the same U.S. Federal income tax characteristics as the old senior preferred stock.

STATED INTEREST ON THE NOTES

    Stated interest on a note will generally be includible in a U.S. holder's gross income as ordinary income at the time it is accrued or received in accordance with the U.S. holder's regular method of accounting for U.S. Federal income tax purposes.

ORIGINAL ISSUE DISCOUNT ON THE NOTES

    A debt obligation that has an issue price that is less than its stated redemption price at maturity by more than a DE MINIMIS amount will be treated as issued with original issue discount for U.S. Federal

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income tax purposes. The stated redemption price at maturity of a debt obligation is the sum of all payments to be made on the debt obligation that are not "qualified stated interest" payments. "Qualified stated interest" generally means stated interest that is unconditionally payable at least annually at a single fixed rate or under a single formula. The semi-annual interest payments on the notes should constitute qualified stated interest. Accordingly, the stated redemption price at maturity of the notes should equal their principal amount.

    The issue price of a debt obligation is less than its stated redemption price at maturity by more than a DE MINIMIS amount for this purpose if the difference between the stated redemption price at maturity of the debt obligation and its issue price is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The old notes were issued with original issuance discount in excess of a DE MINIMIS amount. The amount of original issue discount on each old note was $38.15.

    Because the old notes were issued with original issue discount in excess of a DE MINIMIS amount, U.S. holders of the notes must generally include original issue discount in gross income as interest for U.S. Federal income tax purposes on an annual basis under a constant yield method without regard to the holder's method of accounting for tax purposes. As a result, U.S. holders generally will be required to include original issue discount in income in advance of the receipt of some or all of the related cash payments. The amount of original issue discount includible in income by a U.S. holder of a note is the sum of the "daily portions" of original issue discount with respect to the note for each day during the holder's taxable year on which it held the note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. The accrual period for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

    In general, the amount of original issue discount allocable to an accrual period is an amount equal to the excess, if any, of (1) the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over
(2) the sum of any qualified stated interest allocable to the accrual period. The following rules apply to determine original issue discount allocable to an accrual period:

    - if an interval between payments of qualified stated interest contains more than one accrual period,

    -- the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval;

    - if the accrual period is the final accrual period,

    -- the amount of original issue discount allocable to the final accrual period is the difference between the amount payable at maturity other than a payment of qualified stated interest, and the adjusted issue price of the note at the beginning of the final accrual period; and

    - if all accrual periods are of equal length, except for an initial short accrual period,

    -- the amount of original issue discount allocable to the initial short accrual period may be computed under any reasonable method.

    The adjusted issue price of a note at the beginning of any accrual period is equal to its issue price increased by the accrued original issue discount for each prior accrual period and reduced by any prior

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payments made on such note that were not qualified stated interest payments.
Under these rules, U.S. holders of notes with original issue discount will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

OPTIONAL REDEMPTION OF NOTES

    For purposes of computing the yield to maturity on the notes, we will be deemed to exercise our option to redeem the notes if such deemed exercise could produce a lower yield on the notes than the stated yield to maturity. Our option to redeem the notes prior to their stated maturity date should not affect the computation of the amount of original issue discount on the notes.

REDEMPTION PREMIUM ON THE SENIOR PREFERRED STOCK AND ADDITIONAL PREFERRED SHARES

    Under Section 305 of the Internal Revenue Code and the applicable Treasury Regulations, if the redemption price of preferred stock exceeds its issue price by more than a DE MINIMIS amount, then the redemption premium will be treated as a series of constructive distributions over the life of the preferred stock and taken into account under principles similar to the principles applicable to the taxation of original issue discount on the notes. The issue price of preferred stock is less than its redemption price by more than a DE MINIMIS amount if the difference between the redemption price and the issue price is at least
0.25 percent of the redemption price of the preferred stock multiplied by the number of complete years to mandatory redemption. The redemption premium on each share of senior preferred stock is approximately $3.92, which is in excess of a DE MINIMIS amount. The amount of each constructive distribution will be treated in the same manner as actual dividends as described below under "Distributions on the Senior Preferred Stock."

    The issue price of an additional preferred share will be the fair market value of the share on the date of distribution. If the redemption price of an additional preferred share exceeds the issue price of the share by more than a DE MINIMIS amount, then a U.S. holder thereof would be required to treat the excess as a series of constructive distributions over the term of the additional preferred share, as described above, which distributions would be treated in the same manner as distributions described below under "Distributions on the Senior Preferred Stock." Because additional preferred shares may be issued at different times, it is possible that a U.S. holder would own additional preferred shares with different issue prices. Consequently, if WRC Media had current or accumulated earnings and profits in such a case, a U.S. holder would be treated as having received constructive dividends on its additional preferred shares in differing amounts depending on the issue price of each additional preferred share, and those shares would not be fungible with each other or with the old senior preferred stock purchased in the transactions described under "The Acquisition and Recapitalization" due to their differing U.S. Federal income tax characteristics. The term "senior preferred stock" shall hereinafter mean, unless otherwise indicated, the senior preferred stock and the additional preferred shares that shall have been issued with respect to the senior preferred stock. As a result, WRC Media might not be able to determine the proper amount of income to be accrued for any particular share of senior preferred stock. Moreover, purchasers of senior preferred stock in the secondary market might not be able to determine the proper amount of income to be accrued with respect to the stock.

DISTRIBUTIONS ON THE SENIOR PREFERRED STOCK

    Distributions on the senior preferred stock will constitute dividends taxable as ordinary income for U.S. Federal income tax purposes to the extent of the current or accumulated earnings and profits of WRC Media as determined under U.S. Federal income tax principles. Any dividends paid to U.S. holders that are U.S. corporations may qualify for the dividends-received deduction.

    To the extent, if any, that a U.S. holder receives a distribution on its senior preferred stock that exceeds the current and accumulated earnings and profits of WRC Media, the distribution will be

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treated first as a non-taxable return of capital reducing the holder's basis in its shares of senior preferred stock. Any distribution in excess of the holder's basis in its senior preferred stock will be treated as capital gain.

    If a distribution with respect to the senior preferred stock is paid in the form of additional preferred shares, (1) the amount of the distribution will be the fair market value of the additional preferred shares as of the date of distribution, and (2) the distribution will be treated as described in the preceding two paragraphs.

DISPOSITION OF THE NOTES OR THE SENIOR PREFERRED STOCK

    Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note or senior preferred stock, as applicable, a U.S. holder generally will recognize taxable gain or loss equal to the difference between
(1) the sum of cash plus the fair market value of all other property received on such disposition (less, in the case of a note, any accrued interest which would be taxable as such) and (2) the beneficial owner's adjusted tax basis in the note or the senior preferred stock, as applicable. Special rules may apply to any redemptions of the senior preferred stock which may result in the amount paid being treated as a dividend for U.S. Federal income tax purposes.

    A U.S. holder's adjusted tax basis in a note generally will equal the amount of the original issue price of the old notes net of accrued interest, less any principal payments received by the holder. A U.S. holder's initial tax basis in the senior preferred stock other than additional preferred shares will generally be the price the holder paid for the old senior preferred stock. A U.S. holder's initial tax basis in an additional preferred share will be the fair market value of the additional preferred share on the date of distribution. Thereafter, the initial tax basis in the senior preferred stock or additional preferred shares will be (1) increased by the amount, if any, of any constructive distributions the holder is treated as having received pursuant to the rules described above under "Redemption Premium on the Senior Preferred Stock and Additional Preferred Shares;" and (2) decreased by the portion of any actual or constructive distribution that is treated as a tax-free recovery of basis as described above under "Distributions on the Senior Preferred Stock."

    Gain or loss recognized on the disposition of a note or senior preferred stock, as applicable, generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder's holding period for the note or the senior preferred stock, as applicable, is more than 12 months. The maximum Federal long-term capital gain rate is 20% for noncorporate U.S. holders and 35% for corporate U.S. holders. The deductibility of capital losses by U.S. holders is subject to limitations.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

EXCHANGE OFFER

    The exchange of old notes for new notes and old senior preferred stock for new senior preferred stock in the exchange offer will not constitute a taxable event for a holder that is, with respect to the United States, a foreign corporation or non-resident alien individual. A non-U.S. holder's holding period for a new note or new senior preferred stock, as applicable, will include the holding period for the old note or the old senior preferred stock exchanged pursuant to the exchange offer, and the holder's adjusted basis in a new note or new senior preferred stock will be the same as the holder's adjusted basis in the old note or the old senior preferred stock. The new notes will have the same U.S. Federal income tax characteristics as the old notes. The new senior preferred stock will have the same U.S. Federal income tax characteristics as the old senior preferred stock.

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PAYMENTS OF INTEREST ON THE NOTES

    Subject to the discussion of backup withholding below, payments of principal and interest on the notes by us or any of our agents to a non-U.S. holder will not be subject to withholding of U.S. Federal income tax, provided that, with respect to payments of interest, (1) the non-U.S. holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of any of WRC Media, Weekly Reader and CompassLearning and is also not a controlled foreign corporation related to any of these entities through stock ownership and (2) the beneficial owner provides a statement signed, under penalties of perjury, that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements. New Treasury Regulations would modify the certification requirements on payments of interest made after December 31, 2000.

DISTRIBUTIONS ON THE SENIOR PREFERRED STOCK

    Dividends on the senior preferred stock, including dividends in the form of additional preferred shares and constructive dividends, that are actually or deemed paid to a non-U.S. holder of the senior preferred stock generally will be subject to withholding tax at a rate of 30% or a lower rate if specified by an applicable income tax treaty. Currently, for purposes of determining whether tax is to be withheld at a rate of 30% or at a reduced rate, WRC Media ordinarily will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of such country absent knowledge that the presumption is not warranted. After December 31, 2000, a non-U.S. holder will be required to properly certify its entitlement to the treaty benefits on Internal Revenue Service Form W-8BEN or any other appropriate successor forms.

DISPOSITION OF THE NOTES OR THE SENIOR PREFERRED STOCK

    No withholding of U.S. Federal income tax will be required with respect to any gain or income realized by a non-U.S. holder upon the sale, exchange, redemption, retirement at maturity or other disposition of a note or senior preferred stock, as applicable. A non-U.S. holder will not be subject to U.S. Federal income tax on gain realized on the sale or other disposition of a note or senior preferred stock, as applicable, unless (1) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributed to an office or other fixed place of business maintained by the holder in the United States, or (2) the gain or income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

    Notwithstanding the foregoing, a non-U.S. holder generally will be subject to U.S. Federal income tax on gain recognized on the sale, exchange or disposition of senior preferred stock if WRC Media is a "United States real property holding corporation" for U.S. Federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for the senior preferred stock. WRC Media does not believe that it currently is a "United States real property holding corporation," and it expects that it will not become one in the future, although there can be no assurance in that regard.

    EACH NON-U.S. HOLDER IS URGED TO CONSULT THE HOLDER'S TAX ADVISOR AS TO THE APPLICATION OF THE NEW REGULATIONS AND THE PROCEDURES FOR ESTABLISHING AN EXEMPTION FROM WITHHOLDING TAX.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We are required to file information returns with the Internal Revenues Service for non-exempt U.S. holders with respect to:

    - payments made in respect of a note including original issue discount;

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    - payment of the proceeds from the sale of a note;

    - dividends received with respect to senior preferred stock; and

    - payment of the proceeds from the sale of senior preferred stock.

In addition, non-exempt U.S. holders may be subject to a 31% backup withholding tax in respect of such payments if they:

    - fail to furnish or certify their correct taxpayer identification number to the payor in the manner required;

    - are notified by the Internal Revenue Service that they have failed to report payments of interest and dividends properly; or

    - under certain circumstances, fail to certify, under penalties of perjury, that they have not been notified by the Internal Revenue Service that they are subject to backup withholding for failure to report interest and dividend payments.

Non-U.S. holders of the notes and the senior preferred stock may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of the information reporting requirements and backup withholding tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the person's U.S. Federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

    EACH NON-U.S. HOLDER IS URGED TO CONSULT THE HOLDER'S TAX ADVISOR AS TO THE APPLICATION OF THE NEW TREASURY REGULATIONS APPLICABLE TO PAYMENTS MADE AFTER DECEMBER 31, 2000 AND THE PROCEDURES FOR ESTABLISHING AN EXEMPTION FROM BACKUP WITHHOLDING.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes or new senior preferred stock for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes or new senior preferred stock. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes or new senior preferred stock received in exchange for old notes or old senior preferred stock where the old notes or old senior preferred stock were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make available a prospectus meeting the requirements of the Securities Act of 1933 to any broker-dealer for use in connection with any resale. In addition, until
      , all dealers effecting transactions in the new notes or the new senior preferred stock may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of new notes or new senior preferred stock by broker-dealers. The new notes or the new senior preferred stock received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or the new senior preferred stock or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers or the purchasers of any of these new notes or new senior preferred stock. Any broker-dealer that resells the new notes or the new senior preferred stock that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes or new senior preferred stock may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any of these resales of the new notes or new senior preferred stock and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

    For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable fees and expenses of one counsel for the holders of the old notes and the old senior preferred stock) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes and the old senior preferred stock (including any broker-dealers) against liabilities, including, without limitation, liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS


    Certain legal matters with respect to the new notes and the new senior preferred stock offered by this registration statement will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Certain Minnesota legal matters will be passed upon for us by Leonard, Street and Deinard Professional Association, Mineapolis, Minnesota, and certain Wisconsin legal matters will be passed on for us by Foley & Larder, Milwaukee, Wisconsin. Certain legal matters with respect to the new notes and the new senior preferred stock offered hereby will be passed upon for the holders by Latham & Watkins, New York, New York and Davis Polk & Wardwell, New York, New York.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of WRC Media, Inc. and subsidiaries as of December 31, 1999 and for the period from May 14, 1999 to December 31, 1999 and the statement of operations and cash flows as well as the consolidated financial statements of Weekly Reader as of December 31, 1999 and for the period then ended and the financial statements of CompassLearning as of December 31, 1999 and for the period from January 1, 1999 through July 13, 1999, as predecessor, and for the period from July 14, 1999 through December 31, 1999, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are included in this registration statement in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of Weekly Reader as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, and the consolidated financial statements of American Guidance as of June 30, 1998 and for each of the two years in the period ended June 30, 1998, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this registration statement, and are included in reliance upon the reports of the firm given upon their authority as experts in accounting and auditing.

    The financial statements of JLC Learning Corporation, prior to being acquired by WRC Media Inc., predecessor of CompassLearning, as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    In September, 1999, pursuant to authorization of its Board of Directors, CompassLearning, formerly known as JLC Learning Corporation, dismissed the firm of PricewaterhouseCoopers LLP, the former accountants of CompassLearning, as its auditor and retained Arthur Andersen LLP.

    On December 13, 1999, pursuant to authorization of its Board of Directors, Weekly Reader dismissed the firm of Deloitte & Touche LLP, the former accountants of Weekly Reader, as its auditor and retained Arthur Andersen LLP.

    During the fiscal years ended December 31, 1997 and 1998, and the subsequent interim periods immediately preceding the change in accountants, there were no disagreements with PricewaterhouseCoopers LLP or Deloitte & Touche LLP on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers LLP or Deloitte & Touche LLP would have caused them to make reference to the subject matter of the disagreement in connection with their reports on CompassLearning's, Weekly Reader's or American Guidance's financial statements. During the fiscal years ended December 31, 1997 and 1998, and the subsequent interim periods immediately preceding the change in accountants, there were no reportable events, as that term is used in Regulation S-K, Item 304(a)(1)(v)(A) through (D) of the Securities Exchange Act of 1934.

                         INDEX TO FINANCIAL STATEMENTS


WRC MEDIA INC. AND SUBSIDIARIES (CO-ISSUER OF SENIOR
  SUBORDINATED NOTES):
  Report of Independent Public Accountants--Arthur Andersen
    LLP.....................................................     F-3
  Consolidated Balance Sheet as of December 31, 1999........     F-4
  Consolidated Statement of Operations for the period from
    May 14, 1999 (inception) to December 31, 1999...........     F-5
  Consolidated Statement of Stockholders' Equity from
    May 14, 1999 (inception) to December 31, 1999...........     F-6
  Consolidated Statement of Cash Flows for the period from
    May 14, 1999 (inception) through December 31, 1999......     F-7
  Notes to Consolidated Financial Statements................     F-8
  Condensed Consolidated Balance Sheets as of December 31,
    1999 and March 31, 2000 (Unaudited).....................    F-25
  Condensed Consolidated Statement of Operations for the
    Three Months Ended March 31, 2000 (Unaudited)...........    F-26
  Condensed Consolidated Statement of Cash Flows for the
    Three Months Ended March 31, 2000 (Unaudited)...........    F-27
  Notes to Condensed Consolidated Financial Statements
    (Unaudited).............................................    F-28

WEEKLY READER CORPORATION AND SUBSIDIARIES (CO-ISSUER OF
  SENIOR SUBORDINATED NOTES):
  Report of Independent Public Accountants--Arthur Andersen
    LLP.....................................................    F-29
  Report of Independent Auditors--Deloitte & Touche LLP.....    F-30
  Consolidated Balance Sheets as of December 31, 1998 and
    1999....................................................    F-31
  Consolidated Statements of Operations for the Years Ended
    December 31, 1997, 1998 and 1999........................    F-32
  Consolidated Statements of Stockholders' Deficit for the
    Years Ended December 31, 1997, 1998 and 1999............    F-33
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1997, 1998 and 1999........................    F-34
  Notes to Consolidated Financial Statements................    F-35
  Condensed Consolidated Balance Sheets as of December 31,
    1999 and March 31, 2000 (Unaudited).....................    F-50
  Condensed Consolidated Statement of Operations for the
    Three Months Ended March 31, 1999 and 2000
    (Unaudited).............................................    F-51
  Condensed Consolidated Statement of Cash Flows for the
    Three Months Ended March 31, 1999 and 2000
    (Unaudited).............................................    F-52
  Notes to Condensed Consolidated Financial Statements
    (Unaudited).............................................    F-53

COMPASSLEARNING, INC. (CO-ISSUER OF SENIOR SUBORDINATED
  NOTES):
  Report of Independent Public Accountants--Arthur Andersen
    LLP.....................................................    F-54
  Report of Independent Accountants--PricewaterhouseCoopers
    LLP.....................................................    F-55
  Balance Sheets as of December 31, 1998 and 1999...........    F-56
  Statements of Operations and Comprehensive Loss for the
    Years Ended December 31, 1997, 1998, for the period from
    January 1, 1999 to July 13, 1999 and for the period from
    July 14, 1999 to December 31, 1999......................    F-57
  Statements of Stockholders' Deficit for the Years Ended
    December 31, 1997, 1998 and, for the period from
    January 1, 1999 to July 13, 1999 and for the period from
    July 14, 1999 to December 31, 1999......................    F-58

  Statements of Cash Flows for the Years Ended December 31,
    1997, 1998 and, for the period from January 1, 1999 to
    July 13, 1999 and for the period from July 14, 1999 to
    December 31, 1999.......................................    F-59
  Notes to Financial Statements.............................    F-60
  Condensed Balance Sheets as of December 31, 1999 and
    March 31, 2000 (Unaudited)..............................    F-80
  Condensed Statement of Operations for the Three Months
    Ended March 31, 1999 and 2000 (Unaudited)...............    F-81
  Condensed Statement of Cash Flows for the Three Months
    Ended March 31, 1999 and 2000 (Unaudited)...............    F-82
  Notes to Condensed Financial Statements (Unaudited).......    F-83

AMERICAN GUIDANCE SERVICE, INC. (SIGNIFICANT SUBSIDIARY
  ACQUIRED IN 1998):
  Report of Independent Auditors--Deloitte & Touche LLP.....    F-84
  Consolidated Balance Sheet as of June 30, 1998............    F-85
  Consolidated Statements of Income for the Years Ended June
    30, 1997 and 1998.......................................    F-86
  Consolidated Statements of Stockholders' Equity for the
    Years Ended June 30, 1997 and 1998......................    F-87
  Consolidated Statements of Cash Flows for the Years Ended
    June 30, 1997 and 1998..................................    F-88
  Notes to Consolidated Financial Statements................    F-89

FINANCIAL STATEMENT SCHEDULES:
  Report of Independent Public Accountants--WRC Media Inc.
    and Subsidiaries........................................     S-1
  Report of Independent Public Accountants--Weekly Reader
    and Subsidiaries........................................     S-2(a)
  Independent Auditors' Report--Weekly Reader and
    Subsidiaries............................................     S-2(b)
  Schedule I--WRC Media Inc. Condensed Financial Information
    of Registrant as of December 31, 1999 and for the period
    from May 14, 1999 (inception) through December 31,
    1999....................................................     S-3
  Schedule II (a)--WRC Media Inc. Valuation and Qualifying
    Accounts for the period from May 14, 1999 (inception)
    through December 31, 1999...............................     S-6
  Schedule II (b)--Weekly Reader Corporation Valuation and
    Qualifying Accounts for the years ended December 31,
    1997, 1998 and 1999.....................................     S-7



    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted. In addition, WRC Media, Inc. has no operations and its ability to service its debt is dependent on the operations of its subsidiaries. Each of the Company's subsidiaries has guaranteed, on a joint and several basis, the debt obligations of WRC Media, Inc. Accordingly, the separate financial statements of the subsidiary guarantors have not been included in the accompanying financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To WRC Media Inc.:

    We have audited the accompanying consolidated balance sheet of WRC
Media Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from May 14, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WRC Media, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the period from May 14, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 20, 2000

                        WRC MEDIA INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999

                             (DOLLARS IN THOUSANDS)

ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 15,521
  Accounts receivable, net of allowance for doubtful
    accounts of $2,306......................................    47,394
  Inventories, net..........................................    14,682
  Prepaid expenses..........................................     2,961
  Other current assets......................................    20,258
                                                              --------
      Total current assets..................................   100,816
Property and equipment, net.................................     7,898
Purchased software, net.....................................     6,566
Goodwill, net...............................................   295,384
Deferred financing costs, net...............................     7,843
Deferred tax asset..........................................        --
Identified intangible assets, net...........................   153,676
Other assets................................................        46
                                                              --------
      Total assets..........................................  $572,229
                                                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 21,999
  Accrued payroll, commissions and benefits.................    10,917
  Current portion of deferred revenue.......................    35,961
  Other accrued liabilities.................................    38,990
  Current portion of long-term debt.........................     2,939
                                                              --------
      Total current liabilities.............................   110,806
Deferred revenue, net of current portion....................     1,780
Due to related party........................................     2,946
Long-term debt..............................................   273,617
Other long-term liabilities.................................        14
                                                              --------
      Total liabilities.....................................   389,163
                                                              --------
15% Series B preferred stock subject to redemption,
  including accrued dividends and warrants (liquidation
  preference $76,406).......................................    64,767
                                                              --------
Warrants on preferred stock.................................    11,751
                                                              --------
Common stock subject to redemption..........................     1,265
                                                              --------
Stockholders' equity:
  Common stock, ($.01 par value, 20,000,000 shares
    authorized; 6,855,853 shares outstanding)...............        69
  Additional paid-in capital................................   126,063
  Accumulated deficit.......................................   (20,849)
                                                              --------
      Total stockholders' equity............................   105,283
                                                              --------
      Total liabilities and stockholders' equity............  $572,229
                                                              ========

          The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

                        WRC MEDIA INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO DECEMBER 31, 1999

                             (DOLLARS IN THOUSANDS)

Sales, net..................................................  $ 50,570
Cost of goods sold..........................................    16,102
                                                              --------
      Gross profit..........................................    34,468
Operating costs and expenses:
  Sales and marketing.......................................    14,030
  Research and development..................................     3,861
  Distribution, circulation and fulfillment.................     1,959
  Editorial.................................................     1,374
  General and administrative................................     5,571
  Write-off of in-process research and development costs....     9,000
  Depreciation and amortization.............................     6,243
                                                              --------
      Loss from operations..................................    (7,570)
Interest expense, including amortization of deferred
  financing costs...........................................    (8,457)
Other, net..................................................        32
                                                              --------
      Loss before extraordinary item........................   (15,995)
Extraordinary item--writeoff of deferred financing costs....    (3,336)
                                                              --------
      Net loss..............................................  $(19,331)
                                                              ========

The accompanying notes to consolidated financial statements are an integral part of this statement.

                        WRC MEDIA INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               FROM MAY 14, 1999 (INCEPTION) TO DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                                              COMMON STOCK       ADDITIONAL
                                                           -------------------    PAID-IN     ACCUMULATED
                                                            SHARES     VALUE      CAPITAL       DEFICIT
                                                           --------   --------   ----------   -----------
Balance, May 14, 1999....................................      --       $ --      $     --      $     --
  Issuance of common stock, net..........................   6,649         67       122,354            --
  Value of stock issued in connection with senior
    notes................................................     207          2         3,709            --
  Net loss...............................................      --         --            --       (19,331)
  Preferred stock dividends..............................      --         --            --        (1,406)
  Accretion of preferred stock...........................      --         --            --          (112)
                                                            -----       ----      --------      --------
Balance, December 31, 1999...............................   6,856       $ 69      $126,063      $(20,849)
                                                            =====       ====      ========      ========

The accompanying notes to consolidated financial statements are an integral part of this statement.

                        WRC MEDIA INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999

                             (DOLLARS IN THOUSANDS)


Cash flows from operating activities:
  Net loss..................................................  $ (19,331)
  Adjustments to reconcile net loss to net cash provided by
    operating activities-
    Depreciation and amortization...........................      9,067
    Writeoff of in-process research and development costs...      9,000
    Extraordinary item......................................      3,336
    Amortization of deferred financing fees.................        555
    Provision for doubtful accounts receivable..............        336
    Changes in assets and liabilities, net of assets
      acquired-
      Decrease in accounts receivable.......................      9,018
      Decrease in inventories...............................         34
      Increase in prepaid expenses and other current
        assets..............................................       (882)
      Increase in other intangibles.........................       (864)
      Increase in accounts payable..........................      3,345
      Increase in due to related party......................      2,161
      Decrease in current and noncurrent deferred revenue...     (5,189)
      Increase in noncurrent assets.........................        (46)
      Increase in current and noncurrent accrued
        liabilities.........................................      4,964
                                                              ---------
        Net cash provided by operating activities...........     15,504
                                                              ---------
Cash flows from investing activities:
  Capital expenditures......................................       (700)
  Payments for acquisitions of business, net of cash
    acquired................................................   (466,919)
                                                              ---------
        Net cash used in investing activities...............   (467,619)
                                                              ---------
Cash flows from financing activities:
  Net proceeds from long-term debt..........................    303,894
  Repayments of long-term debt..............................    (27,338)
  Increase in deferred financing fees.......................    (11,317)
  Proceeds from sale of preferred stock.....................     75,000
  Proceeds from issuance of common stock....................    123,686
  Proceeds from issuance of warrants........................      3,711
                                                              ---------
        Net cash provided by financing activities...........    467,636
                                                              ---------
        Increase in cash and cash equivalents...............     15,521
Cash and cash equivalents, beginning of period..............         --
                                                              ---------
Cash and cash equivalents, end of period....................  $  15,521
                                                              =========


The accompanying notes to consolidated financial statements are an integral part of this statement.

                        WRC MEDIA INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS ORGANIZATION

    The accompanying consolidated financial statements include the accounts of WRC Media Inc. and its subsidiaries ("WRC")--Weekly Reader Corporation, and subsidiaries ("Weekly Reader") and CompassLearning, Inc. (formerly known as Jostens Learning Corporation, and formerly EAC I) ("CompassLearning"). The term "Company" refers to WRC and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

    WRC was incorporated on May 14, 1999. On July 14, 1999, WRC acquired CompassLearning in a business combination accounted for as a purchase.


    The total cost of the acquisition of Compass Learning was $61,935 (including $2,687 of acquisition costs), which was funded out of cash and assumption of liabilities. The purchase price was allocated on a preliminary basis, which is subject to adjustment, resulting from identification of intangibles, which may be retroactively reclassified out of goodwill. The Company expects to finalize their allocation of the purchase price by July 1, 2000. The Company has preliminarily allocated the purchase price to the assets acquired and the liabilities assumed based upon their fair values as follows:



Net liabilities assumed.....................................  $(6,290)
Purchased software..........................................    7,430
In-process research and development.........................    9,000
Other intangible assets.....................................   24,700
Goodwill....................................................   27,095
                                                              -------
                                                              $61,935
                                                              =======


    On November 17, 1999, WRC completed the recapitalization and purchase of Weekly Reader. As a result of these transactions, WRC owns 94.9% and PRIMEDIA INC. owns 5.1% of the common stock of Weekly Reader Corporation.

    The recapitalization and purchase of Weekly Reader consisted of the following:

    - The issuance of $152,000 in aggregate principal amount of 12 3/4% Senior Subordinated Notes due 2009 by WRC, Weekly Reader and CompassLearning.

    - WRC lending Weekly Reader $112,363 of the principal amount of the 12 3/4% Senior Subordinated Notes.

    - The completion of the senior bank credit facility by WRC, Weekly Reader and Compass Learning as borrowers, comprising of a $30,000 revolving credit facility, a $31,000 term loan and a $100,000 term loan.

    - The issuance of $75,000 of 15% Series B Preferred Stock by WRC and the related issuance of Weekly Reader Preferred Stock to WRC, with identical terms to the WRC preferred stock.

    - The purchase by Weekly Reader of 71.7% of its common stock outstanding from PRIMEDIA, Inc. for $287,363.

    - The purchase by WRC for $107,638 of 94.9% of the remaining 28.3% of Weekly Reader's common stock outstanding.

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS ORGANIZATION (CONTINUED)
    The acquisition of 94.9% of the stock of Weekly Reader by WRC has been reflected as a business transaction accounted for as a purchase. The total cost of the acquisition, including transaction costs aggregated $409,555. A preliminary allocation of the purchase cost has been allocated to major categories of assets and liabilities acquired based on estimated fair market value as follows-

Net assets acquired (including acquired goodwill)...........  $159,446
Identified intangibles......................................    87,133
Goodwill....................................................   162,976
                                                              --------
                                                              $409,555
                                                              ========


    The actual allocation of purchase cost will be based upon formal appraisals still to be completed and the resulting effect on loss from operations may differ from these amounts. The Company expects to finalize its allocation of the purchase price by September 30, 2000.


    Unaudited proforma information, assuming that the acquisition of CompassLearning and the recapitalization and acquisition of Weekly Reader had occurred on January 1, 1999, is as follows:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Net sales...................................................      $214,088
Gross profit................................................       148,844
Income from operations......................................        12,557
Net loss....................................................       (21,718)

    The unaudited pro forma information is presented for informational purposes only and does not purport to present what the results of operations would have been had the acquisition of CompassLearning and the acquisition and recapitalization of Weekly Reader, in fact, occurred on January 1, 1999 or to project the results of operations for any future period.

BUSINESS

    The Company is in the business of developing, publishing and marketing print and electronic supplemental education materials. Certain of the Company's products have been sold in the education marketplace for as long as 70 years. The Company's customers are primarily concentrated within the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis. The Company periodically evaluates the realizability of inventories and adjusts its allowance for excess or obsolete inventory as necessary.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The carrying values of cash, accounts receivable, and accounts payable approximate fair value based on the short-term nature of these financial instruments.

    The carrying values of the Company's Senior Subordinated Notes, Senior Bank Credit Facilities and Series B 15% Preferred Stock are assumed to approximate the market value as these instruments were issued in the fourth quarter of 1999.

MARKETABLE SECURITIES

    The Company classifies its investment securities as available for sale. Accordingly, the investment is recorded at fair value with unrealized gains or losses, net of the related tax effect, excluded from income and reported as other comprehensive income (loss).

SOFTWARE DEVELOPMENT COSTS

    Research and development ("R&D") costs are charged to expense when incurred. The Company capitalizes software development costs by project commencing when technological feasibility is established and concluding when the product is ready for commercial release. Additionally, the Company capitalizes acquired technologies that meet the provisions of Statement of Financial Accounting Standards ("SFAS") No. 86 "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED". The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic product lives and changes in software and hardware technology. Software development costs are amortized on a straight-line basis over four years or the expected life of the product, whichever is less. The Company periodically evaluates the net realizable value of capitalized software development costs based on factors such as budgeted sales, product development cycles and management's market emphasis.

GOODWILL

    Goodwill represents the excess of the purchase price of companies acquired over the fair value of their net assets at the acquisition date. Goodwill associated with the acquisition of CompassLearning is being amortized on a straight-line basis over 7 years while goodwill associated with the acquisition of Weekly Reader is being amortized on a straight-line basis over 40 years. Goodwill amortization charged to operations from the period from May 14, 1999 (inception) through December 31, 1999 was $2,271.

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED FINANCING FEES

    Deferred financing fees are related to direct costs paid by the Company in connection with their financing agreements. These costs are deferred and are being amortized on a straight-line basis over the term of the related debt. Amortization expense charged to operations for the period from November 17, 1999 (the date of the financing) through December 31, 1999 was $555.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets. Depreciation is provided principally on the straight-line method for financial reporting purposes and on accelerated methods for income tax purposes. Leasehold improvements are depreciated over the shorter of their useful life or lease term.

LONG-LIVED ASSETS

    The Company periodically evaluates the carrying value of long-lived assets in accordance with SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF." Under SFAS No. 121, long-lived assets and identifiable intangible assets, including goodwill, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows is less than the carrying amount of the long-lived assets being evaluated.

REVENUE RECOGNITION

    Subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription. Sales of books, tests and other items are generally recognized as revenue upon shipment, net of an allowance for returns.

    The Company recognizes software-based product revenues in accordance with the provisions of Statement of Position ("SOP") 97-2, "SOFTWARE REVENUE RECOGNITION," as amended by SOP 98-4, "DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS" of SOP 97-2. Under SOP 97-2, the Company recognizes revenue for hardware and software sales upon shipment of the product, provided collection of the receivable is probable, payment is due within one year and the fee is fixed or determinable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. Revenue from service contracts, instruction and user training is recognized ratably as the services are performed and post-contract support is recognized ratably over the related contract. Deferred revenue represents the Company's obligation to perform under signed contracts.

    For contracts with multiple obligations (e.g., deliverable and undeliverable products, maintenance and other services), the Company allocates revenue to each component of the contract based on vendor specific objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Several of the Company's customers are subject to fiscal funding requirements. If the funding requirements are subject to governmental approval, the likelihood of cancellation is assessed. If the likelihood of cancellation is assessed as remote, revenue is recognized. If the likelihood of cancellation is assessed as other than remote, revenue is deferred. If the funding requirements are subject to non-governmental approval, revenue is deferred and recognized in accordance with the provisions of SOP 97-2.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "ACCOUNTING FOR INCOME TAXES", which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

ADVERTISING


    Advertising costs are expensed the first time the advertising takes place, except for direct-response advertising, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that results in probable future economic benefits. Direct-response advertising consists of product promotional mailings, catalogs and subscription promotions. These direct-response advertising costs are capitalized as assets and amortized over the estimated period of future benefit using a ratio of current period revenues to total current and estimated future period revenues. The amortization periods range from six months to twelve months subsequent to the promotional event. Amortization of direct-response advertising costs is included in marketing and selling expenses on the accompanying statements of consolidated operations and accumulated deficit. Direct response advertising costs of approximately $2,700 at December 31, 1999, are included in other non-current assets on the accompanying consolidated balance sheets, are net of accumulated amortization of approximately $9,400 at December 31, 1999. Advertising and promotion expense, which includes amortization of direct response advertising was approximately $2,429 for the period from May 14, 1999 (inception) to December 31, 1999.



SEGMENT REPORTING



    The Company has determined that it has four reportable segments in accordance with SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". These four segments are based on the operating reports that are reviewed by the chief decision-maker, which is based upon the Company's operating subsidiaries. These segments are reviewed on an individual basis on net sales, gross profit and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) only. The Company does not track individual balance sheet information for its reportable segments and, therefore, has not provided separate balance sheet and cash flow information for each of the reportable segments.

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Segment information for the period from May 14, 1999 (inception) through December 31, 1999 and for the three months ended March 31, 2000 is as follows:



                                                     NET       GROSS
         PERIOD ENDING DECEMBER 31, 1999            SALES      PROFIT     EBITDA
-------------------------------------------------  --------   --------   --------
Weekly Reader....................................  $ 8,764    $ 7,488    $ 4,952
World Almanac....................................    6,304      4,154      1,818
American Guidance................................    3,724      2,707        303
                                                   -------    -------    -------
      Sub Total..................................   18,792     14,349      7,073
CompassLearning..................................   31,778     20,119      4,417
WRC Media Corporate..............................       --         --       (961)
                                                   -------    -------    -------
        Total....................................  $50,570    $34,468    $10,529
                                                   =======    =======    =======



                                                     NET       GROSS
       THREE MONTHS ENDING MARCH 31, 2000           SALES      PROFIT     EBITDA
-------------------------------------------------  --------   --------   --------
Weekly Reader....................................  $10,460    $ 8,581    $ 2,116
World Almanac....................................   13,308      8,874      3,436
American Guidance................................   11,940      8,550      3,675
                                                   -------    -------    -------
      Sub Total..................................   35,708     26,005      9,227
CompassLearning..................................   12,731      6,795     (2,707)
WRC Media Corporate..............................       --         --         --
                                                   -------    -------    -------
      Total......................................  $48,439    $32,800    $ 6,520
                                                   =======    =======    =======


3. INVENTORIES

    Inventories at December 31, 1999 are as follows:

Raw materials...............................................  $ 1,183
Finished goods, net.........................................   13,499
                                                              -------
    Inventories, net........................................  $14,682
                                                              =======

4. PURCHASED SOFTWARE

    Purchased software at December 31, 1999 consists of the following:

Purchased software..........................................   $7,430
Less--accumulated amortization..............................     (864)
                                                               ------
    Purchased software, net.................................   $6,566
                                                               ======

    Amortization of purchased software and capitalized software development costs are included in cost of products sold.

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. IDENTIFIED INTANGIBLE ASSETS, NET

    Identified intangible assets consist of identified intangible assets resulting from the acquisitions described in Note 1. As of December 31, 1999, identified intangible assets consisted of the following:


                                                     AMOUNT         LIFE
                                                    --------   --------------
Customer lists....................................  $ 62,911   7 to 9 Years
Trademarks........................................    49,991   1 1/2 to 40
                                                               Years
Copyrights........................................    14,633   8 Years
Product titles....................................    13,475   7 Years
Pre-publishing costs..............................     5,952   Substantially
                                                               all up to 5
                                                               years
Tradename.........................................     3,520   4 Years
Workforce in place................................     2,980   3 Years
Direct response advertising.......................     3,877   1 Year
Non-compete agreements............................     1,107   2 Years
Databases.........................................       560   8 Years
Other.............................................        61   4 to 10 Years
                                                    --------
    Total.........................................   159,067
Less- Accumulated amortization....................    (5,391)
                                                    --------
    Identified intangible assets, net.............  $153,676
                                                    ========


6. PROPERTY AND EQUIPMENT, NET

    Property and equipment at December 31, 1999 are as follows:

                                                         AMOUNT        LIFE
                                                        --------   -------------
Land..................................................   $  707
Computer equipment....................................    2,688    3 Years
Leasehold improvements................................      833    3 Years
Furniture.............................................      690    3 to 10 Years
Machinery and equipment...............................    2,152    3 to 10 Years
Internal use software.................................    1,368    5 Years
                                                         ------
    Total.............................................    8,438
Less- Accumulated amortization........................     (540)
                                                         ------
    Property and equipment, net.......................   $7,898
                                                         ======

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. OTHER ACCRUED LIABILITIES

    Other accrued liabilities at December 31, 1999 are as follows:

Rabbi Trust (Note 18).......................................  $18,220
Royalties...................................................    2,275
Accrued acquisition costs...................................    6,544
Accrued interest payable....................................    4,038
Customer deposits...........................................      653
Pension liability...........................................    1,687
Taxes payable...............................................      547
Other.......................................................    5,026
                                                              -------
    Other accrued liabilities...............................  $38,990
                                                              =======

8. LONG-TERM DEBT

    At December 31, 1999, long-term debt consisted of the following:

12 3/4% of Senior Subordinated Notes, due 2009(a)...........  $146,193
Senior Bank Credit Facilities(b)............................   130,363
                                                              --------
                                                               276,556
Less: amounts due within one year...........................    (2,939)
                                                              --------
  Long-term debt, net of current portion....................  $273,617
                                                              ========

------------------------

(a) In connection with the recapitalization of Weekly Reader described in
    Note 1, the Company and its subsidiaries issued 152,000 Units consisting of $152,000 in aggregate principal amount of 12 3/4% Senior Subordinated Notes ("the Notes") Due 2009 and 205,656 Shares of Common Stock. The notes pay interest semi-annually in arrears commencing May 15, 2000. The Notes are joint and several obligations of WRC, Weekly Reader and CompassLearning.

   Based upon an independent valuation, $148,289 was allocated to the value of the Notes while $3,711 was the value ascribed to the common stock. The Notes were issued net of $2,906 discount, which is being accreted to maturity using the effective interest method. Accretion of the debt discount for period from November 17, 1999 through December 31, 1999 was not significant.

   Prior to November 15, 2002, the Company may redeem up to 35% of the notes with net cash proceeds of certain sales of equity securities at a price of 112.75% of the principal amount, plus accrued and unpaid interest.

   On or after November 15, 2004, the Company may redeem the notes at redemption price of 106.375% of the principal amount, plus accrued interest thereon decreasing annually to 100% in 2007 and thereafter.


(b) The senior bank credit facilities are comprised of $30,000 revolving credit facility (which includes a letter of credit sub-facility) maturing in 2005, a $31,000 term loan A facility maturing in 2005 and the $100,000 term loan B facility maturing in 2006. As of December 31, 1999, no amounts were outstanding under the revolving credit facility and $30,613 and $99,750 were outstanding under the

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. LONG-TERM DEBT (CONTINUED)

    term loan A and the term loan B facilities, respectively. The term loan A facility and the term B facility amortize in quarterly installments beginning on December 31, 1999.


   Loans under the senior bank credit facilities bear interest at a rate per annum equal to-

    1. for the revolving credit facility and the term loan A facility, the LIBO rate as defined in the credit agreement, plus 3.25% or the alternate base rate as defined in the credit agreement, plus 2.25% (subject to performance-based step downs); and

    2. for the term loan B facility, the LIBO rate plus 4.00% or the alternate base rate plus 3.00%. In addition to paying interest on outstanding loans under the senior bank credit facilities, the Company is required to pay a commitment fee to the lenders associated with the revolving credit facility in respect of the unused commitments thereunder at a rate of 0.5% per annum (subject to performance-based step downs).

    The senior bank credit facilities are subject to mandatory prepayment with-

       - the proceeds of the incurrence of certain indebtedness;

       - the proceeds of certain asset sales or other dispositions

       - the proceeds of issuances of certain equity offerings

       - annually beginning in 2000, 50% of the Company's excess cash flow (as defined in the credit agreement) from the prior year.

    The borrowing agreement provides for certain restrictions, including restrictions on asset sales, dividend payments, additional indebtedness payments for restricted investments. In addition, the borrowing agreements provide for the maintenance of certain financial covenants, including a limit on the consolidated leverage rates and maintenance of minimum fixed charged coverage ratios.

    Principal repayments of long-term debt are as follows-

2000........................................................  $  2,939
2001........................................................     4,487
2002........................................................     6,037
2003........................................................     7,588
2004........................................................     8,363
Thereafter..................................................   252,950

9. PREFERRED STOCK

    The Company has authorized the issuance of up to 5,000,000 shares of preferred stock in one or more series as designed by the board of directors. In connection with the recapitalization described in Note 1, the Company issued 3,000,000 shares of 15% Series B Preferred Stock is due in 2011 with a liquidation preference of $25.00 per share. The Preferred stock accrues dividends at a rate of 15% per annum, subject to adjustment under certain conditions.

    In connection with the issuance of the Series B Preferred Stock described above, the Company issued to the senior preferred stockholders, Preferred Stock Warrants, which entitle the senior preferred stockholders to acquire 422,874 shares of Weekly Reader voting common stock and 1,495 shares of CompassLearning common stock. These warrants entitle the holders to acquire 13% of voting common

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. PREFERRED STOCK (CONTINUED)
stock of Weekly Reader and CompassLearning at an exercise price of $0.01 per share. Based upon an independent valuation, the Company allocated the $75,000 proceeds from the issuance of the preferred stock as follows:

15% Series B Preferred Stock................................  $63,249
Weekly Reader Warrants......................................    9,133
CompassLearning Warrants....................................    2,618
                                                              -------
                                                              $75,000
                                                              =======

    The present value of the preferred stock is being accreted to maturity using the effective interest method. Accretion expense for the period from November 17, 1999 through December 31, 1999 amounted to $112.

    Prior to December 31, 2004, or such earlier dividend date as the Company may elect, the Company will pay dividends in-kind. After December 31, 2004, dividends will be paid in cash. During 1999, accrued preferred stock dividends in-kind amounted to $1,406 and are payable in additional shares of preferred stock. The Company may redeem the preferred stock, including unpaid dividends, prior to November 17, 2002 or after November 17, 2004, subject to certain conditions.

10. COMMON STOCK SUBJECT TO REDEMPTION

    In connection with the recapitalization of Weekly Reader in 1999 and merger with WRC, the Company issued 68,008 shares of common stock to certain executives. Under certain conditions, the shareholders can require the Company to repurchase the shares.

11. INCOME TAXES

    For the period ended December 31, 1999, the Company had net operating loss carryforwards of approximately $8,737. No tax benefit has been reflected in the accompanying financial statements as the utilization of the operating loss carryforwards is not considered more likely than not. Accordingly, this amount has been fully offset by a valuation allowance. To the extent that the Company generates book taxable income in future years, the income tax provision will reflect the realization of such benefits.

    The reconciliation of the federal statutory rate with the effective income tax rate reflected in the financial statements is as follows:

Federal income tax benefit at statutory rate................    35.0%
State income tax (net of federal benefit)...................    (1.0)
Write-off of in process R&D.................................   (16.3)
Goodwill amortization.......................................    (5.5)
Other.......................................................    (0.7)
Valuation allowance.........................................   (11.5)
                                                               -----
                                                                  --%
                                                               =====

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities are comprised of the following at December 31, 1999:

Goodwill amortization.......................................      303
Deferred financing fees.....................................      263
Other.......................................................    1,163
                                                              -------
  Gross deferred tax liabilities............................    1,729
                                                              -------
Net operating loss carryforward.............................    3,784
Depreciation and amortization...............................      234
Accrued liabilities.........................................      473
Other.......................................................       70
                                                              -------
  Gross deferred tax assets.................................    4,561
                                                              -------
Net deferred tax asset......................................    2,832
Valuation allowance.........................................   (2,832)
                                                              -------
Net deferred tax asset......................................  $    --
                                                              =======

12. IN-PROCESS RESEARCH AND DEVELOPMENT COSTS

    During the period from July 14, 1999 to December 31, 1999, the Company charged to operations $9,000 related to the write-off of purchased in-process R&D costs acquired in connection with the acquisition of CompassLearning (Note 1).

    The nature of the efforts required to develop the acquired in-process technologies into commercially viable products principally relate to the completion of all planning, designing, coding, and testing activities that are necessary to establish that the products can be produced to meet their design requirements, including functions, features and technical and economic performance requirements.

    The valuation of the in-process R&D costs as a result of the CompassLearning acquisition was predicated on a determination that the developmental projects at the time of the acquisition were not technologically feasible and had no alternative use. This conclusion was attributable to the fact that CompassLearning had not completed a working model that had been tested and proven to work at performance levels which were expected to be commercially viable and that the technologies of the projects have no alternative use other than as a software application. The value is attributable solely to the development efforts completed as of the acquisition date.

    The Company allocated values to the in-process R&D based on an assessment by an independent valuation expert of the R&D projects. The value assigned to these assets was limited to significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction on next generation internet-based technologies and products.

    The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flow to their present values. The present value calculations were then adjusted to reflect the estimated percent complete of each project, a

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. IN-PROCESS RESEARCH AND DEVELOPMENT COSTS (CONTINUED) procedure designed to reflect the value creation efforts of the target companies prior to the close of the acquisition.

    The developmental projects were evaluated in the context of Statement of Financial Accounting Standards SFAS No. 2, "ACCOUNTING FOR RESEARCH AND DEVELOPMENT COSTS", including its related interpretation, and SFAS No. 86. In process R&D involves products which fall under the following definitions of R&D (as defined in SFAS No. 2):

    - Research is defined as the planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product, service, process, or technique, or bringing about a significant improvement to an existing product or process.

    - Development is defined as the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants.

    Activities specifically excluded from R&D include engineering follow-through in an early phase of commercial production; routine, ongoing efforts to refine or enhance an existing product; and the adaptation of existing capabilities to a particular customer's needs.

    In order to calculate the value of the in-process R&D, the income approach was employed. Each of the significant ongoing R&D projects was identified and valued through interviews and analysis of product development data provided by management concerning project descriptions, their respective stage of development, the time and resources needed to complete the project, expected income generating ability, and associated risks.

    The resulting cash flows were discounted to their present value by applying appropriate discount rates considering each asset's relative risk. The discount rate selected for the in-process technologies was 20%. In the selection of the appropriate discount rate, consideration was given to the weighted average cost of capital. The discount rate utilized for the in-process technologies was higher than the Company's overall rates of return due to the risk of realizing cash flows from products that had yet to reach technological feasibility. The returns on all the acquired assets were established and weighted to ensure the rates were reasonable in the context of the overall required return.

13. STOCKHOLDERS' EQUITY

STOCK OPTIONS-

    During 1999, the Company granted certain employees 301,724 options to purchase common stock at a price of $18.60 per share. The options vest as follows- 33%, in 1999, 33% in 2000 and 34% in 2001. No options were exercised or forfeited in 1999.

    The Company accounts for options issued to employees under the provisions of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION". As permitted by the statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had the fair value method of accounting been applied to the Company's stock plan, which requires recognition of

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. STOCKHOLDERS' EQUITY (CONTINUED)
compensation cost using a pricing model, the net loss would have increased by approximately $60 for the period from May 14, 1999 (inception) to December 31, 1999.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.7% (representing the risk free interest rate at the date of grant); expected dividend yields of zero percent; expected terms of five years and no expected volatility.

14. RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENTS

    In connection with the acquisition of Weekly Reader and CompassLearning, the Company entered into management agreements with a significant shareholder. The significant provisions of these management agreements are as follows-

    Since the date of the acquisition of CompassLearning, the shareholder has been providing to CompassLearning management consulting and financial advisory services, and CompassLearning has been paying to the shareholder an annual management fee of $150 payable quarterly, and has reimbursed the shareholder for reasonable out-of-pocket costs and expenses incurred in connection with the performance of its services. On November 17, 1999, CompassLearning and the shareholder amended the terms of CompassLearning's management agreement with the shareholder, which relieved CompassLearning of its obligation to pay management fees to the shareholder until 2001.

    In accordance with Weekly Reader's management agreement, the shareholder provides to Weekly Reader management consulting and financial advisory services. As a result of Weekly Reader's management agreement and the amendment of CompassLearning's management agreement, CompassLearning and Weekly Reader will reimburse the shareholder for reasonable out-of-pocket costs and expenses incurred in connection with the performance of its services and, beginning in the first quarter of 2001, will be obligated to pay to the shareholder annual aggregate management fees for services to both CompassLearning and Weekly Reader totaling $950 payable quarterly.


STRATEGIC ALLIANCE AGREEMENT



    A predecessor of one of the Company's subsidiaries (CompassLearning) entered into a strategic alliance agreement ("Agreement") with a then related party. This related party was a creditor, investor and customer of CompassLearning. As a result of the acquisition, those relationships were terminated and an agreement was executed to specify the terms for the sale of specific software and services to the related party.



    CompassLearning granted the related party $11,500 in Purchase Credit ("Credit"), as defined, to be used over four years toward the purchase of non-specialized products and services. The Credit may be used for up to 60% of the purchase price of non-specialized products and services, with the balance paid in cash. The available balance of the Credit shall be permanently reduced by the use of the Credit and by a certain amount each year. If the cumulative Credit utilized does not exceed $2,875, $5,750, and $8,625 as of July 14, 2000, 2001 and 2002, respectively, the total Credit will be reduced by such shortfall each year. If the Credit is not used by the end of the fourth year, it will be reduced to zero. The Company will account for the Credit by recording it as discounts to product sales in the future. Under the Agreement, the related party is obligated to purchase products and services of at least

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. RELATED PARTY TRANSACTIONS (CONTINUED)

$2,000 during any one-year period. Approximately $63 of product was purchased, and $38 in Credit used, through December 31, 1999.



CONSULTING AND TRANSACTION AGREEMENTS



    In connection with WRC Media, Inc.'s acquisition or recapitalization of its subsidiaries, the Company entered into Transaction and Consulting Agreements with the CEO and the Vice-Chairman of the Company. Under the terms of these Agreements, the Company paid the CEO $390 for consulting and transaction services relating to the acquisition of CompassLearning and $375, of which $75 was paid in cash and $300 was paid in stock of the Company, for the recapitalization of Weekly Reader. Additionally, the Company also paid the Vice-Chairman $250, of which $100 was paid in cash and $150 was paid in stock of the Company, related to the recapitalization of Weekly Reader.


15. EMPLOYEE BENEFIT PLANS

PENSION PLAN

    A subsidiary of the Company sponsors a defined benefit pension plan (the "American Guidance Plan") for the benefit of its employees. The benefits to be paid under the American Guidance Plan are based on years of service and compensation amounts for the average of the highest five consecutive plan years. The American Guidance Plan is funded by means of contributions to the plan's trust. The pension funding policy is consistent with the funding requirements of U.S. Federal and other governmental laws and regulations. Plan assets consist primarily of fixed income, equity and other short-term investments.

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following tables set forth the American Guidance Plan's funded status as of December 31, 1999 and the amounts recognized in the consolidated statement of consolidated operations-

Change in benefit obligation-
  Benefit obligation at beginning of period.................  $ 8,455
  Service cost..............................................       85
  Interest cost.............................................       75
  Actuarial gain............................................      (17)
  Benefits paid.............................................      (32)
                                                              -------
      Projected benefit obligation..........................  $ 8,566
                                                              =======
Change in plan assets-
  Fair value of plan assets at beginning of period..........  $ 8,521
  Actual return on plan assets..............................       96
  Benefits paid.............................................      (32)
                                                              -------
      Fair value of plan assets.............................  $ 8,585
                                                              =======
Funded status...............................................  $    19
Unrecognized actuarial gain.................................   (1,654)
                                                              -------
Accrued pension cost........................................  $(1,635)
                                                              =======
Components of net periodic pension expense
  Service cost..............................................  $    85
  Interest cost.............................................       76
  Expected return on plan assets............................      (85)
                                                              -------
      Net periodic pension expense..........................  $    76
                                                              =======
Weighted-average assumptions
  Discount rate.............................................      6.5%
  Expected return on plan assets............................      9.0%
  Rate of compensation increase.............................      4.5%
                                                              =======

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company has operating leases for equipment, office and warehouse space that include remaining noncancellable minimum rental commitments as follows-

                       TWELVE MONTHS
                           ENDING
                        DECEMBER 31,
                       -------------
2000........................................................  $ 5,538
2001........................................................    4,215
2002........................................................    3,632
2003........................................................    2,855
2004........................................................    2,314
Thereafter..................................................    2,412
                                                              -------
                                                              $20,966
                                                              =======

    Rent expense for all operating leases was approximately $1,068 for the period.

LITIGATION

    The Company is a party to litigation arising in the normal course of business. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. Management believes that the effect on its results of operations and financial position, if any, for the disposition of these matters, will not be material.

17. RECENT ACCOUNTING PRONOUNCEMENTS

    In June of 1998, the FASB issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" "SFAS 133", subsequently amended by SFAS
No. 137 "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133", which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS NO. 133 requires that all derivative financial instruments, such as interest rate swap contracts and foreign exchange contracts, be recognized in the financial statements and measured at fair value regardless of the purpose of intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders' equity, depending on whether the derivative is being used to hedge changes in fair value or cash flows. As the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, the adoption of SFAS 133 is not expected to have a material effect on the Company's financial statements.

18. RABBI TRUST


    In 1998, as part of its acquisition of American Guidance, a subsidiary of Weekly Reader, approximately $19,600 of the American Guidance purchase price was paid through contributions to several Rabbi Trusts to settle American Guidance's obligations due to employees under American Guidance's predecessor company stock option, employee stock ownership and deferred compensation plans. Payments to the beneficiaries of the Rabbi Trusts are taxable upon distribution from the Rabbi Trusts with Weekly Reader receiving a corresponding deduction for income tax purposes. The assets of the Rabbi Trusts predominantly consist of marketable mutual fund investments that are subject to claims of general creditors of Weekly Reader in the event of bankruptcy. Accordingly, the assets of

                        WRC MEDIA INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. RABBI TRUST (CONTINUED)

Rabbi Trusts and a related liability are in other current assets and accrued expenses and other current liabilities, respectively, on the consolidated balance sheet. The balance of this asset and liability as of December 31, 1999 was approximately $18,200. The marketable securities in the Rabbi Trusts have been classified as trading securities and investment income of $1,875 has been offset with the related compensation expense of the same amount on the accompanying consolidated statement of operations. Marketable securities in the Rabbi Trusts have been recorded at fair value, based on quoted market prices, on the accompanying consolidated balance sheet.

                        WRC MEDIA INC. AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                             (DOLLARS IN THOUSANDS)



                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 15,521       $  4,561
  Accounts Receivable, net..................................      47,394         42,136
  Inventories, net..........................................      14,682         13,507
  Prepaid expenses..........................................       2,961          3,656
  Other current assets......................................      20,258         20,122
                                                                --------       --------
    Total current assets....................................     100,816         83,982

Property and equipment, net.................................       7,898          7,690
Purchased software, net.....................................       6,566          6,102
Goodwill, net...............................................     295,384        290,700
Deferred financing costs, net...............................       7,843          7,551
Identified intangible assets, net...........................     153,676        152,606
Other assets................................................          46             29
                                                                --------       --------
    Total Assets............................................    $572,229       $548,660
                                                                ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 21,999       $ 12,948
  Accrued payroll, commissions and benefits.................      10,917          7,678
  Current portion of deferred revenue.......................      35,961         30,871
  Other accrued liabilities.................................      38,990         43,009
  Current portion of long-term debt.........................       2,939          3,325
                                                                --------       --------
    Total current liabilities...............................     110,806         97,831

Deferred revenue, net of current portion....................       1,780          1,727
Due to related party........................................       2,946          2,946
Long-term debt..............................................     273,617        274,700
Other long-term liabilities.................................          14             15
                                                                --------       --------
    Total liabilities.......................................     389,163        377,219
                                                                --------       --------
15% Series B preferred stock subject to redemption,
  including accrued dividends and accretion of warrant
  value.....................................................      64,767         67,858
                                                                --------       --------
Warrants on preferred stock.................................      11,751         11,751
                                                                --------       --------
Common stock subject to redemption..........................       1,265          1,265
                                                                --------       --------
Stockholders' equity:
  Common stock, ($.01 par value, 20,000,000 shares
    authorized; 6,855,853 shares outstanding)...............          69             69
Additional paid-in Capital..................................     126,063        126,063
Accumulated deficit.........................................     (20,849)       (35,565)
                                                                --------       --------
  Total stockholders' equity................................     105,283         90,567
                                                                --------       --------
  Total liabilities and stockholders' equity................    $572,229       $548,660
                                                                ========       ========



          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        WRC MEDIA INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000



                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



Sales, net..................................................  $ 48,439
Cost of goods sold..........................................    15,639
                                                              --------
    Gross profit............................................    32,800

Operating costs and expenses:
  Sales and marketing.......................................    11,876
  Research and development                                       2,103
  Distribution, circulation and fulfillment.................     3,173
  Editorial.................................................     2,487
  General and administrative................................     7,324
  Depreciation and Amortization.............................     8,665
                                                              --------
Total Operating costs and expenses..........................    35,628
Loss from operations........................................    (2,828)
Interest expense, including amortization of deferred
  financing costs...........................................    (8,399)
Other, net..................................................        56
                                                              --------
Loss Before Income Tax Expense..............................   (11,171)
Income Tax Provision........................................       450
                                                              --------
    Net Loss................................................  $(11,621)
                                                              ========



          The accompanying notes to consolidated financial statements are an integral part of this statement.

                        WRC MEDIA INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000



                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



Cash flows from operating activities:
  Net Loss..................................................  $(11,621)
  Adjustments to reconcile net loss to cash provided by
    operating activities--
    Depreciation and amortization...........................     9,292
    Amortization of deferred financing fees.................       172
    Accretion of stock discount.............................        72
  Changes in assets and liabilities--
    Decrease in accounts receivable.........................     5,258
    Decrease in inventories.................................     1,175
    Increase in prepaid expenses and other current assets...      (559)
    Increase in other noncurrent assets.....................    (1,346)
    Decrease in accounts payable............................    (9,051)
    Decrease in deferred revenue............................    (5,143)
    Increase in current and noncurrent accrued liabilities         812
                                                              --------
      Net cash used in operating activities.................   (10,939)
                                                              --------

Cash flows from investing activities:
  Capital expenditures......................................    (1,383)
                                                              --------
      Net cash (used in) investing activities...............    (1,383)
                                                              --------

Cash Flows from financing activities:
  Proceeds from revolving line of credit....................     2,000
  Retirement of senior bank debt............................      (638)
                                                              --------
      Net cash provided by financing activities.............     1,362
                                                              --------

      Decrease in cash and cash equivalents.................   (10,960)

Cash and cash equivalents, beginning of period..............    15,521
                                                              --------

Cash and cash equivalents, end of period....................  $  4,561
                                                              ========

Supplemental disclosure of cash flow information:
Cash paid during the period for interest....................  $  2,720
                                                              ========



          The accompanying notes to consolidated financial statements are an integral part of this statement.

                        WRC MEDIA, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



1. ORGANIZATION AND DESCRIPTION OF BUSINESS ORGANIZATION



    The accompanying consolidated financial statements include the accounts of WRC Media Inc. (WRC) and its subsidiaries--Weekly Reader Corporation, and CompassLearning, Inc. The term "Company" refers to WRC and its subsidiaries.



    WRC was incorporated on May 14, 1999. On July 14, 1999, WRC acquired CompassLearning in a business combination accounted for as a purchase.



    On November 17, 1999, WRC completed the recapitalization and purchase of Weekly Reader and its subsidiaries. As a result of these transactions, WRC owns 94.9% and PRIMEDIA INC. owns 5.1% of the common stock of Weekly Reader Corporation.



    The separate financial statements of the Subsidiary Guarantors have not been included because (i) the Subsidiary Guarantors constitute all of the Company's direct and indirect subsidiaries, (ii) the Subsidiary Guarantors have fully and unconditionally guaranteed the Company's obligations on a joint and several basis; (iii) the Company has no operations and its ability to service its debt is dependent on the operations of its subsidiaries.



    All significant intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.



    The accompanying condensed consolidated financial statements have been prepared without audit. In the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary to present fairly the financial position, the results of operations and cash flows for the periods presented, have been made.



    The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted.



    These condensed consolidated financial statements should be read in conjunction with WRC Media, Inc. and Subsidiaries annual financial statements and related notes for the year ended December 31, 1999. The operating results for the three-month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for a full year.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weekly Reader Corporation:

    We have audited the accompanying consolidated balance sheet of Weekly Reader Corporation and subsidiaries ("Weekly Reader"), a wholly-owned subsidiary of WRC Media Inc., as of December 31, 1999 and the related consolidated statement of operations, stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of Weekly Reader's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Weekly Reader at December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 20, 2000

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
PRIMEDIA Inc.
New York, New York


    We have audited the accompanying consolidated balance sheet of Weekly Reader Corporation and subsidiaries ("Weekly Reader"), a wholly-owned subsidiary of PRIMEDIA Inc., as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of Weekly Reader's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As further described in Notes 1 and 14, the consolidated financial statements have been prepared depicting Weekly Reader as a separate business unit of PRIMEDIA Inc.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Weekly Reader at December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, Weekly Reader changed its method of accounting for internal use computer software costs to conform with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," of the American Institute of Certified Public Accountants in 1998.

DELOITTE & TOUCHE LLP

New York, New York
August 30, 1999
(November 17, 1999 as to Note 1)

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998       1999
                                                              --------   ---------
ASSETS
Current assets:
  Cash......................................................  $  1,962   $  14,143
  Accounts receivable, net of allowance for doubtful
    accounts and returns of $4,996 and $5,367,
    respectively............................................    24,933      27,440
  Inventories, net..........................................    13,641      13,952
  Due from related party....................................        --         500
  Deferred income tax asset, net............................     5,809          --
  Prepaid expenses..........................................     1,701       1,642
  Other current assets......................................    19,405      20,234
                                                              --------   ---------
      Total current assets..................................    67,451      77,911
Property and equipment, net.................................     6,608       6,245
Other intangible assets, net................................    46,636      36,266
Excess of purchase price over net assets acquired, net......   109,992     107,801
Deferred tax asset, net.....................................     1,224          --
Other non-current assets....................................     5,365       8,118
                                                              --------   ---------
                                                              $237,276   $ 236,341
                                                              ========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 16,327   $  19,491
  Deferred revenues.........................................    21,270      18,989
  Accrued expenses and other................................    31,620      36,274
  Current portion of long-term debt.........................        --       2,939
                                                              --------   ---------
      Total current liabilities.............................    69,217      77,693
                                                              --------   ---------
Other non-current liabilities...............................       667          --
                                                              --------   ---------
Long-term debt..............................................        --     273,617
Commitments and contingencies
Redeemable preferred stock, plus accrued dividends
  (liquidation preference--
  $76,406 in 1999)..........................................        --      76,406
Stockholders' equity (deficit):
  Common stock ($.01 par value, 20,000,000 shares
    authorized; 10,000,000 and 2,830,000 shares issued at
    December 31, 1998 and 1999, respectively)...............       100          28
Class A non-voting common stock ($.01 par value, 1,000,000
  shares authorized in 1999, no shares issued or
  outstanding)..............................................        --          --
Class B non-voting common stock ($.01 par value, 1,000,000
  shares authorized in 1999, no shares issued or
  outstanding)..............................................        --          --
  Investment by PRIMEDIA, net...............................   183,853          --
  Additional paid-in capital................................        --       9,133
  Due from parent...........................................        --     (68,684)
  Accumulated deficit.......................................   (16,561)   (131,852)
                                                              --------   ---------
      Total stockholders' equity (deficit)..................   167,392    (191,375)
                                                              --------   ---------
                                                              $237,276   $ 236,341
                                                              ========   =========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Sales, net..................................................  $92,904    $118,236   $148,287
Cost of goods sold..........................................   23,825      30,646     40,211
                                                              -------    --------   --------
      Gross profit..........................................   69,079      87,590    108,076
Operating costs and expenses:
  Marketing and selling.....................................   11,745      17,636     24,316
  Distribution, circulation and fulfillment.................   11,593      10,881     13,172
  Editorial.................................................    9,030      10,596     10,046
  General and administrative................................   12,736      15,281     15,947
  Corporate and group overhead..............................    2,456       5,577      6,211
  Depreciation and amortization.............................   11,428      12,212     15,345
                                                              -------    --------   --------
      Operating income......................................   10,091      15,407     23,039
Other income (expense):
  Intercompany interest expense.............................   (6,968)     (9,232)   (10,133)
  Interest expense..........................................       --          --     (4,504)
  Amortization of deferred financing costs..................     (663)       (184)      (184)
  Other, net................................................    1,545        (184)      (570)
                                                              -------    --------   --------
  Income before income tax provision........................    4,005       5,807      7,648
  Income tax provision......................................    5,772       3,942      4,459
                                                              -------    --------   --------
      Net (loss) income.....................................  $(1,767)   $  1,865   $  3,189
                                                              =======    ========   ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                             (DOLLARS IN THOUSANDS)

                                   COMMON STOCK        ADDITIONAL     INVESTMENT       DUE
                               ---------------------    PAID-IN           BY           FROM     ACCUMULATED
                                 SHARES      VALUE      CAPITAL     PRIMEDIA, INC.    PARENT      DEFICIT
                               ----------   --------   ----------   --------------   --------   -----------
Balance, January 1, 1997.....  10,000,000     $100       $   --        $ 84,141      $     --    $ (16,659)
  Push-down accounting
    relating to
    acquisitions.............          --       --           --          17,452            --           --
  Transfers from PRIMEDIA and
    subsidiaries, net........          --       --           --         (10,196)           --           --
  Net loss...................          --       --           --              --            --       (1,767)
                               ----------     ----       ------        --------      --------    ---------
Balance, December 31, 1997...  10,000,000      100           --          91,397            --      (18,426)
  Push-down accounting
    relating to
    acquisitions.............          --       --           --         107,411            --           --
  Transfers from PRIMEDIA and
    subsidiaries, net........          --       --           --         (14,955)           --           --
  Net income.................          --       --           --              --            --        1,865
                               ----------     ----       ------        --------      --------    ---------
Balance, December 31, 1998...  10,000,000      100           --         183,853            --      (16,561)
  Net income.................          --       --           --              --            --        3,189
  Recapitalization...........  (7,200,000)     (72)       9,133              --            --     (117,074)
  Preferred stock
    dividends................          --       --           --              --            --       (1,406)
  Transfer from WRC Media,
    net......................          --       --           --              --       (68,684)          --
  Transfers from PRIMEDIA and
    subsidiaries, net........          --       --           --        (183,853)           --           --
                               ----------     ----       ------        --------      --------    ---------
Balance, December 31, 1999...   2,800,000     $ 28       $9,133        $     --      $(68,684)   $(131,852)
                               ==========     ====       ======        ========      ========    =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997       1998        1999
                                                              --------   ---------   ---------
OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (1,767)  $   1,865   $   3,189
  Adjustments to reconcile net (loss) income to net cash
    provided by operating activities:
    Depreciation and amortization...........................    11,428      12,212      15,345
    Amortization of deferred financing costs................       663         184         184
    Intercompany interest expense...........................     6,968       9,232       2,779
    Corporate and group overhead............................     2,456       5,577          --
    Deferred income taxes...................................     5,112       3,142       2,608
    Other, net..............................................    (1,531)         (4)         --
  Changes in operating assets and liabilities:
    (Increase) decrease in-
      Accounts receivable, net..............................     2,839      (2,578)     (2,507)
      Inventories, net......................................     1,951      (1,211)       (311)
      Prepaid expenses and other assets.....................      (575)      1,710        (255)
    Increase (decrease) in-
      Accounts payable......................................    (1,811)      3,976       3,164
      Deferred revenues.....................................    (3,733)      1,746      (2,281)
      Accrued expenses and other liabilities................    (1,390)     (3,662)      4,654
                                                              --------   ---------   ---------
        Net cash provided by operating activities...........    20,610      32,189      26,569
                                                              --------   ---------   ---------
INVESTING ACTIVITIES:
  Additions to property, equipment and other, net...........      (387)     (4,299)     (5,870)
  Payments for businesses acquired..........................   (17,941)   (105,584)       (667)
                                                              --------   ---------   ---------
        Net cash used in investing activities...............   (18,328)   (109,883)     (6,537)
                                                              --------   ---------   ---------
FINANCING ACTIVITIES:
  Intercompany, net.........................................    (2,334)     79,224     (72,043)
  Proceeds from term loans..................................        --          --     131,000
  Proceeds from issuance of senior subordinated notes.......        --          --     146,193
  Proceeds from issuance of preferred stock.................        --          --      75,000
  Recapitalization..........................................        --          --    (287,363)
  Repayments of debt........................................        --          --        (638)
                                                              --------   ---------   ---------
        Net cash provided by (used in) financing
          activities........................................    (2,334)     79,224      (7,851)
                                                              --------   ---------   ---------
INCREASE (DECREASE) IN CASH.................................       (52)      1,530      12,181
CASH, beginning of period...................................       484         432       1,962
                                                              --------   ---------   ---------
CASH, end of period.........................................  $    432   $   1,962   $  14,143
                                                              ========   =========   =========
SUPPLEMENTAL INFORMATION--Cash paid for interest............  $    195   $     211   $  10,399
                                                              ========   =========   =========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    Weekly Reader Corporation ("WRC" or the "Company"), World Almanac Education Group, Inc. ("World Almanac"), formerly PRIMEDIA Reference, Inc. ("PRI"), and American Guidance Service, Inc. ("American Guidance") were wholly-owned subsidiaries of PRIMEDIA Inc. ("PRIMEDIA"). On August 13, 1999, PRIMEDIA entered into a Redemption, Stock Purchase and Recapitalization Agreement (as amended as of October 26, 1999, the "Recapitalization Agreement") with WRC Media Inc., formerly EAC II Inc. ("WRC Media"). The terms of the Recapitalization Agreement required that all of the outstanding capital stock of World Almanac and American Guidance be contributed to WRC prior to WRC Media's purchase of a majority interest in WRC for a purchase price of $395,000. The presentation of these financial statements reflects the capital contribution made by PRIMEDIA to WRC of all the World Almanac and American Guidance shares at their historical carrying values. In addition, on October 5, 1999, the authorized capital of WRC was amended to consist of 20,000,000 shares of common stock, par value of $.01 per share, and WRC declared a 10,000-for-one stock split effective on October 5, 1999. This amendment was retroactively reflected on the accompanying consolidated financial statements. On November 17, 1999, WRC Media completed its recapitalization of WRC. The consolidated financial statements include the accounts of WRC and its subsidiary, Lifetime Learning Systems, Inc. ("Lifetime Learning"), World Almanac and its subsidiaries, Funk & Wagnalls Yearbook Corporation and Gareth Stevens, Inc. ("Gareth Stevens"), and American Guidance and its subsidiary, AGS International Sales, Inc. (collectively referred to as "Weekly Reader"). As a result of the recapitalization, WRC now owns 94.9% and PRIMEDIA 5.1% of the common stock of Weekly Reader. In connection with the Recapitalization, WRC Media issued 3,000,000 shares of 15% Series B Preferred Stock, due in 2011 with a liquidation preference of $25.00 per share, with preferred stock warrants, which entitle the preferred shareholders to acquire 422,874 shares of the Company's voting common stock. On November 17, 1999, PRI legally changed its name to World Almanac Education Group, Inc.

    All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements include the accounts specifically attributed to Weekly Reader, including allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate and group levels of PRIMEDIA prior to the recapitalization of Weekly Reader (see Note 14, Related Party Transactions). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets, liabilities, revenues and expenses reported in the consolidated financial statements. Significant accounting estimates used include estimates for sales returns and allowances, bad debts and estimates for the realization of deferred income tax assets. Management has exercised reasonableness in deriving these estimates. However, actual results may differ from these estimates.

    WRC Media classifies the operations of Weekly Reader in one segment--educational publishing. WRC is a publisher of classroom periodicals and skills books serving the Pre-Kindergarten through twelfth grade ("Pre K-12") market. WRC's subsidiary, Lifetime Learning, creates and distributes sponsored instructional materials primarily for use in the Pre K-12 market. World Almanac is a publisher and distributor of reference and informational materials targeted to kindergarten through twelfth grade ("K-12") students, as well as other general reference and informational materials. American Guidance is a publisher of individually administered testing products primarily for K-12

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS (CONTINUED) students and supplemental instructional materials primarily for low-performing students in middle and secondary schools. Substantially all of Weekly Reader's sales are in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1998, Weekly Reader adopted the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under Weekly Reader's previous accounting policy, internal use software costs, whether developed or obtained, were generally expensed as incurred. In compliance with SOP 98-1, Weekly Reader expenses costs incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in the developing or obtaining of internal use software. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of not more than five years and are subject to impairment evaluation in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SOP 98-1, which primarily related to the non-recurring replacement of a marketing and fulfillment system, resulted in an increase in net income of approximately $700 and $123 for the years ended December 31, 1998 and 1999, respectively.

    In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which becomes effective for Weekly Reader's 2001 consolidated financial statements. SFAS
No. 133 requires that derivative instruments be measured at fair value and recognized as assets or liabilities in a company's balance sheet. Weekly Reader is currently evaluating the effect, if any, that SFAS No. 133 will have on its consolidated financial statements.

INVENTORIES

    Inventories, including paper, are valued at the lower of cost or market on a first-in, first-out ("FIFO") basis.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment and the amortization of leasehold improvements are provided at rates based on the estimated useful lives or lease terms, if shorter, using the straight-line method. Improvements are capitalized while maintenance and repairs are expensed as incurred.

PURCHASE ACCOUNTING

    With respect to acquisitions, the total purchase price has been allocated to tangible and intangible assets and liabilities based on their respective fair values. The consolidated financial statements include the operating results of these acquisitions subsequent to their respective date of acquisition.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED AND OTHER INTANGIBLE ASSETS

    Intangible assets are being amortized using both accelerated and straight-line methods over periods ranging from 3 years to 40 years. The excess of purchase price over net assets acquired is being amortized on a straight-line basis over 40 years. The recoverability of the carrying values of the excess of the purchase price over the net assets acquired and intangible assets is evaluated periodically to determine if an impairment in value has occurred. An impairment in value will be considered to have occurred when it is determined that the undiscounted future operating cash flows generated by the business are not sufficient to recover the carrying values of such intangible assets. If it has been determined that an impairment in value has occurred, the excess of the purchase price over the net assets acquired and intangible assets would be written down to an amount which will be equivalent to the present value of the future operating cash flows to be generated by the business.

REVENUE RECOGNITION

    Subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription. Sales of books, tests and other items are generally recognized as revenue upon shipment, net of an allowance for returns. Advertising revenues are recognized as income on the issue date, net of provisions for rebates, adjustments and discounts.

EXPENSE RECOGNITION AND DIRECT--RESPONSE ADVERTISING COSTS


    Marketing, selling, distribution, editorial, and other general and administrative expenses are generally expensed as incurred. Editorial costs relating to major revisions of the FUNK & WAGNALLS ENCYCLOPEDIA and certain editorial costs relating to the American Guidance product lines are deferred and amortized using both straight-line and accelerated methods, substantially all of which over a period of up to 5 years. Capitalized editorial costs are recorded as prepublication costs. Prepublication costs of $1,900 and $5,337 at December 31, 1998 and 1999, respectively, included in other non-current assets on the accompanying consolidated balance sheets, are net of accumulated amortization of $12 and $1,029 at December 31, 1998 and 1999, respectively. Amortization of prepublication costs, which is included in depreciation and amortization on the accompanying statements of consolidated operations was $66, $12 and $1,017 for the years ended December 31, 1997, 1998 and 1999, respectively. Advertising and subscription acquisition costs are expensed the first time the advertising takes place, except for direct-response advertising, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that results in probable future economic benefits. Direct-response advertising consists of product promotional mailings, catalogs and subscription promotions. These direct-response advertising costs are capitalized as assets and amortized over the estimated period of future benefit using a ratio of current period revenues to total current and estimated future period revenues. The amortization periods range from six months to twelve months subsequent to the promotional event. Amortization of direct-response advertising costs is included in marketing and selling expenses on the accompanying statements of consolidated operations. Direct response advertising costs of approximately $2,500 and $2,700 at December 31, 1998 and 1999, respectively, included in other non-current assets on the accompanying consolidated balance sheets, are net of accumulated amortization of approximately $6,200 and $9,400 at December 31, 1998 and 1999, respectively. Advertising and promotion expense, which includes amortization of direct response

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) advertising of approximately $7,000, $6,400 and $5,900 in 1997, 1998 and 1999, respectively, was approximately $8,300, $11,000 and $12,600 during the years ended December 31, 1997, 1998 and 1999, respectively.

CONCENTRATION OF CREDIT RISK

    Weekly Reader's customers include schools and other institutions. Accounts receivable are generally unsecured. A provision for estimated doubtful accounts is provided for accounts receivable. There are no concentrations of business transacted with a particular customer or supplier, nor concentrations of revenue from a particular service or geographic area that could severely impact Weekly Reader in the near future.

INCOME TAXES

    Weekly Reader's subsidiaries file their Federal income taxes as members of WRC Media's consolidated return and file their state and local income taxes on either a separate basis or a combined basis in various jurisdictions. Income taxes have been calculated on a separate return basis and are presented in accordance with SFAS No. 109, "Accounting for Income Taxes", using the asset and liability approach. Deferred taxes reflect the tax consequences in future years of differences between the financial reporting and tax bases of assets and liabilities. Income tax expense or benefit is the amount payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities computed on a separate company basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    For instruments including cash, accounts receivable, accounts payable and accrued expenses and other, the carrying amount approximates fair value because of the short maturity of these instruments.

SEGMENT REPORTING

    The Company has determined that it has one reportable segment in accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which is educational publishing.

3. ACQUISITIONS

    Weekly Reader acquired Gareth Stevens and American Guidance in 1997 and 1998, respectively. These acquisitions were financed through borrowings from PRIMEDIA. The cash payments for these acquisitions on an aggregate basis (including certain immaterial purchase price adjustments related to prior year acquisitions) were $17,941 and $105,584 in 1997 and 1998, respectively (net of liabilities assumed of approximately $4,700, and $34,700 in 1997 and 1998, respectively). The excess purchase price over net assets acquired was approximately $12,700 and $73,400 in 1997 and 1998, respectively.

    Approximately $19,600 of the American Guidance purchase price was paid by PRIMEDIA through contributions to several Rabbi Trusts to settle American Guidance's obligations due to employees under American Guidance's predecessor company stock option, employee stock ownership and deferred compensation plans. Payments to the beneficiaries of the Rabbi Trusts are taxable upon distribution

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

3. ACQUISITIONS (CONTINUED)
from the Rabbi Trusts with Weekly Reader receiving a corresponding deduction for income tax purposes. The assets of the Rabbi Trusts predominantly consist of marketable mutual fund investments that are subject to claims of general creditors of Weekly Reader in the event of bankruptcy. Accordingly, the assets of the Rabbi Trusts and a related liability are presented in other current assets and accrued expenses and other current liabilities, respectively, on the consolidated balance sheets. The balance of this asset and liability as of December 31, 1998, and 1999 was approximately $19,400 and $18,200, respectively. The marketable securities in the Rabbi Trusts have been classified as trading securities and investment income of $1,589 and $1,875 has been offset with the related compensation expense of the same amount on the accompanying consolidated statement of operations for the years ended December 31, 1998 and 1999, respectively. Marketable securities in the Rabbi Trusts have been recorded at fair value, based on quoted market prices, on the accompanying consolidated balance sheets.

    The following unaudited pro forma information presents the results of operations of Weekly Reader, for the years ended December 31, 1997 and 1998, as if the acquisition of American Guidance had taken place on January 1, 1997:

                                                            1997       1998
                                                          --------   --------
Sales, net..............................................  $131,971   $137,820
Operating income........................................  $  7,958   $ 14,334
Net income (loss).......................................  $ (3,379)  $    664

4. ACCOUNTS RECEIVABLE, NET

    Accounts receivable consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Accounts receivable.......................................  $29,929    $32,807
Less:
  Allowance for doubtful accounts.........................   (1,737)    (1,793)
  Allowance for returns and rebates.......................   (3,259)    (3,574)
                                                            -------    -------
                                                            $24,933    $27,440
                                                            =======    =======

5. INVENTORIES, NET

    Inventories consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Finished goods............................................  $14,581    $15,720
Raw materials.............................................      929      1,026
Less- Allowance for obsolescence..........................   (1,869)    (2,794)
                                                            -------    -------
                                                            $13,641    $13,952
                                                            =======    =======

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

6. PROPERTY AND EQUIPMENT, NET

    Property and equipment consist of the following:

                                                   RANGE OF      DECEMBER 31,
                                                    LIVES     -------------------
                                                   (YEARS)      1998       1999
                                                   --------   --------   --------
Machinery, equipment and vehicles................    3-10     $ 6,246    $ 8,576
Furniture and fixtures...........................    5-10       2,701      1,487
Leasehold improvements...........................    5-10       1,092      1,303
Buildings and improvements.......................      32         670        730
                                                              -------    -------
                                                               10,709     12,096
Less- Accumulated depreciation and
  amortization...................................              (4,101)    (5,851)
                                                              -------    -------
                                                              $ 6,608    $ 6,245
                                                              =======    =======

Depreciation and amortization of property and equipment was $910, $1,258 and $1,750 for the years ended December 31, 1997, 1998 and 1999, respectively.

7. OTHER INTANGIBLE ASSETS AND EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, NET

    Other intangible assets consist of the following:

                                                 RANGE OF       DECEMBER 31,
                                                  LIVES     --------------------
                                                 (YEARS)      1998       1999
                                                 --------   --------   ---------
Customer and subscriber lists..................    3-14     $ 58,671   $  59,821
Non-compete agreements.........................     3-6       25,100      25,100
Product titles.................................       7       22,400      22,400
Trademarks.....................................      40       17,569      18,363
Copyrights.....................................       9       11,100      11,100
Databases......................................      10        5,812       5,812
Trademark license agreements...................      40        3,795       3,000
Advertiser lists...............................      10        1,780          --
Other..........................................    4-10          216         846
                                                            --------   ---------
                                                             146,443     146,442
Less- Accumulated amortization.................              (99,807)   (110,176)
                                                            --------   ---------
                                                            $ 46,636   $  36,266
                                                            ========   =========

    The excess of purchase price over the fair market value of the net assets acquired is net of accumulated amortization of $25,540 and $27,731 at December 31, 1998 and 1999, respectively. Amortization of other intangible assets and excess of purchase price over net assets acquired was $10,452, $10,942 and $10,369 for the years ended December 31, 1997, 1998 and 1999, respectively.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities consist of the following-

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Rabbi Trusts (see Note 3).................................  $19,405    $18,220
Payroll and related employee benefits.....................    4,135      4,222
Acquisition costs.........................................    2,882      3,579
Non-income taxes..........................................    1,417        435
Pension liability (see Note 12)...........................    1,036      1,635
Royalties.................................................    1,003      1,092
Professional fees.........................................      565         --
Other.....................................................    1,177      7,091
                                                            -------    -------
                                                            $31,620    $36,274
                                                            =======    =======

9. INCOME TAXES

    At December 31, 1998, Weekly Reader had aggregate net operating loss ("NOLs") carryforwards for Federal income tax purposes of approximately $18,500. The utilization of such NOLs, however, is subject to certain limitations under Federal income tax laws. Specifically, as a result of a certain tax election relating to the Recapitalization Agreement, the NOLs, except those relating to American Guidance, are expected to remain with PRIMEDIA. Therefore, it is expected that these losses will not be available to Weekly Reader or its subsidiaries. The NOL of American Guidance will be limited, by tax law, to a ratable portion of PRIMEDIA's consolidated NOL for the tax year ended
December 31, 1998. The amount so limited may be available to Weekly Reader and its subsidiaries and is scheduled to expire in 2018.

    Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

9. INCOME TAXES (CONTINUED)
purposes, and (b) operating loss carryforwards. The tax effects of significant items comprising Weekly Reader's net deferred income tax accounts are as follows:

                                                          DECEMBER 31, 1998
                                                    ------------------------------
                                                    FEDERAL     STATE      TOTAL
                                                    --------   --------   --------
DEFERRED INCOME TAX ASSETS:
Difference between book and tax basis of
  inventory.......................................  $   679     $  117    $   796
Difference between book and tax basis of accrued
  expenses and other..............................    8,628      1,467     10,095
Reserves not currently deductible.................    1,596        346      1,942
Difference between book and tax basis of other
  intangible assets...............................    5,815      1,331      7,146
Operating loss carryforwards......................    6,082      1,073      7,155
                                                    -------     ------    -------
Total.............................................   22,800      4,334     27,134
                                                    -------     ------    -------

DEFERRED INCOME TAX LIABILITIES:
Difference between book and tax basis of other
  intangible assets...............................    8,920      1,523     10,443
Difference between book and tax basis of property
  and equipment...................................    1,514        254      1,768
Other.............................................    2,472        446      2,918
                                                    -------     ------    -------
Total.............................................   12,906      2,223     15,129
                                                    -------     ------    -------
Net deferred income tax assets....................    9,894      2,111     12,005
Less: Valuation allowances........................    4,170        802      4,972
                                                    -------     ------    -------
Net...............................................  $ 5,724     $1,309    $ 7,033
                                                    =======     ======    =======

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

9. INCOME TAXES (CONTINUED)


                                                      DECEMBER 31, 1999
                                               -------------------------------
                                               FEDERAL     STATE       TOTAL
                                               --------   --------   ---------
DEFERRED INCOME TAX ASSETS:
Difference between book and tax basis of
  accrued expenses and other.................  $    160   $     24   $     184
Reserves not currently deductible............        63          9          72
                                               --------   --------   ---------
Total........................................       223         33         256
                                               --------   --------   ---------

DEFERRED INCOME TAX LIABILITIES:
Difference between book and tax basis of
  inventory..................................         4          1           5
Difference between book and tax basis of
  other intangible assets....................        61          9          70
Difference between book and tax basis of
  accrued expenses and other.................         5          1           6
Difference between book and tax basis of
  property and equipment.....................       442         66         508
                                               --------   --------   ---------
Total........................................       512         77         589
                                               --------   --------   ---------
Net deferred income tax liabilities..........       289         44         333
Less: Valuation allowances...................      (289)       (44)       (333)
                                               --------   --------   ---------
Net..........................................  $     --   $     --   $      --
                                               ========   ========   =========


    Certain deferred tax assets are subject to a valuation allowance, as management believes it is more likely than not that these assets will not be realized.

    The net deferred tax assets, except those relating to American Guidance and Gareth Stevens, are expected to remain with PRIMEDIA as a result of a certain tax election related to the Recapitalization Agreement.

    The provision for Federal and state and local income taxes consists of the following-

                                                        1997       1998       1999
                                                      --------   --------   --------
Current--Federal....................................   $  660     $  800     $1,851
                                                       ------     ------     ------
Deferred:
  State and local...................................      576        246        900
  Federal...........................................    4,536      2,896      1,708
                                                       ------     ------     ------
                                                        5,112      3,142      2,608
                                                       ------     ------     ------
Income tax provision................................   $5,772     $3,942     $4,459
                                                       ======     ======     ======

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

9. INCOME TAXES (CONTINUED)
    Weekly Reader's provision for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before income tax provision as follows-

                                                        1997       1998       1999
                                                      --------   --------   --------
Provision for taxes at the statutory rate...........   $1,402     $2,032     $2,236
State income taxes, net of Federal tax benefit......      374        160        315
Non-deductible goodwill amortization................      219        555        800
Change in valuation allowance.......................    3,767      1,205        868
Other...............................................       10        (10)       240
                                                       ------     ------     ------
Total...............................................   $5,772     $3,942     $4,459
                                                       ======     ======     ======

10. LONG-TERM DEBT

    In connection with the recapitalization and merger of WRC during November 1999, WRC Media, Weekly Reader and CompassLearning Inc. entered into the senior subordinated note and senior bank credit facility. Since each company is jointly and severally liable and responsible for the borrowing, they are considered to be obligated. Accordingly, the debt and related interest expense is reflected in the financial statements of each entity. For Weekly Reader, a corresponding entry in the financial statements has been recorded as due from WRC Media.

    At December 31, 1999, long-term debt consisted of the following-

12 3/4% of Senior Subordinated Notes, due 2009 (a)..........   $146,193
Senior Bank Credit Facilities (b)...........................    130,363
                                                               --------
                                                                276,556
Less-amounts due within one year............................     (2,939)
                                                               --------
Long-term debt, net of current portion......................   $273,617
                                                               ========

------------------------

(a) In connection with the recapitalization of Weekly Reader in 1999, Weekly Reader, CompassLearning Inc. and WRC Media issued 152,000 Units consisting of $152,000 in aggregate principal amount of 12 3/4% Senior Subordinated Notes (the "Notes") due 2009 and 205,656 shares of common stock. Interest on the notes is payable semi-annually, commencing May 15, 2000.

    Based upon an independent valuation, $148,289 was allocated to the value of the Senior Subordinated Notes while $3,711 was the value ascribed to the common stock. The notes were issued net of a $2,906 discount, which is being accreted to maturity using the effective interest method. Accretion of the debt discount was not significant.

    Prior to November 15, 2002, the Company may redeem up to 35% of the Notes with net cash proceeds of certain sales of equity securities at a price of 112.75% of the principal amount, plus accrued and unpaid interest.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

10. LONG-TERM DEBT (CONTINUED)
    On or after November 15, 2004, the Company may redeem the notes at a redemption price of 106.375% of the principal amount, plus accrued interest thereon decreasing annually to 100% in 2007 and thereafter.

    The notes are unconditionally guaranteed by the subsidiaries of the Company.


(b) The senior bank credit facilities are comprised of $30,000 million revolving credit facility (which includes a letter of credit subfacility) maturing in 2005, the $31,000 term Loan A Facility maturing in 2005 and the $100,000 term loan B facility maturing in 2006. As of December 31, 1999, no amounts were outstanding under the revolving credit facility and $30,613 and $99,750 were outstanding under the term loan A and the term loan B facilities, respectively. The term loan A facility and the term loan B facility amortize in quarterly installments beginning on December 31, 1999.


    Loans under the senior bank credit facilities bear interest at a rate per annum equal to-

    1. for the revolving credit facility and the term loan A facility, the LIBO rate as defined in the credit agreement, plus 3.25% or the alternate base rate as defined in the credit agreement, plus 2.25% (subject to performance-based step downs); and

    2. for the term loan B facility, the LIBO rate plus 4.00% or the alternate base rate plus 3.00%.

       In addition to paying interest on outstanding loans under the senior bank credit facilities, the Company is required to pay a commitment fee to the lenders associated with the revolving credit facility in respect of the unused commitments thereunder at a rate of 0.5% per annum (subject to performance-based step downs).

       The senior bank credit facilities are subject to mandatory prepayment with-

       - the proceeds of the incurrence of certain indebtedness;

       - the proceeds of certain asset sales or other dispositions;

       - the proceeds of issuances of certain equity offerings; and

       - annually beginning in 2000, 50% of the Company's excess cash flow (as defined in the credit agreement) from the prior year.

    The borrowing agreements provide for certain restrictions, including restrictions on asset sales, dividend payments and additional indebtedness payments for restricted investments. In addition, the borrowing agreements provide for the maintenance of certain financial covenants, including a limit on the consolidated leverage rates and maintenance of minimum fixed charges coverage ratios.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

10. LONG-TERM DEBT (CONTINUED)
    Maturities of long-term debt are as follows-

2000........................................................  $ 2,939
2001........................................................    4,487
2002........................................................    6,037
2003........................................................    7,588
2004........................................................    8,363
Thereafter..................................................  252,950

11. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Company has authorized 20,000,000 shares of preferred stock in series and to designate accordingly the dividend, voting, conversion, redemption and liquidations rights for each series. The 15% Preferred Stock is due in 2011 and has an aggregate liquidation preference of $25.00 per share. WRC Media, who holds all of the 3,000,000 preferred stock outstanding, is entitled to receive dividends at 15% per annum, subject to adjustment under certain conditions. During 1999, accrued preferred stock dividends amounted to $1,406 and are payable in additional shares of preferred stock. The Company may redeem the preferred stock, including unpaid dividends, prior to November 17, 2002 or after November 17, 2004, subject to certain conditions.

12. RETIREMENT PLANS

    Substantially all of Weekly Reader's employees are eligible to participate in a defined contribution plan of PRIMEDIA. The expense recognized by Weekly Reader for the plan was $502 in 1997, $425 in 1998 and $444 in 1999.

    American Guidance sponsors a defined benefit pension plan (the "American Guidance Plan") for the benefit of its employees. The allocation of the purchase price of American Guidance included a liability of $792 related to this plan. The benefits to be paid under the American Guidance Plan are based on years of service and compensation amounts for the average of the highest five consecutive plan years. The American Guidance Plan is funded by means of contributions to the plan's trust. The pension funding policy is consistent with the funding requirements of U.S. Federal and other governmental laws and regulations. Plan assets consist primarily of fixed income, equity and other short-term investments.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

12. RETIREMENT PLANS (CONTINUED)
    The following tables set forth the American Guidance Plan's funded status as of December 31, 1998 and 1999 and the amounts recognized in Weekly Reader's statement of consolidated operations and accumulated deficit from the acquisition date through December 31, 1998 and the year ended December 31, 1999:

                                                             1998      1999
                                                            -------   -------
Change in benefit obligation-
  Projected benefit obligation at acquisition date........  $ 8,682   $ 8,455
    Service cost..........................................      318        85
    Interest cost.........................................      287        75
    Actuarial loss........................................      308       (17)
    Benefits paid.........................................     (137)      (32)
                                                            -------   -------
      Projected benefit obligation........................    9,458     8,566
                                                            -------   -------
Change in plan assets-
  Fair value of plan assets at acquisition date...........    8,198     8,521
    Actual return on plan assets..........................     (276)       96
    Benefits paid.........................................     (137)      (32)
                                                            -------   -------
      Fair value of plan assets...........................    7,785     8,585
                                                            -------   -------
Funded status.............................................   (1,673)       19
Unrecognized actuarial loss...............................      637    (1,654)
                                                            -------   -------
      Accrued pension cost................................  ($1,036)  ($1,635)
                                                            =======   =======
Components of net periodic pension expense:
  Service cost............................................  $   318   $    85
  Interest cost...........................................      287        75
  Expected return on plan assets..........................     (361)      (85)
                                                            -------   -------
      Net periodic pension expense........................  $   244   $    75
                                                            =======   =======
Weighted-average assumptions as of December 31, 1998 and
  1999:
  Discount rate...........................................     6.5%      6.5%
  Expected return on plan assets..........................     9.0%      9.0%
  Rate of compensation increase...........................     4.5%      4.5%

13. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

    Total rent expense under operating leases was $1,776, $1,836 and $1,934 for the years ended December 31, 1997, 1998 and 1999, respectively. Certain leases are subject to escalation clauses and

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

13. COMMITMENTS AND CONTINGENCIES (CONTINUED) certain leases contain renewal options. Minimum rental commitments under noncancelable operating leases are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $2,242
2001........................................................   2,174
2002........................................................   2,261
2003........................................................   2,273
2004........................................................   2,314
Thereafter..................................................   2,412

CONTINGENCIES

    Weekly Reader is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse affect on the consolidated financial statements of Weekly Reader.

14. RELATED PARTY TRANSACTIONS

    The consolidated financial statements at December 31, 1998 include the net investment by PRIMEDIA which relates to net transfers of cash under a centralized cash management system, allocations of PRIMEDIA's debt with related deferred financing fees and interest and allocations of PRIMEDIA's equity. Outstanding intercompany debt was approximately $167,000 at December 31, 1998. PRIMEDIA's borrowings under its bank credit facilities and senior notes are guaranteed by Weekly Reader and each of PRIMEDIA's other domestic wholly-owned subsidiaries. Deferred financing costs are being amortized by the straight-line method over the terms of the related indebtedness of PRIMEDIA.

    The consolidated financial statements also include costs allocated to Weekly Reader from PRIMEDIA consisting of: (1) corporate overhead for services and administrative functions shared with PRIMEDIA and its other operating companies including, but not limited to, executive management costs, salaries and fringe benefits for certain legal, financial, information technology and human resources personnel, information technology expenses, real estate expenses and third party costs; and (2) direct group overhead costs such as the salaries, fringe benefits and expenses for PRIMEDIA staff directly involved in operating Weekly Reader. Corporate overhead costs were allocated based on relative budgeted profitability measures. Management believes that these allocations were made on a reasonable basis. This accounting treatment is common in subsidiary financial statements and may not reflect the actual access to financial resources and actual expenses which Weekly Reader might have incurred as a stand-alone operation. These allocations were discontinued subsequent to the recapitalization of Weekly Reader on November 17, 1999.

    Payment of trade payables and other disbursements are processed through the centralized cash management system operated by PRIMEDIA. All receipts from customers are collected in Weekly Reader's lock boxes and then transferred to PRIMEDIA.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXPECT SHARE AMOUNTS)

14. RELATED PARTY TRANSACTIONS (CONTINUED)
    The activity in the Investment by PRIMEDIA, net account for the years ended December 31, 1997, 1998 and 1999 is as follows-

                                                 1997       1998       1999
                                               --------   --------   ---------
Balance, beginning of year...................  $ 84,141   $ 91,397   $ 183,853
Push-down accounting relating to
  acquisitions...............................    17,452    107,411          --
Transfers from PRIMEDIA and subsidiaries,
  net........................................   (10,196)   (14,955)   (183,853)
                                               --------   --------   ---------
Balance, end of year.........................  $ 91,397   $183,853   $      --
                                               ========   ========   =========

    PRIMEDIA does not assess interest to Weekly Reader on its outstanding intercompany balances other than on the outstanding intercompany debt.

    Certain management members of Weekly Reader receive stock options for the purchase of PRIMEDIA common stock. The stock options were granted with exercise prices equal to the quoted market price at the time of issuance. The number of stock options granted during 1997 and 1998 was 0 and 110,660, respectively. The number of stock options exercised during 1997 and 1998 was 4,200 and 600, respectively. The number of stock options outstanding at December 31, 1998 was 303,100.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)



                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................    $  14,143     $   3,430
  Accounts receivable, net..................................       27,440        26,802
  Inventories, net..........................................       13,952        12,785
  Due from related party....................................          500         5,711
  Prepaid Expenses..........................................        1,642         2,396
  Other current assets......................................       20,234        20,098
                                                                ---------     ---------
    Total current assets....................................       77,911        71,222

Property and equipment, net.................................        6,245         5,884
Other intangible assets, net................................       44,338        43,743
Excess of purchase price over net assets acquired, net......      107,801       107,075
Other non-current assets....................................           46            29
                                                                ---------     ---------
    Total assets............................................    $ 236,341     $ 227,953
                                                                =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................       19,491        11,295
  Deferred revenue..........................................       18,989        17,644
  Accrued expenses and other................................       36,274        32,041
  Current portion of long term debt.........................        2,939         3,325
                                                                ---------     ---------
    Total current liabilities...............................    $  77,693     $  64,305

Long-term debt..............................................      273,617       274,700
Commitments and contingencies...............................
Redeemable preferred stock, plus accrued dividends..........       76,406        77,866
Stockholders deficit:
Common stock ($.01 par value, 20,000,000 shares authorized:
  2,830,000 shares issued)..................................           28            28
Class A non-voting common stock ($.01 par value, 1,000,000
  shares authorized, no shares issued or outstanding).......           --            --
Class B non-voting common stock ($.01 par value, 1,000,000
  shares authorized, no shares issued or outstanding).......           --            --
Additional Paid in Capital..................................        9,133         9,133
Due from parent.............................................      (68,684)      (64,195)
Accumulated Deficit.........................................     (131,852)     (133,884)
                                                                ---------     ---------
    Total stockholders' deficit.............................    $(191,375)    $(188,918)
                                                                ---------     ---------
    Total liabilities and stockholders' deficit.............    $ 236,341     $ 227,953
                                                                =========     =========



          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000



                                  (UNAUDITED)



                             (DOLLARS IN THOUSANDS)



                                                                1999       2000
                                                              --------   --------
Sales, net..................................................  $33,099    $35,708
Cost of goods sold..........................................    8,287      9,703
                                                              -------    -------
    Gross Profit............................................   24,812     26,005

Operating costs and expenses:
  Marketing and selling.....................................    5,908      5,916
  Distribution, circulation and fulfillment.................    3,050      3,173
  Editorial.................................................    2,462      2,487
  General and administrative................................    3,577      4,382
  Corporate and group overhead..............................    1,606        867
  Depreciation and amortization.............................    3,991      3,713
                                                              -------    -------
    Operating Income........................................    4,218      5,467

Other income (expense)......................................
  Interest expense, including amortization of deferred
    financing costs.........................................   (3,333)    (8,228)
  Other, net................................................     (571)        45
                                                              -------    -------
Income (loss) before income tax expense.....................      314     (2,716)
Income tax provision........................................       --        450
                                                              -------    -------
Net income (loss)...........................................  $   314    $(3,166)
                                                              =======    =======



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES



                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000



                                  (UNAUDITED)



                             (DOLLARS IN THOUSANDS)



                                                                1999       2000
                                                              --------   --------
OPERATING ACTIVITIES:
Net income (loss)...........................................  $   314    $ (3,166)
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
  Depreciation and amortization.............................    3,991       3,715
  Amortization of deferred financing fees...................       44          --

Changes in operating assets and liabilities:
  (Increase) decrease in-
  Accounts receivable.......................................     (536)        638
  Inventories...............................................     (216)      1,167
  Prepaid expenses..........................................     (240)       (753)
  Other assets..............................................     (433)       (813)
Increase (decrease) in-
  Accounts payable..........................................   (6,091)     (8,197)
  Deferred revenue..........................................   (3,073)     (1,344)
  Accrued expenses and other liabilities....................   (1,847)     (1,964)
                                                              -------    --------
    Net cash used in operating activities...................   (8,087)    (10,717)
                                                              -------    --------
INVESTING ACTIVITIES:
  Additions to property, equipment and other, net...........     (986)     (1,065)
                                                              -------    --------
    Net cash used in investing activities...................     (986)     (1,065)
                                                              -------    --------
FINANCING ACTIVITIES:
  Proceeds from revolving line of credit....................       --       2,000
  Retirement of senior bank debt............................       --        (638)
  Intercompany, net.........................................    9,753        (293)
                                                              -------    --------
    Net cash provided by financing activities...............    9,753       1,069
                                                              -------    --------
INCREASE (DECREASE) IN CASH.................................      680     (10,713)
CASH, beginning of period...................................    1,964      14,143
                                                              -------    --------
CASH, end of period.........................................  $ 2,644    $  3,430
                                                              =======    ========
SUPPLEMENTAL INFORMATION-Cash paid for interest.............  $ 3,289    $  2,720
                                                              =======    ========



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   WEEKLY READER CORPORATION AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                  (UNAUDITED)



1. ORGANIZATION AND DESCRIPTION OF BUSINESS ORGANIZATION



    Weekly Reader Corporation ("WRC" or the "Company"), PRIMEDIA Reference, Inc. ("PRI") and American Guidance Services, Inc. ("American Guidance") were wholly-owned subsidiaries of PRIMEDIA Inc. ("PRIMEDIA"). On August 13, 1999, PRIMEDIA entered into a Redemption, Stock Purchase and Recapitalization Agreement (as amended as of October 26, 1999, the "Recapitalization Agreement") with WRC Media Inc., formerly EAC II Inc. ("WRC Media"). The terms of the Recapitalization Agreement required that all of the outstanding capital stock of PRI and American Guidance be contributed to WRC prior to WRC Media's purchase of majority interest in WRC for a purchase price of $395,000. The presentation of these financial statements reflects the capital contribution made by PRIMEDIA to WRC of all the PRI and American Guidance shares at their historical carrying values. In addition, on October 5, 1999, the authorized capital of WRC was amended to consist of 20,000,000 shares of common stock, par value $.01/share, and WRC declared a 10,000-for-one stock split effective on October 5, 1999. This amendment was retroactively reflected on the financial statements. On
November 17, 1999, WRC Media completed its recapitalization of WRC. The consolidated financial statements include the accounts of WRC and its subsidiary, Lifetime Learning System, Inc. ("Lifetime Learning"), PRI and its subsidiaries, Funk & Wagnalls Yearbook Corporation and Gareth Stevens, Inc. ("Gareth Stevens"), and American Guidance and its subsidiary, AGS International Sales, Inc. (collectively referred to as "Weekly Reader"). As a result of the recapitalization, WRC now owns 94.9% and PRIMEDIA 5.1% of the common stock of Weekly Reader. On November 17, 1999, PRI legally changed its name to World Almanac Education Group ("WAE").



    All significant intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.



    The accompanying condensed consolidated financial statements have been prepared without audit. In the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary to present fairly the financial position, the results of operations and cash flows for the periods presented, have been made.



    The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted.



    These condensed consolidated financial statements should be read in conjunction with Weekly Reader Corporation and Subsidiaries annual financial statements and related notes for the year ended December 31, 1999. The operation results for the three-month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for a full year.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To WRC Media Inc. and
Ripplewood Holding, L.L.C.:

    We have audited the accompanying balance sheet of COMPASSLEARNING, INC. (formerly JLC Learning Corporation and formerly EAC I Inc.) (a Delaware corporation) (the Company) as of December 31, 1999, and the related statements of operations and comprehensive loss, and cash flows for the period from July 14, 1999 (commencement of operations) to December 31, 1999, and the related statement of stockholders' deficit for the period from May 12, 1999 (inception) to December 31, 1999, and the accompanying statements of operations and comprehensive loss, stockholders' deficit and cash flows of the Company's predecessor, JLC Learning Corporation, for the period from January 1, 1999 to July 13, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of the Company's and its predecessor's operations and cash flows for the periods from July 14, 1999 to December 31, 1999 and from January 1, 1999 to July 13, 1999, respectively, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Phoenix, Arizona
March 20, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of CompassLearning, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations and comprehensive loss, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of JLC Learning Corporation (prior to being acquired by WRC Media Inc.) (the "Predecessor Company") at December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Predecessor Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of the Predecessor Company for any period subsequent to December 31, 1998.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
July 14, 1999

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                              PREDECESSOR   COMPANY
                                                                1998         1999
                                                              ---------    ---------
                                 ASSETS
Current Assets:
  Cash......................................................  $      --    $     102
  Accounts receivable, net of allowance for doubtful
    accounts of $1,327 and $513, respectively...............     21,087       19,954
  Due from parent...........................................         --          598
  Inventories...............................................      1,011          730
  Prepaid expenses..........................................      2,743        1,319
  Investment in marketable securities.......................        314           24
                                                              ---------    ---------
    Total current assets....................................     25,155       22,727
Software development costs, net.............................      2,690           --
Purchased software, net.....................................         --        6,566
Deferred financing fees.....................................        859           --
Other acquired intangible assets, net.......................        959       48,156
Fixed assets, net...........................................      2,090        1,653
                                                              ---------    ---------
                                                              $  31,753    $  79,102
                                                              =========    =========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..........................................  $   2,678    $   2,508
  Due to related parties....................................        955          500
  Accrued salaries and related items........................      5,942        5,895
  Other accrued liabilities.................................      9,587       10,795
  Current portion of deferred revenue.......................     20,936       16,971
  Current portion of long-term debt.........................         --        2,939
  Senior subordinated debt..................................     17,000           --
                                                              ---------    ---------
    Total current liabilities...............................     57,098       39,608
Deferred revenue, net of current portion....................      1,723        1,780
Long-term debt..............................................         --      273,617
Revolving line of credit....................................      2,238           --
Due to related parties......................................      2,901        2,160
Other long-term liabilities.................................        818           15
Term note payable to bank...................................      7,500           --
                                                              ---------    ---------
    Total liabilities.......................................     72,278      317,180
                                                              ---------    ---------
Commitments and contingencies
Stockholders' Deficit:
  Mandatorily redeemable preferred stock, $0.01 par value,
    10,000 shares authorized issued and outstanding in 1998
    (liquidation preference--$11,230 in 1998)...............     11,230           --
  Redeemable preferred stock, $.01 par value, 20,000 shares
    authorized, issued and outstanding in 1998..............         --           --
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized, no shares issued and outstanding in 1999....         --           --
  Class A common stock, $0.01 par value; 20,000 shares
    authorized, 10,000 shares issued and outstanding
    (120,565,000 shares authorized, 1,000 shares issued and
    outstanding in 1998)....................................         --           --
  Additional paid-in capital................................     75,803       31,316
  Accumulated deficit.......................................   (109,891)     (18,708)
  Due from parent...........................................         --     (250,674)
  Unallocated purchase consideration........................    (17,981)          --
  Cumulative other comprehensive income (loss)..............        314          (12)
                                                              ---------    ---------
    Total stockholders' deficit.............................    (40,525)    (238,078)
                                                              ---------    ---------
                                                              $  31,753    $  79,102
                                                              =========    =========

   The accompanying notes are an integral part of these financial statements.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                             (DOLLARS IN THOUSANDS)

  YEARS ENDED DECEMBER 31, 1997, 1998, FOR THE PERIOD FROM JANUARY 1, 1999 TO
    JULY 13, 1999 AND FOR THE PERIOD FROM JULY 14, 1999 TO DECEMBER 31, 1999

                                                              PREDECESSOR                   COMPANY
                                                 -------------------------------------   JULY 14, 1999
                                                                       JANUARY 1, 1999        TO
                                                                         TO JULY 13,     DECEMBER 31,
                                                   1997       1998          1999             1999
                                                 --------   --------   ---------------   -------------
Net revenue:
  Software license.............................  $ 29,159   $ 30,949       $16,231         $ 16,521
  Service......................................    36,029     33,935        16,123           13,502
  Hardware.....................................     6,624      4,014         1,669            1,755
                                                 --------   --------       -------         --------
                                                   71,812     68,898        34,023           31,778
                                                 --------   --------       -------         --------
Cost of products sold:
  Software license.............................    30,435      6,936         2,783            2,937
  Service......................................    23,399     19,235         9,295            7,622
  Hardware.....................................     5,550      3,229         1,296            1,100
                                                 --------   --------       -------         --------
                                                   59,384     29,400        13,374           11,659
                                                 --------   --------       -------         --------
Gross profit...................................    12,428     39,498        20,649           20,119
                                                 --------   --------       -------         --------
Operating expenses:
  Sales and marketing..........................    31,357     24,034        11,038           10,444
  Research and development.....................    11,177      8,022         3,831            3,861
  Write-off of purchased in-process research
    and development............................        --         --            --            9,000
  General and administrative...................    13,508      7,705         3,978            2,534
  Amortization of intangible assets............     5,449        245           131            4,014
  Restructuring................................        --      3,012            --               --
                                                 --------   --------       -------         --------
                                                   61,491     43,018        18,978           29,853
                                                 --------   --------       -------         --------
Income (loss) from operations..................   (49,063)    (3,520)        1,671           (9,734)

Interest expense...............................    (5,013)    (4,286)       (2,854)          (5,654)
Other income (expense), net....................    (2,128)        33           405               16
                                                 --------   --------       -------         --------
Loss before income tax expense.................   (56,204)    (7,773)         (778)         (15,372)
Income tax expense.............................        --         --            --               --
                                                 --------   --------       -------         --------
Loss before extraordinary loss.................   (56,204)    (7,773)         (778)         (15,372)
Extraordinary loss on debt extinguishment, net
  of income taxes..............................        --         --            --           (3,336)
                                                 --------   --------       -------         --------
Net loss.......................................   (56,204)    (7,773)         (778)         (18,708)
Other comprehensive loss, net of income tax:
  Unrealized holding gain (loss) arising during
    the period.................................        --        314           119              (12)
  Less: reclassification adjustment for gains
    included in net loss.......................        --         --          (396)              --
                                                 --------   --------       -------         --------
Comprehensive loss.............................  $(56,204)  $ (7,459)      $(1,055)        $(18,720)
                                                 ========   ========       =======         ========

   The accompanying notes are an integral part of these financial statements.

                     COMPASSLEARNING, INC. WITH PREDECESSOR
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                                  PREDECESSOR
                    YEARS ENDED DECEMBER 31, 1997, 1998 AND
              FOR THE PERIOD FROM JANUARY 1, 1999 TO JULY 13, 1999
                             (DOLLARS IN THOUSANDS)

                                        MANDATORILY
                                        REDEEMABLE              REDEEMABLE                   CLASS A
                                      PREFERRED STOCK         PREFERRED STOCK             COMMON STOCK          ADDITIONAL
                                    -------------------   -----------------------   -------------------------     PAID-IN
                                     SHARES     AMOUNT     SHARES       AMOUNT       SHARES        AMOUNT         CAPITAL
                                    --------   --------   ---------   -----------   ---------   -------------   -----------
Balance, December 31, 1996........   10,000    $ 9,076      20,000     $     --         1,000       $ --         $  75,803
  Accrued dividends on mandatorily
    redeemable preferred stock....       --      1,000          --           --            --         --                --
  Accretion of stock issuance
    costs and related discount....       --         77          --           --            --         --                --
  Net loss for the year ended
    December 31, 1997.............       --         --          --           --            --         --                --
                                    -------    -------     -------     --------     ---------       ----         ---------
Balance, December 31, 1997........   10,000    $10,153      20,000           --         1,000         --            75,803
  Accrued dividends on mandatorily
    redeemable preferred stock....       --      1,000          --           --            --         --                --
  Accretion of stock issuance
    costs and related discount....       --         77          --           --            --         --                --
  Net loss for the year ended
    December 31, 1998.............       --         --          --           --            --         --                --
  Comprehensive income............       --         --          --           --            --         --                --
                                    -------    -------     -------     --------     ---------       ----         ---------
Balance, December 31, 1998........   10,000     11,230      20,000           --         1,000         --            75,803
  Accrued dividends on mandatorily
    redeemable preferred stock....       --        500          --           --            --         --                --
  Accretion of stock issuance
    costs and related discount....       --         39          --           --            --         --                --
  Comprehensive loss..............       --         --          --           --            --         --                --
  Net loss........................       --         --          --           --            --         --                --
                                    -------    -------     -------     --------     ---------       ----         ---------
Balance, July 13, 1999............   10,000    $11,769      20,000     $     --         1,000       $ --         $  75,803
                                    =======    =======     =======     ========     =========       ====         =========
===========================================================================================================================


                                                                   CUMULATIVE
                                                   UNALLOCATED        OTHER
                                    ACCUMULATED     PURCHASE      COMPREHENSIVE
                                      DEFICIT     CONSIDERATION      INCOME        TOTAL
                                    -----------   -------------   -------------   --------
Balance, December 31, 1996........   $ (43,760)     $(17,981)         $  --       $ 23,138
  Accrued dividends on mandatorily
    redeemable preferred stock....      (1,000)           --             --             --
  Accretion of stock issuance
    costs and related discount....         (77)           --             --             --
  Net loss for the year ended
    December 31, 1997.............     (56,204)           --             --        (56,204)
                                     ---------      --------          -----       --------
Balance, December 31, 1997........    (101,041)      (17,981)            --        (33,066)
  Accrued dividends on mandatorily
    redeemable preferred stock....      (1,000)           --             --             --
  Accretion of stock issuance
    costs and related discount....         (77)           --             --             --
  Net loss for the year ended
    December 31, 1998.............      (7,773)           --             --         (7,773)
  Comprehensive income............          --            --            314            314
                                     ---------      --------          -----       --------
Balance, December 31, 1998........    (109,891)      (17,981)           314        (40,525)
  Accrued dividends on mandatorily
    redeemable preferred stock....        (500)           --             --             --
  Accretion of stock issuance
    costs and related discount....         (39)           --             --             --
  Comprehensive loss..............          --            --           (277)          (277)
  Net loss........................        (778)           --             --           (778)
                                     ---------      --------          -----       --------
Balance, July 13, 1999............   $(111,208)     $(17,981)         $  37       $(41,580)
                                     =========      ========          =====       ========
==================================

                                    COMPANY
             FOR THE PERIOD FROM JULY 14, 1999 TO DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

                                      CLASS A                                                                        CUMULATIVE
                                   COMMON STOCK          ADDITIONAL                                     OTHER           TOTAL
                             -------------------------     PAID-IN     ACCUMULATED     DUE FROM     COMPREHENSIVE   STOCKHOLDERS'
                              SHARES        AMOUNT         CAPITAL       DEFICIT        PARENT          LOSS           DEFICIT
                             ---------   -------------   -----------   -----------   ------------   -------------   -------------
Balance, July 14, 1999.....         --         $ --       $      --     $      --     $      --         $  --         $      --
  Issuance of Class A
    common stock...........     10,000           --          28,698            --            --            --            28,698
  Issuance of warrants.....         --           --           2,160            --            --            --             2,160
  Transfer of warrants to
    related party..........         --           --          (2,160)           --            --            --            (2,160)
  Issuance of parent's
    long-term debt
    warrants...............         --           --           2,618            --      (250,674)           --          (248,056)
  Comprehensive loss.......         --           --              --            --            --           (12)              (12)
  Net loss.................         --           --              --       (18,708)           --            --           (18,708)
                             ---------         ----       ---------     ---------     ---------         -----         ---------
Balance, December 31,
  1999.....................     10,000         $ --       $  31,316     $ (18,708)    $(250,674)        $ (12)        $(238,078)
                             =========         ====       =========     =========     =========         =====         =========

   The accompanying notes are an integral part of these financial statements.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
    YEARS ENDED DECEMBER 31, 1997, 1998, FOR THE PERIOD FROM JANUARY 1, 1999
             TO JULY 13, 1999 AND FOR THE PERIOD FROM JULY 14, 1999
                              TO DECEMBER 31, 1999

                                                                         PREDECESSOR                     COMPANY
                                                            -------------------------------------     JULY 14, 1999
                                                                                  JANUARY 1, 1999          TO
                                                                                    TO JULY 13,       DECEMBER 31,
                                                              1997       1998          1999               1999
                                                            --------   --------   ---------------   -----------------
Cash Flows From Operating Activities:
  Net loss................................................  $(56,204)  $(7,773)      $   (778)          $ (18,708)
  Adjustments to reconcile net loss to net cash used in
  operating activities-
    Depreciation and amortization.........................    33,733     4,025          1,713               5,135
    Impairment of investments in equity securities........     2,157        --             --                  --
    Write-off of purchased in-process research and
      development.........................................        --        --             --               9,000
    Extraordinary loss....................................        --        --             --               3,336
    Gain on disposition of marketable securities..........        --        --           (396)                 --
    Provision for doubtful accounts receivable............        --        --            225                 (23)
    Amortization of deferred financing fees and debt
      discount............................................     2,302       286            204                 297
    Changes in assets and liabilities, net of effect of
      business acquired:
      Decrease (increase) in accounts receivable..........     5,348     8,353            966                (777)
      Decrease in inventories.............................     1,483        39            269                  13
      Decrease in prepaid expenses........................     2,872       106          1,107                   5
      (Decrease) increase in accounts payable.............    (1,120)     (139)          (554)                384
      Increase (decrease) in due to related parties.......       700       (15)            --                  --
      Increase (decrease) in accrued salaries and related
        items.............................................        12       554           (144)             (1,936)
      (Decrease) increase in deferred revenue.............    (2,333)   (6,862)        (6,267)              2,702
      Net (decrease) increase in other accrued liabilities
        and other long-term liabilities...................    (3,603)    1,171           (908)             (1,466)
                                                            --------   -------       --------           ---------
        Net cash used in operating activities.............   (14,653)     (255)        (4,563)             (2,038)
                                                            --------   -------       --------           ---------
Cash Flows From Investing Activities:
  Purchase of business....................................        --        --             --             (55,493)
  Capital expenditures....................................    (1,136)     (536)          (142)               (374)
  Proceeds from disposition of marketable securities......        --        --            396                  --
  Cash paid for trademark.................................        --        --             --                (375)
  Software development costs capitalized..................    (3,125)       --             --                  --
                                                            --------   -------       --------           ---------
        Net cash provided by (used in) investing
          activities......................................    (4,261)     (536)           254             (56,242)
                                                            --------   -------       --------           ---------
Cash Flows From Financing Activities:
  Proceeds from issuance of common stock..................        --        --             --              28,698
  Decrease in due to former parent........................      (179)     (162)            --
  Borrowings under revolving line of credit...............        --        --         36,816              18,510
  Payments on revolving line of credit....................   (14,300)  (65,552)       (31,912)            (18,510)
  Proceeds from revolving line of credit, net of financing
    fees of $1,145 in 1998................................    22,800    66,645             --                  --
  Borrowings under senior subordinated notes..............        --        --             --             165,193
  Payments on senior subordinated notes...................        --        --             --             (19,000)
  Retirement of previous line of credit, net..............        --    (8,500)            --                  --
  Borrowings under senior credit facility.................        --        --             --             133,363
  Payments on senior credit facility......................        --        --             --              (3,000)
  Borrowings on long-term note payable to bank............        --     7,500             --                  --
  Payment of financing fees...............................        --        --             --              (1,473)
  Increase in due from Parent.............................        --        --             --            (248,654)
  Increase in due to related party........................        --        --             --               2,660
                                                            --------   -------       --------           ---------
        Net cash provided by (used in) financing
          activities......................................     8,321       (69)         4,904              57,787
                                                            --------   -------       --------           ---------
Change in Cash............................................   (10,593)     (860)           595                (493)
Cash, beginning of period.................................    11,453       860             --                 595
                                                            --------   -------       --------           ---------
Cash, end of period.......................................  $    860   $    --       $    595           $     102
                                                            ========   =======       ========           =========

   The accompanying notes are an integral part of these financial statements.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. NATURE OF BUSINESS

    CompassLearning, Inc. (formerly JLC Learning Corporation and formerly EAC
I Inc.) (the "Company") is a provider of technology-based educational programs to schools and school districts for kindergarten through twelfth grade. Prior to July 14, 1999, the Company's predecessor (the "Predecessor") was a wholly-owned subsidiary of Software Systems Corporation ("SSC"), a wholly-owned subsidiary of JLC Learning Holdings, Inc. ("Holdings").

    The Company operates in the education software industry and management believes it has maintained a leadership position among a multitude of providers. The Company's products and services include fully integrated software systems, standalone CD ROM delivery, and a full service offering, including installation, teacher training, onsite and remote diagnostics and maintenance.

    The Company focuses its market efforts in the United States and several U.S. territories, and is exploring opportunities in international markets. The Company's selling and distribution efforts include a direct sales force, telemarketing and catalog sales.

    The Predecessor was acquired by WRC Media Inc. (the "Parent") on July 14, 1999 (the "Purchase Date"). The Company's statement of operations and comprehensive loss and cash flows for the period from July 14, 1999 to December 31, 1999 include the operations of the Predecessor since the Purchase Date. The Securities and Exchange Commission deems an acquired business to be a predecessor when the registrant is in substantially the same business of the entity acquired and the registrant's own operations prior to the acquisition appear insignificant relative to the business acquired. A predecessor must present audited financial statements for the interim period between the predecessor's most recent year-end and the date of the acquisition by the registrant. Accordingly, the accompanying financial statements for the period from January 1, 1999 to July 13, 1999 of the Predecessor, and for the period from July 14, 1999 to December 31, 1999 of the Company are presented. The purchase method of accounting was used to record assets acquired and liabilities assumed by the Company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of two separate entities.

    On November 17, 1999, the Parent completed a recapitalization (the "Recapitalization") of Primedia Inc.'s Supplemental Education Group, consisting of the businesses of Weekly Reader, American Guidance and World Almanac. In connection with the Recapitalization, the Company's existing indebtedness incurred in connection with the purchase of the Predecessor was extinguished. Accordingly, the Company has recognized an extraordinary loss on debt extinguishment of $3,336 in its accompanying statement of operations during the period July 14, 1999 to December 31, 1999.

    As a result of the Recapitalization, the Company became, along with certain other Parent subsidiaries, a co-issuer of the Parent's 12 3/4% Senior Subordinated Notes, due 2009 ("Notes") and senior bank credit facilities. The Company relies on the Parent's and its subsidiaries, (including the other co-issuer subsidiaries) ability to fund the debt service. The inability of the Parent and its subsidiaries (including the other co-issuer subsidiaries) to meet the debt service requirements would adversely impact the Company's financial position and results of operations.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. NATURE OF BUSINESS (CONTINUED)
    A.  FORMATION OF THE COMPANY

    The Company was incorporated on May 12, 1999, for the purpose of acquiring the Predecessor. The acquisition was consummated by EAC I Inc.(a wholly-owned subsidiary of the Parent) merging with the Predecessor, with EAC I Inc. being the surviving entity. EAC I Inc. then changed its name to JLC Learning Corporation, which subsequently changed its name to CompassLearning, Inc. on January 20, 2000.

    B.  ACQUISITION OF THE PREDECESSOR

    On July 14, 1999, the Parent purchased all the outstanding common stock and preferred stock of the Predecessor for approximately $55,200. The purchase price and acquisition costs were funded by approximately $28,700 in equity contributions, and a senior credit facility and senior subordinated notes of approximately $29,537. There was approximately $350 in cash after the acquisition. Concurrent with the closing, the Predecessor's existing line of credit, term note payable to the bank, senior subordinated notes and notes payable to related parties were refinanced.

    The acquisition of the Predecessor was accounted for using the purchase method of accounting. The total cost of the acquisition of $61,935 (including $6,735 of acquisition costs) was allocated to assets and liabilities based on an independent valuation of their estimated fair values as of the Purchase Date as follows:

Net liabilities assumed.....................................  $(6,290)
Purchased software..........................................    7,430
In-process research and development.........................    9,000
Other intangible assets.....................................   24,700
Goodwill....................................................   27,095
                                                              -------
                                                              $61,935
                                                              =======

    Included in the purchase price allocation above, are obligations related to bonuses payable as a result of the acquisition and Stock Appreciation Rights ("SARs") (see Note 16).

    Immediately following the acquisition, the Company recognized a $9,000 charge related to the write-off of purchased in-process research and development ("R&D") costs acquired in connection with the acquisition described above.

    The nature of the efforts required to develop the acquired in-process technologies into commercially viable products principally relate to the completion of all planning, designing, coding, and testing activities that are necessary to establish that the products can be produced to meet their design requirements, including functions, features and technical and economic performance requirements.

    The valuation of the acquired in-process research and development was predicated on the determination that the developmental projects at the time of the acquisition were not technologically feasible and had no alternative future use. This conclusion was attributable to the fact that the Company had not completed a working model that had been tested and proven to work at performance

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. NATURE OF BUSINESS (CONTINUED)
levels which were expected to be commercially viable and that the technologies of the projects have no alternative use other than as a software application. The value is attributable solely to the development efforts completed as of the acquisition date.

    As of the acquisition date, the Predecessor's significant ongoing R&D projects included the development of:

    - Curriculum: Next-generation reading system (5-8)

    - Assessment: Web-based JCAT platform

    - Management: Compass 4.x and Compass 5.0 (next-generation)

    The Company allocated values to the in-process R&D based on an assessment by an independent valuation expert of the R&D projects. The value assigned to these assets was limited to significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the Predecessor's next-generation Internet-based technologies and products.

    The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The present value calculations were then adjusted to reflect the estimated percent complete of each project, a procedure designed to reflect the value creation efforts of the target companies prior to the close of the acquisition.

    The developmental projects were evaluated in the context of Statement of Financial Accounting Standards (SFAS) No. 2, ACCOUNTING FOR RESEARCH AND DEVELOPMENT COSTS, including its related interpretation, and SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD LEASED, OR OTHERWISE MARKETED. In-process R&D involves products which fall under the following definitions of R&D (as defined in SFAS No. 2):

    - Research is defined as the planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product, service, process, or technique, or in bringing about a significant improvement to an existing product or process.

    - Development is defined as the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants.

    Activities specifically excluded from R&D include engineering follow-through in an early phase of commercial production; routine, ongoing efforts to refine or enhance an existing product; and the adaptation of existing capabilities to a particular customer's needs.

    In order to calculate the value of the in-process R&D, the income approach was employed. Each of the significant ongoing R&D projects was identified and valued through interviews and analysis of

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. NATURE OF BUSINESS (CONTINUED)
product development data provided by management concerning project descriptions, their respective stage of development, the time and resources needed to complete the projects, expected income generating ability, and associated risks. Of the $9,000 write-off of in-process R&D, $220, $80 and $8,700 was allocated to the management, assessment, and curriculum described above.

    The resulting cash flows were discounted to their present value by applying appropriate discount rates considering each asset's relative risk. The discount rate selected for the in-process technologies was 20%. In the selection of the appropriate discount rate, consideration was given to the weighted average cost of capital. The discount rate utilized for the in-process technologies was higher than the Company's overall rates of return due to the risk of realizing cash flows from products that had yet to reach technological feasibility. The returns on all the acquired assets were established and weighted to ensure the rates were reasonable in the context of the overall required return.

    Accordingly, the assets, including in-process R&D, and liabilities, are recorded based on their fair values at the date of acquisition and the results of operations for the acquisition has been included in the financial statements for the periods subsequent to acquisition. The Company allocated the fair values of the net assets acquired between acquired in-process R&D, developed technology and goodwill.

    C.  UNAUDITED PROFORMA INFORMATION

    The following unaudited proforma information includes the combined results of operations of the Company and its Predecessor for the period from January 1, 1999 to December 31, 1999, and gives effect to the acquisition of the Predecessor as if it had been consummated on January 1, 1999 and the completion of the Recapitalization on November 17, 1999.

Net revenue.................................................  $65,801
Loss from operations........................................    3,176
Net loss....................................................    7,044

    The unaudited pro forma information excludes the effect of the $9,000 charge related to the write-off of purchased in-process research and development and has been adjusted for interest expense, depreciation and amortization expense resulting from the acquisition of the Predecessor and the completion of the Recapitalization. The unaudited pro forma information is provided for illustrative purposes only and is not necessarily indicative of the combined results of operations that would have been achieved had the acquisition occurred on the date indicated, nor does it purport to project the results of operations of the Company for the year or for any future period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A.  USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

    B.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies at December 31, 1999. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The carrying amounts of cash, accounts receivable, and accounts payable approximate fair values. The carrying value of the notes and warrants approximate market based upon the fact that these instruments were issued in late 1999.

    C.  INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis. The Company periodically evaluates the realizability of inventories.

    D.  INVESTMENT IN MARKETABLE SECURITIES

    The Company classifies its investment in marketable securities as available for sale. Accordingly, the investment is recorded at fair value with unrealized gains or losses, net of the related tax effect, excluded from income and reported as other comprehensive income (loss). A loss included in other expense of $2,157 was realized on investments in 1997 due to what was considered a nontemporary decline in fair value. During 1998, pursuant to a business combination involving the Predecessor's investee, the investment which was written down to zero in 1997 was exchanged for shares of a publicly traded company. The unrealized gain of $314 at December 31, 1998 reflects the market value of this investment. The Predecessor had proceeds from the disposition of marketable securities of $396, in the period January 1, through July 13, 1999 and no realized gains or losses in 1998.

    E.  PURCHASED SOFTWARE AND DEVELOPMENT COSTS

    In accordance with SFAS No. 86, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED," the Company capitalizes software development costs by project commencing when technological feasibility is established and concluding when the product is ready for commercial release. Additionally, the Company capitalizes acquired technologies that meet the provisions of SFAS No. 86. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic product lives and changes in software and hardware technology. Software development costs are amortized on a straight-line basis over four years or the expected life of the product, whichever is less. The Company periodically evaluates the net realizable value of capitalized software development costs based on factors such as budgeted sales, product development cycles and management's market emphasis. R&D costs are charged to expense when incurred.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    F.  OTHER ACQUIRED INTANGIBLE ASSETS

    Intangible assets include goodwill, tradenames, trademark, customer lists and workforce in place. Goodwill represents the excess of the purchase price over the fair value of assets acquired as a result of the acquisition of the Predecessor on July 14, 1999 and is being amortized on a straight-line basis over 18 months to seven years. For the periods prior to July 14, 1999, intangible assets included goodwill that was amortized over seven years.

    G.  DEFERRED FINANCING FEES

    Deferred financing fees are direct costs paid by the Company in connection with their revolving credit agreement. These costs were being amortized over the term of the related debt until the debt was extinguished. Amortization for the years ended December 31, 1997 and 1998 was approximately $1,322 and $286, respectively. Amortization for the period from January 1, 1999 to July 13, 1999 was approximately $204 and for the period from July 14, 1999 to November 17, 1999, was approximately $230. On November 17, 1999, the Company wrote-off deferred financing fees through an extraordinary charge as the Parent refinanced all the Company's debt.

    H.  FIXED ASSETS

    Fixed assets are recorded at cost and depreciated over the estimated useful lives of the related assets. Depreciation is provided principally on the straight-line method for financial reporting purposes and on accelerated methods for income tax purposes. Leasehold improvements are depreciated over the shorter of their useful life or lease term.

    I.  LONG-LIVED ASSETS

    The Company periodically evaluates the carrying value of long-lived assets in accordance with SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF". Under SFAS No. 121, long-lived assets and certain identifiable intangible assets, including goodwill, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows is less than the carrying amount of the long-lived assets being evaluated.

    J.  REVENUE RECOGNITION

    The Company recognizes revenues in accordance with the provisions of Statement of Position (SOP) 97-2, "SOFTWARE REVENUE RECOGNITION", as amended by SOP 98-9, "MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS". Under SOP 97-2, the Company recognizes revenue for hardware and software sales upon shipment of the product, provided collection of the receivable is probable, payment is due within one year and the fee is fixed or determinable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) acceptance has occurred. Revenue from service contracts, instruction and user training is recognized as the services are performed and post-contract support is recognized ratably over the related contract. Deferred revenue represents the Company's obligation to perform under signed contracts.

    For contracts with multiple elements (e.g., deliverable and undeliverable products, maintenance and other services), the Company allocates revenue to each component of the contract based on vendor specific objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

    Several of the Company's customers are subject to fiscal funding requirements. If the funding requirements are subject to governmental approval, the likelihood of cancellation is assessed. If the likelihood of cancellation is assessed as remote, revenue is recognized. If the likelihood of cancellation is assessed as other than remote, revenue is deferred. If the funding requirements are subject to non-governmental approval, revenue is deferred and recognized in accordance with the remaining provisions of SOP 97-2.

    K.  INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "ACCOUNTING FOR INCOME TAXES", which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized. The Company will consider the elimination of the valuation allowance when available evidence indicates the deferred assets will be realized.

    L.  ADVERTISING

    Advertising costs are expensed as incurred. Advertising expense was $1,832 and $705 for the years ended December 31, 1997 and 1998, respectively. Advertising expense was approximately $509 for the period from January 1, 1999 to July 13, 1999 and $740 for the period from July 14, 1999 to December 31, 1999.

    M.  SEGMENT REPORTING

    The Company has determined that it has three reportable segments in accordance with SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". These three segments are software license, service and hardware. These segments are separately stated in the accompanying statements of operations and comprehensive loss. The Company does not allocate selling and administrative expenses to these individual segments and reviews them individually on a gross margin basis only. The Company does not track individual balance sheet information for its three reportable segments and, therefore, has not provided separate balance sheet and cash flow information for each of the reportable segments.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    N.  COMPREHENSIVE INCOME

    The Predecessor adopted SFAS No. 130, "REPORTING COMPREHENSIVE INCOME" for the year ended December 31, 1998. SFAS 130 requires the Company to measure and disclose all elements of comprehensive income that result from recognized transactions and other events in the financial statements. Accordingly, the Company has reported unrealized gains on marketable securities as a separate component of stockholders deficit.

3. INVENTORIES

    Inventories at December 31, 1998 and 1999, are as follows:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Materials and supplies......................................   $  175     $  157
Finished products...........................................      836        573
                                                               ------     ------
                                                               $1,011     $  730
                                                               ======     ======

4. PURCHASED SOFTWARE

    Purchased software at December 31, 1999, was as follows:

Purchased software..........................................   $7,430
Less--accumulated amortization..............................     (864)
                                                               ------
                                                               $6,566
                                                               ======


    Amortization of purchased software is included in cost of products sold and was approximately $864 for the period from July 14, 1999 to December 31, 1999.


5. SOFTWARE DEVELOPMENT COSTS

    Software development costs are as follows:

                                                               DECEMBER 31,
                                                           --------------------
                                                             1998        1999
                                                           --------    --------
Capitalized software costs...............................  $39,713     $    --
Less--accumulated amortization...........................  (37,023)         --
                                                           -------     -------
                                                           $ 2,690     $    --
                                                           =======     =======


    Amortization of capitalized computer software development costs is included in cost of products sold and aggregated $24,751 and $2,189 for the years ended December 31, 1997 and 1998, respectively and was approximately $887 for the period from January 1, 1999 to July 13, 1999. Included in

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. SOFTWARE DEVELOPMENT COSTS (CONTINUED) amortization of capitalized computer software development costs for the year ended December 31, 1997 were accelerated amortization charges of $17,269 for the reduction of certain capitalized costs to their net realizable value due to a change in the Predecessor's product focus. Accelerated amortization charges in 1998 were not material.

6. OTHER ACQUIRED INTANGIBLE ASSETS

    Intangible assets at December 31, 1998 and 1999, are as follows:

                                                               DECEMBER 31,
                                                            -------------------
                                                  LIFE        1998       1999
                                               ----------   --------   --------
Tradenames...................................  4 years      $     --   $ 3,520
Customer lists...............................  7 years            --    18,200
Workforce in place...........................  3 years            --     2,980
Trademark....................................  18 months          --       375
Goodwill.....................................  7 years         1,718    27,095
                                                            --------   -------
                                                               1,718    52,170
Less--accumulated amortization...............                   (759)   (4,014)
                                                            --------   -------
                                                            $    959   $48,156
                                                            ========   =======

    Amortization expense related to intangible assets was $5,449 and $245 for the years ended December 31, 1997 and 1998. Amortization expense for the period from January 1, 1999 through July 13, 1999 was $131 and $4,014 for the period from July 14, 1999 to December 31, 1999. Included in amortization for the year ended December 31, 1997 was an accelerated amortization charge of approximately $2,415. This charge was a result of an impairment of the tradename, workforce in place and goodwill intangible assets, which had been established as a result of the original acquisition of the Predecessor by Holdings, due to a change in the Predecessor's product focus.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. FIXED ASSETS

    Fixed assets at December 31, 1998 and 1999, are as follows:

                                                          DECEMBER 31,
                                                       -------------------
                                            LIFE         1998       1999
                                        ------------   --------   --------
Computer equipment....................  1 to 3 years   $ 2,914     $1,610
Warehouse equipment...................  1 to 3 years        60         --
Leasehold improvements................  3 to 5 years       252        102
Other furniture and fixtures..........  2 to 7 years     2,012        198
                                                       -------     ------
                                                         5,238      1,910
Less--accumulated depreciation........                  (3,148)      (257)
                                                       -------     ------
                                                         2,090     $1,653
                                                       =======     ======

    Depreciation expense was approximately $695 for the period from January 1, 1999 to July 13, 1999, $257 for the period from July 14, 1999 to December 31, 1999, and $3,532 and $1,591 for the years ended December 31, 1997 and 1998, respectively. In 1998, the Predecessor wrote off $7,770 of fully depreciated assets which were no longer in use.

8. OTHER ACCRUED LIABILITIES

    Other accrued liabilities at December 31, 1999 are as follows:


Customer deposits..........................................  $   653
Royalties..................................................    1,183
Acquisition related accruals...............................    2,965
Interest payable...........................................    4,038
Other......................................................    1,956
                                                             -------
                                                             $10,795
                                                             =======

9. LONG-TERM DEBT

    At December 31, 1999, long-term debt consisted of the following:

12.75% of Senior Subordinated Notes, due 2009 (a)...........  $146,193
Senior Bank Credit Facilities (b)...........................   130,363
                                                              --------
                                                               276,556
Less: amounts due within one year...........................    (2,939)
                                                              --------
Long-term debt, net of current portion......................  $273,617
                                                              ========

    (a) In connection with the Recapitalization, the Parent and the Company issued 152,000 Units consisting of $152,000 in aggregate principal amount of 12.75% of Senior Subordinated Notes (the "Notes") and 205,656 shares of common stock of the Parent. The Notes pay interest

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. LONG-TERM DEBT (CONTINUED)
       semi-annually in arrears commencing May 15, 2000. The Notes are joint and several obligations of the Parent and the Company.

        Based upon an independent valuation, $148,289 was allocated to the value of the Notes while $3,711 was the value ascribed to the common stock. The Notes were issued net of a $2,096 discount, which is being accreted to maturity using the effective interest method. Accretion for period from November 17, 1999 through December 31, 1999 was not significant.

        Prior to November 15, 2002, the Parent may redeem up to 35% of the Notes with net cash proceeds of certain sales of equity securities at a price of 112.75% of the principal amount, plus accrued and unpaid interest.

        On or after November 15, 2004, the Parent may redeem the Notes at a redemption price of 106.375% of the principal amount, plus accrued interest thereon decreasing annually to 100% in 2007 and thereafter.


    (b) The senior bank credit facilities are comprised of a $30,000 revolving credit facility (which includes a letter of credit subfacility) maturing in 2005, a $31,000 term loan A facility maturing in 2005 and a $100,000 term loan B facility maturing in 2006. As of December 31, 1999, no amounts were outstanding under the revolving credit facility and $30,613 and $99,750 were outstanding under the term loan A and the term loan B facilities, respectively. The term loan A facility and the term B facility amortize in quarterly installments beginning on December 31, 1999.


    Loans under the senior bank credit facilities bear interest at a rate per annum equal to-

    1. for the revolving credit facility and the term loan A facility, the LIBO rate as defined in the credit agreement, plus 3.25% or the alternate base rate as defined in the credit agreement, plus 2.25% (subject to performance-based step downs); and

    2. for the term loan B facility, the LIBO rate plus 4.00% or the alternate base rate plus 3.00%.

    In addition to paying interest on outstanding loans under the senior bank credit facilities, the Parent is required to pay a commitment fee to the lender associated with the revolving credit facility in respect of the unused commitments thereunder at a rate of 0.5% per annum (subject to performance-based step downs).

    The senior bank credit facilities are subject to mandatory prepayment with-

    - the proceeds of the incurrence of certain indebtedness

    - the proceeds of certain asset sales or other dispositions

    - the proceeds of issuances of certain equity offerings

    - annually beginning in 2000, 50% of the Parent's excess cash flow (as defined in the credit agreement) from the prior year.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. LONG-TERM DEBT (CONTINUED)
    The borrowing agreements provide for certain restrictions, including restrictions on asset sales, dividend payments, additional indebtedness payments for restricted investments. In addition, the borrowing agreements provide for the maintenance of certain financial covenants, including a limit on the consolidated leverage rates and maintenance of minimum fixed charged coverage ratios.

    Maturities of long-term debt are as follows-

2000......................................................  $  2,939
2001......................................................     4,487
2002......................................................     6,037
2003......................................................     7,588
2004......................................................     8,363
Thereafter................................................   252,950

10. REVOLVING CREDIT AGREEMENT

    On June 29, 1995, the Predecessor entered into a revolving credit agreement with a maximum loan availability of $40,000, including up to $3,000 of letters of credit (the "Loan Facility"). Borrowings outstanding under this agreement at December 31, 1997 were $8,500. The original termination date for the revolving line of credit was the last business day of June 2000; however in March 1998, the Predecessor paid all outstanding amounts under this agreement and terminated the Loan Facility.

    In March 1998, the Predecessor entered into a new loan facility which includes a new revolving line of credit agreement with a maximum loan availability of $20,000, including up to $2,000 of letters of credit and a term loan of $7,500 (see Note 12). Advances on the line of credit are limited to the lesser of 75% of eligible billed accounts plus 40% of eligible unbilled accounts of $2,000, whichever is less, and the amount collected on accounts by the Predecessor for a defined period immediately preceding the advance. Loans under this agreement are secured by 100% of all capital or other equity interests, as well as accounts receivable, inventory, fixed assets, intangibles and contract rights. Interest is computed at 0.0875% to 2.75%, depending on the amount outstanding, plus the prime lending rate as most recently announced by Norwest Bank Minnesota, NA and at a minimum, a rate of 9%. At December 31, 1998 the minimum rate was being used. The agreement described above contains certain restrictive covenants, which include requiring the Predecessor to meet certain profitability levels and to maintain a certain tangible net worth. The new line of credit agreement matures in March 2001. Borrowings outstanding under this line of credit agreement at December 31, 1998 were $2,238. On July 14, 1999, the Predecessor repaid the revolving line of credit including accrued interest in conjunction with the acquisition of the Predecessor by the Company (see
Note 1).

11. SENIOR SUBORDINATED NOTES

    On June 29, 1995, the Predecessor entered into a senior subordinated note purchase agreement whereby the Predecessor borrowed a total of $17,000 from two lending institutions under note agreements which bear interest at 12.25% and mature on the last business day of June 2002. Interest is payable quarterly. The notes are secured by the same collateral as the $20,000 revolving credit agreement (see Note 10) and are guaranteed by Holdings.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. SENIOR SUBORDINATED NOTES (CONTINUED)
    In connection with the issuance of the note agreements, the lending institutions each received warrants to acquire a specified number of shares of Holdings Common Stock. The value ascribed to the warrants of approximately $1,260 was recorded as a discount from the face value of the debt and was being amortized over the term of the Senior Subordinated Notes. During 1997, the Predecessor accelerated the amortization on the warrants due to an impairment in the value.

    The subordinated agreements require the Predecessor to meet certain operating ratios and limits. The Predecessor failed to meet certain covenants during the years ended December 31, 1997 and 1998. In addition, the Predecessor failed to make quarterly interest payments due on December 31, 1997 and for each of the four quarters in 1998. Accordingly, amounts outstanding under the senior subordinated notes have been classified as current liabilities at December 31, 1998.

    On July 14, 1999 the Predecessor repaid the senior subordinated notes including accrued interest in conjunction with the acquisition of the Predecessor by the Company (see Note 1).

12. TERM NOTE PAYABLE TO BANK

    In March 1998, in connection with a new loan facility (see Note 10) the Predecessor obtained a term loan in the amount of $7,500, which matures in March 2000. The term loan is secured by 100% of all capital or other equity interests, as well as accounts receivable, inventory, fixed assets, intangibles and contract rights. The term loan bears interest at 13.0% up to February 1, 1999 and at 15% thereafter. The loan agreement contains certain restrictive covenants which are consistent with those described in Note 10. On July 14, 1999, the Predecessor repaid the term loan including accrued interest in conjunction with the acquisition of the Predecessor by the Company (see Note 1).

13. INCOME TAXES

    Due to the losses incurred from operations, the Predecessor and the Company have no provisions for (benefits from) income taxes for the years ended
December 31, 1997 and 1998, for the period from January 1, 1999 to July 13, 1999 and for the period from July 14, 1999 to December 31, 1999.

    The Company accounts for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets. The differences are measured using the income tax rate in effect during the year of measurement.

    There was no current or deferred benefit for income taxes for the period from January 1, 1999 to July 13, 1999 and for the period from July 14, 1999 to December 31, 1999. The following table provides

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. INCOME TAXES (CONTINUED)
a reconciliation between the amount determined by applying the statutory federal income tax rate to the pretax loss and benefit for income taxes:

                                           JANUARY 1, 1999   JULY 14, 1999 TO
                                             TO JULY 13,       DECEMBER 31,
                                                1999               1999
                                           ---------------   ----------------
Benefit at federal statutory rate........       $ 342             $ 6,548
State income tax benefit, net............          49                 935
Write-off of in-process R&D..............          --              (3,600)
Goodwill amortization....................          --                (710)
Other permanent differences..............         (50)                (50)
Valuation allowance......................        (341)             (3,123)
                                                -----             -------
                                                $  --             $    --
                                                =====             =======

    The income tax effects of loss carryforwards and temporary differences between financial and income tax reporting that give rise to the deferred income tax assets and liabilities are as follows:

                                              DECEMBER 31,   DECEMBER 31,
                                                  1998           1999
                                              ------------   ------------
Net operating loss carryforward.............    $ 23,717        $ 9,460
Bad debt expense............................       1,657            205
Accrued liabilities.........................       1,827            940
Depreciation and amortization...............      20,427             --
Other.......................................         871            500
                                                --------        -------
Gross deferred tax assets...................      48,499         11,105
Deferred tax asset valuation allowance......     (48,499)        (9,205)
Gross deferred tax liabilities (depreciation
  and amortization).........................          --         (1,900)
                                                --------        -------
Net deferred tax assets.....................    $     --        $    --
                                                ========        =======

    In assessing the realizability of its deferred tax assets, the Company considers whether it is more likely than not that some or all of such assets will be realized. As a result of historical operating losses, the Company has fully reserved its net deferred tax assets as of December 31, 1998 and 1999.

    As of December 31, 1999, the Company had a net operating loss carryforward
(NOLC) for federal income tax purposes of approximately $86,240. The Company experienced an ownership change as a result of the acquisition of the Predecessor on July 14, 1999. As a result of the change, the NOLC existing as of that change date is subject to an annual limitation of approximately $710. As a result of the ownership change, the Company projects that approximately all but $23,650 of the NOLC will expire. The Company has reduced its gross deferred tax asset related to the NOLC to reflect the exclusion of that portion of the loss that is expected to expire as a result of the change of ownership limitation.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. COMMITMENTS AND CONTINGENCIES

    a.  LEASES

       The Company has operating leases for equipment, office and warehouse space that include remaining noncancelable minimum rental commitments as follows:

        Twelve months ending December 31:

2000........................................................   $3,296
2001........................................................    2,041
2002........................................................    1,371
2003........................................................      582
                                                               ------
Total minimum lease payments................................    7,290
Total minimum noncancelable sublease rentals................     (787)
                                                               ------
                                                               $6,503
                                                               ======

       Of the approximate $6,503 in minimum rental commitments, net of sublease rentals, approximately $119 has been accrued in the accompanying balance sheet at December 31, 1999, as they represent excess space liabilities.

       Rent expense for all operating leases was approximately $4,370 and $3,060 for the years ended December 31, 1997 and 1998 and $1,482 for the period from January 1, 1999 to July 13, 1999, and $933 for the period from July 14, 1999 to December 31, 1999, net of sublease rentals of approximately $647 and $447 for the years ended December 31, 1997 and 1998 and $122 for the period from January 1, 1999 to July 13, 1999, and $102 for the period from July 14, 1999 to December 31, 1999.

    b.  LITIGATION

       During 1999, the U.S. Department of Labor commenced an investigation into the issue of whether the Company was properly treating certain employees as exempt employees under the Fair Labor Standards Act. A final disposition of this investigation is pending. As management believes the employees have been properly classified and intends to vigorously challenge this investigation, no accrual have been made in the accompanying balance sheet. Additionally, the Company cannot reasonably estimate the loss at this time.

       In the normal course of business, the Company is a party to various litigation. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. Management believes that the effect on its results of operations and financial position, if any, for the disposition of these matters, will not be material.

    c.  ROYALTY AGREEMENT

       The Company has a minimum royalty commitment under a software license agreement with monthly payments due through March 2000. Accordingly, the Company has accrued approximately $344 associated with this royalty agreement at December 31, 1999.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

       In June 1998, the Predecessor restructured a significant software license agreement with a third party. The Predecessor returned investment securities valued at $2,285 by the third party and also accepted reduced rights under the license agreement in order to settle $5,500 in minimum future royalty obligations which the Predecessor owed. The Predecessor retained the right to sell product from this third party through 2001. The remaining unamortized prepaid royalties with respect to this license agreement was $2,700 and $2,064 with net carrying values of $1,420 and $783 as of December 31, 1998, and 1999, respectively to be amortized on a units-of-production basis.


    d.  WARRANTS

       In connection with the Recapitalization, the Parent issued warrants to acquire 13% of the voting common stock of the Company at an exercise price of $0.01 per share. Based upon an independent valuation, the Parent allocated $2,618 to these warrants.

15. RELATED PARTY TRANSACTIONS

    a.  STRATEGIC ALLIANCE AGREEMENT

       In anticipation of the acquisition of the Predecessor by the Company, the Predecessor entered into a strategic alliance agreement ("Agreement") with a then related party. This related party was a creditor, investor and customer of the Company. As a result of the acquisition, those relationships were terminated and the agreement was executed to specify terms for the sale of specific software product and services to the related party.

       The Company granted the related party $11,500 in Purchase Credits ("Credits"), as defined, to be used over four years toward the purchase of non-specialized products and services. The Credits may be used for up to 60% of the purchase price of non-specialized products and services, with the balance paid in cash. The available balance of the Credits shall be permanently reduced by the use of the Credits and by a certain amount each year. If the cumulative Credits utilized do not exceed $2,875, $5,750, and $8,625 as of July 14, 2000, 2001, and 2002, respectively, the total Credits will be reduced by such shortfall each year. If the Credits are not used by the end of the fourth year, they will be reduced to zero. The Company will account for the Credits by recording them as discounts to product sales in the future. Under the Agreement, the related party is obligated to purchase products and services of at least $2,000 during any one-year period. Approximately $63 of product was purchased, and $38 in credits used, through December 31, 1999.

    b.  TRADEMARK LICENSE AGREEMENT

       The Company entered into a trademark license agreement with the Predecessor's former parent to permit the Company to use specific trademarks until December 31, 2000 in return for $375 in cash payments. At December 31, 1999, $250 is accrued in other accrued liabilities to the Predecessor's former parent. The $375 is recorded as an intangible asset and is being amortized over 18 months (see Note 6).

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. RELATED PARTY TRANSACTIONS (CONTINUED)
    c.  MANAGEMENT AGREEMENT

       On November 17, 1999, the Company entered into an agreement with Ripplewood Holdings LLC for management consulting and financial advisory services. The Company will be required to pay an annual fee, paid quarterly, of $150 beginning in 2001.

    d.  DUE FROM PARENT

       As a result of the November 17, 1999 Recapitalization, the Company became a co-guarantor on its Parent's long-term debt. Therefore, the long-term debt was pushed down to the Company and an offsetting contra-equity account, Due from Parent, was established.

       Additionally, included in current assets, Due from Parent, are certain Parent expenses paid by the Company and subsequently charged back as these expenses relate to officer compensation, travel and other business related expenses.

    e.  DUE TO RELATED PARTY

       During November 1999, the Company borrowed $500 from a subsidiary of its Parent, Weekly Reader Corporation.

       During November 1999, the Company transferred certain warrants valued at $2,160 to EAC III Inc., an investor in the Parent, in connection with the debt restructuring on November 17, 1999.


       The Predecessor benefited from a management and advisory services agreement between Holdings and an affiliate of Holdings' shareholders. Out-of-pocket expenses were paid to this affiliate of $50, $25 and $5 during the years ended December 31, 1997, 1998 and 1999, respectively.


       In conjunction with the issuance of the Class A Preferred Stock, the Predecessor entered into a consulting arrangement with an investor. The arrangement provided for $500 per year to be paid to the investor for consulting services through November 1999. At December 31, 1998, prepaid consulting fees of $417, were included in prepaid expenses and the Predecessor incurred consulting expenses of $459 and $499 for the years ended December 31, 1997 and 1998, respectively, relating to this arrangement. Amounts due to this investor for consulting fees at December 31, 1998 are $1,400. The current portion of these amounts at December 31, 1998 are $750 and are included in due to related parties.


       In addition to the consulting arrangement, the Predecessor entered into a sales and marketing agreement with this investor whereby the Predecessor would sell product to the investor at a discount. Approximately $736, $354 and $69 in sales were made to the investor during the years ended December 31, 1997, 1998 and 1999, respectively. Included in accounts receivable at December 31, 1999, was $60 from sales to this former investor.


       In June 1998, the Predecessor delivered a promissory note to this investor to repurchase securities sold to the investor in November 1996. The note accrues interest at 10% with principal and accrued interest payable on April 15, 2001. The balance as of December 31,

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. RELATED PARTY TRANSACTIONS (CONTINUED)
       1998 was $2,251 which is included in the non current portion of due to related party on the accompanying balance sheet.

       At December 31, 1998 the Predecessor had amounts due to its former parent relating to the settlement of intercompany transactions of $205 which was included in due to related parties.

       During 1998, the Predecessor re-engaged a consultant of an affiliate to explore additional investment alternatives. Fees paid to this consultant for the year ended December 31, 1998 were $647.

16. EMPLOYEE BENEFIT PLANS

    a.  STOCK APPRECIATION RIGHTS

       In February 1999, the Predecessor's Board of Directors adopted the 1998 Stock Appreciation Rights ("SAR") Plan. SARs in the aggregate of 1,500,000 were created and 1,013,500 SARs, at a base value of $4.00 per SAR, as determined by the Board of Directors, were granted. As a result of the acquisition of the Predecessor by the Company, the SARs became 100% vested and are no longer subject to value changes. The SARs were valued at $5.50 per share at the time of the acquisition. In connection with the acquisition, approximately $1,520 was ascribed to the value of the SARs. Of the $1,520 value ascribed to the SARs, $1,120 was paid to employees in November 1999 and $400 is being held in escrow for distribution in June 2000 in accordance with the terms of the acquisition.

    b.  SALE BONUS

       In January 1999, the Predecessor entered into agreements to pay a sale bonus to select members of management. As a result of the acquisition of the Predecessor by the Company, $913 was paid in November 1999.

    c.  401(K) RETIREMENT PLAN

       The Company has a retirement savings plan covering substantially all eligible employees. This 401(k) Plan provides for a 33% matching contribution by the Company, limited to eligible contributions by the employees. The Predecessor accrued $442 and $360 for the years ended December 31, 1997 and 1998, respectively, and $175 for period from January 1, to July 13, 1999. Additionally, the Company accrued $198 during the period July 14, 1999 to December 31, 1999. All 1999 contributions will be paid in 2000.

17. MANDATORILY REDEEMABLE PREFERRED STOCK

    On December 19, 1996, the Predecessor issued 10,000 shares of $.01 par value Class B Preferred Stock and recorded the stock at $10,000 less issuance costs of approximately $900, its fair value on date of issuance. These shares represent all of the authorized shares of the Class B Preferred Stock. The Predecessor is required to redeem all outstanding shares of the Class B Preferred Stock, at a redemption price of $1,000 per share plus any accrued and unpaid dividends, by December 19, 2008. Holders of Class B Preferred Stock have no voting rights, are entitled to a preferential distribution of

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17. MANDATORILY REDEEMABLE PREFERRED STOCK (CONTINUED)
$1,000 per share plus accrued and unpaid dividends in the event of a liquidation, and are entitled to annual dividends of $100 per share until the Predecessor redeems the stock. At December 31, 1998 accrued dividends of $2,000 are included in stockholders' equity. The stock will be accreted to its redemption value through charges to accumulated deficit. On July 14, 1999, the Company redeemed the mandatorily redeemable preferred stock in conjunction with the acquisition of the Predecessor by the Company (see Note 1).

18. STOCKHOLDERS' DEFICIT

    On November 1, 1996, the Predecessor issued 20,000 shares of $.01 par value Class A Preferred Stock for $20,000 less issuance costs of $1,835. In conjunction with the Class A Preferred Stock, $100 was paid to Holdings for a warrant to purchase a specified number of shares of Holdings Common Stock. Concurrent with the sale of the warrant, Holdings contributed the proceeds received to the Predecessor.

    The authorized redeemable preferred stock and common stock of the Predecessor consists of 20,000 shares of $.01 par value Class A Preferred Stock and 120,565,000 shares of $.001 par value Class A Common Stock. At December 31, 1998, 1,000 shares of the Class A Common Stock were issued and outstanding. All outstanding shares of Class A Common Stock are held by SSC. At December 31, 1998, all 20,000 shares of the Class A Preferred Stock were issued and outstanding. Holders of Class A Common stock are entitled to one vote per share. Holders of Class A Preferred Stock have no voting rights. In the event of a liquidation of the Predecessor, holders of Class A Preferred Stock are entitled to a preferential distribution of $1,000 per shares plus accrued and unpaid dividends. Distribution amounts in excess of the Class A and Class B preferred stock distribution preference are to be distributed ratably to all of the Class A common stockholders. The Predecessor, at its option, may redeem all the shares of Class A Preferred Stock, at a redemption price of $1,000 per share plus any accrued and unpaid dividends. Holders of Class A Preferred Stock are entitled to annual dividends of $100 per share. As of December 31, 1998 accrued and unpaid dividends on the Class A Preferred Stock was $4,000.

    Included in the paid-in capital of the Predecessor at December 31, 1998 is $40,000 in debt payable by SSC to the Predecessor's former parent, as part of the purchase consideration. Such debt is not payable by the Predecessor, guaranteed by the Predecessor, nor subject to repayment from the proceeds of any future equity transactions of the Predecessor.

19. UNALLOCATED PURCHASE CONSIDERATION

    In conjunction with the acquisition of the Predecessor by Holdings on June 29, 1995, warrants and an exchangeable note issued to the Predecessor's former parent allowed the former parent to acquire up to a 30.7% interest in Holdings. Accordingly, 69.3% of the purchase consideration was allocated to the assets acquired and liabilities assumed at their respective fair values, with the remainder allocated at Predecessor's book value as of the date of acquisition. The application of the purchase method resulted in an allocation of the excess purchase consideration over historical carryover basis of Predecessor ("unallocated purchase consideration") of approximately $17,981.

                     COMPASSLEARNING, INC. WITH PREDECESSOR

                           DECEMBER 31, 1998 AND 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20. SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental disclosures of cash flow information:

                                                                        PREDECESSOR           COMPANY
                                                FOR THE YEAR ENDED    ----------------   ------------------
                                                   DECEMBER 31,       JANUARY 1, 1999      JULY 14, 1999
                                                -------------------          TO                  TO
                                                  1997       1998      JULY 13, 1999     DECEMBER 31, 1999
                                                --------   --------   ----------------   ------------------
Cash paid during the period for interest......   $2,208     $1,561         $  925              $1,306
Cash paid during the year for income taxes....       --         --             --                  --
Non-cash investing and financing activity
  Note payable issued for equity securities
    (see Note 15).............................       --      2,251             --                  --
  Equity Securities exchanged for Prepaid
    Royalty (see Note 14).....................       --      2,285             --                  --

21. RESTRUCTURING

    During July 1998 the Predecessor recorded a restructuring charge of $3,012 related to the adoption by the Predecessor of a formal action plan for restructuring its operations. This restructuring was adopted in an effort to establish a more competitive cost structure in response to current sales levels.

    In connection with the plan in 1998 the Predecessor paid employee severance and benefit costs of approximately $1,400 when it decreased its workforce by approximately 90 employees.

    As of December 31, 1998, the remaining accrual associated with this restructuring was approximately $1,400. This accrual consists of estimated future severance and related obligations of $600; estimated future rent obligations associated with excess lease space of $600; and an accrual for other related costs of $200. As of December 31, 1999 the remaining accrual associated with the restructuring was fully utilized.

                             COMPASSLEARNING, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)



                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................    $     102     $   1,131
  Accounts receivable, net..................................       19,954        15,334
  Due from related party....................................          598            --
  Inventories, net..........................................          730           722
  Prepaid Expenses..........................................        1,319         1,260
  Investment in marketable securities.......................           24            24
                                                                ---------     ---------
    Total current assets....................................       22,727        18,471

Purchased software, net.....................................        6,566         6,102
Other acquired intangible assets, net.......................       48,156        46,016
Fixed assets, net...........................................        1,653         1,806
                                                                ---------     ---------
    Total assets............................................    $  79,102     $  72,395
                                                                =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   2,508     $   1,653
  Due to related party......................................          500         5,989
  Accrued salaries and related items........................        5,895         4,296
  Other accrued liabilities.................................       10,795         6,282
  Current portion of deferred revenue.......................       16,971        13,227
  Current portion of long-term debt.........................        2,939         3,325
                                                                ---------     ---------
    Total current liabilities...............................       39,608        34,772

Deferred revenue, not of current portion....................        1,780         1,727
Long-term debt..............................................      273,617       274,700
Due to related party........................................        2,160         2,160
Other long-term liabilities.................................           15            15
                                                                ---------     ---------
    Total liabilities.......................................      317,180       313,374
                                                                ---------     ---------

Commitments and contingencies
Stockholders' deficit:
Preferred stock, ($.01 par value, 10,000,000 shares
  authorized,
  no shares issued and outstanding).........................           --            --
Class A common stock ($.01 par value, 20,000 shares
  authorized,
  10,000 shares issued and outstanding).....................           --            --
Additional paid-in Capital..................................       31,316        31,316
Accumulated deficit.........................................      (18,708)      (32,551)
Due from parent.............................................     (250,674)     (239,732)
Cumulative other comprehensive loss.........................          (12)          (12)
                                                                ---------     ---------
    Total stockholders' deficit.............................     (238,078)     (240,979)
                                                                ---------     ---------
    Total liabilities and stockholders' deficit.............    $  79,102     $  72,395
                                                                =========     =========



          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                     COMPASSLEARNING, INC. WITH PREDECESSOR



                       CONDENSED STATEMENT OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000



                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                                                              PREDECESSOR   COMPANY
                                                                 1999         2000
                                                              -----------   --------
Revenue, net................................................    $ 13,582    $ 12,731

Cost of products sold.......................................       6,354       5,936
                                                                --------    --------
Gross Profit................................................       7,228       6,795
                                                                --------    --------

Operating expenses:
  Sales and marketing.......................................       4,934       5,960
  Research and development..................................       1,739       2,103
  General and administrative................................       1,935       1,786
  Corporate overhead........................................          --         289
  Amortization of intangible assets.........................          61       2,139
                                                                --------    --------
Loss from operations........................................      (1,441)     (5,482)

Interest expense............................................      (1,309)     (8,227)
Other income, net...........................................         404          11
                                                                --------    --------

Loss before income tax expense..............................      (2,346)    (13,698)

Income tax expense..........................................          --          --
                                                                --------    --------

Net Loss....................................................    $ (2,346)   $(13,698)
                                                                ========    ========



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                     COMPASSLEARNING, INC. WITH PREDECESSOR



                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000



                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                                                              PREDECESSOR   COMPANY
                                                                 1999         2000
                                                              -----------   --------
Cash flows from operating activities:
  Net Loss..................................................    $(2,346)    $(13,698)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
  Depreciation and amortization.............................        826        2,764
  Amortization of deferred financing fees...................         96           --
Changes in assets and liabilities:
  Decrease in accounts receivable...........................      3,193        4,620
  Decrease in inventories...................................        339            8
  Decrease in prepaid expenses..............................        508           59
  Increase (decrease) in accounts payable...................        151         (855)
  (Decrease) in deferred revenue............................     (4,828)      (3,797)
  (Decrease) in other accrued liabilities and other
    long-term liabilities...................................     (2,675)      (2,069)
                                                                -------     --------
      Net cash used in operating activities.................     (4,736)     (12,968)
                                                                -------     --------

Cash flows from investing activities:
  Capital expenditures......................................        (52)        (318)
                                                                -------     --------
      Net cash used in investing activities.................        (52)        (318)
                                                                -------     --------

Cash flows from financing activities:
  Proceeds from revolving line of credit....................      4,788           --
  Change in intercompany balances...........................         --       14,315
                                                                -------     --------
      Net cash provided by financing activities.............      4,788       14,315
                                                                -------     --------

Change in Cash..............................................         --        1,029

Cash, beginning of period...................................         --          102
                                                                -------     --------

Cash, end of period.........................................    $    --     $  1,131
                                                                =======     ========

Supplemental disclosure of cash flow information:
Cash paid during the period for interest....................    $   319     $     --
                                                                =======     ========



          The acccompanying notes to consolidated financial statements are an integral part of these statements.

                             COMPASSLEARNING, INC.



                    NOTES TO CONDENSED FINANCIAL STATEMENTS



                                  (UNAUDITED)



1. ORGANIZATION AND DESCRIPTION OF BUSINESS ORGANIZATION



    CompassLearning, Inc. (formerly JLC Learning Corporation and formerly EAC I Inc.) (the "Company"), is a leading provider of technology-based educational programs to schools and school districts for kindergarten through twelfth grade. Prior to July 14, 1999, the Company's predecessor (the "Predecessor") was a wholly-owned subsidiary of Software Systems Corporation ("SSC"), a wholly-owned subsidiary of JLC Learning Holdings, Inc. ("Holdings").



    The Predecessor was acquired by WRC Media Inc. (the "Parent") on July 14, 1999 (the "Purchase Date"). The Securities and Exchange Commission deems an acquired business to be a predecessor when the acquirer is in substantially the same business of the entity acquired and the acquirer's own operations prior to the acquisition appear insignificant relative to the business acquired. Accordingly, the accompanying financial statements for the three months ended March 31, 1999 are of the Predecessor, while the financial statements for the three months ended March 31, 2000 are of the Company. The purchase method of accounting was used to record the assets acquired and liabilities assumed by the Company. Such accounting generally results in the acquirer recording the assets purchased and liabilities assumed at fair value, which results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Predecessor and Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of two separate entities.



    The accompanying condensed consolidated financial statements have been prepared without audit. In the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary to present fairly the financial position, the results of operations and cash flows for the periods presented, have been made.



    The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted.



    These condensed consolidated financial statements should be read in conjunction with Compass Learning, Inc's financial statements and related notes for the period ended December 31, 1999. The operating results for the three-month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for a full year.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Guidance Service, Inc.
Circle Pines, Minnesota

    We have audited the accompanying consolidated balance sheet of American Guidance Service, Inc. (the "Company") as of June 30, 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1998 and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
July 31, 1998
(August 5, 1998 as to Note 14)

                        AMERICAN GUIDANCE SERVICE, INC.

                           CONSOLIDATED BALANCE SHEET

                                                               JUNE 30,
                                                              -----------
                                                                 1998
                                                              -----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
ASSETS
Current Assets:
Cash and cash equivalents...................................    $ 3,137
Accounts and notes receivable:
  Trade, less allowance for doubtful accounts and sales
    returns of $445.........................................      3,587
  Author and other receivables (Note 5).....................         14
Inventories (Note 2)........................................      4,237
Prepaids and other..........................................      1,414
Deferred income taxes (Note 9)..............................        700
                                                                -------
      Total current assets..................................     13,089
Other Assets:
Author and other receivables, less allowance for doubtful
  accounts of $70, net of current maturities (Note 5).......         18
Intangibles, net of accumulated amortization of $4,615 (Note
  2)........................................................        798
Cash surrender value of life insurance, net of policy loans
  of $1,930.................................................        295
Deferred income taxes (Note 9)..............................      1,450
                                                                -------
      Total other assets....................................      2,561
Property, Equipment, and Leasehold Improvements, net (Note
  4)........................................................      1,202
                                                                -------
                                                                $16,852
                                                                =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Note payable (Note 6).....................................    $ 1,500
  Accounts payable..........................................      2,843
  Accrued liabilities:
    Salaries and wages......................................      1,832
    Royalties...............................................        412
    State, local, and payroll taxes.........................        261
    Pension and other accrued liabilities...................      1,279
    Income taxes............................................        961
  Current maturities of deferred compensation (Note 7)......         39
                                                                -------
        Total current liabilities...........................      9,127
Deferred Compensation, net of current maturities (Note 7)...        754
Commitments and Contingencies (Notes 8, 10, and 13)
Stockholders' Equity:
  Common stock..............................................         21
  Additional paid-in capital................................      2,866
  Retained earnings.........................................      5,444
                                                                -------
                                                                  8,331
  Notes receivable from ESOP and Profit Sharing Plan (Note
    8)......................................................     (1,360)
                                                                -------
      Total stockholders' equity............................      6,971
                                                                -------
                                                                $16,852
                                                                =======

                See notes to consolidated financial statements.

                        AMERICAN GUIDANCE SERVICE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEARS ENDED JUNE 30,
                                                                   -----------------------
                                                                     1997           1998
                                                                   --------       --------
                                                                   (DOLLARS IN THOUSANDS)
Sales.......................................................       $33,449        $42,680
Cost of Sales...............................................         9,480         11,779
                                                                   -------        -------
    Gross profit............................................        23,969         30,901
Expenses:
  Development...............................................         4,407          5,349
  Sales.....................................................         7,455          8,447
  General and administrative................................         6,346          7,044
  Pension...................................................           486            452
  ESOP contribution.........................................         1,307          1,600
  Interest expense..........................................           229            159
  Interest income...........................................          (129)          (126)
  Other expense.............................................           835            732
                                                                   -------        -------
    Total expenses..........................................        20,936         23,657
                                                                   -------        -------
Income Before Income Tax Expense............................         3,033          7,244
Income Tax Expense (Note 9).................................           775          2,700
                                                                   -------        -------
Net Income..................................................       $ 2,258        $ 4,544
                                                                   =======        =======

                See notes to consolidated financial statements.

                        AMERICAN GUIDANCE SERVICE, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          VOTING PAR            VOTING PAR           NONVOTING PAR
                                          VALUE $.01            VALUE $.01             VALUE $.01        ADDITIONAL
                                           CLASS A                CLASS B               CLASS C           PAID-IN     RETAINED
                                         COMMON STOCK          COMMON STOCK           COMMON STOCK        CAPITAL     EARNINGS
                                     --------------------   -------------------   --------------------   ----------   --------
                                      SHARES      AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT
                                     ---------   --------   --------   --------   ---------   --------
BALANCE AT JULY 1, 1997............  1,460,497     $14       10,800      $  1     1,027,359     $10        $1,714      $4,073
Repurchases and retirement of
  stock............................    (88,830)     (1)                            (122,837)     (1)         (127)     (2,530)
ESOP contributions to reduce
  guaranteed debt..................
Issuance of stock options..........                                                                           769
Net income.........................                                                                                     2,258
                                     ---------     ---      -------      ----     ---------     ---        ------      ------
BALANCE AT JUNE 30, 1997...........  1,371,667      13       10,800         1       904,522       9         2,356       3,801
Conversion to Class A Common
  Stock............................    915,322      10      (10,800)       (1)     (904,522)     (9)
Repurchase and retirement of Class
  A Common Stock...................   (163,398)     (2)                                                      (320)     (2,901)
Advances on notes receivable to
  ESOP and Profit Sharing Plan.....
ESOP contributions to reduce
  guaranteed debt..................
ESOP contributions to reduce note
  receivable from ESOP.............
Issuance of stock options..........                                                                           795
Stock options exercised............     14,000                                                                 35
Net income.........................                                                                                     4,544
                                     ---------     ---      -------      ----     ---------     ---        ------      ------
BALANCE AT JUNE 30, 1998...........  2,137,591     $21           --      $ --        --         $--        $2,866      $5,444
                                     =========     ===      =======      ====     =========     ===        ======      ======

                                                      NOTES
                                                    RECEIVABLE
                                     GUARANTEED     FROM ESOP         TOTAL
                                      ESOP DEBT     AND PROFIT    STOCKHOLDERS'
                                     OBLIGATIONS   SHARING PLAN      EQUITY
                                     -----------   ------------   -------------

BALANCE AT JULY 1, 1997............    $(1,215)                      $4,597
Repurchases and retirement of
  stock............................                                  (2,659)
ESOP contributions to reduce
  guaranteed debt..................        477                          477
Issuance of stock options..........                                     769
Net income.........................                                   2,258
                                       -------       -------         ------
BALANCE AT JUNE 30, 1997...........       (738)                       5,442
Conversion to Class A Common
  Stock............................
Repurchase and retirement of Class
  A Common Stock...................                                  (3,223)
Advances on notes receivable to
  ESOP and Profit Sharing Plan.....                  $(2,222)        (2,222)
ESOP contributions to reduce
  guaranteed debt..................        738                          738
ESOP contributions to reduce note
  receivable from ESOP.............                      862            862
Issuance of stock options..........                                     795
Stock options exercised............                                      35
Net income.........................                                   4,544
                                       -------       -------         ------
BALANCE AT JUNE 30, 1998...........    $    --       $(1,360)        $6,971
                                       =======       =======         ======

                See notes to consolidated financial statements.

                        AMERICAN GUIDANCE SERVICE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED JUNE
                                                                      30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Cash Flows From Operating Activities:
  Net income................................................   $2,258     $4,544
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    ESOP contributions to reduce guaranteed debt............      477        738
    ESOP contributions......................................       --        862
    Compensation from issuance of stock options.............      769        795
    Depreciation and amortization...........................      624        742
    Deferred compensation expense...........................      209        394
    Deferred income taxes...................................      200      1,175
    Change in assets and liabilities, net of acquisitions:
      Accounts receivable--trade............................      282     (1,053)
      Inventories...........................................     (425)    (1,355)
      Prepaids and other....................................    1,374       (981)
      Accounts payable......................................     (139)       548
      Accrued liabilities...................................      285        491
      Income taxes..........................................      456       (169)
                                                               ------     ------
        Net cash provided by operating activities...........    6,370      6,731
                                                               ------     ------
Cash Flows From Investing Activities:
  Acquisition of property and equipment.....................     (391)      (387)
  Net payments on author and other receivables..............       28        100
  Net increase in cash surrender value of life insurance....     (263)      (375)
  Cash paid for business acquisitions (Note 12).............     (782)    (1,550)
                                                               ------     ------
        Net cash used in investing activities...............   (1,408)    (2,212)
                                                               ------     ------
Cash Flows From Financing Activities:
  Proceeds from note payable................................       --      1,500
  Proceeds from life insurance policy loans.................       --        692
  Payments of long-term debt................................     (664)    (1,453)
  Payments of deferred compensation.........................     (128)      (467)
  Repurchase of common stock................................   (2,659)    (3,223)
  Advances on notes receivable to ESOP and Profit Sharing
    Plan....................................................       --     (2,222)
  Proceeds from exercise of stock options...................       --         35
                                                               ------     ------
        Net cash used in financing activities...............   (3,451)    (5,138)
                                                               ------     ------
Net Increase (Decrease) in Cash and Cash Equivalents........    1,511       (619)
Cash and Cash Equivalents at Beginning of Year..............    2,245      3,756
                                                               ------     ------
Cash and Cash Equivalents at End of Year....................   $3,756     $3,137
                                                               ======     ======

                 See note to consolidated financial statements.

                        AMERICAN GUIDANCE SERVICE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. NATURE OF BUSINESS

American Guidance Service, Inc. ("American Guidance") is a publisher of individually administered testing products primarily for kindergarten through twelfth grade students and supplemental instructional materials primarily for low performing students in middle and secondary grades.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of American Guidance and its 100%-owned subsidiary, AGS International Sales, Inc. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS--American Guidance considers investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK--American Guidance's business activity is conducted primarily in the United States. Customers include schools and other institutions. Accounts receivable are generally unsecured. A provision for estimated doubtful accounts is provided for accounts receivable. There are no concentrations of business transacted with a particular customer or supplier nor concentrations of revenue from a particular service or geographic area that could severely impact American Guidance in the near future.

INVENTORIES--Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method. If the first-in, first-out ("FIFO") cost method had been used to value inventories, inventories would have been greater by approximately $2,222 at June 30, 1998.

PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS--Property, equipment, and leasehold improvements are depreciated over the estimated useful lives of the assets using the straight-line method of depreciation.

AMORTIZATION OF OTHER ASSETS--Copyrights, noncompete agreements, and customer lists are amortized by the straight-line method over their estimated lives, which generally range from one to five years.

IMPAIRMENT OF LONG-LIVED ASSETS--Management of American Guidance periodically reviews the carrying value of long-lived assets for potential impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review of recoverability of such assets, American Guidance compares the expected undiscounted future cash flows that result from the use of the asset and its disposition and recognizes an impairment loss, based on the discounted cash flows, when such undiscounted cash flows are less than the carrying amount of the asset.

STOCK-BASED COMPENSATION--American Guidance has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) other measurement date over the amount an employee must pay to acquire the stock. American Guidance accounts for stock option grants and awards to employees in accordance with APB Opinion No. 25 and related interpretations.

REVENUE RECOGNITION AND EDITORIAL COSTS--Sales of books, tests and other items are generally recognized as revenue upon shipment, net of an allowance for returns. Editorial costs are expensed as incurred.

INCOME TAXES--American Guidance records income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for the differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the taxes payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. CASH FLOWS

Cash provided by operating activities includes the following for the years ended June 30:

                                                                1997       1998
                                                              --------   --------
Interest paid...............................................    $229      $  159
Income taxes paid...........................................     119       1,715

4. PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS, NET

                                                                      ESTIMATED
                                                            1998     USEFUL LIFE
                                                          --------   -----------
Land and building.......................................   $  495       30 years
Office furniture and equipment..........................    3,795     3-10 years
Machinery and equipment.................................    1,034     5-10 years
Leasehold improvements..................................    1,052    10-32 years
                                                           ------
                                                            6,376
Less: accumulated depreciation..........................    5,174
                                                           ------
                                                           $1,202
                                                           ======

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

5. AUTHOR RECEIVABLES

Receivables from authors consist of royalty advances made prior to publication and the authors' portion of developmental costs related to the publication. All amounts are secured by future royalties and are due in quarterly installments. None of these receivables are interest bearing at June 30, 1998.

6. FINANCING

NOTES PAYABLE--At June 30, 1998, American Guidance had a revolving credit agreement (the "Revolver") with a bank providing up to $3,000 in borrowings through August 31, 2000. The Revolver bears interest at the bank's reference rate or, at American Guidance's option, a LIBOR advance rate. The LIBOR advance rate may vary between 1.25% and 1.75% over the prevailing LIBOR rates based on certain financial ratios of American Guidance. The interest rate on outstanding borrowings of $1,500 at June 30, 1998 was 8.5%. American Guidance may borrow up to 75% of eligible accounts receivable and 40% of eligible inventory, as defined. At June 30, 1998, there was $1,500 borrowing availability under the line. American Guidance's accounts receivable and inventories serve as collateral under the Revolver.

If total Revolver borrowings exceed $1,000, American Guidance is required to comply with restrictive covenants including ratios on cash flow leverage, fixed charge coverage, and debt to tangible net worth, and restrictions on capital expenditures, acquisitions, stock repurchases, and the payment of dividends. As of June 30, 1998, American Guidance was in compliance with these financial covenants.

7. DEFERRED COMPENSATION

American Guidance entered into deferred compensation agreements with an officer of American Guidance in 1967 and 1985. The officer retired in 1992. Pursuant to the terms of the 1967 agreement, minimum annual payments of $9 (adjusted for a price index) will be made for a 12-year period beginning the first day of the calendar month following the date of separation from active employment. The 1985 agreement, as amended, requires American Guidance to make payments of $100 per year, including interest at 6%, through September 1999. In fiscal 1998, American Guidance and the former officer agreed to terminate the agreements. In connection with the termination of the agreements, American Guidance made a $383 lump-sum distribution to the former officer.

During 1996, American Guidance established two supplemental executive retirement plans (a defined contribution plan and a defined benefit plan) for certain officers of American Guidance. At June 30, 1998, American Guidance has an accrued contribution to the defined contribution plan of $356 and an accrued pension cost of $369 for the defined benefit plan.

The liability for the above agreements as of June 30, 1998 is as follows:

Supplemental executive retirement plans.....................    $725
Other.......................................................      68
                                                                ----
                                                                 793
Less: current portion.......................................      39
                                                                ----
                                                                $754
                                                                ====

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

7. DEFERRED COMPENSATION (CONTINUED)
Deferred compensation expense totaled $209 and $394 for the years ended June 30, 1997 and 1998, respectively.

8. EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN--During 1990, American Guidance formed an Employee Stock Ownership Plan and Trust ("ESOP") for the benefit of employees meeting certain eligibility requirements. Simultaneously with the formation of the ESOP, the ESOP entered into agreements with certain of its stockholders to purchase 3,100 shares of its Class B common stock and 787,762 shares of its Class C common stock for $9,000. In addition, the ESOP subscribed to purchase 439,490 shares of Class A common stock from American Guidance for $5,001. During 1991, the ESOP borrowed $11,650, which was guaranteed by American Guidance, the proceeds of which were used by the ESOP to retire the notes payable to stockholders and pay the stock subscription to American Guidance. In 1992, American Guidance sold 230,769 shares of Class A common stock to the ESOP for $3,000, which the ESOP financed with additional guaranteed ESOP borrowings.

American Guidance reflected the guaranteed ESOP borrowings as long-term debt as of June 30, 1997. A like amount of "Guaranteed ESOP Debt Obligations" was recorded as a reduction of stockholders' equity. As American Guidance made annual contributions to the ESOP, these contributions, plus the dividends paid, if any, on the Class A common stock held by the ESOP, are used to repay the loans. The principal amount of the loans was repaid in fiscal 1998 and the amount of the "Guaranteed ESOP Debt Obligations" was reduced to zero.

Contributions to the ESOP totaled $1,307 and $1,600 for the years ended June 30, 1997 and 1998, respectively.

Terms of the ESOP and the Profit Sharing Plan require that, under certain conditions, American Guidance purchase stock which has been distributed to participants. As of June 30, 1998, 100% of American Guidance's stock is held by the ESOP and the Profit Sharing Plan. Management currently believes that any requirements to purchase stock distributed to participants for the next three to five years can be met by cash reserves and future cash flows without adversely affecting the financial resources of American Guidance.

NOTES RECEIVABLE FROM ESOP AND PROFIT SHARING PLAN--During 1998, American Guidance entered into notes receivable aggregating $2,222 with the ESOP and the Profit Sharing Plan. At June 30, 1998, the notes receivable from the ESOP and the Profit Sharing Plan had a balance of $1,360.

DEFINED CONTRIBUTION PLAN--On July 1, 1998, the profit sharing and savings plan was merged with the ESOP. The profit sharing and savings plan provided for an annual contribution up to the maximum amount allowed as a deduction by the Internal Revenue Code. The Board of Directors, at its sole discretion, determined the amount of American Guidance's contribution. No American Guidance contributions were made for the years ended June 30, 1997 and 1998. During 1997, American Guidance repurchased 122,027 shares of its Class C common stock at $12.00 per share from the profit sharing and savings plan. Per share repurchase prices are based on annual independent appraisals of American Guidance.

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

8. EMPLOYEE BENEFIT PLANS (CONTINUED)
DEFINED BENEFIT PENSION PLAN--American Guidance has a defined benefit pension plan covering substantially all of its employees. The benefits payable are based on years of service and the employee's average compensation for the highest salaried five years of employment.

The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets as of June 30, 1998:


Actuarial present value of benefit obligations--accumulated
  benefit obligations, including vested benefits of
  $6,842....................................................  $ 7,214
                                                              =======
Plan assets at fair value...................................  $ 8,198
Projected benefit obligation................................   (8,682)
Deferred transition obligation..............................       32
Unrecognized prior service cost.............................      (56)
Unrecognized loss...........................................      456
                                                              -------
Accrued pension cost........................................  $   (52)
                                                              =======

Net pension cost includes the following components for the years ended June 30:

                                                                1997       1998
                                                              --------   --------
Service costs...............................................  $   402     $ 396
Interest cost on projected benefit obligation...............      470       507
Actual return on plan assets................................   (1,560)     (955)
Net amortization and deferral...............................    1,074       315
                                                              -------     -----
                                                              $   386     $ 263
                                                              =======     =====

The following rates were used in determining the actuarial present value of the projected benefit obligations:

                                                                1998
                                                              --------
Weighted-average discount rate..............................    6.5%
Rate of increase in future compensation levels..............    4.5
Expected long-term rate of return on assets.................    9.0

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

9. INCOME TAXES

Income tax expense for the years ended June 30 consists of the following:

                                                               1997       1998
                                                             --------   --------
Current:
  Federal..................................................   $  475    $ 1,300
  State....................................................      100        225
                                                              ------    -------
                                                                 575      1,525
                                                              ------    -------
Deferred:
  Federal..................................................      170      1,000
  State....................................................       30        175
                                                              ------    -------
                                                                 200      1,175
                                                              ------    -------
                                                              $  775    $ 2,700
                                                              ======    =======

Reconciliations of the expected Federal income tax expense at the statutory rate with the actual income tax expense for the years ended June 30 are as follows:

                                                              1997       1998
                                                            --------   --------
Tax computed at Federal statutory rate....................  $ 1,062    $ 2,535
State tax (net of Federal benefit)........................       86        264
Change in valuation allowance.............................     (500)        --
Other.....................................................      127        (99)
                                                            -------    -------
                                                            $   775    $ 2,700
                                                            =======    =======

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

9. INCOME TAXES (CONTINUED)
The tax effect of temporary differences and income tax carryforwards comprising the deferred taxes shown on the consolidated balance sheet as net assets at June 30 is as follows:

                                                                1998
                                                              --------
Current:
  Allowance for returns and doubtful accounts...............   $  184
  Inventory costs...........................................      785
  Prepaid expenses..........................................     (475)
  Accrued liabilities.......................................      206
                                                               ------
                                                                  700
                                                               ------
Noncurrent:
  Depreciation and amortization.............................      153
  Deferred compensation.....................................      304
  Deferred gross profit.....................................     (397)
  Options granted below fair market value...................      920
  Alternative minimum tax carryforwards.....................      470
                                                               ------
                                                                1,450
                                                               ------
    Total...................................................   $2,150
                                                               ======

At June 30, 1998, American Guidance has available alternative minimum tax credit carryforwards of approximately $470 for Federal tax purposes; this Federal credit can be carried forward indefinitely.

10. LEASES

American Guidance leases its building under an operating lease agreement from a stockholder. The agreement, which was effective June 1995, calls for an initial lease period of five years with an option to renew the lease for one additional five-year term. In addition to the monthly lease payments, American Guidance is responsible for all operating expenses and real estate taxes associated with the building. American Guidance had previously leased this property under the provisions of a 1985 lease agreement.

Future minimum requirements for the lease payments required under the operating lease are $240 per year for fiscal years ending June 30, 1999 through June 30, 2000 or $480 in aggregate.

Rent expense was $297 and $267 for the years ended June 30, 1997 and 1998, respectively.

11. STOCK OPTIONS

During fiscal 1995, American Guidance established a stock option plan, which provides for the granting of nonqualified stock options to purchase Class A common stock to employees. The options become exercisable two years after the date of grant or upon a change in control of American Guidance, as defined, and expire ten years from the date of grant. American Guidance has also granted options to its Board of Directors in lieu of compensation.

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

11. STOCK OPTIONS (CONTINUED)
Stock option transactions are summarized as follows:

                                                                     1997                  1998
                                                              -------------------   -------------------
                                                                         WEIGHTED              WEIGHTED
                                                                         AVERAGE               AVERAGE
                                                                         EXERCISE              EXERCISE
                                                               SHARES     PRICE      SHARES     PRICE
                                                              --------   --------   --------   --------
Outstanding at beginning of year............................  172,500     $ 8.62    208,286     $ 8.18
Granted.....................................................   62,786       6.83    127,528       7.23
Terminated..................................................  (27,000)      7.81       (907)      7.23
Exercised...................................................       --         --    (14,000)      2.57
                                                              -------     ------    -------     ------
Outstanding at end of year..................................  208,286     $ 8.18    320,907     $ 8.09
                                                              -------     ------    -------     ------
Options exercisable at end of year..........................   98,786     $12.04    222,314     $10.48
                                                              =======     ======    =======     ======

The following table summarizes information about stock options at June 30, 1998:

                         OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
---------------------------------------------------------------------   ----------------------
                                              WEIGHTED
                                              AVERAGE        WEIGHTED                 WEIGHTED
                                             REMAINING       AVERAGE                  AVERAGE
      RANGE OF              NUMBER        CONTRACTUAL LIFE   EXERCISE     NUMBER      EXERCISE
   EXERCISE PRICE         OUTSTANDING         (YEARS)         PRICE     EXERCISABLE    PRICE
---------------------   ---------------   ----------------   --------   -----------   --------
     $0.00                   89,528            7             $  0.00       37,935      $ 0.00
      5.75                   46,500            8             $  5.75           --      $   --
11.20-13.25.....            184,879            7             $ 12.60      184,379      $12.54
                            -------                                       -------
$0.00-$13.25....            320,907                          $  8.09      222,314      $10.48
                            =======                                       =======

During the years ended June 30, 1997 and 1998, American Guidance recorded an increase in additional paid-in capital and compensation expense of $702 and $735 related to the granting of options to purchase 52,000 and 52,500 shares, respectively, of common stock to officers and employees of American Guidance in accordance with an established variable compensation plan. The exercise price per share of these options was dependent on American Guidance's fiscal 1997 and 1998 performance. These options will have exercise prices ranging from $0 to $5.75.

During the years ended June 30, 1997 and 1998, American Guidance also recorded an increase in additional paid-in capital and compensation expense of $67 and $60 relating to the granting of options to purchase 5,700 and 4,528 shares of Class A common stock, respectively, to certain Board members. These options will have an exercise price of $0.

Had compensation costs for the stock options issued in 1997 and 1998 been determined based on the fair value at the grant date, consistent with the provisions of SFAS No. 123, American Guidance's 1997 and 1998 pro forma net income would have been $2,220 and $4,404, respectively, compared with actual net income of $2,258 and $4,544, respectively.

Under SFAS No. 123, the value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; a

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

11. STOCK OPTIONS (CONTINUED)
risk-free interest rate of 6.86% and 5.50% in 1997 and 1998, respectively; and an expected life of ten years.

12. ACQUISITIONS

In October 1997, American Guidance acquired certain assets of Craig-Hart Publishing Company. The acquisition was accounted for as a purchase. Craig-Hart Publishing Company publishes and sells test preparation and other educational materials. Craig-Hart Publishing Company was purchased for $1,550 cash. The purchase price was allocated as follows:

Copyrights..................................................   $   50
Other current assets........................................      330
Inventory...................................................      220
Customer lists..............................................      950
                                                               ------
                                                               $1,550
                                                               ======

In March 1997, American Guidance acquired certain assets of International Thomson Publishing Inc. ("ITP"). The acquisition was accounted for as a purchase. ITP publishes and sells adult educational materials. ITP was purchased for $782 in cash. The purchase price was allocated as follows:

Copyrights..................................................   $   60
Other current assets........................................      300
Inventory...................................................      422
                                                               ------
                                                               $  782
                                                               ======

Pro forma results were not materially different than actual operating results.

13. COMMITMENTS AND CONTINGENCIES

American Guidance has employment agreements with certain executives that require it to pay those executives' salary, bonus, and benefits for up to the greater of the term of the agreement or 30 months if American Guidance terminates that executive's employment for reasons other than disability or for cause, as defined. American Guidance would also have to pay the executive's nonvested portion of American Guidance's employee stock ownership plan. The employment agreements also provide that in the event of a sale or merger of American Guidance, the executives will receive a percentage of the sale price if American Guidance's value exceeds $65,000. No provision has been recorded in the consolidated financial statements for this contingency.

In 1998, American Guidance entered into various Share Redemption Agreements requiring it to pay the former stockholders an amount greater than the original repurchase price in the event of a sale or merger of American Guidance before June 30, 2001. No provision has been recorded in the consolidated financial statements for this contingency.

                        AMERICAN GUIDANCE SERVICE, INC.

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

14. SUBSEQUENT EVENT

Subsequent to year end, American Guidance's Board of Directors, which has authority under the ESOP and Profit Sharing Plan, signed a letter of intent to sell all of the issued and outstanding common stock for approximately $100,000. Based on this estimated sales price, the amount due under the employment agreements and share redemption agreements were $3,238 and $2,691, respectively.

--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL ARE AN OFFER TO SELL OR TO BUY ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL ARE CURRENT ONLY AS OF THEIR RESPECTIVE DATES.

--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------

THROUGH AND INCLUDING       , (THE 90TH DAY AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware provides that WRC Media Inc., CompassLearning, Inc. and Weekly Reader Corporation have the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; PROVIDED that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

    WRC Media Inc., CompassLearning, Inc. and Weekly Reader Corporation's (collectively the "CORPORATION") bylaws provide that subject to Section 3 of
Article VII of the bylaws, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

    Subject to Section 3 of Article VII of the bylaws, the Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of

                                    PART II

Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Any indemnification under Article VII of the bylaws (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of Article VII of the bylaws, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or
(4) by the stockholders. To the extent, however, that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

    For purposes of any determination under Section 3 of Article VII of the bylaws, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in Section 4 of Article VII of the bylaws shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of Section 4 of Article VII of the bylaws shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in
Section 1 or 2 of Article VII of the bylaws, as the case may be.

    Notwithstanding any contrary determination in the specific case under
Section 3 of Article VII of the bylaws, and notwithstanding the absence of any determination thereunder, any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of Article VII of the bylaws. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standards of conduct set forth in Sections 1 or 2 of Article VII of the bylaws, as the case may be. Neither a contrary determination in the specific case under
Section 3 of Article VII of the bylaws nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer, employee or agent seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to Section 5 of the bylaws shall be given to the Corporation promptly upon

                                    PART II
the filing of such application. If successful, in whole or in part, the director, officer, employee or agent seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

    Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in Article VII of the bylaws.

    The indemnification and advancement of expenses provided by or granted pursuant to Article VII of the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such director's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of Article VII of the bylaws shall be made to the fullest extent permitted by law. The provisions of Article VII of the bylaws shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of Article VII of the bylaws but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware or otherwise.

    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of Article VII of the bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
         1.1            Purchase Agreement dated November 10, 1999 among WRC Media
                        Inc., Weekly Reader Corporation and CompassLearning, Inc.
         2.1            Redemption, Stock Purchase and Recapitalization Agreement
                        dated August 13, 1999 among WRC Media Inc. and Primedia Inc.
         3.1            Articles of Incorporation of WRC Media Inc.
         3.2            Bylaws of WRC Media Inc.
         3.3            Articles of Incorporation of Weekly Reader Corporation
         3.4            Bylaws of Weekly Reader Corporation
         3.5            Articles of Incorporation of CompassLearning, Inc.
         3.6            Bylaws of CompassLearning, Inc.
         3.7            Articles of Incorporation of Lifetime Learning Systems, Inc.
         3.8            Bylaws of Lifetime Learning Systems, Inc.
         3.9            Articles of Incorporation of American Guidance Service, Inc.
         3.10           Bylaws of American Guidance Service, Inc.
         3.11           Articles of Incorporation of AGS International Sales, Inc.
         3.12           Bylaws of AGS International Sales, Inc.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
       3.13             Articles of Incorporation of World Almanac Education Group,
                        Inc.
       3.14             Bylaws of World Almanac Education Group, Inc.
       3.15             Articles of Incorporation of Funk & Wagnalls Yearbook Corp.
       3.16             Bylaws of Funk & Wagnalls Yearbook Corp.
       3.17             Articles of Incorporation of Gareth Stevens, Inc.
       3.18             Bylaws of Gareth Stevens, Inc.
       4.1              Indenture dated November 17, among WRC Media Inc., Weekly
                        Reader Corporation, CompassLearning, Inc. and Bankers Trust
                        Company
       4.2              Registration Rights Agreement dated November 17, 1999 among
                        WRC Media Inc., Weekly Reader Corporation, CompassLearning,
                        Inc., Primedia Reference Inc., Funk & Wagnalls Yearbook
                        Corp., Lifetime Learning Systems, Inc., Gareth Stevens,
                        Inc., American Guidance Service, Inc. and AGS International
                        Sales, Inc.
       4.3*             Amended Certificate of Designations, Preferences and Rights
                        of 15% Senior Preferred Stock due 2011 and 15% Series B
                        Senior Preferred Stock due 2001 of WRC Media Inc.
       4.4              WRC Media Inc. Preferred Stockholders Agreement dated
                        November 17, 1999 between WRC Media Inc., Weekly Reader
                        Corporation and CompassLearning, Inc. and the preferred
                        shareholders listed on the signature pages thereto
       4.5              Form of Note
       4.6              Certificate of Preferred Stock
       5.1*             Opinion of Cravath, Swaine & Moore regarding the legality of the new notes and the new senior preferred stock
       5.2*             Opinion of Leonard, Street and Deinard Professional
                        Association regarding certain Minnesota legal matters.
       5.3*             Opinion of Foley & Lardner regarding certain Wisconsin legal matters.
      10.1              Note Agreement, dated as of July 13, 1999, among
                        CompassLearning, Inc. (as successor by merger to EAC I
                        Inc.), The Northwestern Mutual Life Insurance Company and
                        SGC Partners II L.L.C.
      10.2              Stock Purchase Agreement, dated July 13, 1999, among
                        Software Systems Corp., Sylvan Learning Systems, Inc.,
                        Pyramid Ventures, Inc., GE Capital Equity Investments, Inc.
                        and CompassLearning, Inc. (as successor by merger to EAC I
                        Inc.)
      10.3              Credit Agreement dated November 17, 1999 among Weekly Reader
                        Corporation, CompassLearning, Inc., WRC Media Inc., DLJ
                        Capital Funding, Inc., Bank of America, N.A. and General
                        Electric Capital Corporation
      10.4              Security and Pledge Agreement dated November 17, 1999 among
                        Weekly Reader Corporation, CompassLearning, Inc., WRC Media
                        Inc., Primedia Reference Inc., American Guidance Service
                        Inc., Lifetime Learning Systems, Inc., AGS International
                        Sales, Inc., Funk & Wagnalls Yearbook Corp. and Gareth
                        Stevens, Inc.
      10.5              Subsidiary Guaranty dated November 17, 1999 among Primedia
                        Reference Inc., American Guidance Service Inc., Lifetime
                        Learning Systems, Inc., AGS International Sales, Inc., Funk
                        & Wagnalls Yearbook Corp. and Gareth Stevens, Inc.
      10.6              Stockholders Agreement dated November 17, 1999 among Weekly
                        Reader Corporation, CompassLearning, Inc., WRC Media Inc.,
                        EAC III L.L.C., Donaldson, Lufkin & Jenrette and Banc of
                        America Securities
      10.7              Shareholders Agreement dated as of November 17, 1999 among
                        WRC Media, Weekly Reader Corporation and PRIMEDIA, Inc.
      10.8              Employment Agreement dated as of the 17th day of November,
                        1999 among WRC Media Inc., EAC III L.L.C., CompassLearning,
                        Inc. and Martin E. Kenney, Jr.
      10.9              Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Terry Bromberg

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
      10.10             Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Peter Bergen
      10.11             Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Robert Jackson
      10.12             Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Kenneth Slivken
      10.13             Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Sandy Maccarone
      10.14             Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Thaddeus Kozlowski
      10.15             Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Eric Ecker
      10.16             Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Lester Rackoff
      10.17             Employment Agreement dated as of the 14th day of July, 1999 among CompassLearning, Inc. and Therese K. Crane
      10.18             Employment Agreement dated as of the 14th day of July, 1999 among CompassLearning, Inc. and Joyce F. Russell
      10.19             Employment Agreement dated as of the 17th day of November,
                        1999 among American Guidance Service Inc. and Larry
                        Rutkowski
      10.20             Employment Agreement dated as of the 17th day of November,
                        1999 among American Guidance Service, Inc. and Gerald Adams
      10.21             Employment Agreement dated as of the 17th day of November,
                        1999 among Primedia Reference Inc. and Al De Seta
      10.22             Employment Agreement dated as of the 17th day of November,
                        1999 among Primedia Reference Inc. and Janice P. Bailey
      10.23             Employment Agreement dated as of the 14th day of July, 1999 among CompassLearning, Inc. and Nancy Lockwood
      10.24             Transitional Services Agreement dated as of November 17,
                        1999, among Primedia Inc., WRC Media Inc. and Weekly Reader
                        Corporation
      10.25             Shareholder Agreement dated as of the 17th day of November,
                        1999 among EAC III L.L.C., Therese K. Crane and WRC Media
                        Inc.
      10.26             Shareholder Agreement dated as of the 17th day of November,
                        1999 among EAC III L.L.C., Peter Bergen, Larry Rutkowski, Al
                        De Seta, Robert Jackson, Kenneth Slivken and WRC Media Inc.
      10.26.1*          Shareholder Agreement dated as of January 1, 2000 among EAC
                        III L.L.C., Lester Rackoff, Sandy Maccarone, Ted Kozlowski,
                        Eric Ecker, Terry Bromberg, Gerald Adams, Linda Hein, Janice
                        Bailey, David Press, Cindy Buckosh, Robert Famighetti, Ken
                        Park and WRC Media Inc.
      10.27             Shareholder Agreement dated as of the 17th day of November,
                        1999 among EAC III L.L.C., Martin Kenney and WRC Media Inc.
      10.28             Preferred Stock and Warrants Subscription Agreement dated
                        November 17 between WRC Media Inc., Weekly Reader
                        Corporation, CompassLearning, Inc. and the other signatories thereto
      10.29             Management Agreement dated as of November 17, 1999 among
                        Ripplewood Holdings L.L.C. and CompassLearning, Inc.
      10.30             Management Agreement dated as of November 17, 1999 among
                        Ripplewood Holdings L.L.C. and Weekly Reader Corporation
     12*                Ratio of EBITDA to Cash Interest Expense

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
      12.1*             Statement regarding Ratios of Earnings to Fixed Charges
                        Computations
      21.1              List of Subsidiaries of the Registrants
      23.1*             Consent of Arthur Andersen LLP
      23.2*             Consent of Deloitte & Touche LLP
      23.3*             Consent of PricewaterhouseCoopers LLP
      23.4              Consent of Cravath, Swaine & Moore (included in its opinion filed as Exhibit 5.1)
      23.5              Consent of Simba Information Inc.
      25.1              Statement of Eligibility of Bankers Trust Corporation under the Trust Indenture Act of 1939, as amended, on Form T-1.
      27.1*             Financial Data Schedule--WRC Media & its subsidiaries
      27.2*             Financial Data Schedule--Weekly Reader Corporation &
                        subsidiaries
      27.3*             Financial Data Schedule--CompassLearning Inc.
      99.1              Letter of Transmittal for Tender of 15% Senior Preferred
                        Stock Due 2011 of WRC Media Inc.
      99.2              Letter of Transmittal for Tender of 12 3/4% Senior
                        Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader
                        Corporation, and CompassLearning, Inc.
      99.3              Notice of Guaranteed Delivery for Tender of 12 3/4% Senior
                        Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader
                        Corporation, and CompassLearning, Inc.
      99.4              Notice of Guaranteed Delivery for Tender of 15% Senior
                        Preferred Stock Due 2011 of WRC Media Inc.
      99.5              Notice of Withdrawal of Tender of 12 3/4% Senior
                        Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader
                        Corporation, and CompassLearning, Inc.
      99.6              Notice of Withdrawal of Tender of 15% Senior Preferred Stock
                        Due 2011 of WRC Media Inc.
      99.7              Form of Letter to Securities Dealers, Commercial Banks,
                        Trust Companies and other Nominees for Tender of all
                        Outstanding 12 3/4% Senior Subordinated Notes Due 2009 of
                        WRC Media Inc., Weekly Reader Corporation and
                        CompassLearning, Inc.
      99.8              Form of Letter to Securities Dealers, Commercial Banks,
                        Trust Companies and other Nominees for Tender of all
                        Outstanding 15% Senior Preferred Stock Due 2011 of WRC Media
                        Inc.
      99.9              Form of Letter to Clients for 12 3/4% Senior Subordinated
                        Notes Due 2009 of WRC Media Inc.
      99.10             Form of Letter to Clients for 15% Senior Preferred Stock Due
                        2011 of WRC Media Inc.
      99.11             Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form 99


------------------------

*   Filed herewith.

ITEM 22. UNDERTAKINGS


    Each of the undersigned Registrants hereby undertakes:



    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement;



        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (Section 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.


    Each of the undersigned Registrants hereby undertakes (i) to respond to requests for information that are incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes information in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

    Each of the undersigned Registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    Each of the undersigned Registrants hereby undertakes that every prospectus:
(i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or processing) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiciton the quesiton of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.


                                                       WRC MEDIA INC.,

                                                       By:  /s/ MARTIN E. KENNEY, JR.
                                                            -----------------------------------------
                                                            Name: Martin E. Kenney, Jr.
                                                            Title:  CHIEF EXECUTIVE OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------              Director/Chief Executive Officer
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                          Chairman
                  D. Ronald Daniel

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                 Director/Treasurer/CFO/CAO
                   Robert S. Lynch

                          *
     -------------------------------------------                          Director
                    James N. Lane

                          *
     -------------------------------------------                          Director
               William F. Dawson, Jr.

                          *
     -------------------------------------------                       Vice-Chairman
                   Ralph D. Caulo


By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.


                                                       WEEKLY READER CORPORATION,

                                                       By:  /s/ PETER E. BERGEN
                                                            -----------------------------------------
                                                            Name: Peter E. Bergen
                                                            Title:  PRESIDENT


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------             President/Chief Executive Officer
                   Peter E. Bergen

                          *
     -------------------------------------------          Chief Financial Officer/Chief Accounting
                   Lester Rackoff                                          Officer

                          *
     -------------------------------------------                          Chairman
                  D. Ronald Daniel

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                     Director/Treasurer
                   Robert S. Lynch

                          *
     -------------------------------------------             Director/Executive Vice President
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------                          Director
                    James N. Lane

                          *
     -------------------------------------------                          Director
               William F. Dawson, Jr.

By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.



                                                       COMPASSLEARNING, INC.,

                                                       By:  /s/ MARTIN E. KENNEY, JR.
                                                            -----------------------------------------
                                                            Name: Martin E. Kenney, Jr.
                                                            Title:  CHIEF EXECUTIVE OFFICER



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------         Director/Chief Executive Officer/President
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------          Chief Financial Officer/Chief Accounting
                  Joyce F. Russell                                         Officer

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                          Chairman
                  D. Ronald Daniel

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                     Director/Treasurer
                   Robert S. Lynch

                          *
     -------------------------------------------                          Director
                    James N. Lane

                          *
     -------------------------------------------                          Director
               William F. Dawson, Jr.


By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.



                                                       LIFETIME LEARNING SYSTEMS, INC.,

                                                       By:  /s/ PETER E. BERGEN
                                                            -----------------------------------------
                                                            Name: Peter E. Bergen
                                                            Title:  CHIEF EXECUTIVE OFFICER



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------                  Chief Executive Officer
                   Peter E. Bergen

                          *
     -------------------------------------------          Chief Financial Officer/Chief Accounting
                   Lester Rackoff                                          Officer

                          *
     -------------------------------------------                          Chairman
                  D. Ronald Daniel

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                     Director/Treasurer
                   Robert S. Lynch

                          *
     -------------------------------------------                          Director
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------                          Director
                    James N. Lane

                          *
     -------------------------------------------                          Director
               William F. Dawson, Jr.


By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.


                                                       AMERICAN GUIDANCE SERVICE, INC.,

                                                       By:  /s/ LARRY RUTKOWSKI
                                                            -----------------------------------------
                                                            Name: Larry Rutkowski
                                                            Title:  PRESIDENT


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------             President/Chief Executive Officer
                   Larry Rutkowski

                          *
     -------------------------------------------          Chief Financial Officer/Chief Accounting
                   Gerald G. Adams                                         Officer

                          *
     -------------------------------------------                          Chairman
                  D. Ronald Daniel

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                     Director/Treasurer
                   Robert S. Lynch

                          *
     -------------------------------------------                          Director
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------                          Director
                    James N. Lane

                          *
     -------------------------------------------                          Director
               William F. Dawson, Jr.

By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.


                                                       AGS INTERNATIONAL SALES, INC.,

                                                       By:  /s/ LARRY RUTKOWSKI
                                                            -----------------------------------------
                                                            Name: Larry Rutkowski
                                                            Title:  PRESIDENT


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------             President/Chief Executive Officer
                   Larry Rutkowski

                          *
     -------------------------------------------          Chief Financial Officer/Chief Accounting
                   Gerald G. Adams                                         Officer

                          *
     -------------------------------------------                          Chairman
                  D. Ronald Daniel

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                     Director/Treasurer
                   Robert S. Lynch

                          *
     -------------------------------------------                          Director
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------                          Director
                    James N. Lane

                          *
     -------------------------------------------                          Director
               William F. Dawson, Jr.

By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.


                                                       WORLD ALMANAC EDUCATION GROUP, INC.,

                                                       By:  /s/ ALFRED DE SETA
                                                            -----------------------------------------
                                                            Name: Alfred De Seta
                                                            Title:  PRESIDENT


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------           President/Principal Executive Officer
                   Alfred De Seta

                          *
     -------------------------------------------          Chief Financial Officer/Chief Accounting
                  Janice P. Bailey                                         Officer

                          *
     -------------------------------------------                          Director
                  D. Ronald Daniel

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                     Director/Treasurer
                   Robert S. Lynch

                          *
     -------------------------------------------                          Director
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------                          Director
                    James N. Lane

                          *
     -------------------------------------------                          Director
               William F. Dawson, Jr.


By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.


                                                       FUNK & WAGNALLS YEARBOOK CORP.,

                                                       By:  /s/ ALFRED DE SETA
                                                            -----------------------------------------
                                                            Name: Alfred De Seta
                                                            Title:  PRESIDENT


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------           President/Principal Executive Officer
                   Alfred De Seta

                          *
     -------------------------------------------          Chief Financial Officer/Chief Accounting
                  Janice P. Bailey                                         Officer

                          *
     -------------------------------------------                          Chairman
                  D. Ronald Daniel

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                     Director/Treasurer
                   Robert S. Lynch

                          *
     -------------------------------------------             Director/Executive Vice President
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------                          Director
                    James N. Lane

                          *
     -------------------------------------------                          Director
               William F. Dawson, Jr.


By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THIS 26TH DAY OF MAY, 2000.


                                                       GARETH STEVENS, INC.,

                                                       By:  /s/ ALFRED DE SETA
                                                            -----------------------------------------
                                                            Name: Alfred De Seta
                                                            Title:  PRESIDENT


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 26TH DAY OF MAY, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------           President/Principal Executive Officer
                   Alfred De Seta

                          *
     -------------------------------------------          Chief Financial Officer/Chief Accounting
                  Janice P. Bailey                                         Officer

                          *
     -------------------------------------------                          Director
                 Timothy C. Collins

                          *
     -------------------------------------------                     Director/Secretary
                  Charles L. Laurey

                          *
     -------------------------------------------                     Director/Treasurer
                   Robert S. Lynch

                          *
     -------------------------------------------                          Director
                Martin E. Kenney, Jr.

                          *
     -------------------------------------------                          Director
                    James N. Lane


By:   /s/ CHARLES L. LAUREY
      --------------------------------------
      Charles L. Laurey
      ATTORNEY-IN-FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To WRC Media Inc. and Subsidiaries:

    We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of WRC Media and Subsidiaries included in this Form 10-K as of December 31, 1999 and for the period from May 14, 1999 to December 31, 1999 and have issued our report thereon dated March 20, 2000. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying schedule is the responsibility of WRC Media's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 20, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weekly Reader and Subsidiaries:

    We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Weekly Reader and Subsidiaries included in this Form 10-K as of December 31, 1999 and for the year then ended and have issued our report thereon dated March 20, 2000. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying schedule is the responsibility of Weekly Readers' management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 20, 2000

                                     S-2(a)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
PRIMEDIA Inc.
New York, New York

    We have audited the consolidated financial statements of Weekly Reader Corporation and subsidiaries ("Weekly Reader"), a wholly-owned subsidiary of PRIMEDIA Inc., as of December 31, 1998, and for each of the two years in the period ended December 31, 1998, and have issued our report thereon dated
August 30, 1999 (November 17, 1999 as to Note 1) (included elsewhere in this Registration Statement). Our audits also included the 1997 and 1998 financial statement schedules of Weekly Reader included on page S-7 of this Registration Statement. These financial statement schedules are the responsibility of Weekly Reader's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

New York, New York
August 30, 1999

                                     S-2(b)

                                                                      SCHEDULE I


                        WRC MEDIA INC. (PARENT COMPANY)
                            CONDENSED BALANCE SHEETS
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)



                                ASSETS

CASH AND CASH EQUIVALENTS...................................  $  1,276
GOODWILL, net...............................................   379,927
DEFERRED FINANCING COSTS, net...............................     7,843
INVESTMENTS IN SUBSIDIARIES.................................    76,016
                                                              --------
      Total assets..........................................  $465,062
                                                              ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Due to subsidiaries.......................................  $    598
  Accrued interest..........................................     2,458
  Current portion of long-term debt.........................     2,939
  Other.....................................................       799
                                                              --------
      Total current liabilities.............................     6,794

DUE TO RELATED PARTY........................................       786

LONG-TERM DEBT..............................................   273,617

DUE TO SUBSIDIARIES.........................................    11,751
                                                              --------
      Total liabilities.....................................   292,948
                                                              --------
15% SERIES B PREFERRED STOCK SUBJECT TO REDEMPTION,
  including
  accrued dividends and warrants............................    64,767
COMMON STOCK SUBJECT TO REDEMPTION..........................     1,265
                                                              --------
STOCKHOLDERS' EQUITY:
  Common stock, ($.01 par value, 20,000,000 shares
    authorized; 6,855,853 outstanding)......................        69
  Additional paid-in capital................................   126,075
  Accumulated deficit.......................................   (20,062)
      Total stockholders' equity............................   106,082
                                                              --------
      Total liabilities and stockholders' equity............  $465,062
                                                              ========

                        WRC MEDIA INC. (PARENT COMPANY)
                       CONDENSED STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999
                                 (IN THOUSANDS)


SALES, net...................................                    $      --
OPERATING COSTS AND EXPENSES:
  General and administrative.................                         (975)
  Depreciation and amortization..............                         (692)
                                                                 ---------
      Loss from operations...................                       (1,667)

INTEREST EXPENSE, INCLUDING AMORTIZATION OF
  DEFERRED FINANCING COSTS                                          (5,116)

  DIVIDENDS..................................                       (1,406)
  ACCRETION OF PREFERRED STOCK WARRANTS......                         (112)
                                                                 ---------
      Net loss...............................                    $  (8,301)
                                                                 =========

                        WRC MEDIA INC. (PARENT COMPANY)
                       CONDENSED STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999
                                 (IN THOUSANDS)


CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
  Net loss...................................                    $  (8,301)
  Adjustments to reconcile net loss to net
    cash provided by operating activities-...
    Depreciation and amortization............                          951
    Changes in assets and liabilities, net
      assets acquired-.......................
      Increase in due to subsidiaries........                       12,349
      Increase in accrued interest...........                        2,458
      Increase in other accrued..............                          799
      Increase in due to related party.......                          786
                                                                 ---------
        Net cash provided by operating
          activities.........................                       17,343
                                                                 ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Payments for acquisitions of businesses....                     (408,121)
  Investments in subsidiaries................                      (76,016)
                                                                 ---------
        Net cash used in investing
          activities.........................                     (484,137)
                                                                 ---------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Net proceeds from long-term debt, net of
    repayments...............................                      276,556
  Proceeds from sale of preferred stock,
    including accrued dividends..............                       64,767
  Proceeds from issuance of common stock.....                      126,146
  Debt issuance costs........................                       (7,843)
                                                                 ---------
        Net cash provided by financing
          activities.........................                      476,371
        Increase in cash and cash
          equivalents........................                        1,276
CASH AND CASH EQUIVALENTS, beginning of
  period.....................................                           --
                                                                 ---------
CASH AND CASH EQUIVALENTS, end of period.....                    $   1,276
                                                                 =========

SCHEDULE II(A)-WRC MEDIA

-------------------------------------------------  ------------   --------   ---------   --------------
                                                     OPENING                             ENDING BALANCE
                                                     BALANCE                              DECEMBER 31,
                                                   MAY 14, 1999   EXPENSE    WRITEOFFS        1999
                                                   ------------   --------   ---------   --------------
Allowance for Doubtful Accounts..................      2,342        447          (483)        2,306

Sales Returns and Allowances.....................      4,287        716        (1,429)        3,574

SCHEDULE II(B)-WEEKLY READER


--------------------------------------------  ---------------     --------   ---------   --------------
                                              OPENING BALANCE                            ENDING BALANCE
ALLOWANCE FOR DOUBTFUL ACCOUNTS                 JANUARY 1,        EXPENSE    WRITEOFFS    DECEMBER 31,
--------------------------------------------  ---------------     --------   ---------   --------------
1999........................................      $1,737            $942      $  (886)       $1,793
1998........................................      $1,499            $867      $  (629)       $1,737
1997........................................      $1,709            $897      $(1,107)       $1,499



--------------------------------------------  ---------------     --------   ---------   --------------
                                              OPENING BALANCE                            ENDING BALANCE
SALES RETURNS AND ALLOWANCES                    JANUARY 1,        EXPENSE    WRITEOFFS    DECEMBER 31,
--------------------------------------------  ---------------     --------   ---------   --------------
1999........................................      $3,259           $5,937     $(5,622)       $3,574
1998........................................      $3,320           $4,955     $(5,016)       $3,259
1997........................................      $7,046           $5,876     $(9,602)       $3,320

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
        1.1             Purchase Agreement dated November 10, 1999 among WRC Media
                        Inc., Weekly Reader Corporation and CompassLearning, Inc.
        2.1             Redemption, Stock Purchase and Recapitalization Agreement
                        dated August 13, 1999 among WRC Media Inc. and Primedia Inc.
        3.1             Articles of Incorporation of WRC Media Inc.
        3.2             Bylaws of WRC Media Inc.
        3.3             Articles of Incorporation of Weekly Reader Corporation
        3.4             Bylaws of Weekly Reader Corporation
        3.5             Articles of Incorporation of CompassLearning, Inc.
        3.6             Bylaws of CompassLearning, Inc.
        3.7             Articles of Incorporation of Lifetime Learning Systems, Inc.
        3.8             Bylaws of Lifetime Learning Systems, Inc.
        3.9             Articles of Incorporation of American Guidance Service, Inc.
        3.10            Bylaws of American Guidance Service, Inc.
        3.11            Articles of Incorporation of AGS International Sales, Inc.
        3.12            Bylaws of AGS International Sales, Inc.
        3.13            Articles of Incorporation of World Almanac Education Group,
                        Inc.
        3.14            Bylaws of World Almanac Education Group, Inc.
        3.15            Articles of Incorporation of Funk & Wagnalls Yearbook Corp.
        3.16            Bylaws of Funk & Wagnalls Yearbook Corp.
        3.17            Articles of Incorporation of Gareth Stevens, Inc.
        3.18            Bylaws of Gareth Stevens, Inc.
        4.1             Indenture dated November 17, among WRC Media Inc., Weekly
                        Reader Corporation, CompassLearning, Inc. and Bankers Trust
                        Company
        4.2             Registration Rights Agreement dated November 17, 1999 among
                        WRC Media Inc., Weekly Reader Corporation, CompassLearning,
                        Inc., Primedia Reference Inc., Funk & Wagnalls Yearbook
                        Corp., Lifetime Learning Systems, Inc., Gareth Stevens,
                        Inc., American Guidance Service, Inc. and AGS International
                        Sales, Inc.
        4.3*            Amended Certificate of Designations, Preferences and Rights
                        of 15% Senior Preferred Stock due 2011 and 15% Series B
                        Senior Preferred Stock due 2001 of WRC Media Inc.
        4.4             WRC Media Inc. Preferred Stockholders Agreement dated
                        November 17, 1999 between WRC Media Inc., Weekly Reader
                        Corporation and CompassLearning, Inc. and the preferred
                        shareholders listed on the signature pages thereto
        4.5             Form of Note
        4.6             Certificate of Preferred Stock
        5.1*            Opinion of Cravath, Swaine & Moore regarding the legality of the new notes and the new senior preferred stock
        5.2*            Opinion of Leonard, Street and Deinard Professional
                        Association regarding certain Minnesota legal matters.
        5.3*            Opinion of Foley & Lardner regarding certain Wisconsin legal matters.
       10.1             Note Agreement, dated as of July 13, 1999, among
                        CompassLearning, Inc. (as successor by merger to EAC I
                        Inc.), The Northwestern Mutual Life Insurance Company and
                        SGC Partners II L.L.C.
       10.2             Stock Purchase Agreement, dated July 13, 1999, among
                        Software Systems Corp., Sylvan Learning Systems, Inc.,
                        Pyramid Ventures, Inc., GE Capital Equity Investments, Inc.
                        and CompassLearning, Inc. (as successor by merger to EAC I
                        Inc.)
       10.3             Credit Agreement dated November 17, 1999 among Weekly Reader
                        Corporation, CompassLearning, Inc., WRC Media Inc., DLJ
                        Capital Funding, Inc., Bank of America, N.A. and General
                        Electric Capital Corporation

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
       10.4             Security and Pledge Agreement dated November 17, 1999 among
                        Weekly Reader Corporation, CompassLearning, Inc., WRC Media
                        Inc., Primedia Reference Inc., American Guidance Service
                        Inc., Lifetime Learning Systems, Inc., AGS International
                        Sales, Inc., Funk & Wagnalls Yearbook Corp. and Gareth
                        Stevens, Inc.
       10.5             Subsidiary Guaranty dated November 17, 1999 among Primedia
                        Reference Inc., American Guidance Service Inc., Lifetime
                        Learning Systems, Inc., AGS International Sales, Inc., Funk
                        & Wagnalls Yearbook Corp. and Gareth Stevens, Inc.
       10.6             Stockholders Agreement dated November 17, 1999 among Weekly
                        Reader Corporation, CompassLearning, Inc., WRC Media Inc.,
                        EAC III L.L.C., Donaldson, Lufkin & Jenrette and Banc of
                        America Securities
       10.7             Shareholders Agreement dated as of November 17, 1999 among
                        WRC Media, Weekly Reader Corporation and PRIMEDIA, Inc.
       10.8             Employment Agreement dated as of the 17th day of November,
                        1999 among WRC Media Inc., EAC III L.L.C., CompassLearning,
                        Inc. and Martin E. Kenney, Jr.
       10.9             Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Terry Bromberg
       10.10            Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Peter Bergen
       10.11            Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Robert Jackson
       10.12            Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Kenneth Slivken
       10.13            Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Sandy Maccarone
       10.14            Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Thaddeus Kozlowski
       10.15            Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Eric Ecker
       10.16            Employment Agreement dated as of the 17th day of November,
                        1999 among Weekly Reader Corporation and Lester Rackoff
       10.17            Employment Agreement dated as of the 14th day of July, 1999 among CompassLearning, Inc. and Therese K. Crane
       10.18            Employment Agreement dated as of the 14th day of July, 1999 among CompassLearning, Inc. and Joyce F. Russell
       10.19            Employment Agreement dated as of the 17th day of November,
                        1999 among American Guidance Service Inc. and Larry
                        Rutkowski
       10.20            Employment Agreement dated as of the 17th day of November,
                        1999 among American Guidance Service, Inc. and Gerald Adams
       10.21            Employment Agreement dated as of the 17th day of November,
                        1999 among Primedia Reference Inc. and Al De Seta
       10.22            Employment Agreement dated as of the 17th day of November,
                        1999 among Primedia Reference Inc. and Janice P. Bailey
       10.23            Employment Agreement dated as of the 14th day of July, 1999 among CompassLearning, Inc. and Nancy Lockwood
       10.24            Transitional Services Agreement dated as of November 17,
                        1999, among Primedia Inc., WRC Media Inc. and Weekly Reader
                        Corporation
       10.25            Shareholder Agreement dated as of the 17th day of November,
                        1999 among EAC III L.L.C., Therese K. Crane and WRC Media
                        Inc.
       10.26            Shareholder Agreement dated as of the 17th day of November,
                        1999 among EAC III L.L.C., Peter Bergen, Larry Rutkowski, Al
                        De Seta, Robert Jackson, Kenneth Slivken and WRC Media Inc.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
       10.26.1*         Shareholder Agreement dated as of January 1, 2000 among EAC
                        III L.L.C., Lester Rackoff, Sandy Maccarone, Ted Kozlowski,
                        Eric Ecker, Terry Bromberg, Gerald Adams, Linda Hein, Janice
                        Bailey, David Press, Cindy Buckosh, Robert Famighetti, Ken
                        Park and WRC Media Inc.
       10.27            Shareholder Agreement dated as of the 17th day of November,
                        1999 among EAC III L.L.C., Martin Kenney and WRC Media Inc.
       10.28            Preferred Stock and Warrants Subscription Agreement dated
                        November 17 between WRC Media Inc., Weekly Reader
                        Corporation, CompassLearning, Inc. and the other signatories thereto
       10.29            Management Agreement dated as of November 17, 1999 among
                        Ripplewood Holdings L.L.C. and CompassLearning, Inc.
       10.30            Management Agreement dated as of November 17, 1999 among
                        Ripplewood Holdings L.L.C. and Weekly Reader Corporation
      12*               Cash Interest Expense Calculation
       12.1*            Statement Regarding Ratios of Earnings to Fixed Charges
                        Computations
       21.1             List of Subsidiaries of the Registrants
       23.1*            Consent of Arthur Andersen LLP
       23.2*            Consent of Deloitte & Touche LLP
       23.3*            Consent of PricewaterhouseCoopers LLP
       23.4             Consent of Cravath, Swaine & Moore (included in its opinion filed as Exhibit 5.1)
       23.5             Consent of Simba Information Inc.
       25.1             Statement of Eligibility of Bankers Trust Corporation under the Trust Indenture Act of 1939, as amended, on Form T-1.
       27.1*            Financial Data Schedule--WRC Media & its subsidiaries
       27.2*            Financial Data Schedule--Weekly Reader Corporation &
                        subsidiaries
       27.3*            Financial Data Schedule--CompassLearning Inc.
       99.1             Letter of Transmittal for Tender of 15% Senior Preferred
                        Stock Due 2011 of WRC Media Inc.
       99.2             Letter of Transmittal for Tender of 12 3/4% Senior
                        Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader
                        Corporation, and CompassLearning, Inc.
       99.3             Notice of Guaranteed Delivery for Tender of 12 3/4% Senior
                        Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader
                        Corporation, and CompassLearning, Inc.
       99.4             Notice of Guaranteed Delivery for Tender of 15% Senior
                        Preferred Stock Due 2011 of WRC Media Inc.
       99.5             Notice of Withdrawal of Tender of 12 3/4% Senior
                        Subordinated Notes Due 2009 of WRC Media Inc., Weekly Reader
                        Corporation, and CompassLearning, Inc.
       99.6             Notice of Withdrawal of Tender of 15% Senior Preferred Stock
                        Due 2011 of WRC Media Inc.
       99.7             Form of Letter to Securities Dealers, Commercial Banks,
                        Trust Companies and other Nominees for Tender of all
                        Outstanding 12 3/4% Senior Subordinated Notes Due 2009 of
                        WRC Media Inc., Weekly Reader Corporation and
                        CompassLearning, Inc.
       99.8             Form of Letter to Securities Dealers, Commercial Banks,
                        Trust Companies and other Nominees for Tender of all
                        Outstanding 15% Senior Preferred Stock Due 2011 of WRC Media
                        Inc.
       99.9             Form of Letter to Clients for 12 3/4% Senior Subordinated
                        Notes Due 2009 of WRC Media Inc.
       99.10            Form of Letter to Clients for 15% Senior Preferred Stock Due
                        2011 of WRC Media Inc.
       99.11            Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form 99


------------------------

*   Filed herewith.